Filed Pursuant to Rule 424(b)(3)
File No. 333-209935

PROSPECTUS

(Proposed Holding Company for Randolph Savings Bank)

Up to 4,945,000 Shares of Common Stock

(Subject to Increase to up to 5,686,750 Shares)

Randolph Bancorp, Inc., a newly formed Massachusetts corporation, is offering shares of common stock for sale in connection with the conversion of Randolph Bancorp, a Massachusetts mutual holding company, from the mutual to the stock form of organization. We expect that our common stock will be listed on the NASDAQ Global Market under the symbol “RNDB.” There is currently no public market for the shares of our common stock. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

We are offering up to 4,945,000 shares of common stock for sale on a best efforts basis. We may sell up to 5,686,750 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 3,655,000 shares in order to complete the offering. In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and contribute to it cash and shares of our common stock so that the aggregate contribution will equal 4% of the gross proceeds of the offering.

We are offering shares of common stock in a subscription offering. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering. Any shares of common stock not purchased in the subscription or community offerings may be sold in a syndicated community offering or a firm commitment underwritten public offering to be managed by Keefe, Bruyette & Woods, Inc., a Stifel Company. Keefe, Bruyette & Woods will use its best efforts to assist us in our selling efforts, but is not required to purchase any shares of the common stock that are being offered for sale in such offerings.

The minimum order is 25 shares. Stock orders must be received by 2:00 p.m., Eastern time, on June 15, 2016. We may extend this expiration date without notice to you until July 29, 2016, unless we receive regulatory approval to extend the offering to a later date, which may not be beyond January 26, 2018. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond July 29, 2016, or the number of shares of common stock to be sold is increased to more than 5,686,750 shares or decreased to fewer than 3,655,000 shares. If the offering is extended past July 29, 2016, or the number of shares of common stock to be sold is increased to more than 5,686,750 shares or decreased to fewer than 3,655,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders within a specified period of time. If we do not receive a response during that period, we will promptly return the funds with interest or cancel the deposit account authorization. Funds received during the offering will be held in a segregated account at Randolph Savings Bank and will earn interest at our statement savings rate, which is currently 0.10% per annum.

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 291,000 shares of our common stock.

This investment involves a high degree of risk, including the possible loss of your investment. Please read the section of this prospectus entitled “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,655,000	4,300,000	4,945,000	5,686,750
Gross offering proceeds	$36,550,000	$43,000,000	$49,450,000	$56,867,500
Estimated offering expenses (excluding selling agent commissions)	$1,312,100	$1,312,100	$1,312,100	$1,312,100
Selling agent commissions(1)	$306,224	$365,399	$424,574	$492,625
Estimated net proceeds	$34,931,676	$41,322,501	$47,713,326	$55,062,775
Estimated net proceeds per share	$9.56	$9.61	$9.65	$9.68

(1)	The amounts shown assume that all shares are sold in the subscription and community offerings, and that we pay Keefe, Bruyette & Woods a selling agent fee equal to 1.00% of the aggregate purchase price of shares sold (net of insider purchases and shares purchased by our employee stock ownership plan). If shares are sold in a syndicated community offering or firm commitment underwritten offering, we will pay Keefe, Bruyette & Woods fees that will not exceed 6.00% of the aggregate purchase price of shares sold in such offering. If all shares are sold in a syndicated community offering or firm commitment underwritten offering (net of insider purchases and shares purchased by our employee stock ownership plan), the estimated selling agent commissions and expenses would be $1.8 million, $2.2 million, $2.6 million and $3.0 million at the minimum, midpoint, maximum and adjusted maximum of the offering range. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Keefe, Bruyette & Woods and other FINRA member firms in a syndicated community offering or firm commitment underwritten offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at 1-877-821-5783.

The date of this prospectus is May 13, 2016.

RANDOLPH SAVINGS BANK

Massachusetts
ESSEX
Andover
Leominster
WORCESTER
MIDDLESEX
Boston
SUFFOLK
Braintree
Randolph
Millbury
Milford
NORFOLK
Stoughton
Holbrook
PLYMOUTH
North Attleboro
Plymouth
BRISTOL
BARNSTABLE
Westport
MASSACHUSETTS
495
95
3
93
190
290
90
395
195
6

Randolph Savings Bank

★ **Main Office**
129 North Main Street
Randolph, MA

1 **Cobb Corner Office**
87 Sharon Street
Stoughton, MA

2 **Holbrook Office**
50 South Franklin Street
Holbrook, MA

3 **North Randolph Office**
1125 North Main Street
Randolph, MA

4 **Stoughton Office**
15 Pleasant Street
Stoughton, MA

5 **Lending Center, Emerald Square Mall**
999 S. Washington Street
North Attleboro, MA

6 **Lending Center and Corporate Headquarters**
10 Cabot Place
Stoughton, MA

First Eastern Bankshares Corporation

■ **First Federal Savings Bank**
19 School Street
Boston, MA

First Eastern Mortgage Offices

■ **Andover Office Operations Center**
100 Brickstone Square
Andover, MA

■ **Braintree Office**
150 Wood Road
Braintree, MA

■ **Leominster Office**
20 Main Street
Leominster, MA

■ **Milford Office**
130 Cedar Street
Milford, MA

■ **Millbury Office**
110 Elm Street
Millbury, MA

■ **Westport Office**
875 State Road
Westport, MA

■ **Plymouth Office**
225 Water Street
Plymouth, MA

■ **Bedford Office** *(not shown)*
167 South River Road
Bedford, NH

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information before making an investment decision, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements, and the section of this prospectus entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Randolph Bancorp, Randolph Bancorp, Inc. and Randolph Savings Bank unless the context indicates another meaning. In addition, we sometimes refer to Randolph Bancorp as “Randolph Bancorp (MHC),” Randolph Bancorp, Inc. as “Randolph Bancorp,” Randolph Savings Bank as the “Bank,” First Eastern Bankshares Corporation as “First Eastern” and First Federal Savings Bank of Boston as “First Federal.”

The Companies

Randolph Bancorp, Inc. Randolph Bancorp, Inc. is a newly formed Massachusetts corporation and wholly-owned subsidiary of Randolph Bancorp (MHC) that will own all of the outstanding shares of common stock of Randolph Savings Bank upon completion of the mutual-to-stock conversion of Randolph Bancorp (MHC) and the offering. Randolph Bancorp, Inc. has not engaged in any business to date.

We have entered into an Agreement and Plan of Merger, as amended, with First Eastern Bankshares Corporation and Richard F. Kalagher, the sole shareholder of First Eastern (the “merger agreement”) pursuant to which Randolph Bancorp will acquire First Eastern Bankshares Corporation, a Massachusetts corporation and sole shareholder of First Federal Savings Bank of Boston, a federal savings association headquartered in Boston, Massachusetts. As part of the acquisition, First Federal Savings Bank of Boston will merge with and into Randolph Savings Bank with Randolph Savings Bank as the surviving entity. See “Acquisition of First Eastern Bankshares Corporation.”

The executive and administrative office of Randolph Bancorp, Inc. is located at 10 Cabot Place, Stoughton, Massachusetts 02072. Our telephone number at this address is (781) 963-2100.

Randolph Bancorp. Randolph Bancorp is a Massachusetts-chartered mutual holding company that currently is the parent holding company of Randolph Savings Bank.

At December 31, 2015, Randolph Bancorp had consolidated assets of $383.2 million, net loans of $285.2 million, deposits of $309.2 million and total equity of $32.5 million. During the years ended December 31, 2015 and 2014, Randolph Bancorp incurred a net loss of $754,000 and $2.2 million, respectively. Randolph Bancorp will convert to stock form and become Randolph Bancorp, Inc. in connection with the conversion.

Randolph Savings Bank. Randolph Savings Bank is a Massachusetts-chartered savings bank headquartered in Stoughton, Massachusetts with its main office in Randolph, Massachusetts. We were organized in 1851 and reorganized into the mutual holding company structure in 2002. Randolph Savings Bank is currently the wholly-owned subsidiary of Randolph Bancorp, a Massachusetts mutual holding company. We provide financial services to individuals, families and small to mid-size businesses through our five full-service branch offices located in Norfolk County, Massachusetts and two lending offices located in each of Bristol County and Norfolk County, Massachusetts. Our primary deposit-taking market is Norfolk County, Massachusetts and our primary lending market is more broadly based in Bristol, Essex, Middlesex, Norfolk, Plymouth and Suffolk counties in Massachusetts and Kent, Newport, Providence and Washington counties in Rhode Island. As of December 31, 2015, Randolph Savings Bank was considered “well capitalized” for regulatory purposes.

Randolph Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, home equity loans and lines of credit, commercial and industrial loans, construction loans, consumer loans and investment securities. We offer a full range of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and IRAs.

As part of the conversion, we intend to establish and fund a new charitable foundation, The Randolph Savings Bank Charitable Foundation, to further charitable activities within our current and future market area.

Randolph Savings Bank’s main banking office is located at 10 Cabot Place, Stoughton, Massachusetts 02072. Our telephone number at this address is (781) 963-2100. Our website address is www.randolphsavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Acquisition of First Eastern Bankshares Corporation

After the conversion and offering, subject to receipt of all required regulatory approvals, Randolph Bancorp, Inc. and Randolph Savings Bank intend to acquire First Eastern Bankshares Corporation and its wholly-owned subsidiary, First Federal Savings Bank of Boston, by merging First Eastern Bankshares Corporation with and into Randolph Bancorp, Inc. and First Federal Savings Bank of Boston with and into Randolph Savings Bank. Approximately $14.0 million of offering proceeds will be used to fund the merger.

First Eastern Bankshares Corporation is a savings and loan holding company and the holding company for First Federal Savings Bank of Boston, a federal savings association headquartered in Boston, Massachusetts. First Eastern’s principal asset is 100% of the outstanding capital stock of First Federal, its sole banking subsidiary and only direct subsidiary. First Federal’s primary business is the origination and sale of residential mortgage loans in the secondary market and offering a variety of insured deposit accounts and using such deposits as well as borrowings to originate loans, primary residential mortgage loans, to its customers. At December 31, 2015, First Eastern Bankshares Corporation had total assets of approximately $66.1 million, net loans of $33.4 million, total deposits of $34.8 million and total stockholder’s equity of $14.1 million.

We expect the merger to allow us to significantly grow our mortgage business while also adding depth to our team of mortgage professionals. The merger will also expand our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and one loan production office in New Hampshire.

Pursuant to the merger agreement, we have entered into an agreement with Peter J. Fraser, President and Chief Operating Officer of First Federal Savings Bank of Boston, to become a Senior Vice President at Randolph Savings Bank and President of Randolph Savings Bank’s First Eastern Mortgage Division effective upon completion of the merger. In addition, we have also entered into agreements with Chris A. Kreidermacher and Kellie J. Lally, Executive Vice-President/Chief Financial Officer and Vice-President/Internal Auditor of First Federal Savings Bank of Boston, respectively, to occupy officer level positions at Randolph Savings Bank effective upon the completion of the merger. See “Executive and Director Compensation.”

If, for any reason, the acquisition of First Eastern Bankshares Corporation cannot be completed, our board of directors intends to proceed with the conversion. If for any reason the conversion cannot be completed, we will not proceed with the acquisition of First Eastern Bankshares Corporation.

Our Organizational Structure

Randolph Bancorp (MHC) currently owns 100% of the outstanding shares of common stock of Randolph Savings Bank. As a mutual holding company, Randolph Bancorp (MHC) has no shareholders.

Pursuant to the terms of Randolph Bancorp (MHC)’s plan of conversion:

•	Randolph Bancorp (MHC) will form Randolph Bancorp, Inc. as a wholly-owned subsidiary.

•	Randolph Bancorp (MHC) will contribute all of the outstanding stock of Randolph Savings Bank to Randolph Bancorp, Inc.

•	Randolph Bancorp (MHC) will merge with and into Randolph Bancorp, Inc. with Randolph Bancorp, Inc. surviving. All shares of Randolph Bancorp, Inc. common stock held by Randolph Bancorp (MHC) will be canceled, and the liquidation interests in Randolph Bancorp (MHC) will be exchanged for interest in a liquidation account established by Randolph Bancorp, Inc. for the benefit of the eligible account holders and supplemental eligible account holders.

Upon completion of the conversion and offering, Randolph Savings Bank will be a wholly-owned subsidiary of Randolph Bancorp, Inc.

The board of corporators of Randolph Bancorp (MHC) currently has the right to vote on certain matters such as the election of trustees and the conversion. At a special meeting, the corporators voted to approve the plan of conversion and the establishment and funding of the new charitable foundation.

The following diagram depicts our corporate structure prior to the conversion and offering:

The following diagram depicts our corporate structure after the conversion and offering are completed:

Business Strategy

Our business strategy includes the following key elements:

Leveraging Our Infrastructure. In 2013, the board of directors of Randolph Savings Bank began the process of transforming the Bank into a full service community bank. James P. McDonough was hired as our new President and Chief Executive Officer in May 2013. Mr. McDonough and the board of directors hired a new management team, adding officers who, collectively, have well over 100 years of experience in areas such as retail banking and operations, marketing, commercial real estate and commercial and industrial lending and underwriting, finance, human resources and information technology. Since 2013, five other executive officers have been hired, including our Senior Vice President, Retail Banking and Corporate Marketing; Senior Vice President, Senior Commercial Loan Officer; Senior Vice President, Human Resources; Vice President and Chief Information Officer; Executive Vice President and Chief Financial Officer. In addition, our Senior Vice President, Residential Lending and Senior Vice President, Finance and Risk Management have been promoted from previous positions within the organization. We also added two new directors with extensive experience in the banking industry, specifically commercial lending and credit, and on public company boards of directors. We believe that our new management team has positioned us well for future growth and diversification of our products and services.

With the new management team in place, in 2014, the board of directors adopted a new strategic plan focused on investing in our people, our facilities and our systems and technology to lay the foundation for future growth and profitability. After a comprehensive review of alternative strategic initiatives, the board of directors determined that the Bank should focus on building our core competencies and historical strengths to deliver enhanced products and services which are of greatest relevance to customers in it markets. We have reformed our credit process and begun the process of updating our branch network and modernizing our technology platform to improve the customer experience. We believe that the additional capital from the offering will allow us to complete these upgrades and leverage our improved infrastructure to foster increased growth and profitability.

Further Expand Mortgage Banking. We plan to continue to grow our one-to four-family residential lending and mortgage banking operations. In 2015 and 2014, as part of our strategy to focus a greater proportion of our interest-earning assets on loans, we grew our residential mortgage loans (first mortgages and home equity loans and lines of credit) by $22.2 million and $35.5 million, respectively. In addition, we increased our originations of one-to four-family residential mortgage loans for sale in the secondary mortgage market by $43.2 million over 2014 levels to $105.8 million in 2015, including a 37% increase in purchase money mortgage originations. We intend to continue to grow our mortgage banking business by hiring in 2016 an additional residential loan officer, as well as additional support staff in this area. In addition, we have entered into the merger agreement to acquire First Eastern Bankshares Corporation and its wholly-owned subsidiary, First Federal Savings Bank of Boston. We expect the merger to allow us to significantly grow our mortgage business while also adding depth to our team of mortgage professionals. In 2015, First Federal Savings Bank of Boston originated $422.3 million in one-to four-family residential mortgage loans. The merger will also expand our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and one loan production office in New Hampshire. See “Acquisition of First Eastern Bankshares Corporation” below for a description of the merger.

Emphasize Commercial Lending. We plan to emphasize and grow our commercial real estate, construction, and commercial and industrial lending platforms and loan portfolios. As part of our 2014 strategic plan, we added personnel who are experienced in originating and servicing commercial real estate loans. In 2015, we began to focus on significantly increasing our commercial real estate and commercial and industrial lending, consistent with the safe and sound underwriting practices that our new management team has established. Our commercial real estate and construction loans increased $12.1 million, or 17.2%, during 2015 and $8.6 million, or 13.8%, in 2014. As we continue to grow our commercial real estate loan portfolio, we intend to emphasize growth in commercial and industrial lending. We have hired an additional commercial loan officer in 2016, who will focus on growing our commercial and industrial loan portfolio. We view the growth of our commercial real estate loans and commercial and industrial loans as a means of diversifying and increasing our interest income and establishing relationships with local businesses, which offer a recurring and potentially broader source of fee income and deposits than traditional one- to four-family residential real estate lending.

Continuing to Improve Our Asset Quality. We emphasize a disciplined credit culture based on our market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers. Over the last few years, we have hired an experienced credit officer, reformed our credit processes and divested our lower quality commercial real estate loans. As a result of these efforts, total nonperforming assets have decreased from $6.1 million at December 31, 2011 to $2.6 million at December 31, 2015 and nonperforming assets as a percentage of total assets have decreased from 1.60% to 0.67% over the same period. As we seek to further diversify our loan portfolio, we intend to maintain strict, quality-oriented loan underwriting and credit monitoring processes.

Increase Core Funding. We intend to fund our growth and fuel our profitability by attracting and retaining core deposit relationships. Deposits increased $14.7 million, or 5.0%, to $309.2 million at December 31, 2015 from $294.5 million at December 31, 2014. This increase occurred in non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts, which increased $14.0 million, or 6.6%, while term certificate accounts increased $763,000, or 0.9%. We believe that our increased focus on commercial lending, infrastructure improvements and improved delivery channels will help attract lower cost commercial deposits. To better seize this opportunity, we intend to hire a business development officer focused on attracting commercial checking accounts. We also plan to utilize more aggressive certificate of deposit and money market account pricing to attract additional core deposits. We will also invest in retail branch sales and service training, cross selling initiatives with targeted incentive plans that will allow us to broaden customer relationships and improve our core deposit retention.

Improve Our Delivery Channels. In 2014, as part of our strategic plan, we began the process of refreshing all of our branch locations and implementing technology upgrades. A significant investment has been made to improve and increase the channels by which our customers may conduct transactions and business with the Bank. We have made improvements to our online and mobile capabilities for consumer and business banking. These enhancements include the addition of mobile banking and remote deposit capture capabilities. We continue to make targeted investments to improve online account opening and provide users with additional capabilities. The offering proceeds will allow us to complete our planned technology upgrades and to focus on growth. We intend to expand our footprint in order to attract new retail and commercial customers. In this regard, we intend to open our newly constructed Stoughton office in the fourth quarter of 2016 and to add an additional new branch office in contiguous markets in each of 2017 and 2018. Consistent with our focus on improving the customer experience, all new and existing branch locations will be completely technology-enabled. The acquisition of First Eastern will complement our branch strategy by expanding our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and a loan production office in New Hampshire. We believe that our expanded footprint, refreshed locations and upgraded technology platform will significantly improve the experience of our customers, enhance our ability to attract commercial customers, and meet our goals of both increasing the number of households that we serve and the number of core deposit and loan products used by these households.

Growth Through Acquisitions. As conditions permit, we may further expand our branch network through acquisitions of additional branches, banks or financial services companies. We intend to pursue expansion opportunities in areas in or adjacent to our existing market area in locations that maximize growth opportunities or with companies that add complementary products to our existing business. Our pending acquisition of First Eastern is an example of our strategy of being opportunistic to enhance our products and services.

Remain a Community-Oriented Institution. We were organized in 1851 and have been operating continuously in and around Randolph, Massachusetts since that time. We have trained our employees to focus on high quality service in order to maintain and build a loyal customer base. We believe that the establishment and funding of the foundation will further promote our relationships and exposure in our market area through our support of charitable organizations operating in our local community now and in the future.

Reasons for the Conversion

Our primary reasons for the conversion and the offering are to:

•	Support future growth and profitability through, among other things, branch expansion and increased lending;

•	Compete more effectively in the financial services marketplace by diversifying products and services offered to customers;

•	Fund the acquisition of First Eastern Bankshares Corporation;

•	Facilitate future mergers and acquisitions;

•	Make necessary capital investments in facilities and technology;

•	Increase philanthropic endeavors to the communities served by Randolph Savings Bank through the formation and funding of a charitable foundation to support charitable activities within the communities that it serves and will serve in the future;

•	Offer depositors, employees, officers, directors, trustees and corporators an opportunity to purchase an equity ownership interest in Randolph Bancorp, Inc.; and

•	Attract and retain qualified directors, management and employees through stock-based compensation plans.

See “The Conversion; Plan of Distribution” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Conversion and the Offering

We are offering between 3,655,000 and 4,945,000 shares of common stock in a subscription offering to eligible depositors of Randolph Savings Bank, to supplemental eligible depositors of Randolph Savings Bank, to our tax-qualified employee stock ownership plan, and to employees, officers, directors, trustees and corporators of Randolph Savings Bank, Randolph Bancorp, Inc. and Randolph Bancorp (MHC). If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons, and trusts of natural persons, residing in the Massachusetts municipalities of Abington, Attleboro, Avon, Braintree, Brockton, Canton, Easton, Foxboro, Holbrook, Mansfield, Milton, North Attleboro, Norton, Plainville, Quincy, Randolph, Sharon, Stoughton and Weymouth and the Rhode Island municipalities of Central Falls, Cranston, Cumberland, East Greenwich, East Providence, Jamestown, Johnston, Lincoln, Middletown, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Smithfield, Warwick, West Warwick and Woonsocket. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public in a syndicated community offering, or, in a separate firm commitment underwritten public offering. The number of shares of common stock to be sold may be increased to up to 5,686,750 as a result of demand for the shares or changes in market conditions, without resoliciting subscribers. Unless the number of shares of common stock to be offered for sale is increased to more than 5,686,750 or decreased to less than 3,655,000, or the offering is extended beyond July 29, 2016, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past July 29, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be cancelled and we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 5,686,750 shares or decreased to less than 3,655,000 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.10% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering or firm commitment underwritten public offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock being offered for sale in the subscription and community offerings.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Randolph Savings Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2014.

•	Second, to depositors of Randolph Savings Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2015.

•	Third, to Randolph Savings Bank’s tax-qualified employee stock ownership plan, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our employee stock ownership plan to purchase 8.0% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation).

•	Fourth, to employees, officers, directors, trustees and corporators of Randolph Savings Bank and Randolph Bancorp (MHC) who do not have a higher priority to purchase stock.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons, and trusts of natural persons, residing in the Massachusetts municipalities of Abington, Attleboro, Avon, Braintree, Brockton, Canton, Easton, Foxboro, Holbrook, Mansfield, Milton, North Attleboro, Norton, Plainville, Quincy, Randolph, Sharon, Stoughton and Weymouth and the Rhode Island municipalities of Central Falls, Cranston, Cumberland, East Greenwich, East Providence, Jamestown, Johnston, Lincoln, Middletown, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Smithfield, Warwick, West Warwick and Woonsocket. The community offering, if any, may occur concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated community or firm commitment underwritten offering. Keefe, Bruyette & Woods will act as sole book-running manager for the syndicated community offering or firm commitment underwritten offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering, syndicated community or firm commitment underwritten offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. For a detailed description of the offering, including share allocation procedures, please see “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Randolph Bancorp, Inc., assuming the offering and acquisition of First Eastern Bankshares Corporation are completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 12, 2016, the market value of the shares to be issued in the offering (including shares to be contributed to the charitable foundation) ranged from $37.7 million to $51.0 million, with a midpoint of $44.4 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 3,655,000 shares to 4,945,000 shares. If market conditions so warrant, the market value of the shares can be increased to a maximum, as adjusted, market value of $58.7 million and the number of shares offered for sale increased to a maximum, as adjusted, of 5,686,750 shares. The $10.00 per share offering price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC. selected a group of 11 comparable public companies for this analysis.

RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Randolph Bancorp, Inc. with the peer group. RP Financial, LC. advised the board of directors that the valuation conclusion took into consideration that relative to the peer group, a moderate downward adjustment was applied for profitability, growth and viability of earnings, and slight upward adjustments were applied for asset growth and the primary market area. The moderate downward adjustment for profitability, growth and viability of earnings was applied due to Randolph Bancorp’s operating losses for the last three years on a stand-alone basis and modest earnings after factoring in the pro forma impact of the acquisition of First Eastern Bankshares Corporation. Additionally, the historical volatility of revenues from mortgage banking activities versus the traditional community banking activities of the Peer Group was also a factor in the moderate downward adjustment for profitability, growth and viability of earnings. A slight upward adjustment was applied for asset growth as Randolph Bancorp’s recent asset growth has been constrained by its regulatory capital ratio and its ability to expand assets will increase on a post-conversion basis reflecting the increased level of regulatory capital. A slight upward adjustment was applied for Randolph Bancorp’s market area in comparison to the Peer Group reflecting the relatively high income levels of the residents of Randolph Bancorp’s primary markets as well as the favorable unemployment rates in relation to the primary markets of the Peer Group institutions. No adjustment was applied for dividends, liquidity of the shares, marketing of the issue, management, or the effect of government regulation and regulatory reform in comparison to the Peer Group.

The appraisal peer group consists of the companies listed in the table below, all of which are traded on the NASDAQ Stock Market. Asset sizes are as of December 31, 2015.

Financial Institution	Ticker	City	State	Total Assets
				(in millions)
Bay Bancorp, Inc.	BYBK	Columbia	MD	$491
Chicopee Bancorp, Inc.	CBNK	Chicopee	MA	$679
Coastway Bancorp, Inc.	CWAY	Warwick	RI	$528
Georgetown Bancorp, Inc.	GTWN	Georgetown	MA	$296
Hamilton Bancorp, Inc.	HBK	Towson	MD	$368
Melrose Bancorp, Inc.	MELR	Melrose	MA	$224
Pathfinder Bancorp, Inc.	PBHC	Oswego	NY	$623
Prudential Bancorp, Inc.	PBIP	Philadelphia	PA	$523
Severn Bancorp, Inc.	SVBI	Annapolis	MD	$762
Wellesley Bancorp, Inc.	WEBK	Wellesley	MA	$621
WVS Financial Corp.	WVFC	Pittsburgh	PA	$330

The following table presents a summary of selected pricing ratios for Randolph Bancorp and the peer group companies identified by RP Financial, LC. Price-to-earnings multiples are shown on a “core” earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. Randolph Bancorp’s pricing ratios are based on earnings for the twelve months ended December 31, 2015, book value as of December 31, 2015 and tangible book value as of December 31, 2015 and the peer group’s pricing ratios are based on earnings for the twelve months ended December 31, 2015 and book value as of December 31, 2015. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 22.35% on a price-to-book value basis, a discount of 22.46% on a price-to-tangible book value basis. Randolph Bancorp’s price-to-core earnings multiple at the maximum of the offering range indicated a premium of 444.18% compared to the median pricing of the peer group. In evaluating the meaningfulness of the Price/Core Earnings measure, RP Financial, LC. noted in its appraisal report that two of the 11 peer group companies reported losses and did not have a meaningful earnings multiple. Additionally, three of the Peer Group companies had comparatively low earnings and as a result, reported core P/E multiples above 35 times which RP Financial, LC. considered to be not highly meaningful for valuation purposes. Additionally, Randolph Bancorp’s earnings were low, even after incorporating the pro forma earnings contribution of the First Eastern Bankshares Corporation merger. All of the foregoing considerations tended to diminish the usefulness of the core P/E multiple as an indicator of Randolph Bancorp’s pro forma market value.

	Price-to-core earnings multiple(1)	Price-to- book value ratio	Price-to- tangible book value ratio
Randolph Bancorp, Inc. (pro forma)
Maximum, as adjusted	175.83x	72.57%	72.94%
Maximum	143.36x	68.63%	69.01%
Midpoint	118.28x	64.56%	64.94%
Minimum	95.58x	59.77%	60.13%
Valuation of peer group companies using stock prices as of February 12, 2016
Averages	21.68x	90.80%	92.86%
Medians	20.70x	88.38%	88.94%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis for the twelve months ended December 31, 2015 for Randolph Bancorp and on a trailing twelve month basis for the twelve months ended December 31, 2015 for the peer group companies.

Our board of directors reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board of directors draw any conclusions regarding how the historical data reflected above may affect Randolph Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Randolph Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Randolph Bancorp, Inc. as indicated above means that, after the conversion, the merger and the offering, the shares of common stock will trade at or above the $10.00 offering price. There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. No individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account, may purchase more than 25,000 shares ($250,000) of common stock in the subscription offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 50,000 shares ($500,000):

•	any corporation or organization, other than Randolph Bancorp (MHC), Randolph Savings Bank or Randolph Bancorp, Inc. or a majority-owned subsidiary of these entities, of which you are a senior officer, partner or 10% beneficial shareholder or more of any class of equity securities;

•	any trust or other estate in which you have a substantial beneficial interest or serve as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which you have a substantial beneficial interest or serve as trustee or in a fiduciary capacity; or

•	any relative or spouse of you, or any relative of your spouse, who either has the same home as you or who is a trustee, director or officer of Randolph Bancorp (MHC), Randolph Savings Bank or Randolph Bancorp, Inc.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Randolph Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of Randolph Savings Bank deposit accounts permitted on the stock order form.

Randolph Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Randolph Savings Bank line of credit or a third-party check to pay for shares of common stock. Please do not submit cash. Wire transfers will not be accepted.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Randolph Savings Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern time, on June 15, 2016, which is the end of the subscription offering period. Orders received after 2:00 p.m., Eastern time, on June 15, 2016, will be rejected unless we extend this expiration date. You may submit your stock order form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form or by hand delivery to Randolph Savings Bank located at 10 Cabot Place, Stoughton, Massachusetts. We will not accept stock order forms at any other branch offices.

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”). If you wish to use some or all of the funds in your Randolph Savings Bank IRA to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of IRA fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 15, 2016 expiration of the offering period, for assistance with purchases using funds from your Randolph Savings Bank IRA or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held. See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares in Subscription and Community Offerings” for a complete description of how to purchase shares in the offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is 2:00 p.m., Eastern time, on June 15, 2016. A postmark prior to June 15, 2016 will not entitle you to purchase shares of common stock. We must receive the completed stock order form with full payment before 2:00 p.m., Eastern time on June 15, 2016.

We will mail a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on June 15, 2016.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares in Subscription and Community Offerings” for a complete description of how to purchase shares in the offering.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion and the Offering.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,655,000 shares of common stock (not including shares to be contributed to our charitable foundation), we may take additional steps to attempt to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the maximum purchase limitations; and/or

•	seek regulatory approval to extend the offering beyond July 29, 2016.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit. If the offering is extended past July 29, 2016, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 5,686,750 shares in the offering without further notice to you. If our pro forma market value at that time (which is the pro forma market value of the shares to be issued in the offering including the shares to be contributed to the charitable foundation) is either below $37.7 million or above $58.7 million, then, after consulting with the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System, or the Federal Reserve, we may:

•	terminate the offering and promptly return all funds (with interest paid on funds processed in the subscription and community offerings) at our statement savings rate and cancel any deposit account withdrawal authorization;

•	set a new offering range; or

•	take such other actions as may be permitted by the Massachusetts Commissioner of Banks, the Federal Reserve and the Securities and Exchange Commission.

If we set a new offering range, we will be required to resolicit subscribers and we will promptly return your subscription funds, with interest at our statement savings rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. In the event of a resolicitation, all subscribers will again be offered the ability to purchase common stock in the offering.

Possible Termination of the Offering

We may terminate the offering at any time with the approval of the Massachusetts Commissioner of Banks. If we terminate the offering, we will promptly return your funds with interest at our statement savings rate, which is currently 0.10% per annum, and we will cancel any deposit account withdrawal authorizations.

How We Intend to Use the Proceeds from the Offering

We intend to invest 50% of the net proceeds of the offering in Randolph Savings Bank, to use a portion of the net proceeds to fund the acquisition of First Eastern Bankshares Corporation, to use approximately 8% of the net proceeds to fund the loan to our employee stock ownership plan to finance its purchase of our shares of common stock, to use 0.8% of the offering proceeds to fund the cash contribution to the charitable foundation and to retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 3,655,000 shares of common stock in the offering, and we have net proceeds of $34.9 million, we intend to invest $17.5 million in Randolph Savings Bank, use $14.0 million to fund the acquisition of First Eastern Bankshares Corporation, loan $3.0 million to our employee stock ownership plan to fund its purchase of our shares of common stock, and contribute $292,000 in cash to the charitable foundation.

We may also use the funds we retain to invest in securities, to pay cash dividends to shareholders, to repurchase shares of common stock (subject to regulatory approval as applicable), to build our capital base to allow us to take advantage of additional acquisition opportunities in our market area and adjacent markets (although no such additional acquisitions are contemplated at this time other than the acquisition of First Eastern Bankshares Corporation), and for other general corporate purposes, (including making additional capital contributions to Randolph Savings Bank). Randolph Savings Bank may use the net proceeds it receives from us to increase its loan portfolio through the origination of residential mortgage loans, commercial real estate loans and commercial and industrial loans, invest in investment securities permitted by its investment policy, expand its branch network through select de novo and acquisition opportunities, or make capital investments in technology, prepay borrowings, or for other general corporate purposes. Randolph Savings Bank currently has no understandings or agreements to acquire any such new fee income businesses. See “Use of Proceeds.”

Our Contribution of Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the conversion and offering. The establishment and funding of the charitable foundation has been approved by the board of trustees of Randolph Bancorp (MHC), the boards of directors of Randolph Bancorp, Inc. and Randolph Savings Bank and the corporators of Randolph Bancorp (MHC). Assuming we receive final approval from the Massachusetts Commissioner of Banks and the Federal Reserve to establish and fund the charitable foundation, we intend to contribute to it 3.2% of the shares of our common stock sold in the offering and the remainder in cash so that the aggregate contribution will equal 4% of the gross proceeds of the offering. At the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, we would contribute to the charitable foundation 116,960, 137,600, 158,240 and 181,976 shares of common stock, respectively, and $292,000, $344,000, $396,000 and $455,000, respectively, in cash. As a result of the contribution, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, we expect to record an after-tax expense of approximately $965,000, $1.1 million, $1.3 million and $1.5 million, respectively, during the quarter in which the offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities that we serve and will serve in the future. The contribution of common stock and cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—The contribution to our charitable foundation will dilute your ownership interest and adversely affect operating results in the year we complete the offering”, “Risk Factors— Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits”, “Comparison of Valuation and Pro Forma Information With and Without our Charitable Foundation” and “Our Charitable Foundation”.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 291,000 shares of common stock in the offering, or 6.56% of the shares to be sold in the offering and contributed to our charitable foundation at the midpoint of the offering range. Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable banking regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See the section of this prospectus entitled “Subscriptions by Directors and Executive Officers.”

Benefits to Management and Potential Dilution to Shareholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our eligible employees, to purchase 8.0% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation). If we receive orders for more shares of common stock than the maximum of the offering range, our tax-qualified employee benefit plans, including the employee stock ownership plan, will have first priority to purchase shares over this maximum, up to a total of 10.0% of the total number of shares of common stock issued in the offering (including shares contributed to our charitable foundation). This would reduce the number of shares available for allocation to eligible account holders. Purchases by our tax-qualified employee benefit plans in the offering will be included in determining whether the required minimum number of shares has been sold in the offering. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the conversion and the offering in order to fund all or a portion of the plan.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Shareholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable banking regulations. If they are adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the offering (including shares contributed to our charitable foundation), for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation) for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of the shares of common stock that were issued in the offering. We do not intend to present these plans for shareholder approval before one year following the completion of the conversion. We have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares issued in the offering (including shares contributed to our charitable foundation) for restricted stock awards and stock options, respectively. The table shows the dilution to shareholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all eligible employees.

	Number of Shares to be Granted or Purchased					Value of Grants(1)
	Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering and to the Foundation(2)	As a Percentage of Common Stock to be Outstanding	Maximum Dilution Resulting From Issuance of Shares for Stock Benefit Plans	At the Minimum of Offering Range	At Adjusted Maximum of Offering Range
						(Dollars in thousands)
Employee stock ownership plan	301,757	469,498	8.00%	8.00%	N/A	$3,018	$4,695
Stock awards	150,878	234,749	4.00%	4.00%	3.85%	$1,509	$2,347
Stock options	377,196	586,873	10.00%	10.00%	9.09%	$1,056	$1,643

Total	829,831	1,291,120	22.00%	22.00%	12.94%	$5,583	$8,686

(1)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.80 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

For further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management— Benefits to Management and Potential Dilution to Shareholders Following the Conversion.”

You May Not Sell or Transfer Your Subscription Rights

Massachusetts and federal banking regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription priority than you do. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Market for Common Stock

We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “RNDB”. Keefe, Bruyette & Woods has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Policy Regarding Dividends

Following completion of the offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, at the present time, we intend to invest the offering proceeds in our growth and do not intend to pay dividends for the foreseeable future. The payment and amount of any dividend payments in the future will depend upon a number of factors. For further information, see “Dividend Policy.”

Material Tax Consequences

We have received an opinion of counsel stating that the conversion qualifies as a tax-free reorganization. See the section of this prospectus entitled “Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Conditions to Completion of the Conversion and the Offering

The board of trustees and corporators of Randolph Bancorp (MHC) have approved the plan of conversion and the establishment and funding of the charitable foundation. We are conducting the conversion and offering under the terms of the plan of conversion. The Massachusetts Commissioner of Banks has approved the plan of conversion and Randolph Bancorp’s application to convert to stock form, and has authorized us to commence the offering. The final approval of the Massachusetts Commissioner of Banks and the Federal Reserve is required before we can consummate the conversion and the offering, and issue shares of common stock.

We must also receive and accept orders for at least the minimum number of shares of common stock offered for sale in order to complete the conversion.

If, for any reason, the acquisition of First Eastern Bankshares Corporation cannot be completed, our board of directors intends to proceed with the conversion. If for any reason the conversion cannot be completed, we will not proceed with the acquisition of First Eastern Bankshares Corporation.

Conditions to Completing the Merger

We cannot complete the merger unless we receive the approval of the Massachusetts Commissioner of Banks, the Federal Reserve and the Federal Deposit Insurance Corporation, or the FDIC. Additionally, we cannot complete the merger if the conversion is not approved. Therefore, we cannot complete the merger without the approvals of the Massachusetts Commissioner of Banks and the Federal Reserve of the conversion and offering. The Massachusetts Commissioner of Banks has approved the plan of conversion and Randolph Bancorp’s application to convert to stock form, and has authorized us to commence the offering. The final approval of the Massachusetts Commissioner of Banks and the Federal Reserve is required before we can consummate the conversion and the offering, and issue shares of common stock.

In addition, the merger agreement provides that the obligation of the parties to close the merger is conditioned upon the following: all necessary regulatory approvals, authorizations, and consents have been obtained; no injunction has been issued that would prohibit or restrict the merger; all representations and warranties of the parties to the merger agreement are true and correct; the parties to the merger agreement have each performed in all material respects their respective obligations under the merger agreement; and the parties to the merger agreement have obtained any necessary third party permits and consents necessary to consummate the merger. In addition, the obligation of Randolph Bancorp to close the merger is conditioned upon, at the effective time of the merger, First Federal Savings Bank of Boston maintaining the employment of a required percentage of certain key employees, and the consolidated shareholder’s equity (as defined in the merger agreement) of First Eastern Bankshares Corporation being equal to or greater than $12,750,000. See “Acquisition of First Eastern Bankshares Corporation.”

Emerging Growth Company Status

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified relief from reporting requirements and other burdens that are applicable to other public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about the company’s executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

We may remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

In addition, pursuant to the JOBS Act, we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You Can Obtain Additional Information—Stock Information Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center at (1-877-821-5783), Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on bank holidays.

Delivery of Prospectus

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF JUNE 15, 2016, IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO JUNE 15, 2016.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making your decision to invest in shares of our common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus and the matters addressed in the section of this prospectus titled “Special Note Regarding Forward-Looking Statements” on page 30. The events discussed below could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We may not be able to successfully implement our strategic plan.

We believe that we have built an infrastructure for future growth and that the offering and the merger will enable us to generate additional revenues. If we are not successful in generating additional revenues, we may not be able to become profitable or increase profitability. In addition, we expect to incur expenses related to the implementation of our strategic plan, including branch expansion, hiring initiatives and the development and marketing of new products and services. In addition, the conversion will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, contributions to the charitable foundation, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. We may not be able to successfully implement our strategic plan, including obtaining regulatory approval for, and successfully integrating, the acquisition of First Eastern Bankshares Corporation, and therefore may not operate at a profit or increase profitability in the timeframe that we expect or at all.

The successful implementation of our strategic plan will require, among other things, that we increase our market share by attracting new customers that currently bank at other financial institutions in our market area or adjacent markets. In addition, our ability to successfully grow will depend on several factors, including the successful integration of First Eastern Bankshares Corporation, continued favorable market conditions, the competitive responses from other financial institutions in our market area, and our ability to maintain high asset quality as we increase our loan portfolio. While we believe we have the management resources and internal systems in place to successfully manage our future growth, growth opportunities may not be available and we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy, especially for our lenders to originate enough loans and for our branches to attract enough deposits to generate the revenue needed to offset the associated expenses. Our strategic plan, even if successfully implemented, may not ultimately produce positive results.

We have incurred operating losses in the past several years and the timing of our return to profitability is uncertain.

We have experienced losses in each fiscal year since the fiscal year ended December 31, 2013. During the years ended December 31, 2015 and 2014, we had a net loss of $754,000 and $2.2 million, respectively. We may incur additional expenses as we become a public company and implement our growth plan.

Our ability to achieve profitability depends upon a number of factors, including our ability to successfully implement our strategic plan, our ability to successfully integrate the acquisition of First Eastern Bankshares Corporation and expand our mortgage banking business, our ability to manage nonperforming and classified assets, general economic conditions, competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, and changes in accounting policies, as well as other risks and uncertainties described in this “Risk Factors” section. Because of the numerous risks and uncertainties associated with our business, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our business may be adversely affected by credit risk associated with residential property.

At December 31, 2015, one- to four-family residential loans comprised $166.5 million, or 58.0% of our total loan portfolio, and home equity loans and lines of credit comprised $33.3 million, or 11.6% of our total loan portfolio. In addition, at December 31, 2015, First Eastern Bankshares Corporation had one- to four-family residential mortgage loans of $17.8 million, which loans will become a part of our loan portfolio if the merger is completed. One- to four-family residential mortgage lending, whether owner occupied or non-owner occupied, is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Residential loans with combined higher loan-to-value ratios are more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. Further, a significant amount of our home equity loans and lines of credit consist of second mortgage loans. For those home equity loans and lines of credit secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, default and losses on our home equity loans.

We are focused on growing our loan portfolio. Commercial real estate, commercial and industrial and construction loans generally carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and these risks will increase if we succeed in our plan to increase these types of loans.

At December 31, 2015, $84.8 million, or 29.5%, of our loan portfolio consisted of commercial real estate, commercial and industrial and construction loans. In addition, at December 31, 2015, First Eastern Mortgage Corporation had $16.1 million of residential and commercial construction loans, which loans will become part of our loan portfolio if the merger is completed. Given their larger balances and the complexity of the underlying collateral, commercial real estate, commercial and industrial loans and construction loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Also, many of our borrowers or related groups of borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. These loans also have greater credit risk than residential real estate for the following reasons:

•	commercial real estate loans – repayment is generally dependent on income being generated in amounts sufficient to cover operating expenses and debt service;

•	commercial and industrial loans – repayment is generally dependent upon the successful operation of the borrower’s business; and

•	construction loans – repayment is dependent upon completion, the ability of the owner to make payments during the construction process, and the subsequent ability of the owner to either sell the completed project or obtain permanent financing on the completed project.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would in turn adversely affect our operating results and financial condition. Further, if we foreclose on the collateral, our holding period for the collateral may be longer than for one- to four-family real estate loans because there are fewer potential purchasers of the collateral, which can result in substantial holding costs.

Our loan portfolio contains a significant portion of loans that are unseasoned. It is difficult to judge the future performance of unseasoned loans.

Our net loan portfolio has grown to $285.2 million at December 31, 2015 from $249.0 million at December 31, 2014 and $204.0 million at December 31, 2013. In 2015 and 2014, as part of our strategy to focus a greater proportion of our interest-earning assets on loans, we grew our residential mortgage loans (first mortgages and home equity loans and lines of credit) by $22.2 million and $35.5 million, respectively. In addition, our commercial real estate and construction loans increased $12.1 million, or 17.2%, during 2015 and $8.6 million, or 13.8%, in 2014. It is difficult to assess the future performance of these loans recently added to our portfolio because our relatively limited experience with such loans does not provide us with a significant payment history from which to judge future collectability. These loans may experience higher delinquency or charge-off levels than our historical loan portfolio experience, which could adversely affect our future performance.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

At December 31, 2015, our allowance for loan losses totaled $3.2 million, which represented 1.12% of total loans and 156.62% of our non-performing loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which could materially affect our operating results.

In addition, our regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

The building of market share through de novo branching and expansion of our commercial lending capacity could cause our expenses to increase faster than revenues.

We intend to continue to build market share through de novo branching and the expansion of our commercial lending capacity. There can be considerable costs involved in opening branches and expanding our lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, our business expansion may not be successful after establishment.

Our wholesale funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to deposits and funds from the repayments and maturities of loans and investments. As we continue to grow, we may become more dependent on these sources, which include Federal Home Loan Bank advances, borrowings from the Federal Reserve Bank of Boston, and proceeds from the sale of loans. At December 31, 2015, we had $34.9 million of Federal Home Loan Bank advances outstanding with an additional $70.9 million available borrowing capacity, no borrowings from the Federal Reserve Bank of Boston outstanding with $245,000 of available borrowing capacity and $3.5 million of available borrowing capacity under a line of credit with a correspondent bank. We did not have any brokered deposits as of December 31, 2015. If we were no longer considered to be “well capitalized,” as defined by applicable federal regulations, it would materially restrict our ability to acquire and retain brokered deposits in the future and could reduce the maximum borrowing limits we currently have available through the Federal Home Loan Bank and the Federal Reserve Bank of Boston. Additionally, adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Changes in interest rates may hurt our profits and asset value.

Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and borrowings. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates may still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Randolph Bancorp—Management of Market Risk—Interest Rate Risk Management.”

Our mortgage banking revenue and the value of our mortgage servicing rights can be volatile.

We sell in the secondary market longer term, conforming fixed-rate residential mortgage loans that we originate, which provides a significant portion of our noninterest income in the form of gains on the sale of mortgage loans. We also earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. As a result of our mortgage servicing business, we have a sizeable portfolio of mortgage servicing rights. A mortgage servicing right is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire mortgage servicing rights when we keep the servicing rights after we sell the loans we have originated. We expect the volume of residential mortgage loan originations and gains on sales of mortgage loans, as well as the size of our portfolio of mortgage servicing rights and mortgage servicing revenues, to increase when the acquisition of First Eastern Bankshares Corporation is completed.

Changes in interest rates may impact our mortgage banking revenues, which could negatively impact our noninterest income. When rates rise, the demand for mortgage loans usually tends to fall, reducing loan origination volume and the related amount of gains on the sales of loans. Under the same conditions, net revenue from our mortgage servicing activities can increase due to slower prepayments, which reduces our amortization expense for mortgage servicing rights. When rates fall, mortgage originations usually tend to increase and the value of our mortgage servicing rights usually tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential mortgage servicing rights is generally immediate, but any offsetting revenue benefit from more originations and the mortgage servicing rights relating to the new loans would generally accrue over time. It is also possible that, because of economic conditions and/or a weak or deteriorating housing market, even if interest rates were to fall or remain low, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the mortgage servicing rights value caused by the lower rates.

In addition, our results of operations are affected by the amount of non-interest expenses associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in mortgage loan origination activity.

If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.

In connection with selling residential mortgage loans in the secondary market, our agreements with investors contain standard representations and warranties and early payment default clauses that could require us to repurchase mortgage loans sold to these investors or reimburse the investors for losses incurred on loans in the event of borrower default within a defined period after origination (generally 90 days), in the event of breaches of contractual representations or warranties made at the time of sale that are not remedied within a defined period after we receive notice of such breaches (generally 90 days), or refund the profit received from the sale of a loan to an investor if the borrower pays off the loan within a defined period after origination (generally 120 days). Since 2010, we have had to repurchase six loans, or 0.27% of loans sold, in connection with our agreements with investors. If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could significantly increase our costs and thereby affect our future earnings.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans and attracting deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We also face competition from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from nondepository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies. Competition in mortgage banking comes from traditional mortgage competitors within our market area as well as larger, nationally active mortgage originators such as Quicken Loans. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. If we are not able to effectively compete in our market area, our profitability may be negatively affected. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets. For more information about our market area and the competition we face, see the section of this prospectus entitled “Business of Randolph Bancorp, Inc. and Randolph Savings Bank—Market Area” and “—Competition.”

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is composed of loans secured by property located in eastern Massachusetts and Rhode Island. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. For more information about our market area, see the section of this prospectus entitled “Business of Randolph Bancorp, Inc. and Randolph Savings Bank—Market Area” and “—Competition.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and nearby Boston. As a community bank, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or by events beyond our control, our business and operating results may be adversely affected.

Our banking business is highly regulated, which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

We are subject to regulation and supervision by the Federal Reserve, and Randolph Savings Bank is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC. Federal and state laws and regulations govern numerous matters affecting us, including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC and the Massachusetts Commissioner of Banks have the power to issue cease and desist orders to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and Randolph Savings Bank may conduct business and obtain financing.

Our banking business is also affected by the monetary policies of the Federal Reserve. Changes in monetary or legislative policies may affect the interest rates Randolph Savings Bank must offer to attract deposits and the interest rates it must charge on loans, as well as the manner in which it offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including Randolph Savings Bank.

Because our business is highly regulated, the laws, rules, regulations, and supervisory guidance and policies applicable to us are subject to regular modification and change. It is impossible to predict the competitive impact that any such changes would have on the banking and financial services industry in general or on our business in particular. Such changes may, among other things, increase the cost of doing business, limit permissible activities, or affect the competitive balance between banks and other financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, instituted major changes to the banking and financial institutions regulatory regimes in light of government intervention in the financial services sector following the 2008 financial crisis. Other changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statutes, regulations, or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer, and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations, or policies could result in sanctions by regulatory agencies, civil money penalties, and/or reputation damage, which could have a material adverse effect on our business, financial condition, and results of operations. See the section of this prospectus entitled “Supervision and Regulation” for a discussion of the regulations to which we are subject.

We are subject to more stringent capital requirements.

The federal banking agencies issued a joint final rule, or the “Final Capital Rule,” that implemented the Basel III capital standards and established the minimum capital levels required under the Dodd-Frank Act. As of January 1, 2015, we became required to comply with the Final Capital Rule. The Final Capital Rule established a minimum common equity Tier I capital ratio of 6.5% of risk-weighted assets for a “well capitalized” institution and increased the minimum Tier I capital ratio for a “well capitalized” institution from 6.0% to 8.0% of total risk—weighted assets. Additionally, subject to a transition period, the Final Capital Rule requires an institution to maintain a 2.5% common equity Tier I capital conservation buffer over the 6.5% minimum risk-based capital requirement to avoid restrictions on the ability to pay dividends, discretionary bonuses, and engage in share repurchases. The Final Capital Rule permanently grandfathers trust preferred securities issued before May 19, 2010, subject to a limit of 25% of Tier I capital. The Final Capital Rule increased the required capital for certain categories of assets, including mortgage servicing rights and high-volatility construction real estate loans and certain exposures related to securitizations; however, the Final Capital Rule retained the current capital treatment of residential mortgages. Under the Final Capital Rule, we made a one-time, permanent election to continue to exclude accumulated other comprehensive income from capital in 2015. Implementation of these standards, or any other new regulations, may adversely affect our ability to pay dividends, or require us to reduce business levels or raise capital, including in ways that may adversely affect our results of operations or financial condition.

An increase in FDIC or Depositors Insurance Fund insurance assessments could significantly increase our expenses.

The Dodd-Frank Act eliminated the maximum Designated Reserve Ratio of 1.5% of estimated deposits, and the FDIC has established a long-term ratio of 2.0%. The FDIC has the authority to increase assessments in order to maintain the Designated Reserve Ratio at particular levels. In addition, if our regulators issue downgraded ratings of Randolph Savings Bank in connection with their examinations, the FDIC could impose significant additional fees and assessments on us. All Massachusetts-chartered savings banks are eligible to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks a risk-based assessment on deposit balances in excess of amounts insured by the FDIC. Increases in assessments by either the FDIC or the Depositors Insurance Fund could significantly increase our expenses.

Our cost of operations is high relative to our assets. Our failure to maintain or reduce our operating expenses could hurt our operating results.

Our non-interest expenses totaled $17.2 million and $14.7 million for the years ended December 31, 2015 and 2014, respectively. We continue to analyze our expenses and achieve efficiencies where available. Although we strive to generate increases in both net interest income and non-interest income, our efficiency ratio remains high as a result of operating expenses incurred in connection with our business strategy. Our efficiency ratio totaled 106.2% and 93.4% for the years ended December 31, 2015 and 2014, respectively. Failure to control or maintain our expenses could hurt future profits.

Changes in the valuation of our securities could adversely affect us.

All securities in our portfolio are classified as available-for-sale. Accordingly, a decline in the fair value of our securities could cause a material decline in our reported equity and/or operating results. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available-for-sale with a decline in fair value below the amortized cost of the investment to determine whether the impairment is deemed to be other-than-temporary, or OTTI. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that are intended to be sold, or more likely than not will be required to be sold, the full amount of market decline is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes. A decline in the market value of our securities portfolio could adversely affect our earnings.

We depend on our management team to implement our business strategy and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, and lending specialists who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by our regulators to maintain adequate levels of capital to support our operations. We believe the net proceeds of the offering will be sufficient to permit Randolph Savings Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Massachusetts Commissioner of Banks or the Federal Reserve, we may be subject to adverse regulatory action. See the section of this prospectus entitled “Supervision and Regulation”.

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal and regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. There may be negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation as described above and could restrict the ability of institutional investment managers to invest in our securities.

Systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors, inadequate or failed internal processes, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We depend upon data processing, software, communication, and information exchange on a variety of computing platforms and networks and over the Internet, and we rely on the services of a variety of vendors to meet our data processing and communication needs. Despite instituted safeguards, we cannot be certain that all of our systems are entirely free from vulnerability to attack or other technological difficulties or failures. Information security risks have increased significantly due to the use of online, telephone and mobile banking channels by clients and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Our technologies, systems, networks and our clients’ devices have been subject to, and are likely to continue to be the target of, cyber-attacks, computer viruses, malicious code, phishing attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our clients’ confidential, proprietary and other information, the theft of client assets through fraudulent transactions or disruption of our or our clients’ or other third parties’ business operations. If information security is breached or other technology difficulties or failures occur, information may be lost or misappropriated, services and operations may be interrupted and we could be exposed to claims from customers. While we maintain a system of internal controls and procedures, any of these results could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively impacted by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things: (i) imposes certain limitations on our ability to share nonpublic personal information about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions) and (iii) requires we develop, implement and maintain a written comprehensive information security program containing safeguards appropriate based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial conditions or results of operations. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition or results of operations.

We rely on other companies to provide key components of our business infrastructure.

Third-party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense.

If our risk management framework does not effectively identify or mitigate our risks, we could suffer losses.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, we may incur losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

Risks Related to This Offering

The future price of the shares of common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the purchase price in the offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Randolph Bancorp, Inc. pursuant to banking regulations, and subject to review and approval by the Massachusetts Commissioner of Banks and the Federal Reserve. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions and the outlook for the financial services industry in general. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

Our low return on equity could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2015, we had a return on average equity of negative 2.2%, compared to an average return on equity of 6.05% for all publicly traded, fully converted savings institutions for the same period. We expect our return on equity to remain relatively low until we are able to leverage the additional capital we receive from the offering. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and noninterest income, our return on equity may reduce the value of our shares of common stock. See the section of this prospectus entitled “Pro Forma Data” for an illustration of the financial impact of the offering and the merger.

We are focused on growth and may not pay dividends or repurchase our stock.

We believe that the additional capital from the offering will allow us to leverage our existing infrastructure to foster increased growth and profitability. At the present time, we intend to invest the offering proceeds in our growth and do not intend to pay cash dividends or repurchase our stock until our operations are sufficiently profitable to support such dividends or repurchases. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments, and we do not expect to pay dividends See “—Risks Related to Our Business— We may not be able to successfully implement our strategic plan.” The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve) or tax qualified employee stock benefit plans. In addition, under Massachusetts regulations, we may not repurchase shares of our common stock during the first three years following the completion of the offering except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks. We may also be limited in the payment of dividends or repurchase of stock under statutory and regulatory provisions. See “—Risks Related to Our Business— We are subject to more stringent capital requirements”; “Use of Proceeds”, “Supervision and Regulation—Holding Company Regulation—Capital”, “—Holding Company Regulation—Dividends”, “—Federal Banking Regulation—Capital Requirements”, “—Federal Banking Regulation—Dividends”; and “—Massachusetts Banking Laws and Supervision—Dividends”.

We have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to use a portion of the net proceeds of the offering to fund the acquisition of First Eastern Bankshares Corporation, to invest a portion of the proceeds in Randolph Savings Bank, to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering and to contribute cash to our charitable foundation. We may also use the net proceeds we retain to pay dividends, repurchase shares of common stock (although neither are intended at this time), or for other general corporate purposes, including additional investments in Randolph Savings Bank. The Bank may use the net proceeds it receives to fund new loans, enhance existing products and services, invest in short-term investments, expand its banking franchise by opening de novo branches or loan production offices or acquiring new branches or by acquiring additional financial institutions or other financial services companies (although no such additional transactions are contemplated at this time other than the acquisition of First Eastern Bankshares Corporation), or for other general corporate purposes. However, with the exception of the merger consideration, the loan to the employee stock ownership plan and contributions to our charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, paying dividends and repurchasing common stock, may require the approval of the Massachusetts Commissioner of Banks or the Federal Reserve. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Randolph Savings Bank, Randolph Bancorp, Inc., or the shareholders. For additional information see the section of this prospectus entitled “Use of Proceeds.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed on The NASDAQ Global Market under the symbol “RNDB,” subject to completion of the offering and compliance with certain quantitative listing requirements, such as the number and market value of our outstanding shares of common stock, and qualitative listing requirements relating to our corporate governance. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the offering and contributed to our charitable foundation, with funds borrowed from Randolph Bancorp, Inc. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the offering, which will allow us to award participants restricted shares of our common stock (at no cost to them) and/or grant options to purchase shares of our common stock. Although we currently intend to adopt the stock-based benefit plan more than one year following the offering, if we adopt within 12 months after the completion of the offering, the number of shares of restricted stock or options to purchase shares of our common stock reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, including shares issued to our charitable foundation, respectively, of our total outstanding shares. If adopted more than one year following the offering, we may reserve for issuance shares of restricted stock and options to purchase shares of our common stock in excess of these amounts. The estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $2.80 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the options would be approximately $329,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be approximately $470,000 at the adjusted maximum of the offering range. However, if we award shares of restricted stock or grant options to purchase shares of our common stock in excess of these amounts, such awards or grants would increase our costs further.

The shares of restricted stock awarded under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be awarded under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Randolph Bancorp, Inc.) and cost the same as the purchase price in the offering, the reduction to shareholders’ equity due to the plan would be between $1.5 million at the minimum of the offering range and $2.3 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the awards of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of a stock-based benefit plan may dilute your ownership interest.

More than one year following the offering, we intend to adopt, and request shareholder approval of, a stock-based benefit plan, which will allow us to award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. If this stock-based benefit plan is funded from authorized but unissued shares of common stock, shareholders would experience a reduction in ownership interest upon the issuance of such shares totaling 12.94% based on the adjusted maximum of the offering range.

We will enter into agreements with certain of our officers which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

We will enter into change in control agreements with Michael K. Devlin, Executive Vice President and Chief Financial Officer; Martie M. Dwyer, Senior Vice President and Senior Commercial Loan Officer; Ryan J. Kirwin, Senior Vice President, Residential Lending; Richard D. Olson, Jr., Senior Vice President, Retail Banking and Corporate Marketing; Donna L. Thaxter, Senior Vice President, Human Resources; and Thomas A. Foresta, Vice President and Chief Information Officer. In addition, pursuant to the merger agreement, we have also entered into an agreement with Peter J. Fraser, President and Chief Operating Officer of First Federal Savings Bank of Boston, Chris A. Kreidermacher, Executive Vice-President and Chief Financial Officer of First Federal, and Kellie J. Lally, Vice-President/Internal Auditor of First Federal, to become officers of Randolph Savings Bank effective upon the completion of the merger. In addition, our employment arrangement with our President and Chief Executive Officer, James P. McDonough, provides for severance benefits upon termination of employment, other than for cause. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change of control, as set forth in these agreements, these agreements will provide for cash severance benefits that would aggregate up to $3.6 million in the aggregate based on information as of December 31, 2015. For additional information see the section of this prospectus entitled “Executive and Director Compensation.”

A significant percentage of our common stock will be held by our directors, executive officers and employee benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 291,000 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8% of the common stock sold in the offering and contributed to our charitable foundation. As a result, upon consummation of the offering and the issuance of shares to our charitable foundation, a total of up to 592,800 shares, or 15.72% of our outstanding shares, and 699,300 shares, or 13.70%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Additional shares will be held by management following the implementation of a stock-based benefit plan, which we intend to implement more than 12 months following the completion of the offering. The articles of organization and bylaws of Randolph Bancorp, Inc. contain supermajority voting provisions that require that the holders of at least two-thirds of Randolph Bancorp, Inc.’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of Randolph Bancorp, Inc.’s articles of organization and bylaws. For more information on the restrictions included in the articles of organization and bylaws of Randolph Bancorp, Inc. see the section of this prospectus entitled “Restrictions on the Acquisition of Randolph Bancorp, Inc.”

Our articles of organization and bylaws and certain regulations may prevent or make more difficult to pursue certain transactions, including a sale or merger of Randolph Bancorp, Inc.

Provisions of our articles of organization and bylaws, state corporate law and federal and state banking regulations may make it more difficult for companies or persons to acquire control of Randolph Bancorp, Inc. Consequently, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers.

Provisions of our articles of organization and bylaws and state corporate law that may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes include:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of organization and bylaws;

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	the removal of directors only for cause;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders; and

•	provisions regarding the timing and content of shareholder proposals and nominations.

In addition, Massachusetts banking regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Massachusetts Commissioner of Banks. Additional state corporate law and federal banking regulations place limitations on the acquisition of certain percentages of our common stock and impose restrictions on these significant shareholders.

For further information, see the section of this prospectus entitled “Restrictions on the Acquisition of Randolph Bancorp, Inc.”

We are an “emerging growth company,” as defined in the JOBS Act, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various requirements applicable to public companies that are not “emerging growth companies” including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•

the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of our chief executive officer;

•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

Upon completion of the offering, and particularly after we are no longer an “emerging growth company”, we will incur significant legal, accounting and other expenses associated with being a public company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which could divert their attention from our core operations, and we may also need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

However, for as long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies as described in the preceding risk factor.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, as an “emerging growth company”, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm until we are no longer an emerging growth company. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

You may not revoke your decision to purchase Randolph Bancorp, Inc. common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, L.C., among other factors, there may be one or more delays in completing the offering.

Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond July 29, 2016, or the number of shares to be sold in the offering is increased to more than 5,686,750 shares or decreased to fewer than 3,655,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Randolph Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering value; however, such belief is not binding on the Internal Revenue Service.

Risks Related to the Contribution to our Charitable Foundation

The contribution to our charitable foundation will dilute your ownership interest and adversely affect operating results in the year we complete the offering.

We intend to establish and fund a charitable foundation in connection with the conversion and offering. We intend to contribute to a charitable foundation that we are establishing 3.2% of the shares of our common stock sold in the offering and the remainder in cash so that the aggregate contribution will equal 4% of the gross proceeds of the offering. The contribution will have an adverse effect on our operating results for the quarter and year in which we make the issuance and contribution to our charitable foundation. At the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, the after-tax expense (assuming a 34% tax benefit) of the contribution will reduce net income or increase net loss in the year in which we complete the offering by approximately $965,000, $1.1 million, $1.3 million and $1.5 million, respectively. Persons purchasing shares in the offering will have their ownership and voting interests in Randolph Bancorp, Inc. diluted by 3.10% due to the issuance of shares of common stock to our charitable foundation.

Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits.

We believe that the contribution to our charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to our charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. At the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, it is expected that the value of the contribution of cash and shares will be $1.5 million, $1.7 million, $2.0 million and $2.3 million, respectively, which would result in after-tax expense of approximately $965,000, $1.1 million, $1.3 million and $1.5 million, respectively. In the event that the Internal Revenue Service does not grant tax-exempt status to our charitable foundation or the contribution to our charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the full value of the entire contribution.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code of 1986, as amended, or the Code, an entity is permitted to deduct charitable contributions up to 10% of its taxable income prior to the charitable contribution deduction in any one year. Any contribution in excess of the 10% limit may be deducted for federal and state income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Our pre-tax income over this period may not be sufficient to fully use this deduction. With certain exceptions, Massachusetts tax law follows the federal income tax laws and taxable income is recomputed using state taxable income on a combined reporting basis (excluding the Massachusetts securities corporation subsidiary).

Risks Related to the Pending Acquisition of First Eastern Bankshares Corporation

There is no assurance when or even if the acquisition will be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the acquisition. Those conditions include but are not limited to:

•	the receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the acquisition; and

•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements.

There can be no assurance that Randolph Bancorp and First Eastern Bankshares Corporation will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Regulatory approvals may not be received or may take longer than expected.

The approval of each of the Federal Reserve, the FDIC and the Massachusetts Division of Banks is required prior to completing the merger. Obtaining the approval of these regulatory agencies may delay the date of completion of the merger. Randolph Bancorp and First Eastern Bankshares Corporation have the right to terminate the merger agreement if the approval of any governmental authority required for consummation of the acquisition (A) have been denied by final nonappealable action of the relevant governmental authority, or any governmental authority or court of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the merger or (B) if the transaction is not completed by October 31, 2016.

If the merger is not completed, Randolph Bancorp will have incurred substantial expenses without realizing the expected benefits.

Randolph Bancorp has incurred, and will continue to incur, substantial expenses in connection with the merger. If the merger is not completed, we will have incurred these expenses without realizing the expected benefits of the merger, which may have a material adverse impact on our operating results.

We may be unable to successfully integrate First Eastern Bankshares Corporation’s operations and retain their employees and customers.

The acquisition involves the integration of two companies that previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;

•	integrating departments, systems, operating procedures and information technologies;

•	combining different corporate cultures;

•	limiting deposit runoff and attracting new deposits and loans;

•	retaining existing customers and attracting new customers;

•	controlling the incremental noninterest expense from the expansion of our branch and mortgage loan origination networks in a manner that enables us to improve our efficiency ratio; and

•	retaining key personnel.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of First Eastern Bankshares Corporation who we have retained. We may not be successful in retaining these employees for the time period necessary to successfully integrate First Eastern Bankshares Corporation’s operations with our operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger such as unexpected costs and managing growth resulting from the merger along with the integration of the two companies’ operations could have an adverse effect on our financial condition and operating results. In addition, differences in the rates we are willing to pay on deposit accounts or rates or terms we are willing to provide to borrowers may result in the loss of customers such that we do not receive the full potential value of the combined entity.

Unanticipated costs relating to the merger could reduce Randolph Bancorp’s future earnings per share.

Randolph Bancorp believes that it has reasonably estimated the likely costs of integrating the operations of Randolph Bancorp and First Eastern Bankshares Corporation, and the incremental costs of operating as a combined company. However, it is possible that Randolph Bancorp could incur unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, which could result in the acquisition not being as accretive as expected or having a dilutive effect on the combined company’s earnings per share.

The need to account for certain assets and liabilities at estimated fair value may adversely affect our results of operations.

The acquired assets and assumed liabilities of First Eastern Bankshares Corporation will be measured at estimated fair values on the date of acquisition. Management will make significant estimates and exercise significant judgment in accounting for the acquisition. In the event that these estimates prove to be inaccurate such that the value of the assets acquired is less than the value we assigned the assets, or the cost of a liability exceeds the estimated value of that liability, we could be required to establish future valuation allowances that could negatively affect our financial condition and results of operations. Our estimates could prove to be incorrect for a number of reasons including, with respect to loans, our lack of historical experience with the loans acquired, and resulting differences in losses when compared to the historical loss experience of our loan portfolio and, with respect to mortgage servicing rights, differences in actual versus projected prepayment speeds.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that may be considered forward-looking statements. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These statements include, among others, statements regarding our strategy, goals and expectations; the effectiveness of our investment programs; evaluations of future interest rate trends and liquidity; expectations as to growth in assets, deposits and results of operations, future operations, market position and financial position; and prospects, plans and objectives of management. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond our control.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Randolph Bancorp, Inc.’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; our ability to successfully acquire and integrate First Federal Savings Bank of Boston; adverse conditions in the capital and debt markets and the impact of such conditions on our business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of weakness in general economic conditions on a national basis or in the local markets in which we operate, including changes that adversely affect borrowers’ ability to service and repay our loans; changes in the value of securities in our investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; changes in government regulation; changes in accounting standards and practices; the risk that intangible assets recorded in our financial statements will become impaired; demand for loans in our market area; our ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that we may not be successful in the implementation of our business strategy; and changes in assumptions used in making such forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Randolph Bancorp, Inc. does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF RANDOLPH BANCORP

The following tables set forth selected consolidated financial and other data of Randolph Bancorp and its subsidiary for the periods and dates indicated. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2015 and 2014 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2013, 2012 and 2011 and for the years then ended is derived in part from our audited consolidated financial statements that do not appear in this prospectus. The selected consolidated financial and other data presented below are not necessarily indicative of the results to be expected for any future period.

	At December 31,
(In thousands)	2015	2014	2013	2012	2011
Financial Condition Data:
Total assets	$383,163	$359,440	$373,718	$386,782	$382,858
Cash and cash equivalents	4,646	5,203	40,239	7,967	12,366
Investment securities available for sale	62,267	77,875	97,853	170,012	154,292
Loans, net	285,151	249,008	203,974	179,406	179,369
Deposits	309,195	294,462	321,449	323,648	322,704
FHLB advances	34,914	24,079	9,771	14,476	13,971
Total equity	32,459	33,656	35,609	41,080	37,395

	For the Year Ended December 31,
(In thousands)	2015	2014	2013	2012	2011
Operating Data:
Interest and dividend income	$12,482	$11,804	$11,768	$13,462	$15,073
Interest expense	1,356	1,303	1,967	2,342	3,034

Net interest and dividend income	11,126	10,501	9,801	11,120	12,039
Provision (credit) for loan losses	(137)	120	1,911	390	775

Net interest and dividend income after provision (credit) for loan losses	11,263	10,381	7,890	10,730	11,264

Noninterest income:
Gain on sale of mortgage loans	2,567	1,389	1,743	4,013	1,360
Gain on sale of securities and impairment writedowns, net	(7)	780	39	406	29
Other(1)	2,511	3,088	2,895	1,574	2,221

Total noninterest income	5,071	5,257	4,677	5,993	3,610

Noninterest expense(2)	17,196	14,716	16,971	14,730	14,236

Income (loss) before income taxes	(862)	922	(4,404)	1,993	638
Income tax expense (benefit)	(108)	3,089	(1,785)	382	(50)

Net income (loss)	$(754)	$(2,167)	$(2,619)	$1,611	$688

(1)	Includes $780,000 in gain on the sale of Rhode Island branches in 2014.
(2)	Includes $611,000 of professional fees incurred in 2015 in connection with the pending acquisition of First Eastern Bankshares Corporation.

	At or For the Year Ended December 31,
	2015	2014	2013	2012	2011
Performance Ratios:
Return on average assets	(0.20)%	(0.61)%	(0.68)%	0.42%	0.18%
Return on average equity	(2.22)%	(5.86)%	(6.77)%	4.03%	1.92%
Interest rate spread(1)	3.16%	3.23%	2.72%	3.07%	3.40%
Net interest margin(2)	3.21%	3.28%	2.78%	3.14%	3.48%
Noninterest income to total income(3)	31.30%	33.36%	32.30%	35.02%	23.07%
Efficiency ratio	106.17%	93.39%	117.22%	86.07%	90.97%
Average interest-earning assets to average interest-bearing liabilities	115.25%	115.57%	114.56%	113.84%	111.12%
Average equity to average assets	9.03%	10.49%	10.10%	10.35%	9.52%
Capital Ratios (Bank only):(4)
Total capital to risk-weighted assets	14.44%	16.82%	18.00%	19.90%	18.43%
Tier 1 capital to risk-weighted assets	13.19%	15.56%	16.55%	18.58%	17.11%
Common equity Tier 1 capital to risk-weighted assets(5)	13.19%	N/A	N/A	N/A	N/A
Tier 1 capital to average assets	8.35%	9.18%	8.57%	9.36%	9.07%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(6)	1.12%	1.40%	1.84%	1.93%	2.05%
Allowance for loan losses as a percentage of non-performing loans	156.62%	103.50%	67.81%	63.27%	102.68%
Net charge-offs to average outstanding loans during the period	0.06%	0.18%	0.83%	0.34%	0.52%
Nonperforming loans as a percentage of total loans(6)	0.72%	1.36%	2.72%	3.05%	2.00%
Nonperforming assets as a percentage of total assets	0.67%	1.12%	1.55%	1.51%	1.60%
Other Data:
Number of full service branches(7)	5	5	7	7	7
Number of loan production offices	2	2	1	1	1

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest income as a percentage of net interest income plus noninterest income.
(4)	Randolph Bancorp and Randolph Savings Bank capital ratios are the same in all material respects.
(5)	Effective January 1, 2015. Not applicable prior to the year ended December 31, 2015.
(6)	Total loans include net deferred costs/fees. Loans held-for-sale are excluded.
(7)	Randolph Savings Bank divested its two Rhode Island branches in March 2014. See Note 2 to the consolidated financial statements for additional information.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF

FIRST EASTERN BANKSHARES CORPORATION

The following tables set forth selected consolidated financial and other data of First Eastern Bankshares Corporation and its subsidiary for the periods and dates indicated. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page G-1. The information at December 31, 2015 and 2014 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2013, 2012 and 2011 and for the years then ended is derived in part from unaudited consolidated financial statements that do not appear in this prospectus.

	At December 31,
(In thousands)	2015	2014	2013	2012	2011
Financial Condition Data:
Total assets	$66,066	$67,162	$65,291	$91,322	$74,593
Cash and cash equivalents	6,748	7,509	7,369	3,255	3,262
Mortgage loans held for sale	17,243	12,506	15,279	43,147	29,349
Loans, net(1)	33,373	37,489	30,208	30,945	27,823
Mortgage servicing rights	4,074	3,051	5,367	7,637	7,999
Deposits	34,780	39,128	36,450	56,965	51,865
Federal Home Loan Bank advances	15,883	12,886	13,649	17,719	7,927
Total stockholder’s equity	14,090	13,830	13,672	13,592	13,288

	For the Year Ended December 31,
(In thousands)	2015	2014	2013	2012	2011
Operating Data:
Interest income	$2,258	$1,898	$2,056	$2,430	$2,627
Interest expense	285	298	348	445	594

Net interest income	1,973	1,600	1,708	1,985	2,033
Provision for loan losses	—	—	80	314	—

Net interest income after provision for loan losses	1,973	1,600	1,628	1,671	2,033

Noninterest income:
Loan servicing fees	380	650	19	(2,068)	(32)
Gain on sales of mortgage loans	10,495	7,291	8,722	15,555	7,835
Gain on sales of servicing rights	—	853	841	—	—
Other	144	131	139	114	104

Total noninterest income	11,019	8,925	9,721	13,601	7,907

Noninterest expense	11,707	10,059	10,955	13,187	10,343

Income (loss) before income taxes	1,285	466	394	2,085	(403)
Income tax expense(2)	10	—	34	20	45

Net income (loss)	$1,275	$466	$360	$2,065	$(448)

(1)	Excludes loans held-for-sale.
(2)	Includes state income tax only. As a subchapter S corporation, First Eastern Bankshares Corporation passes corporate income, losses, deductions and credits through to its stockholder for federal tax purposes.

	At or For the Year Ended December 31,
	2015	2014	2013	2012	2011
Performance Ratios:
Return on average assets	1.96%	0.82%	0.54%	2.65%	(0.57)%
Return on average equity	9.95%	3.70%	2.82%	16.66%	(3.75)%
Interest rate spread(1)	3.29%	3.06%	2.89%	2.85%	2.87%
Net interest margin(2)	3.50%	3.36%	3.17%	3.08%	3.10%
Noninterest income to total income(3)	84.81%	84.79%	85.05%	87.26%	79.55%
Efficiency ratio	90.11%	95.57%	95.85%	84.61%	104.06%
Average interest-earning assets to average interest-bearing liabilities	141.13%	147.18%	143.13%	132.59%	124.57%
Average equity to average assets	19.70%	22.09%	19.26%	15.89%	15.08%
Capital Ratios (Bank only):(4)
Total capital to risk-weighted assets	39.2%	36.1%	36.3%	28.2%	29.1%
Tier 1 capital to risk-weighted assets	37.9%	34.9%	35.1%	27.0%	28.0%
Common equity Tier 1 capital to risk-weighted assets(5)	37.9%	N/A	N/A	N/A	N/A
Tier 1 capital to average assets	18.4%	19.1%	15.9%	15.0%	11.9%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(6)	1.66%	1.50%	2.07%	2.08%	1.63%
Allowance for loan losses as a percentage of non-performing loans	92.75%	94.86%	48.85%	73.46%	44.85%
Net charge-offs to average outstanding loans during the period	0.02%	0.20%	0.31%	0.41%	—
Nonperforming loans as a percentage of total loans(6)	1.79%	1.58%	4.25%	2.83%	3.64%
Nonperforming assets as a percentage of total assets	0.94%	2.08%	2.20%	1.09%	1.76%
Other Data:
Number of branches	1	1	1	1	1
Number of loan production offices	9	9	8	8	9

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest income as a percentage of net interest income plus noninterest income.
(4)	First Eastern Bankshares Corporation and First Federal Savings Bank of Boston capital ratios are the same in all material respects.
(5)	Effective January 1, 2015. Not applicable prior to the year ended December 31, 2015.
(6)	Total loans include net deferred costs/fees. Loans held-for-sale are excluded.

RECENT DEVELOPMENTS OF RANDOLPH BANCORP

The following tables set forth selected consolidated financial and other data of Randolph Bancorp and its subsidiary for the periods and dates indicated. The information at December 31, 2015 is derived in part from the audited consolidated financial statements beginning on page F-1. The information at March 31, 2016 and for the three months ended March 31, 2016 and 2015 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for all of 2016 or for any future period.

	At March 31,	At December 31,
(In thousands)	2016	2015
	(Unaudited)
Financial Condition Data:
Total assets	$390,217	$383,163
Cash and cash equivalents	5,315	4,646
Investment securities available for sale	60,735	62,267
Loans, net	292,693	285,151
Deposits	320,785	309,195
FHLB advances	29,444	34,914
Total equity	33,222	32,459

	For the Three Months
	Ended March 31,
(In thousands)	2016	2015
	(Unaudited)
Operating Data:
Interest and dividend income	$3,155	$2,971
Interest expense	375	316

Net interest and dividend income	2,780	2,655
Provision for loan losses	62	—

Net interest and dividend income after provision for loan losses	2,718	2,655

Noninterest income:
Gain on sale of mortgage loans	681	582
Other	622	463
Noninterest expense	4,016	3,987

Income (loss) before income taxes	5	(287)
Income tax expense (benefit)	3	(3)

Net income (loss)	$2	$(284)

	At or For the Three Months Ended March 31,
	2016	2015
Performance Ratios:
Return on average assets (annualized)	0.00%	(0.31%)
Return on average equity (annualized)	0.02%	(3.32%)
Interest rate spread(1)	3.07%	3.12%
Net interest margin(2)	3.14%	3.19%
Non interest income to total income	31.91%	28.24%
Efficiency ratio(3)	98.37%	107.76%
Average interest-earning assets to average interest-bearing liabilities	116.49%	118.94%
Average equity to average assets	8.72%	9.44%
Capital Ratios (Bank Only):(4)
Total capital to risk-weighted assets	14.01%	15.82%
Tier 1 capital to risk-weighted assets	12.76%	14.56%
Common equity Tier 1 capital to risk-weighted assets	12.76%	14.56%
Tier 1 capital to average assets	8.37%	8.92%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(5)	1.11%	1.38%
Allowance for loan losses as a percentage of non-performing loans	159.16%	106.22%
Net charge-offs to average outstanding loans during the period (annualized)	0.04%	0.01%
Nonperforming loans as a percentage of total loans(5)	0.70%	1.30%
Nonperforming assets as a percentage of total assets	0.53%	0.90%

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest income as a percentage of net interest income plus noninterest income.
(4)	Randolph Bancorp and Randolph Savings Bank capital ratios are the same in all material respects.
(5)	Total loans include net deferred costs/fees. Loans held-for-sale are excluded.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015

Total Assets. Total assets increased $7.1 million, or 1.8%, to $390.2 million at March 31, 2016 from $383.2 million at December 31, 2015. This growth was concentrated in our loan portfolio which increased by $7.5 million as investment securities decreased $1.5 million during the period. This shift in assets reflected our strategy of investing a greater proportion of our interest-earning assets in loans. Our overall asset growth was funded by an increase in deposits of $11.6 million.

Loans Held for Sale. We are actively involved in the secondary mortgage market and designate the majority of our residential first mortgage loan production for sale. At March 31, 2016, loans held for sale, which consists of closed residential first mortgage loans which the Bank has committed to sell to investors, totaled $4.5 million compared to $2.9 million at December 31, 2015. This increase is due primarily to the timing of loan closings and sales.

Net Loans. Net loans increased $7.5 million, or 2.6%, to $292.7 million at March 31, 2016 from $285.2 million at December 31, 2015. This growth occurred in both commercial real estate loans, which increased $6.9 million, or 9.2%, during the three months ended March 31, 2016, and consumer loans which increased $683,000, or 26.3%, during the three months ended March 31, 2016. The growth in commercial real estate lending reflects strong local market conditions aided by the low interest rate environment that prevailed throughout the period. The increase in consumer loans is entirely due to the purchase of loans from a third-party lender with whom we have a relationship.

Investment Securities. Investment securities, all of which are classified as available for sale, decreased $1.5 million, or 2.5%, to $60.7 million at March 31, 2016 from $62.3 million at December 31, 2015. This decrease is a consequence of our strategic shift to investing a higher proportion of interest-earning assets in loans. During the three months ended March 31, 2016, we directed cash flows from investment maturities and calls as well as principal payments on mortgage-backed securities aggregating $2.3 million to fund loan growth.

Bank-owned Life Insurance. Bank-owned life insurance (BOLI) increased $56,000, or 0.6%, to $9.7 million at March 31, 2016 from $9.6 million at December 31, 2015 due to increases in the cash surrender value of the underlying insurance policies.

Deposits. Deposits increased $11.6 million, or 3.7%, to $320.8 million at March 31, 2016 from $309.2 million at December 31, 2015. This growth occurred primarily in term certificate accounts which increased $5.9 million, or 7.1%, due to both special rate programs and new product offerings. Non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts increased $5.4 million, or 2.4%. The increase in non-maturity deposits resulted from the introduction and promotion of new consumer savings and checking account products as well as a business checking account product.

FHLB Advances. FHLB advances decreased $5.5 million, or 15.7%, to $29.4 million at March 31, 2016 from $34.9 million at December 31, 2015, which included a reduction in overnight borrowings of $4.2 million. New borrowings during the three months ended March 31, 2016 of $4.9 million represented community development advances which bear a discounted rate from other advances with the same maturity. These advances had a weighted average maturity of 49 months and a weighted average interest rate of 1.17%.

Total Equity. Total equity increased $763,000, or 2.4%, to $33.2 million at March 31, 2016 from $32.5 million at December 31, 2015. This increase was entirely attributable to the increase in the unrealized gain on investment securities.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

General. We achieved break-even results for the three months ended March 31, 2016 with net income of $2,000 compared to a net loss of $284,000 in the same period of the prior year. The improvement in the first quarter of 2016, as compared to the first quarter of 2015, was principally due to increases in net interest income and gains on the sales of mortgage loans as well as lower occupancy expenses due to the milder weather conditions experienced in 2016.

Interest and Dividend Income. Interest and dividend income increased $184,000, or 6.2%, to $3.2 million for the three months ended March 31, 2016 compared to $3.0 million for the three months ended March 31, 2015. This increase was entirely due to the growth in the average balances of loans between periods of $36.1 million as the average yield on loans declined 12 basis points to 3.74% in the three months ended March 31, 2016 from 3.86% in the three months ended March 31, 2015. The reduction in yield is a consequence of the continuation of the lower interest rate environment as well as competitive pressures. The overall increase in interest and dividend income was also adversely affected by a $90,000 reduction in interest income due to the $16.5 million decline in the average balances of investment securities, which resulted from our gradual de-emphasis of investment securities as a source of interest income and our strategic focus on investing a greater proportion of our interest-earnings assets in loans.

Interest Expense. Interest expense increased $59,000, or 18.7%, to $375,000 for the three months ended March 31, 2016 compared to $316,000 for the three months ended March 31, 2015. This increase was due to additional interest expense for both deposits and FHLB advances. The increase in deposit interest of $24,000 was due to increases of $3.7 million and $10.1 million in the average balances of term certificate accounts and NOW accounts, respectively. The increase in interest on FHLB advances of $35,000 was due to increased utilization of FHLB advances as a funding source as the average balances of such advances increased by $9.8 million in the 2016 period compared to the 2015 period. The cost of FHLB advances increased 29 basis points to 0.74% for the three months ended March 31, 2016 from 0.45% for the three months ended March 31, 2015.

Net Interest Income. Net interest income increased $125,000, or 4.6%, to $2.8 million for the three months ended March 31, 2016 compared to $2.7 million for the three months ended March 31, 2015. This improvement resulted from the growth in average interest-earning assets of $21.3 million, partially offset by a decline in the net interest margin of 5 basis points to 3.14% in the 2016 period from 3.19% in the 2015 period.

Provision for Loan Losses. Based on the application of our loan loss methodology, as described in the notes to the consolidated financial statements presented elsewhere in this prospectus, we recorded a provision for loan losses of $62,000 for the three months ended March 31, 2016. No provision was recorded in the same quarter of the prior year. The provision for the current quarter was in the general component of the allowance for loan losses and was reflective of the growth experienced in our commercial real estate loan portfolio. The allowance for loan losses as a percentage of total loans at March 31, 2016 was 1.11% compared to 1.12% at December 31, 2015.

Net Gain on Sale of Mortgage Loans. The net gain on sale of mortgage loans increased $99,000, or 17.0%, to $681,000 for the three months ended March 31, 2016 compared to $582,000 in the three months ended March 31, 2015. During the three months ended March 31, 2016, we sold $25.2 million of residential mortgage loans compared to $24.1 million of such loans in the three months ended March 31, 2015. The increase in loan sales was positively affected by the prevailing low interest rate environment and by the sale of a higher percentage of residential mortgage loan originations in the current period.

Other Non-interest Income. Other non-interest income increased $159,000, or 34.3%, to $622,000 for the three months ended March 31, 2016 compared to $463,000 during the same quarter of the prior year. The principal causes of this increase were a gain of $62,000 on the call of an investment security and an increase in mortgage servicing income of $58,000.

Non-interest Expense. Non-interest expenses increased $29,000, or 0.7%, and amounted to $4.0 million for the three months ended March 31, 2016 and 2015. This increase was principally due to professional fees of $117,000 incurred in connection with the pending acquisition of First Eastern Bankshares Corporation, partially offset by lower occupancy expenses of $98,000 due to the milder weather conditions experienced in 2016. Data processing expenses increased $16,000 during the three months ended March 31, 2016 as compared to the same period in the prior year. In March 2016, we entered into a new agreement with our third party core data processor which positively impacted our operating results during the quarter by $50,000. We expect that this agreement will result in savings of approximately $50,000 per month compared to costs under the previous agreement through the expiration of the agreement in June 2024.

Income Tax Expense (Benefit). Due to our net operating loss carryforward position, no provision (benefit) for Federal income taxes was recorded during the three months ended March 31, 2016 and 2015. Insignificant amounts of state income taxes were recognized in each period related to our securities corporation subsidiary.

Liquidity and Capital Resources

At March 31, 2016, we had $29.4 million of FHLB advances outstanding. At that date we had the ability to borrow up to an additional $76.1 million from the FHLB and $3.5 million under a line of credit with a correspondent bank.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2016, cash and cash equivalents totaled $5.3 million.

Financing activities consist primarily of activity in deposit accounts and borrowings. We experienced a net increase in deposits of $11.6 million for the three months ended March 31, 2016, due to increases in term certificate accounts and non-maturity deposits of $5.9 million and $5.4 million, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors. We experienced a net decrease in borrowings of $5.5 million for the three months ended March 31, 2016, as deposit growth in excess of loan demand was used to pay-down overnight borrowings with the FHLB.

At March 31, 2016, we had $18.9 million in loan commitments outstanding. In addition to commitments to originate loans, we had $42.9 million in unused lines of credit to borrowers and letters of credit and $4.7 million in undisbursed construction loans. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2016 totaled $46.9 million. Management expects, based on historical experience, that a substantial portion of the maturing certificates of deposit will be renewed.

We are subject to various regulatory capital requirements, including a risk-based capital measure. At March 31, 2016, we exceeded all regulatory capital requirements and were considered “well capitalized” under regulatory guidelines.

RECENT DEVELOPMENTS OF FIRST EASTERN BANKSHARES CORPORATION

The following tables set forth selected consolidated financial and other data of First Eastern Bankshares Corporation and its subsidiary for the periods and dates indicated. The information at December 31, 2015 is derived in part from the audited consolidated financial statements beginning on page G-1. The information at March 31, 2016 and for the three months ended March 31, 2016 and 2015 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for all of 2016 or for any future period. For the purpose of this section, the terms “we,” “our,” and “us” refer to First Eastern Bankshares Corporation and First Federal Savings Bank of Boston unless the context indicates another meaning.

(In thousands)	At March 31, 2016	At December 31, 2015
	(Unaudited)
Financial Condition Data:
Total assets	$55,511	$66,066
Cash and cash equivalents	2,489	6,748
Mortgage loans held for sale	12,241	17,243
Loans, net(1)	28,898	33,373
Mortgage servicing rights	4,196	4,074
Deposits	38,244	34,780
FHLB advances	2,756	15,883
Total stockholder’s equity	13,306	14,090

	For the Three Months Ended March 31,
(In thousands)	2016	2015
	(Unaudited)
Operating Data:
Interest income	$478	$522
Interest expense	66	71

Net interest income	412	451
Provision for loan losses	—	—

Net interest income after provision for loan losses	412	451
Noninterest income:
Loan servicing fees	173	5
Gain on sales of mortgage loans	2,116	2,736
Other	18	17

Total noninterest income	2,307	2,758
Noninterest expense	2,703	2,945

Income before income taxes	16	264
Income tax expense(2)	—	—

Net income	$16	$264

(1)	Excludes loans held-for-sale.
(2)	Includes state income tax only. As a subchapter S corporation, First Eastern Bankshares Corporation passes corporate income, losses, deductions and credits through to its stockholder for federal tax purposes.

	At or For the Three Months Ended March 31,
	2016	2015
Performance Ratios:
Return on average assets	0.11%	1.65%
Return on average equity	0.51%	8.20%
Interest rate spread(1)	3.13%	3.10%
Net interest margin(2)	3.39%	3.32%
Noninterest income to total income(3)	84.85%	85.95%
Efficiency ratio	99.41%	91.77%
Average interest-earning assets to average interest-bearing liabilities	148.20%	141.85%
Average equity to average assets	22.27%	20.13%
Capital Ratios (Bank only):(4)
Total capital to risk-weighted assets	39.2%	35.3%
Tier 1 capital to risk-weighted assets	38.0%	34.0%
Common equity Tier 1 capital to risk-weighted assets	38.0%	34.0%
Tier 1 capital to average assets	19.4%	18.7%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans(5)	1.91%	1.57%
Allowance for loan losses as a percentage of non-performing loans	70.68%	86.43%
Net charge-offs to average outstanding loans during the period	0.00%	0.00%
Nonperforming loans as a percentage of total loans(5)	2.71%	1.82%
Nonperforming assets as a percentage of total assets	1.41%	2.16%

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest income as a percentage of net interest income plus noninterest income.
(4)	First Eastern Bankshares Corporation and First Federal Savings Bank of Boston capital ratios are the same in all material respects.
(5)	Total loans include net deferred costs/fees. Loans held-for-sale are excluded.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015

Total Assets. Total assets decreased $10.6 million, or 16.0%, to $55.5 million at March 31, 2016 from $66.1 million at December 31, 2015. The decrease in total assets reflects a $4.5 million decrease in net loans receivable, a $5.0 million decrease in loans held for sale and a $590,000 decrease in our holdings of stock in the Federal Home Loan Bank of Boston. The reduction in net loans receivable was concentrated in our construction loan portfolio, which decreased by $3.7 million. The decrease in both construction loans and loans held for sale reflected the slowdown in originations of one-to-four-family residential mortgage loans and in residential construction lending generally experienced during the winter months in our lending areas. The decrease in construction lending was also affected by the closing of our loan origination office in New York.

Net Loans Receivable. Net loans receivable decreased $4.5 million, or 13.4%, to $28.9 million at March 31, 2016 from $33.4 million at December 31, 2015. This reduction occurred primarily in the construction loan portfolio which decreased $3.7 million, or 22.9%, during the three months ended March 31, 2016. The decrease in construction loan production in the winter months is typical during the winter months in our lending areas. Although the Northeast did experience a milder winter compared to the prior year in terms of snowfall, the cold weather put constraints on the start of new construction projects. In addition, we closed our New York loan origination office in February 2016 which has historically been active in originating construction loans.

Mortgage Loans Held for Sale. We are actively involved in the secondary mortgage market and designate the majority of our residential first mortgage loan production for sale. Total originations of one-to-four-family residential mortgage loans for sale in the secondary mortgage market decreased $35.3 million, or 31.4%, to $77.0 million for the three months ended March 31, 2016 from $112.3 million for the three months ended March 31, 2015. The decrease in originations of one-to-four-family residential mortgage loans was primarily due to lower refinancing activity compared to the first quarter of 2015 even though prevailing mortgage interest rates were lower than expected for the first quarter of 2016, indicating that many home owners have already taken advantage of the low interest rates from prior years. In addition, new loan application volume has decreased slightly from the first quarter of 2015 primarily due to the lack of inventory of single family homes for sale.

At March 31, 2016, loans held for sale, which consists of closed residential first mortgage loans which we have committed to sell to investors, totaled $12.2 million, compared to $17.2 million at December 31, 2015. This decrease of $5.0 million, or 29.0%, reflects the lower loan origination volume discussed in the preceding paragraph.

Mortgage Servicing Rights. We retain the servicing rights for a majority of the loans we originate and sell. We separately sell mortgage servicing rights from time to time, although there were no such sales in the three months ended March 31, 2016 and 2015. As a result of loans sold on a servicing retained basis in the 2016 period, mortgage servicing rights increased $122,000, or 3.0%, to $4.2 million at March 31, 2016 compared to $4.1 million at December 31, 2015.

Deposits. Deposits increased $3.5 million, or 10.0%, to $38.2 million at March 31, 2016 from $34.8 million at December 31, 2015. This increase occurred primarily in term certificates, which increased $2.6 million, or 20.7%. The growth in term certificates included an increase of $3.0 million in brokered deposits.

FHLB Advances. FHLB advances decreased $13.1 million, or 82.6%, to $2.8 million at March 31, 2016 from $15.9 million at December 31, 2015. This decrease occurred primarily in overnight advances, which decreased $12.0 million during the three months ended March 31, 2016. The decrease in FHLB advances reflects the increase in deposits and our lower liquidity needs due to the decrease in mortgage originations during the period.

Stockholder’s Equity. Stockholder’s equity decreased $784,000, or 5.6%, to $13.3 million at March 31, 2016 from $14.1 million at December 31, 2015. This decrease resulted from the net income for the three months ended March 31, 2016 of $16,000 less dividends paid to stockholder of $800,000.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

Net Income. Net income for the three months ended March 31, 2016 decreased $248,000, or 93.9%, to $16,000 from $264,000 for the three months ended March 31, 2015. The decrease in net income reflects decreases in net interest income and gains on sale of mortgage loans during the three months ended March 31, 2016 compared to the three months ended March 31, 2015, partially offset by a decrease in noninterest expense in the 2016 period as compared to the 2015 period.

Interest Income. Interest income decreased $44,000, or 8.4%, to $478,000 for the three months ended March 31, 2016 compared to $522,000 for the three months ended March 31, 2015. This decrease was entirely due to a decrease in the average balance of the construction loan portfolio of $6.0 million, or 30.6%, for the three months ended March 31, 2016 compared to for the three months ended March 31, 2015 which resulted in a $70,000 decrease in interest income. The decrease in the average balance of construction loan portfolio is a consequence of the decrease in originations due to seasonal weather considerations and the closing of our loan origination office in New York.

Interest Expense. Interest expense decreased $5,000, or 7.0%, to $66,000 for the three months ended March 31, 2016 compared to $71,000 for the same period in the prior year. This decrease was due to a decrease in the average balance of term certificates and money market accounts of $5.8 million, or 22%.

Net Interest Income. Net interest income decreased $39,000, or 8.6%, to $412,000 for the three months ended March 31, 2016 compared to $451,000 for the three months ended March 31, 2015. This decline resulted primarily from a $49,000 decrease in interest on loans, which reflects a $4.8 million decrease in the average balance of loans outstanding, along with a 1 basis point decline in the average yield on loans to 3.95% for the three months ended March 31, 2016 from 3.96% for the three months ended March 31, 2015.

Gain on Sales of Mortgage Loans. The gain on sales of mortgage loans decreased $620,000, or 22.7%, to $2.1 million for the three months ended March 31, 2016 compared to $2.7 million for the three months ended March 31, 2015. During the 2016 period, we sold $82.0 million of residential mortgage loans compared to $106.9 million in 2015. The decrease in loan sales was primarily due to a 43.7% decrease in loan refinancing activity during the three months ended March 31, 2016 compared to March 31, 2015. Purchase money mortgage loan volume decreased in the first quarter of 2016 by 6.4% in comparison to the first quarter of 2015 primarily due to a reduction in the inventory of single family homes for sale.

Loan Servicing Fees. During the three months ended March 31, 2016, loan servicing fees increased $168,000 to $173,000 compared to $5,000 during the same period of the prior year. The amount recognized in 2015 reflected a higher amortization of mortgage servicing rights cost due to a higher level of early payoffs in the servicing portfolio. There was also an increase of $69,000 in servicing fees collected during the three months ended March 31, 2016 compared to the same period of the prior year due to growth in the balance of serviced loans.

Noninterest Expense. Noninterest expense decreased $242,000, or 8.2%, to $2.7 million for the three months ended March 31, 2016 compared to $2.9 million for the three months ended March 31, 2015. This decrease was principally due to lower salaries and employee benefits of $270,000, or 12.1%. The decrease in salaries and employee benefits was primarily due to lower net commission expense of $288,000 directly related to the decline in mortgage loan origination volume during the current year period.

Taxes. Effective January 1, 2004, we elected to be treated as an S corporation under the Internal Revenue Code of 1986, as amended and are no longer liable for federal income taxes.

Liquidity and Capital Resources

Our cash flows are composed of three primary classifications: cash flows from operating activities; investing activities; and financing activities. Net cash provided by operations was $5.1 million for the three months ended March 31, 2016 and was driven by the decrease in loans held for sale at March 31, 2016 since the prior year end. Net cash provided by investing activities, which consists primarily of disbursements for portfolio loan originations, offset by principal collections on loans was $5.0 million for the three months ended March 31, 2016. Net cash used in financing activities, consisting primarily of the activity in deposit accounts, Federal Home Loan Bank of Boston advances and dividends paid was $10.5 million for the three months ended March 31, 2016.

At March 31, 2016, we exceeded all of our regulatory capital requirements with Tier 1 leverage capital of $10.5 million, or 19.4% of adjusted total assets, which is above the required level of $2.6 million, or 5.00% of adjusted total assets, and total risk-based capital of $10.8 million, or 39.2% of risk-weighted assets, which is above the required level of $2.8 million, or 10.00% of risk-weighted assets.

At March 31, 2016, we had outstanding commitments to originate loans of $37.4 million and unadvanced funds on loans of $7.3 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2016 totaled $11.7 million of which $8.2 million are brokered deposits. Management expects, based on historical experience, that a portion of the maturing certificates of deposit will be renewed with new brokered deposits, if necessary, to fund the current loan origination commitments. However, we may utilize Federal Home Loan Bank of Boston advances. At March 31, 2016, we had additional borrowing capacity with the Federal Home Loan Bank of Boston of $15.1 million.

SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table shows selected unaudited financial information on a pro forma condensed consolidated basis giving effect to the offering and the merger, assuming the offering is completed at the maximum, as adjusted of the offering range based on the assumptions set forth below. The pro forma unaudited condensed consolidated financial data gives effect to the merger, using the acquisition method of accounting as required by accounting principles generally accepted in the United States of America. The pro forma unaudited condensed consolidated financial data give effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of the periods presented, in the case of income statement information.

We anticipate that the merger will provide the combined company with financial benefits and the opportunity to increase revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of the dates and during the periods presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Data” beginning on page 49 of this prospectus.

At or For the Year Ended December 31, 2015
(In thousands)
Pro Forma Combined Financial Condition Data:
Total assets	$483,528
Cash and cash equivalents	42,369
Securities available-for-sale	62,267
Loans held for sale	20,013
Loans, net	318,524
Mortgage servicing rights	9,041
Core deposit intangible	390
Deposits	343,975
FHLB advances	50,797
Total equity	80,848

Pro Forma Combined Operating Data:
Interest and dividend income	$14,740
Interest expense	1,641

Net interest and dividend income	13,099
Provision (credit) for loan losses	(137)

Net interest income after provision (credit) for loan losses	13,236

Non-interest income:
Customer service fees	1,588
Gain on sale of mortgage loans	13,062
Other	1,140

Total non-interest income	15,790

Non-interest expense	28,580

Income before income taxes	446
Income tax expense	129

Net income	$317

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, which will depend on the number of shares sold and the expenses incurred in connection with the offering, we anticipate that the net proceeds will be between $34.9 million and $47.7 million, or $55.1 million if the offering range is increased by 15%. See the section of this prospectus entitled “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Based Upon the Sale at $10.00 Per Share of
	Minimum (3,655,000 Shares)		Midpoint (4,300,000 Shares)		Maximum (4,945,000 Shares)		Adjusted Maximum (5,686,750 Shares)(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$36,550		$43,000		$49,450		$56,868
Less: offering expenses	1,618		1,677		1,737		1,805

Net offering proceeds	$34,932	100%	$41,323	100%	$47,713	100%	$55,063	100%

Use of net proceeds:
To Randolph Savings Bank	$17,466	50.0%	$20,661	50.0%	$23,857	50.0%	$27,531	50.0%
Merger consideration(2)	14,000	40.1%	14,000	33.9%	14,000	29.3%	14,000	25.4%
To fund loan to ESOP	3,018	8.6%	3,550	8.6%	4,083	8.6%	4,695	8.5%
Cash contributed to charitable foundation	292	0.8%	344	0.8%	396	0.8%	455	0.8%

Retained by Randolph Bancorp, Inc.	$156	0.5%	$2,768	6.7%	$5,377	11.3%	$8,382	15.3%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Amount does not include contractual bonus obligations, remaining seller transaction costs and dividends to shareholder, all of which are the responsibility of First Eastern Bankshares Corporation.

Payments for shares of common stock made through withdrawals from deposit accounts at Randolph Savings Bank will reduce deposits and will not result in the receipt of new funds for investment. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

We intend to use a portion of the net proceeds of the offering to fund the acquisition of First Eastern Bankshares Corporation. We intend to invest 50% of the net proceeds in Randolph Savings Bank, fund a loan to the employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering including the shares of common stock to be contributed to our charitable foundation, and contribute cash to our charitable foundation. We may use the remaining proceeds that we retain from the offering as follows:

•	invest in securities;

•	to finance the possible acquisition of other financial institutions and other businesses that are related to banking, although no other acquisitions are planned or contemplated at the present time other than the acquisition of First Eastern Bankshares Corporation;

•	to pay cash dividends to shareholders, subject to regulatory approval;

•	to repurchase shares of our common stock, subject to regulatory approval; and

•	for other general corporate purposes.

With the exception of the funding of the acquisition of First Eastern Bankshares Corporation, the funding of the loan to the employee stock ownership plan and the contribution to our charitable foundation, we have not quantified our plans for use of the retained net proceeds for any of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short term investments, investment grade debt obligations and mortgage backed securities.

Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve) or tax qualified employee stock benefit plans. In addition, under Massachusetts regulations, we may not repurchase shares of our common stock during the first three years following the completion of the offering except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

Randolph Savings Bank will receive a capital contribution equal to 50% of the net proceeds of the offering, which it may use as follows:

•	to fund new loans;

•	to invest in securities;

•	to expand its retail banking franchise by establishing de novo branches in Massachusetts;

•	to make capital investments in technology;

•	to repay borrowings; and

•	for other general corporate purposes.

Randolph Savings Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

DIVIDEND POLICY

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Specifically, the Federal Reserve has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances, such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate of earnings retention is inconsistent with the its capital needs and overall financial condition.

At the present time, we intend to invest the offering proceeds in our growth and do not intend to pay cash dividends for the foreseeable future. In determining whether to pay a cash dividend in the future and the amount of any cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of shareholders, tax considerations, statutory and regulatory limitations and general economic conditions.

Dividends we can declare and pay will depend, in part, upon receipt of dividends from Randolph Savings Bank, because the only funds available to us for the payment of dividends will be cash and cash equivalents held at Randolph Bancorp, Inc., dividends from Randolph Savings Bank and borrowings. Dividends we can declare and pay will also depend on our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. Massachusetts banking law and FDIC regulations impose significant limitations on “capital distributions” by depository institutions. See the sections of this prospectus entitled “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends” and “Supervision and Regulation—Federal Banking Regulation—Prompt Corrective Action Regulations.” In addition, beginning in 2016, Randolph Savings Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to shareholders. See the section of this prospectus entitled “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve and the Massachusetts Commissioner of Banks, may be paid in addition to, or in lieu of, regular cash dividends.

Any payment of dividends by Randolph Savings Bank to us that would be deemed to be drawn out of Randolph Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Randolph Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to us that would create such a federal tax liability.

Pursuant to our articles of organization, we are authorized to issue preferred stock. If we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

MARKET FOR COMMON STOCK

We have not previously issued common stock and there is currently no established market for our common stock. We have applied for approval to list our common stock for trading on The NASDAQ Global Market under the symbol “RNDB” upon completion of the offering. In order to list our common stock on The NASDAQ Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Keefe, Bruyette & Woods has advised us that it intends to make a market in our common stock following the conversion and offering, but it is under no obligation to do so or to continue to do so if it begins. Keefe, Bruyette & Woods also may assist us, if needed, in obtaining other market makers after the offering. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development and maintenance of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in the offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2015, Randolph Savings Bank exceeded all of the applicable regulatory capital requirements to be considered “well-capitalized.” The table below sets forth the historical equity capital and regulatory capital of Randolph Savings Bank at December 31, 2015, and the pro forma regulatory capital of Randolph Savings Bank, after giving effect to the merger and the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Randolph Savings Bank of 50% of the net offering proceeds. See the section of this prospectus entitled “Use of Proceeds.”

	Historical at December 31, 2015		Pro Forma at December 31, 2015 After Giving Effect to the Merger and the Sale at $10.00 per Share of
			Minimum 3,655,000 Shares		Midpoint 4,300,000 Shares		Maximum 4,945,000 Shares		Adjusted Maximum(1) 5,686,750 Shares
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Equity capital	$32,359	8.44%	$60,858	13.08%	$63,521	13.57%	$66,184	14.05%	$69,246	14.60%

Common equity Tier 1 capital	$32,098	13.19%	$58,999	21.01%	$61,769	21.94%	$64,538	22.86%	$67,723	23.92%
Requirement	$15,815	6.50%	$18,252	6.50%	$18,300	6.50%	$18,349	6.50%	$18,404	6.50%

Excess	$16,283	6.69%	$40,747	14.51%	$43,468	15.44%	$46,189	16.36%	$49,318	17.42%

Tier 1 leverage capital(3)	$32,098	8.35%	$58,999	12.74%	$61,769	13.24%	$64,538	13.74%	$67,723	14.30%
Requirement(4)	$19,228	5.00%	$23,158	5.00%	$23,323	5.00%	$23,488	5.00%	$23,678	5.00%

Excess	$12,871	3.35%	$35,841	7.74%	$38,446	8.24%	$41,050	8.74%	$44,045	9.30%

Tier 1 risk-based capital	$32,098	13.19%	$58,999	21.01%	$61,769	21.94%	$64,538	22.86%	$67,723	23.92%
Requirement(4)	$19,465	8.00%	$22,464	8.00%	$22,523	8.00%	$22,583	8.00%	$22,652	8.00%

Excess	$12,633	5.19%	$36,535	13.01%	$39,246	13.94%	$41,955	14.86%	$45,071	15.92%

Total risk-based capital(3)	$35,142	14.44%	$62,238	22.16%	$65,008	23.09%	$67,777	24.01%	$70,962	25.06%
Requirement(4)	$24,331	10.00%	$28,080	10.00%	$28,154	10.00%	$28,229	10.00%	$28,315	10.00%

Excess	$10,811	4.44%	$34,158	12.16%	$36,854	13.09%	$39,548	14.01%	$42,647	15.06%

Reconciliation:
Net cash proceeds contributed to Bank			$17,466		$20,661		$23,857		$27,531
Less: ESOP adjustment at Bank			(3,018)		(3,550)		(4,083)		(4,695)
Net increase in Bank’s capital resulting from merger			14,051		14,051		14,051		14,051
Merger related adjustments to Tier 1 capital(5)			(1,598)		(1,492)		(1,385)		(1,263)

Increase in Tier 1 capital at Bank			$26,901		$29,671		$32,440		$35,625

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds contributed to Randolph Savings Bank are invested in assets that carry a 20% risk weighting.
(4)	Reflects regulatory requirements to be considered “well-capitalized.”
(5)	Reflects adjustments for intangible assets and the portion of mortgage servicing rights that exceed specified limits for capital purposes.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Randolph Bancorp and First Eastern Bankshares Corporation at December 31, 2015 and the pro forma consolidated capitalization of Randolph Bancorp, Inc. after giving effect to the merger and offering. The table depicts adjustments to capitalization resulting first from the offering and then from the merger only at the minimum of the offering range and then depicts Randolph Bancorp, Inc.’s capitalization following the offering and merger at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table.

(Dollars in thousands)	Historical at December 31, 2015	First Eastern Bankshares Corporation	Merger Adjustments	Randolph Bancorp Historical Combined	Randolph Bancorp, Inc. Pro Forma Based Upon the Sale in the Offering at $10.00 per Share of
					Minimum 3,655,000 Shares	Midpoint 4,300,000 Shares	Maximum 4,945,000 Shares	Maximum adjusted(1) 5,686,750 Shares
Deposits(2)	$309,195	$34,780	$—	$343,975	$343,975	$343,975	$343,975	$343,975
FHLB advances	34,914	15,883	—	50,797	50,797	50,797	50,797	50,797

Total deposits and FHLB advances	$344,109	$50,663	$—	$394,772	$394,772	$394,772	$394,772	$394,772

Shareholders’ equity:
Common stock, $0.01 par value, 15,000,000 shares authorized; assuming shares outstanding as shown(3)	—	1	(1)	—	38	44	51	59
Additional paid-in capital(4)	—	196	(196)	—	36,064	42,654	49,245	56,824
Retained earnings(5)	32,198	13,893	(13,893)	32,198	32,198	32,198	32,198	32,198
Accumulated other comprehensive income	261	—	—	261	261	261	261	261
Bargain purchase gain	—	—	51	51	51	51	51	51
Expense of contribution to foundation	—	—	—	—	(1,462)	(1,720)	(1,978)	(2,275)
Tax benefit of contribution to foundation	—	—	—	—	497	585	673	773
Common stock to be acquired by ESOP(6)	—	—	—	—	(3,018)	(3,550)	(4,083)	(4,695)
Common stock to be acquired by stock benefit plan(7)	—	—	—	—	(1,509)	(1,775)	(2,041)	(2,348)

Total shareholders’ equity	$32,459	$14,090	$(14,039)	$32,510	$63,120	$68,748	$74,376	$80,848

Pro forma shares outstanding:
Shares sold in offering	NA				3,655,000	4,300,000	4,945,000	5,686,750
Shares issued to foundation	NA				116,960	137,600	158,240	181,976

Total shares outstanding	NA				3,771,960	4,437,600	5,103,240	5,868,726

Shareholders’ equity as a percent of assets	8.47%				13.55%	14.58%	15.59%	16.72%
Tangible equity as a percent of assets	8.47%				13.47%	14.50%	15.51%	16.64%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for purchases of shares of common stock in the conversion and offering. These withdrawals will reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	Reflects total issued and outstanding shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively, including shares contributed to our charitable foundation. No effect has been given to the issuance of additional shares of Randolph Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the offering, an amount up to 10% and 4% of the shares of Randolph Bancorp, Inc. common stock sold in the offering and contributed to our charitable foundation will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See the section of this prospectus entitled “Executive and Director Compensation.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share and the value of shares contributed to our charitable foundation.
(5)	The retained earnings of Randolph Savings Bank may be restricted after the conversion. See the sections of this prospectus entitled “Dividend Policy,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”
(6)	Under generally accepted accounting principles, the cost of shares of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. The cost of shares of common stock acquired by the employee stock ownership plan shown in this table assumes that 8% of the shares sold in the offering and contributed to the foundation will be purchased by the employee stock ownership plan with a loan from Randolph Bancorp, Inc. The loan will be repaid principally from Randolph Savings Bank’s contributions to the employee stock ownership plan. As shares are released to plan participants’ accounts, compensation expense will be recognized based on their fair value, along with related tax benefit, and a reduction in the charge against capital will be recognized based on their cost.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the offering and contributed to the foundation will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Randolph Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require shareholder approval. Any funds to be used by the stock-based benefit plans to conduct open market purchases will be provided by Randolph Bancorp, Inc.

PRO FORMA DATA

Pro Forma Unaudited Condensed Consolidated Financial Statements

The following pro forma unaudited condensed consolidated balance sheet and the pro forma unaudited consolidated statements of income give effect to the offering and the merger with First Eastern Bankshares Corporation, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Randolph Bancorp and First Eastern Bankshares Corporation as of and for the year ended December 31, 2015. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using the acquisition method of accounting as required by accounting principles generally accepted in the United States of America, or GAAP.

The pro forma adjustments in the tables assume the issuance of 3,655,000 shares, which is the minimum of the offering range, and 5,686,750 shares, which is the maximum, as adjusted of the offering range in the offering. The shareholder of First Eastern Bankshares Corporation will receive aggregate merger consideration of approximately $14.0 million subject to adjustment as set forth in the merger agreement. The purchase price for purposes of the pro forma presentation for First Eastern Bankshares Corporation was allocated as follows:

December 31, 2015
(in thousands)
Net assets acquired at historical book value	$14,090
Less: Contractual bonus obligation	(1,500)
Remaining seller transaction costs	(600)
Dividends to shareholder	(490)

Net assets acquired, as adjusted	11,500
Purchase accounting adjustments:
Existing goodwill	(789)
Loans, net	(100)
Deposits	—
Borrowings	—
Fixed assets	650
Core deposit intangible	390
Mortgage servicing rights	2,400

Fair value of net assets acquired	$14,051

Purchase price paid	$(14,000)

Bargain purchase gain	$51

The net proceeds are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	our employee stock ownership plan will purchase, with a loan from Randolph Bancorp, Inc., a number of shares equal to 8% of the total number of outstanding shares of Randolph Bancorp, Inc., which includes shares sold in the offering and shares contributed to our charitable foundation;

•	3.2% of the shares of our common stock sold in the offering and the remainder in cash will be contributed to our charitable foundation so that the aggregate contribution will equal 4% of the gross proceeds of the offering;

•	expenses of the offering, other than fees paid to Keefe, Bruyette & Woods, will be approximately $1.3 million;

•	291,000 shares of common stock will be purchased by our executive officers and directors, and their associates; and

•	Keefe, Bruyette & Woods will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, contributed to our charitable foundation and purchased by any of our directors, officers or employees or members of their immediate families.

In addition, the expenses of the offering may vary from those estimated, and the fees paid to Keefe, Bruyette & Woods will vary from the amounts estimated if the amount of shares of Randolph Bancorp, Inc. common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

Pro forma net earnings have been calculated for the year ended December 31, 2015 as if the shares of Randolph Bancorp, Inc. common stock to be issued in the offering had been sold as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Randolph Bancorp, Inc. common stock.

The unaudited condensed consolidated pro forma balance sheet assumes the offering and merger were consummated on December 31, 2015.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on January 1, 2015, the beginning of the period presented, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Randolph Bancorp and First Eastern Bankshares Corporation contained elsewhere in this prospectus.

The stockholders’ equity represents the resulting book value of the common stockholders’ ownership of Randolph Bancorp, Inc. computed in accordance with GAAP. Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

The unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Randolph Bancorp, Inc. common stock or the actual results of operations of Randolph Bancorp, Inc. and First Eastern Bankshares Corporation for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Randolph Bancorp, Inc. in the offering and the actual expenses incurred in connection with the offering.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments to assets and liabilities and the amortization of identifiable intangible assets created in the acquisition. Adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with First Eastern Bankshares Corporation and related expenses, and other estimated expense reductions from consolidating the operations of First Eastern Bankshares Corporation with those of Randolph Bancorp, Inc. have been excluded from the calculation of pro forma net income. Such adjustments will be recorded as incurred since they are not reflected in the calculations of pro forma income.

The historical carrying value of loans, deposits and borrowings approximates their fair values and as such pro forma merger adjustments for these financial assets and liabilities are not included in the pro forma financial statements. This assessment is based on the short-term nature of the construction loans, borrowings and term certificates of deposit of First Eastern Bankshares Corporation. In addition, the portfolio of its longer-term residential mortgage loans totals $17.8 million and has a yield in line with current market rates. At the time of acquisition, we will utilize a third party appraiser specializing in the financial services industry to estimate the fair value of all financial assets and liabilities as well as their related amortization periods.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of First Eastern Bankshares Corporation’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to the bargain purchase gain and other assets and liabilities and may impact Randolph Bancorp’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to First Eastern Bankshares Corporation’s stockholder’s equity, including results of operations from December 31, 2015 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of bargain purchase gain or goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The following table presents pro forma balance sheet information at December 31, 2015 at the minimum of the offering range assuming the sale of 3,655,000 shares in the offering and the contribution of 116,960 shares and $292,400 of cash to our charitable foundation.

Pro Forma Unaudited Condensed Consolidated Balance Sheet

December 31, 2015

	Randolph Bancorp Historical	Offering Adjustments(1)		Randolph Bancorp Pro Forma as Converted	First Eastern Bankshares Corporation Historical	Merger Adjustments(2)		Randolph Bancorp Pro Forma as Converted after Merger
Assets
Noninterest-bearing balances and currency and coin	$2,721	$—		$2,721	$182	$—		$2,903
Interest-bearing balances	1,925	30,113	(3)	32,038	6,566	(16,590	)(9)	22,014
Certificates of deposit	4,675	—		4,675	—	—		4,675
Available-for-sale securities	62,267	—		62,267	—	—		62,267
Loans and leases held for sale	2,870	—		2,870	17,243	(100	)(10)	20,013
Loans and leases, net of unearned income	288,390	—		288,390	33,936	(563	)(11)	321,763
Allowance for loan and lease losses	(3,239)	—		(3,239)	(563)	563	(12)	(3,239)

Loans and leases, net of unearned income and allowance	285,151	—		285,151	33,373	—		318,524
FHLB stock	2,728	—		2,728	931	—		3,659
Accrued interest receivable	1,065	—		1,065	130	—		1,195
Premises and equipment, net	2,891	—		2,891	1,622	650	(13)	5,163
Mortgage servicing rights	2,567	—		2,567	4,074	2,400	(14)	9,041
Goodwill	—	—		—	789	(789	)(15)	—
Core deposit intangible	—	—		—	—	390	(16)	390
Bank-owned life insurance	9,620	—		9,620	—	—		9,620
Foreclosed real estate	500	—		500	11	—		511
Other assets	4,183	497	(4)	4,680	1,145	—		5,825

Total assets	$383,163	$30,610		$413,773	$66,066	$(14,039)		$465,800

Liabilities
Deposits in domestic offices
Non-interest bearing	$37,968	—		$37,968	$10,647	$—	(17)	$48,615
Interest bearing	271,227	—		271,227	24,133	—	(17)	295,360
FHLB advances	34,914	—		34,914	15,883	—	(17)	50,797
Mortgagors escrow accounts	1,445	—		1,445	446	—		1,891
Post-employment benefit obligations	3,294	—		3,294	—	—		3,294
Other liabilities	1,856	—		1,856	867	—		2,723

Total liabilities	$350,704	$—		$350,704	$51,976	$—		$402,680

Equity capital
Common stock	$—	$38	(5)	$38	$1	$(1	)(18)	$38
Paid in capital	—	36,064	(6)	36,064	196	(196	)(19)	36,064
Retained earnings	32,198	(1,462	)(7)	30,736	13,893	(13,893	)(19)	30,736
Bargain purchase gain	—	—		—	—	51	(20)	51
Accumulated other comprehensive income	261	—		261	—	—		261
Tax benefit of foundation	—	497	(4)	497	—	—		497
Common stock acquired by ESOP	—	(3,018	)(8)	(3,018)	—	—		(3,018)
Common stock acquired by restricted stock plan	—	(1,509	)(8)	(1,509)	—	—		(1,509)

Total equity capital	$32,459	$30,610		$63,069	$14,090	$(14,039)		$63,120

Total liabilities and equity capital	$383,163	$30,610		$413,773	$66,066	$(14,039)		$465,800

Tangible equity	$32,459			$63,069	$13,301	$(13,640)		$62,730

(1)	Shows the effect of the conversion of Randolph Bancorp assuming gross proceeds of $36.6 million at the minimum of the valuation range, offering expenses of $1.6 million, establishment of an employee stock ownership plan and stock-based benefit plan that will acquire 8.0% and 4% of total pro forma shares outstanding, respectively, and a contribution of cash and common stock to our charitable foundation in an amount equal to 4.0% of the shares issued in the offering. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The stock-based benefit plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and stock-based benefit plans are assumed at $10.00 per share.
(2)	Reflects the acquisition method of accounting adjustments related to the acquisition of First Eastern Bankshares Corporation.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$36,550
Estimated expenses	(1,618)

Net proceeds	34,932
Contribution of cash to foundation	(292)
Common stock acquired by employee stock ownership plan	(3,018)
Common stock acquired by stock-based benefit plans	(1,509)

Pro forma adjustment	$30,113

(4)	Deferred tax asset and related tax benefit recorded to reflect the cash and stock contribution to our charitable foundation and a marginal effective tax rate of 34%.
(5)	Par value $0.01 per share and the issuance of 3,655,000 shares in the offering and 116,960 shares contributed to our charitable foundation.
(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$34,932
Contribution of stock to foundation	1,170
Less: par value (footnote 5)	(38)

Pro forma adjustment	$36,064

(7)	Pre-tax expense of the cash and stock contribution to the foundation (see Note 4 for tax effect).
(8)	Contra-equity account established to reflect the stock-based benefit plan and employee stock ownership plan.
(9)	Includes the merger consideration paid to shareholders of First Eastern Bankshares Corporation, non-tax deductible transaction expenses and tax deductible transaction expenses as follows:

(in thousands)
Merger consideration	$14,000
First Eastern contractual bonus obligation	1,500
First Eastern transaction costs	600
Cash dividends paid by First Eastern prior to closing	490

Total merger-related cash payments	$16,590

(10)	Adjustment to state loans held for sale at their estimated fair value.
(11)	Randolph Bancorp has reviewed First Eastern Bankshares Corporation’s loan portfolio and its management’s estimate of inherent credit losses which total 1.66% of loans outstanding. The historical carrying value of loans, deposits and borrowings is stated at their approximate fair values, and the pro forma merger adjustments for these financial assets and liabilities are not included in these pro forma financial statements as such adjustments are not expected to be material. Once the merger is completed, Randolph Bancorp will update and finalize its analysis which may change significantly from the initial estimate.
(12)	Adjustment to record the elimination of First Eastern Bankshares Corporation’s allowance for loan and lease losses.
(13)	Adjustment to reflect the estimated fair value at acquisition date of acquired premises and equipment based on third party estimate of real property owned by First Eastern Bankshares Corporation.
(14)	Adjustment to reflect the estimated fair value of First Eastern Bankshares Corporation’s mortgage servicing rights based on an independent third party analysis which evaluated the present value of estimated future net servicing income, using market-based assumptions including risk characteristics, prepayment speeds, cost of servicing, and interest rates.

(15)	Adjustment to record the elimination of First Eastern Bankshares Corporation’s existing goodwill.
(16)	Adjustment to reflect the estimated fair value of the core deposit intangible calculated at 1.75% of First Eastern Bankshares Corporation deposits, excluding certificate accounts.
(17)	Historical carrying values of deposits and borrowings approximate their fair values and as such pro forma adjustments are not included in these pro forma financial statements.
(18)	Adjustment to record the elimination of First Eastern Bankshares Corporation common stock and paid in capital pursuant to acquisition accounting.
(19)	Adjustment to record the elimination of First Eastern Bankshares Corporation’s historical retained earnings pursuant to acquisition accounting.
(20)	Adjustment to record the estimated bargain purchase gain pursuant to acquisition accounting.

The following table presents pro forma balance sheet information at December 31, 2015 at the maximum, as adjusted of the offering range assuming the sale of 5,686,750 shares in the offering and the contribution of 181,976 shares and $454,940 of cash to our charitable foundation.

Pro Forma Unaudited Condensed Consolidated Balance Sheet

December 31, 2015

	Randolph Bancorp Historical	Offering Adjustments(1)		Randolph Bancorp Pro Forma as Converted	First Eastern Bankshares Corporation Historical	Merger Adjustments(2)		Randolph Bancorp Pro Forma as Converted after Merger
	(in thousands)
Assets
Noninterest-bearing balances and currency and coin	$2,721	$—		$2,721	$182	$—		$2,903
Interest-bearing balances	1,925	47,565	(3)	49,490	6,566	(16,590	)(9)	39,466
Certificates of deposit	4,675	—		4,675	—	—		4,675
Available-for-sale securities	62,267	—		62,267	—	—		62,267
Loans and leases held for sale	2,870	—		2,870	17,243	(100	)(10)	20,013
Loans and leases, net of unearned income	288,390	—		288,390	33,936	(563	)(11)	321,763
Less: Allowance for loan and lease losses	(3,239)	—		(3,239)	(563)	563	(12)	(3,239)

Loans and leases, net of unearned income and allowance	285,151	—		285,151	33,373	—		318,524
FHLB stock	2,728	—		2,728	931	—		3,659
Accrued interest receivable	1,065	—		1,065	130	—		1,195
Premises and equipment, net	2,891	—		2,891	1,622	650	(13)	5,163
Mortgage servicing rights	2,567	—		2,567	4,074	2,400	(14)	9,041
Goodwill	—	—		—	789	(789	)(15)	—
Core deposit intangible	—	—		—	—	390	(16)	390
Bank-owned life insurance	9,620	—		9,620	—	—		9,620
Foreclosed real estate	500	—		500	11	—		511
Other assets	4,183	773	(4)	4,956	1,145	—		6,101

Total assets	$383,163	$48,338		$431,501	$66,066	$(14,039)		$483,528

Liabilities
Deposits in domestic offices
Non-interest bearing	$37,968	—		$37,968	$10,647	$—	(17)	$48,615
Interest bearing	271,227	—		271,227	24,133	—	(17)	295,360
FHLB advances	34,914	—		34,914	15,883	—	(17)	50,797
Mortgagors escrow accounts	1,445	—		1,445	446	—		1,891
Post-employment benefit obligations	3,294	—		3,294	—	—		3,294
Other liabilities	1,856	—		1,856	867	—		2,723

Total liabilities	$350,704	$—		$350,704	$51,976	$—		$402,680

Equity capital
Common stock	$—	$59	(5)	$59	$1	$(1	)(18)	$59
Paid in capital	—	56,824	(6)	56,824	196	(196	)(19)	56,824
Retained earnings	32,198	(2,275	)(7)	29,923	13,893	(13,893	)(19)	29,923
Bargain purchase gain	—	—		—	—	51	(20)	51
Accumulated other comprehensive income	261	—		261	—	—		261
Tax benefit of foundation	—	773	(4)	773	—	—		773
Common stock acquired by ESOP	—	(4,695	)(8)	(4,695)	—	—		(4,695)
Common stock acquired by restricted stock plan	—	(2,348	)(8)	(2,348)	—	—		(2,348)

Total equity capital	$32,459	$48,338		$80,797	$14,090	$(14,039)		$80,848

Total liabilities and equity capital	$383,163	$48,338		$431,501	$66,066	$(14,039)		$483,528

Tangible equity	$32,459			$80,797	$13,301	$(13,640)		$80,458

(1)	Shows the effect of the conversion of Randolph Bancorp assuming gross proceeds of $56.9 million at the maximum, as adjusted, of the valuation range, offering expenses of $1.8 million, establishment of an employee stock ownership plan and stock-based benefit plan that will acquire 8.0% and 4% of total pro forma shares outstanding, respectively, and a contribution of cash and common stock to our charitable foundation in an amount equal to 4.0% of the shares issued in the offering. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The stock-based benefit plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and stock-based benefit plans are assumed at $10.00 per share.
(2)	Reflects the acquisition method of accounting adjustments related to the acquisition of First Eastern Bankshares Corporation.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$56,868
Estimated expenses	(1,805)

Net proceeds	55,063
Contribution of cash to foundation	(455)
Common stock acquired by employee stock ownership plan	(4,695)
Common stock acquired by stock-based benefit plan	(2,348)

Pro forma adjustment	$47,565

(4)	Deferred tax asset and related tax benefit recorded to reflect the cash and stock contribution to our charitable foundation and a marginal effective tax rate of 34%.
(5)	Par value $0.01 per share and the issuance of 5,686,750 shares in the offering and 181,976 shares contributed to our charitable foundation.
(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$55,063
Contribution of stock to foundation	1,820
Less: par value (footnote 5)	(59)

Pro forma adjustment	$56,824

(7)	Pre-tax expense of the cash and stock contribution to the foundation (see Note 4 for tax effect).
(8)	Contra-equity account established to reflect the stock-based benefit plan and employee stock ownership plan.
(9)	Includes the merger consideration paid to shareholders of First Eastern Bankshares Corporation, non-tax deductible transaction expenses and tax deductible transaction expenses as follows:

(in thousands)
Merger consideration	$14,000
First Eastern contractual bonus obligation	1,500
First Eastern transaction costs	600
Cash dividends paid by First Eastern prior to closing	490

Total cash adjustment	$16,590

(10)	Adjustment to state loans held for sale at their estimated fair value.
(11)	Randolph Bancorp has reviewed First Eastern Bankshares Corporation’s loan portfolio and its management’s estimate of inherent credit losses which total 1.66% of loans outstanding. The historical carrying value of loans, deposits and borrowings is stated at their approximate fair values, and the pro forma merger adjustments for these financial assets and liabilities are not included in these pro forma financial statements as such adjustments are not expected to be material. Once the merger is completed, Randolph Bancorp will update and finalize its analysis which may change significantly from the initial estimate.
(12)	Adjustment to record the elimination of First Eastern Bankshares Corporation’s allowance for loan and lease losses.
(13)	Adjustment to reflect the estimated fair value at acquisition date of acquired premises and equipment based on third party estimate of real property owned by First Eastern Bankshares Corporation.
(14)	Adjustment to reflect the estimated fair value of First Eastern Bankshares Corporation’s mortgage servicing rights based on an independent third party analysis which evaluated the present value of estimated future net servicing income, using market-based assumptions including risk characteristics, prepayment speeds, cost of servicing, and interest rates.

(15)	Adjustment to record the elimination of First Eastern Bankshares Corporation’s existing goodwill.
(16)	Adjustment to reflect the estimated fair value of the core deposit intangible calculated at 1.75% of First Eastern Bankshares Corporation deposits, excluding certificate accounts.
(17)	The historical carrying value of loans, deposits and borrowings is stated at their approximate fair values, and the pro forma merger adjustments for these financial assets and liabilities are not included in these pro forma financial statements as such adjustments are not expected to be material.
(18)	Adjustment to record the elimination of First Eastern Bankshares Corporation common stock and paid in capital pursuant to acquisition method of accounting.
(19)	Adjustment to record the elimination of First Eastern Bankshares Corporation’s historical retained earnings pursuant to acquisition method of accounting.
(20)	Adjustment to record the estimated bargain purchase gain pursuant to acquisition method of accounting.

The following table presents pro forma income statement information for the year ended December 31, 2015 at the minimum of the offering range assuming the sale of 3,655,000 shares in the offering and the contribution of 116,960 shares and $292,400 of cash to our charitable foundation.

Pro Forma Unaudited Condensed Consolidated Statement of Income

For the Year Ended December 31, 2015

	Randolph Bancorp Historical	Offering Adjustments(1)	Randolph Bancorp, Inc. Pro Forma as Converted	First Eastern Bankshares Corporation Historical	Merger Adjustments(3)		Randolph Bancorp, Inc. Pro Forma As Converted After Merger
	(in thousands, except per share data)
Interest Income
Loans	$10,488	—	$10,488	$2,229	$—		$12,717
Securities-taxable	1,512	—	1,512	—	—		1,512
Securities-tax exempt	409	—	409	—	—		409
Interest-bearing deposits and CDs	73	—	73	29	—		102

Total interest and dividend income	$12,482	$—	$12,482	$2,258	$—		$14,740

Interest expense
Deposits	$1,188	—	$1,188	$203	$—		$1,391
FHLB advances	168	—	168	82	—		250
ESOP	—	—	—	—	—		—

Total interest expense	$1,356	$—	$1,356	$285	—		$1,641

Net interest income	$11,126	$—	$11,126	$1,973	$—		$13,099
Provision (credit) for loan losses	(137)	—	(137)	—	—		(137)

Net interest income after provision (credit) for loan losses	$11,263	$—	$11,263	$1,973	$—		$13,236
Noninterest income
Customer service fees	1,572	—	1,572	16	—		1,588
Net gain on sale of mortgage loans	2,567	—	2,567	10,495	—		13,062
Mortgage servicing fees	234	—	234	381	(300	)(4)	315
Gain (loss) on sales of securities and impairment write-downs, net	(7)	—	(7)	—	—		(7)
Other	705	—	705	127	—		832

Total noninterest income	$5,071	$—	$5,071	$11,019	$(300)		$15,790

Noninterest expense
Salaries and employee benefits	9,270	121 (2)	9,391	8,667	—		18,058
Occupancy and equipment	1,725	—	1,725	1,609	22	(5)	3,356
Other noninterest expense(8)	5,590	—	5,590	1,431	78	(6)	7,099

Total noninterest expense	$16,585	$121	$16,706	$11,707	$100		$28,513

Income (loss) before income taxes	(251)	(121)	(372)	1,285	(400)		513
Income taxes (benefit)	(108)	(41)	(149)	10	291	(7)	152

Net income (loss)	$(143)	$(80)	$(223)	$1,275	$(691)		$361

Basic earnings per share(9)			(0.06)	0.37	(0.20)		0.10

(1)

Shows the effect of the conversion of Randolph Bancorp, assuming gross proceeds of $36.6 million, the minimum of the offering range, offering expenses of $1.6 million, a contribution to the charitable foundation and establishment of an employee stock ownership plan that will acquire 8.0% of the number of shares issued in the offering including the shares issued to the charitable foundation. The employee stock ownership plan will purchase shares in the offering and in open market purchases. The employee stock ownership plan loan will be amortized over 25 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Randolph Bancorp, Inc. also intends to adopt a stock-based benefit plan that will award shares in the amount of 4% and grant options for up to 10% of the number of shares issued in the offering plus the shares issued to the charitable foundation. The stock-based benefit plans are subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expenses, including expenses of the stock awards and option grants, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are non-

recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $30.1 million from the offering are invested at an average pretax yield of 1.76% for the year ended December 31, 2015 would be approximately $530,000 pretax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of December 31, 2015. Taxes are calculated at an assumed marginal tax rate of 34.0%. No expenses are included for the shares issued to the charitable foundation or other merger-related charges, all of which will be expensed as incurred.
(2)	Includes the expense of the employee stock ownership plan. The employee stock ownership plan loan has a balance of $3.0 million and an amortization period of 25 years straight line. The employee stock ownership plan loan is assumed to be funded internally, therefore no interest expense is recorded on the consolidated income statement for Randolph Bancorp, Inc. Employee stock ownership plan expense thus reflects only the amortization of principal for the period shown.
(3)	Reflects the acquisition accounting adjustments related to the acquisition of First Eastern Bankshares Corporation.
(4)	Adjustment to reflect the amortization of the fair value adjustment on mortgage servicing rights on a straight-line basis over an average life of 8 years.
(5)	Adjustment to reflect the amortization of the fair value adjustment on premises and equipment on a straight-line basis over 30 years.
(6)	Adjustment to reflect the amortization of the core deposit intangible over 9 years using the sum of the years’ digits method.
(7)	Reflects the application of a federal corporate tax rate upon completion of the merger into a taxable corporation. The estimated pro forma income tax adjustment is calculated as follows:

(in thousands)
First Eastern Bankshares Corporation pre-tax earnings for the year ended December 31, 2015	$1,285
Estimated pre-tax merger adjustments	(400)

First Eastern Bankshares Corporation pro forma pre-tax earnings for the year ended December 31, 2015	885
Pro forma income taxes payable at a 34% effective tax rate	301
Less: Taxes provided by First Eastern Bankshares Corporation	(10)

Pro forma income tax adjustment at a 34% effective tax rate	$291

(8)	Excludes merger transaction costs of $611,000 incurred by Randolph Bancorp in connection with the acquisition of First Eastern Bankshares Corporation.
(9)	Calculated based on shares outstanding for EPS purposes as follows:

Shares issued in the offering	3,655,000
Shares contributed to the foundation	116,960
Less: Shares to be acquired by the employee stock ownership plan	(301,757)
Plus: Employee stock ownership plan shares allocated or committed to be released	12,070

Weighted average shares outstanding	3,482,273

The following table presents pro forma income statement information for the year ended December 31, 2015 at the maximum, as adjusted of the offering range assuming the sale of 5,686,750 shares in the offering and the contribution of 181,976 shares and $454,940 of cash to our charitable foundation.

Pro Forma Unaudited Condensed Consolidated Statement of Income

For the Year Ended December 31, 2015

	Randolph Bancorp Historical	Offering Adjustments(1)	Randolph Bancorp, Inc. Pro Forma as Converted	First Eastern Bankshares Corporation Historical	Merger Adjustments(3)		Randolph Bancorp, Inc. Pro Forma As Converted After Merger
	(in thousands, except per share data)
Interest income
Loans	$10,488	$—	$10,488	$2,229	$—		$12,717
Securities-taxable	1,512	—	1,512	—	—		1,512
Securities-tax exempt	409	—	409	—	—		409
Interest-bearing deposits and CDs	73	—	73	29	—		102

Total interest and dividend income	$12,482	$—	$12,482	$2,258	$—		$14,740

Interest expense
Deposits	$1,188	—	$1,188	203	$—		$1,391
FHLB advances	168	—	168	82	—		250
ESOP	—	—	—	—	—		—

Total interest expense	$1,356	$—	$1,356	$285	$—		$1,641

Net interest income	$11,126	—	$11,126	$1,973	$—		$13,099
Provision (credit) for loan losses	(137)	—	(137)	—	—		$(137)

Net interest income after provision (credit) for loan losses	$11,263	$—	$11,263	$1,973	$—		$13,236
Noninterest income
Customer service fees	1,572	—	1,572	16	—		1,588
Net gain on sale of mortgage loans	2,567	—	2,567	10,495	—		13,062
Mortgage servicing fees	234	—	234	381	300	(4)	315
Gain (loss) on sales of securities and impairment write-downs, net	(7)	—	(7)	—	—		(7)
Other	705	—	705	127	—		832

Total noninterest income	$5,071	$—	$5,071	$11,019	$(300)		$15,790

Noninterest expense
Salaries and employee benefits	9,270	188 (2)	9,458	8,667	—		18,125
Occupancy and equipment	1,725	—	1,725	1,609	22	(5)	3,356
Other noninterest expense(8)	5,590	—	5,590	1,431	78	(6)	7,099

Total noninterest expense	$16,585	$188	$16,773	$11,707	$100		$28,580

Income (loss) before income taxes	(251)	(188)	(439)	1,285	(400)		446
Income taxes (benefit)	(108)	(64)	(172)	10	291	(7)	129

Net income (loss)	$(143)	$(124)	$(267)	$1,275	$(691)		$317

Basic earnings per share(9)			(0.05)	0.24	(0.13)		0.06

(1)

Shows the effect of the conversion of Randolph Bancorp, assuming gross proceeds of $56.9 million, the maximum, as adjusted of the offering range, offering expenses of $1.8 million, a contribution to the charitable foundation and establishment of an employee stock ownership plan that will acquire 8.0% of the number of shares issued in the offering including the shares issued to the charitable foundation. The employee stock ownership plan will purchase shares in the offering and in open market purchases. The employee stock ownership plan loan will be amortized over 25 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Randolph Bancorp, Inc. also intends to adopt stock-based benefit plan that will award shares in the amount of 4% and grant options for up to 10% of the number of shares issued in the offering plus the shares issued to the charitable foundation. The stock-based benefit plan is subject to stockholder approval. Adjustments to record estimated stock-based incentive plan expenses, including expenses of the stock awards and option grants, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are non-

recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $47.6 million from the offering are invested at an average pretax yield of 1.76% for the year ended December 31, 2015 would be approximately $837,000 pretax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of December 31, 2015. Taxes are calculated at an assumed marginal rate of 34.0%. No expenses are included for the shares issued to the charitable foundation or other merger-related charges, all of which will be expensed as incurred.
(2)	Includes the expense of the employee stock ownership plan. The employee stock ownership plan loan has a balance of $4.7 million and an amortization period of 25 years straight line. The employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Randolph Bancorp, Inc. Employee stock ownership plan expense thus reflects only the amortization of principal for the period shown.
(3)	Reflects the acquisition accounting adjustments related to the acquisition of First Eastern Bankshares Corporation.
(4)	Adjustment to reflect the amortization of the fair value adjustment on mortgage servicing rights on a straight-line basis over an average life of 8 years.
(5)	Adjustment to reflect the amortization of the fair value adjustment on premises and equipment on a straight-line basis over 30 years.
(6)	Adjustment to reflect the amortization of the core deposit intangible over 9 years using the sum of the years’ digits method.
(7)	Reflects the application of a federal corporate tax rate upon completion of the merger into a taxable corporation. The estimated pro forma tax expense is calculated below.

(in thousands)
First Eastern Bankshares, Inc. pre-tax earnings for the fiscal year ended December 31, 2015	$1,285
Estimated pre-tax merger adjustments	(400)

First Eastern Bankshares, Inc. pro forma pre-tax earnings for the fiscal year ended December 31, 2015	885
Pro forma income taxes at a 34% effective tax rate	301
Less: Taxes provided by First Eastern	(10)

Net pro forma income taxes at a 34% effective tax rate	$291

(8)	Excludes merger transaction costs of $611,000 incurred by Randolph Bancorp in connection with the acquisition of First Eastern Bankshares Corporation.
(9)	Calculated based on shares outstanding for EPS purposes as follows:

Shares issued in the offering	5,686,750
Shares contributed to the foundation	181,976
Less: Shares to be acquired by the employee stock ownership plan	(469,498)
Plus: Employee stock ownership plan shares allocated or committed to be released	18,780

Weighted average shares outstanding	5,418,008

Additional Pro Forma Data

The following tables summarize Randolph Bancorp’s and First Eastern Bankshares Corporation’s historical combined data prior to the offering and the merger and pro forma data of Randolph Bancorp, Inc. following the offering and merger at and for the year ended December 31, 2015. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed and may vary from our estimates. Net proceeds indicated in the following tables are based upon the following assumptions and the assumptions described in “—Pro Forma Unaudited Condensed Consolidated Financial Statements”:

•	all shares of common stock will be sold in the subscription and community offerings;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and contributed to our charitable foundation with a loan from Randolph Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 25 years;

•	3.2% of the shares of our common stock sold in the offering and the remainder in cash will be contributed to our charitable foundation so that the aggregate contribution will equal 4% of the gross proceeds of the offering;

•	expenses of the offering, other than fees paid to Keefe, Bruyette & Woods, will be approximately $1.3 million;

•	291,000 shares of common stock will be purchased by our executive officers and directors, and their associates; and

•	Keefe, Bruyette & Woods will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, contributed to our charitable foundation and purchased by any of our directors, officers or employees or members of their immediate families.

We calculated pro forma consolidated net income for the year ended December 31, 2015, as if the estimated net proceeds had been invested at an assumed interest rate of 1.76% (1.16% on an after-tax basis). These rates represent the five-year United States Treasury Note rates at December 31, 2015, which, in light of current market interests rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earnings assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of shareholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 10 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.80 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 14.130% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 2.27%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering.

As discussed under the section of this prospectus entitled “Use of Proceeds,” we intend to contribute 50% of the net proceeds to Randolph Savings Bank and to use a portion of the net proceeds to fund the merger consideration, to fund a loan to the employee stock ownership plan and to contribute cash to our charitable foundation. We intend to retain the remainder of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering and the merger at the dates on which the offering and the merger actually occur and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles. We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Year Ended December 31, 2015 Based Upon the Sale at $10.00 Per Share of
	Minimum 3,655,000 Shares	Midpoint 4,300,000 Shares	Maximum 4,945,000 Shares	Adjusted Maximum 5,686,750 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$36,550	$43,000	$49,450	$56,868
Plus: Market value of shares issued to foundation	$1,170	$1,376	$1,582	$1,820

Pro forma market capitalization	$37,720	$44,376	$51,032	$58,687

Gross proceeds of offering	$36,550	$43,000	$49,450	$56,868
Less: expenses	$1,618	$1,678	$1,737	$1,805

Estimated net proceeds	$34,932	$41,323	$47,713	$55,063
Less: Common stock purchased by ESOP(2)	$(3,018)	$(3,550)	$(4,083)	$(4,695)
Less: Cash contribution to foundation	$(292)	$(344)	$(396)	$(455)
Less: Common stock purchased by stock benefit plan	$(1,509)	$(1,775)	$(2,041)	$(2,348)

Estimated net proceeds as adjusted	$30,113	$35,653	$41,194	$47,565

Funds used to acquire First Eastern Bankshares Corporation	$(14,000)	$(14,000)	$(14,000)	$(14,000)

For the fiscal year ended December 31, 2015
Net income:
Historical combined including merger adjustments	$441	$441	$441	$441
Pro forma income on net proceeds	$350	$414	$479	$553
Pro forma impact of acquisition funding	$(163)	$(163)	$(163)	$(163)
Pro forma ESOP adjustment(2)	$(80)	$(94)	$(108)	$(124)
Pro forma stock award adjustment(3)	$(199)	$(234)	$(270)	$(310)
Pro forma stock option adjustment(4)	$(193)	$(227)	$(262)	$(301)

Pro forma net income	$156	$137	$118	$97

Per share net income (reflects ASC 718-40-30):
Historical combined including merger adjustments	$0.13	$0.11	$0.10	$0.09
Pro forma income on net proceeds	$0.10	$0.10	$0.10	$0.10
Pro forma impact of acquisition funding	$(0.05)	$(0.04)	$(0.03)	$(0.03)
Pro forma ESOP adjustment(2)	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Pro forma stock award adjustment(3)	$(0.06)	$(0.06)	$(0.06)	$(0.06)
Pro forma stock option adjustment(4)	$(0.06)	$(0.06)	$(0.06)	$(0.06)

Pro forma net income per share(5)	$0.04	$0.03	$0.03	$0.02

Offering price as multiple of pro forma earnings per share	250.00x	333.33x	333.33x	500.00x
Shares used for calculating pro forma earnings per share(5)	3,482,273	4,096,792	4,711,311	5,418,008
At December 31, 2015
Stockholders’ equity:
Historical combined including merger adjustments	$32,510	$32,510	$32,510	$32,510
Estimated net proceeds	$34,932	$41,323	$47,713	$55,063
Plus: Market value of shares issued to foundation	$1,170	$1,376	$1,582	$1,820
Plus: Tax benefit of contribution to foundation(6)	$497	$585	$673	$773
Less: Common stock acquired by ESOP(2)	$(3,018)	$(3,550)	$(4,083)	$(4,695)
Less: Common stock acquired by stock benefit plan(3)(4)	$(1,509)	$(1,775)	$(2,041)	$(2,348)
Less: Expense of contribution to foundation(6)	$(1,462)	$(1,720)	$(1,978)	$(2,275)

Pro forma stockholders’ equity	$63,120	$68,748	$74,376	$80,848
Intangible assets(7)	$(390)	$(390)	$(390)	$(390)

Pro forma tangible stockholders’ equity	$62,730	$68,358	$73,986	$80,458

Stockholders’ equity per share:
Historical combined including merger adjustments	$8.62	$7.33	$6.37	$5.55
Estimated net proceeds	$9.26	$9.31	$9.35	$9.38
Plus: Market value of shares issued to foundation	$0.31	$0.31	$0.31	$0.31
Plus: Tax benefit of contribution to foundation(6)	$0.13	$0.13	$0.13	$0.13
Less: Common stock acquired by ESOP(2)	$(0.80)	$(0.80)	$(0.80)	$(0.80)
Less: Common stock acquired by stock benefit plan(3)(4)	$(0.40)	$(0.40)	$(0.40)	$(0.40)
Less: Expense of contribution to foundation(6)	$(0.39)	$(0.39)	$(0.39)	$(0.39)

Pro forma stockholders’ equity per share(8)	$16.73	$15.49	$14.57	$13.78
Pro forma tangible stockholders’ equity per share(8)	$16.63	$15.40	$14.49	$13.71

Offering price as percentage equity per share	59.77%	64.56%	68.63%	72.57%
Offering price as percentage of tangible equity per share	60.13%	64.94%	69.01%	72.94%
Shares used for pro forma stockholders’ equity per share	3,771,960	4,437,600	5,103,240	5,868,726

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering and contributed to our charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Randolph Bancorp, Inc. at a fixed-rate per annum equal to the prime rate on the closing of the offering. Randolph Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Randolph Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Accounting Standard Codification, or ASC, 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Randolph Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 12,070, 14,200, 16,330 and 18,780 shares were committed to be released during the year ended December 31, 2015, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In accordance with ASC 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Randolph Bancorp, Inc.’s shareholders, a stock-based benefit plan may issue an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and contributed to our charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) for award as restricted stock to our officers, employees and directors. Shareholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Randolph Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Randolph Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34.0%. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering and contributed to our charitable foundation are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by Randolph Bancorp, Inc.’s shareholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and contributed to our charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.80 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options and 25% of the option expense is assumed to be deductible for income tax purposes at a tax rate of 34%. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options equal to 10% of the shares sold in the offering and contributed to our charitable foundation are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 9.09%. The calculation of the net income pro forma stock option adjustment for the year ended December 31, 2015, at all offering levels, is set forth below.

		Minimum		Midpoint		Maximum		Maximum, As Adjusted
Annual Stock Option Expense
Aggregate value of stock options
Aggregate number of shares subject to option (in thousands)		377		444		510		587
Estimated value of each option	x	$2.80	x	$2.80	x	$2.80	x	$2.80

Estimated aggregate value of shares subject to option (in thousands)		$1,056		$1,243		$1,428		$1,644

Annual vesting expense (in thousands)
Annual pre-tax vesting expense		$211		$248		$286		$329
Tax benefit (a)		$(18)		$(21)		$(24)		$(28)

Pro forma stock option adjustment		$193		$227		$262		$301

(a)	No tax benefit is reflected for incentive stock options issued to employees, which are assumed to comprise 75% of the options granted. A tax benefit at a rate of 34% is reflected for the 25% of options assumed to be granted to non-employee directors.

(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40-30, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under the stock benefit plan. See notes 2 and 3 above.
(6)	Does not give effect to the nonrecurring expense that is expected to be recognized as a result of the contribution of cash and shares of common stock to our charitable foundation. Assuming the contribution to the foundation was expensed, the estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the charitable foundation, and the pro forma net income (loss) and pro forma net income (loss) per share are set forth in the table below. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 34.0% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(in thousands, except per share data)	Minimum	Midpoint	Maximum	Adjusted Maximum
For the year ended December 31, 2015:
Before tax expense of contribution	$1,462	$1,720	$1,978	$2,275
Pro forma tax benefit	497	585	673	773
Estimated after tax expense of contribution	965	1,135	1,305	1,501
Pro forma net income (loss)	(809)	(998)	(1,187)	(1,405)
Pro forma net income (loss) per share	(0.23)	(0.24)	(0.25)	(0.26)

(7)	Includes $390,000 of core deposit intangibles from the acquisition of First Eastern Bankshares Corporation.
(8)	The retained earnings of Randolph Savings Bank may be restricted after the conversion. See the sections of this prospectus entitled “Dividend Policy,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT OUR

CHARITABLE FOUNDATION

As reflected in the table below, if our charitable foundation is not established and funded as part of the offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be sold in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $37.7 million, $44.4 million, $51.0 million and $58.7 million, respectively, with our charitable foundation, as compared to $39.1 million, $46.0 million, $52.9 million and $60.8 million, respectively, without our charitable foundation. There is no assurance that, in the event our charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2015 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with and without our charitable foundation.

	Minimum		Midpoint		Maximum		Adjusted Maximum
	With charitable foundation	Without charitable foundation	With charitable foundation	Without charitable foundation	With charitable foundation	Without charitable foundation	With charitable foundation	Without charitable foundation
	(Dollars in thousands, except per share amounts)
Offering amount	$36,550	$39,100	$43,000	$46,000	$49,450	$52,900	$56,868	$60,835
Pro forma market capitalization	37,720	39,100	44,376	46,000	51,032	52,900	58,687	60,835
Total assets(1)(2)	465,800	467,955	471,428	473,964	477,056	479,972	483,529	486,882
Total liabilities(1)(3)	402,680	402,680	402,680	402,680	402,680	402,680	402,680	402,680
Pro forma shareholders’ equity(4)	63,120	65,275	68,748	71,284	74,376	77,292	80,849	84,202
Pro forma net income(5)	156	170	137	153	118	137	97	118
Pro forma shareholders’ equity per share	16.73	16.69	15.49	15.50	14.57	14.61	13.78	13.84
Pro forma net income per share	0.04	0.05	0.03	0.04	0.03	0.03	0.02	0.02
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	59.77%	59.92%	64.56%	64.52%	68.63%	68.45%	72.57%	72.25%
Offering price as a percentage of pro forma tangible shareholders’ equity per share	60.13%	60.28%	64.94%	64.85%	69.01%	68.78%	72.94%	72.57%
Offering price to pro forma net income per share	250.00x	200.00x	333.33x	250.00x	333.33x	333.33x	500.00x	500.00x
Pro forma financial ratios:
Return on assets (annualized)	0.03%	0.04%	0.03%	0.03%	0.02%	0.03%	0.05%	0.02%
Return on equity (annualized)	0.25%	0.26%	0.20%	0.21%	0.16%	0.18%	0.32%	0.14%
Equity to assets	13.55%	13.95%	14.58%	15.04%	15.59%	16.10%	16.72%	17.29%
Total shares issued	3,771,960	3,910,000	4,437,600	4,600,000	5,103,240	5,290,000	5,868,726	6,083,500

(1)	Includes the pro forma impact of the acquisition of First Eastern Bankshares Corporation.
(2)	Total assets in the “With charitable foundation” scenario reflects the impact of the merger with First Eastern Bankshares Corporation and related merger adjustments as well as the impact of the net offering proceeds, the impact of the ESOP and stock benefit plan, and the contribution to the foundation, net of the estimated tax benefit. Total assets in the “Without charitable foundation” scenario reflect a higher valuation range and gross offering proceeds in the absence of the contribution to the foundation and thus, total assets are greater relative to the “With charitable foundation” scenario.
(3)	Total liabilities are the same in both the “With charitable foundation” and “Without charitable foundation scenario as liabilities are not impacted by the contribution to the foundation.
(4)	Pro forma shareholders’ equity in the “With charitable foundation” scenario reflects the impact of the merger with First Eastern Bankshares Corporation and related merger adjustments as well as the impact of the net offering proceeds, the impact of the ESOP and stock benefit plan, and the contribution to the foundation, net of the estimated tax benefit. Pro forma shareholders’ equity in the “Without charitable foundation” scenario reflects a higher valuation range and gross offering proceeds in the absence of the contribution to the foundation and thus, total equity is greater relative to the “With charitable foundation” scenario.
(5)	Does not include the estimated after-tax expense associated with the contribution to the foundation. The pro forma net income is higher in the “Without charitable foundation” scenario because it reflects the higher valuation range and net offering proceeds and related reinvestment income from the incremental proceeds net of higher ESOP and stock benefit plan expenses on an after tax basis.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE MERGER

As reflected in the table below, while certain financial measures including total assets, total liabilities and pro forma net income (loss) would differ, RP Financial estimates that our pro forma stockholders’ equity would not be materially different and our pro forma valuation would be the same whether or not the merger is completed. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $37.7 million, $44.4 million, $51.0 million and $58.7 million, respectively, both giving effect to the merger and without giving effect to the merger. There is no assurance, that in the event the merger is not completed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2015 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with and without the merger being completed.

	Minimum		Midpoint		Maximum		Adjusted Maximum
	With Merger	Without Merger	With Merger	Without Merger	With Merger	Without Merger	With Merger	Without Merger
	(Dollars in thousands, except per share amounts)
Offering amount	$36,550	$36,550	$43,000	$43,000	$49,450	$49,450	$56,868	$56,868
Pro forma market capitalization	37,720	37,720	44,376	44,376	51,032	51,032	58,687	58,687
Total assets	465,800	413,773	471,428	419,401	477,056	425,029	483,528	431,501
Total liabilities	402,680	350,704	402,680	350,704	402,680	350,704	402,680	350,704
Pro forma shareholders’ equity	63,120	63,069	68,748	68,697	74,376	74,325	80,848	80,797
Pro forma net income (loss)(1)	156	(265)	137	(284)	118	(303)	97	(325)
Pro forma shareholders’ equity per share	16.73	16.72	15.49	15.48	14.57	14.56	13.78	13.77
Pro forma net income (loss) per share	0.04	(0.08)	0.03	(0.07)	0.03	(0.06)	0.02	(0.06)
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	59.77%	59.81%	64.56%	64.60%	68.63%	68.68%	72.57%	72.62%
Offering price as a percentage of pro forma tangible shareholders’ equity per share	60.13%	59.81%	64.94%	64.60%	69.01%	68.68%	72.94%	72.62%
Offering price to pro forma net income per share(2)	250.00	NM	333.33	NM	333.33	NM	500.00	NM
Pro forma financial ratios:
Return on assets (annualized)	0.03%	(0.06)%	0.03%	(0.07)%	0.02%	(0.07)%	0.02%	(0.08)%
Return on equity annualized)	0.25%	(0.42)%	0.20%	(0.41)%	0.16%	(0.41)%	0.12%	(0.40)%
Equity to assets	13.55%	15.24%	14.58%	16.38%	15.59%	17.49%	16.72%	18.72%
Total shares issued	3,771,960	3,771,960	4,437,600	4,437,600	5,103,240	5,103,240	5,868,726	5,868,726

(1)	Calculation of pro forma net income (loss) for the year ended December 31, 2015*

	Minimum		Midpoint		Maximum		Adjusted Maximum
	With Merger	Without Merger	With Merger	Without Merger	With Merger	Without Merger	With Merger	Without Merger
	(Dollars in thousands)

Randolph Bancorp net loss(a)	$(143)	$(143)	$(143)	$(143)	$(143)	$(143)	$(143)	$(143)
First Eastern Bankshares Corporation net income(b)	$584	$—	$584	$—	$584	$—	$584	$—
Pro forma income on net proceeds	$350	$350	$414	$414	$479	$479	$553	$553
Pro forma impact of acquisition funding	$(163)	$—	$(163)	$—	$(163)	$—	$(163)	$—
Pro forma ESOP adjustment	$(80)	$(80)	$(94)	$(94)	$(108)	$(108)	$(124)	$(124)
Pro forma restricted stock plan adjustment	$(199)	$(199)	$(234)	$(234)	$(270)	$(270)	$(310)	$(310)
Pro forma stock option plan adjustment	$(193)	$(193)	$(227)	$(227)	$(262)	$(262)	$(301)	$(301)

Pro forma net income (loss)	$156	$(265)	$137	$(284)	$118	$(303)	$97	$(325)

*	All pro forma adjustments reflect a tax effect at a 34% marginal tax rate.
(a)	Excludes merger transaction costs of $611,000 incurred by Randolph Bancorp in connection with the acquisition of First Eastern Bankshares Corporation.
(b)	Amount presented is net of merger adjustments under the acquisition method of accounting.
(2)	NM= Not Meaningful. Randolph Bancorp has reported net losses in each of the last three fiscal years and its pro forma net income for 2015 on a pre-conversion basis but after incorporating the pro forma earnings contribution of the merger with First Eastern Bankshares Corporation is $441,000. The resulting pro forma price-to-earnings multiples were in excess of 100x. RP Financial does not consider multiples of this magnitude to be a meaningful indicator of value and, accordingly, such multiples are not presented herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RANDOLPH BANCORP

This section is intended to help potential investors understand the financial performance of Randolph Bancorp and its subsidiary through a discussion of the factors affecting its financial condition at December 31, 2015 and December 31, 2014, and its results of operations for the years then ended. This section should be read in conjunction with the consolidated financial statements of Randolph Bancorp and notes thereto that appear elsewhere in this prospectus.

Overview

Our fundamental business strategy is to:

•	Leverage our infrastructure;

•	Further expand mortgage banking;

•	Emphasize commercial lending;

•	Continue to improve our asset quality;

•	Increase core funding;

•	Improve our delivery channels;

•	Grow through acquisitions; and

•	Remain a community-oriented institution.

Our results of operations depend primarily on net interest income and gains on the sale of mortgage loans. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. Our interest-earning assets consist primarily of residential mortgage loans, commercial real estate loans, commercial and industrial loans, home equity loans and lines of credit, construction loans, consumer loans and investment securities. Interest-bearing liabilities consist primarily of deposit accounts and borrowings from the Federal Home Loan Bank of Boston. Gains on the sale of mortgage loans result from the sale of such loans in the secondary mortgage market. The amount of these gains is dependent on the volume of our loan originations.

Critical Accounting Policies

Certain of our accounting policies are important to the presentation of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as either additional information becomes available or circumstances change. The allowance for loan losses is allocated to loan types using both a formula-based approach applied to groups of loans (general component) and an analysis of certain individual loans for impairment (allocated component). Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and the Massachusetts Commissioner of Banks, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 1 to our consolidated financial statements included in this prospectus.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

In 2014, we established a 100% valuation allowance for our net deferred tax assets after completing an assessment of our recent operating results, including significant non-recurring items, and projected operating results. This assessment lead us to conclude that it was more likely than not that we would be unable to realize our deferred tax assets.

We do not have any uncertain tax positions at December 31, 2015 and 2014 which require accrual or disclosure. We record interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2015 and 2014.

Comparison of Financial Condition at December 31, 2015 and 2014

Total Assets. Total assets increased $23.7 million, or 6.6%, to $383.2 million at December 31, 2015 from $359.4 million at December 31, 2014. This growth was concentrated in our loan portfolio which increased by $36.1 million. The increase in net loans was partially funded by a decrease of $15.6 million in our investment portfolio. This shift in assets reflected our strategic intent of focusing a greater proportion of our interest-earning assets in loans. Our overall asset growth was funded by increases in deposits and FHLB advances of $14.7 million and $10.8 million, respectively.

Loans Held for Sale. We are actively involved in the secondary mortgage market and designate the majority of our residential first mortgage loan production for sale. Total originations of one-to four-family residential mortgage loans for sale in the secondary mortgage market were $105.8 million in 2015 and $62.6 million in 2014. The increase in loan originations was positively affected by the prevailing low interest rate environment in 2015 and by the Bank’s focus on increasing the origination of purchase money mortgages (loans to partially fund acquisition of real estate) which increased by 37% in 2015. The overall origination volume of such mortgages is less volatile than the origination volume associated with rate-sensitive loan refinancing transactions. Purchase money mortgages comprised 55% and 60% of residential mortgage loan originations in 2015 and 2014, respectively. At December 31, 2015, loans held for sale, which consists of closed residential first mortgage loans which the Bank has committed to sell to investors, totaled $2.9 million compared to $2.3 million at December 31, 2014.

Net Loans. Net loans increased $36.1 million, or 14.5%, to $285.2 million at December 31, 2015 from $249.0 million at December 31, 2014. This growth occurred in both residential mortgage loans (first mortgages and home equity loans and lines of credit) which increased $22.2 million, or 12.5%, during 2015, and commercial real estate and construction loans which increased $12.1 million, or 17.2%, during 2015. This growth reflects strong local market conditions aided by the low interest rate environment that prevailed throughout the year as well as our strategic focus on loan growth.

Investment Securities. Investments, all of which are classified as available for sale, decreased $15.6 million, or 20.0%, to $62.3 million at December 31, 2015 from $77.9 million at December 31, 2014. This decrease is a consequence of our strategic shift to a higher proportion of interest-earning assets in loans. During 2015, we directed cash flows from investment maturities and calls as well as principal payments on mortgage-backed securities aggregating $12.6 million to fund loan growth. In addition, we decided in 2015 to sell our portfolio of marketable equity securities which provided $2.7 million of additional funding for loan growth.

Bank-owned Life Insurance. Bank-owned life insurance (BOLI) decreased $590,000, or 5.8%, to $9.6 million at December 31, 2015 from $10.2 million at December 31, 2014. This decrease resulted from a claim on an insurance policy due to the death of a former officer, partially offset by increases of $236,000 in the cash surrender value of the underlying insurance policies.

Deposits. Deposits increased $14.7 million, or 5.0%, to $309.2 million at December 31, 2015 from $294.5 million at December 31, 2014. This increase occurred primarily in non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts, which increased $14.0 million, or 6.6%, while term certificate accounts increased $763,000, or 0.9%. This mix of deposit growth reflects the low interest rate environment which has persisted in recent years and the preference of many depositors to hold their funds in accounts which do not have stated maturities. The increase in deposits resulted from the introduction and promotion of new consumer savings and checking account products as well as a business checking account product.

FHLB Advances. FHLB advances increased $10.8 million, or 45.0%, to $34.9 million at December 31, 2015 from $24.1 million at December 31, 2014. These advances are an important source of wholesale funding and were utilized in 2015 to partially fund loan growth. Of the $10.8 million net increase in FHLB advances occurring in 2015, $10.0 million represented community development advances which bear a discounted rate from advances with the same maturity. These advances had a weighted average maturity of 23 months and a weighted average interest rate of 0.75%.

Total Equity. Total equity decreased $1.2 million, or 3.6%, to $32.5 million at December 31, 2015 from $33.7 million at December 31, 2014. This decrease resulted from the net loss for 2015 of $754,000 and the other comprehensive loss of $443,000, which was primarily attributable to the decrease in the unrealized gain on investment securities.

Analysis of Net Interest Income

Net interest income represents the difference between income we earn on our interest-earning assets and the expense we pay on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Year Ended December 31,
	2015			2014			2013
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Loans(1)	$271,337	$10,488	3.87%	$221,907	$9,320	4.20%	$194,361	$8,129	4.18%
Investment securities(2)(6)	72,585	2,059	2.84%	91,368	2,576	2.82%	154,397	3,782	2.45%
Interest-earning deposits	6,180	73	1.20%	10,727	66	0.61%	7,077	29	0.41%

Total interest-earning assets	350,102	12,620	3.60%	324,002	11,962	3.69%	355,835	11,940	3.36%

Noninterest-earning assets	25,823			28,493			27,132

Total assets	$375,925			$352,495			$382,967

Interest-bearing liabilities:
Savings accounts	$91,458	$123	0.13%	$92,743	$93	0.10%	$104,349	$122	0.12%
NOW accounts	44,587	84	0.19%	43,682	45	0.10%	45,109	51	0.11%
Money market accounts	53,245	221	0.42%	39,181	100	0.26%	38,283	91	0.24%
Term certificates	81,925	760	0.93%	88,413	947	1.07%	109,522	1,556	1.42%

Total interest-bearing deposits	271,215	1,188	0.44%	264,019	1,185	0.45%	297,263	1,820	0.61%
FHLB advances	32,569	168	0.51%	16,344	118	0.72%	13,349	147	1.10%

Total interest-bearing liabilities	303,784	1,356	0.45%	280,363	1,303	0.46%	310,612	1,967	0.63%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	32,515			30,230			28,965
Other noninterest-bearing liabilities	5,682			4,935			4,708

Total liabilities	341,981			315,528			344,285
Total Equity	33,944			36,967			38,682

Total liabilities and equity	$375,925			$352,495			$382,967

Net interest income		$11,264			$10,659			$9,973

Interest rate spread(3)			3.16%			3.23%			2.72%
Net interest-earning assets(4)	$46,318			$43,639			$45,223

Net interest margin(5)			3.21%			3.28%			2.78%
Ratio of interest-earning assets to interest-bearing liabilities	115.25%			115.57%			114.56%

(1)	Includes nonaccruing loan balances and interest received on such loans.
(2)	Includes carrying value of securities classified as available-for-sale, FHLB stock and investment in the Depositors Insurance Fund.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Includes tax equivalent adjustments for municipal securities, based on a 34% effective tax rate, of $138,000, $158,000 and $172,000 for 2015, 2014 and 2013, respectively.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income, presented on a tax equivalent basis, for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2015 v. 2014			Year Ended December 31, 2014 v. 2013
	Increase (Decrease) Due to Changes in		Total Increase (Decrease)	Increase (Decrease) Due to Changes in		Total Increase (Decrease)
(In thousands)	Volume	Rate		Volume	Rate
Interest-earning assets:
Loans	$1,946	$(778)	$1,168	$1,157	$34	$1,191
Investment securities	(535)	18	(517)	(1,716)	509	(1,207)
Interest-earning deposits	(36)	43	7	19	18	37

Total interest-earning assets	1,375	(717)	658	(540)	561	21

Interest-bearing liabilities:
Savings accounts	(1)	31	30	(13)	(16)	(29)
NOW accounts	1	38	39	(1)	(1)	(2)
Money market accounts	45	76	121	1	4	5
Term certificates	(67)	(120)	(187)	(267)	(342)	(609)

Total interest-bearing deposits	(22)	25	3	(280)	(355)	(635)
FHLB advances	92	(42)	50	29	(58)	(29)

Total interest-bearing liabilities	70	(17)	53	(251)	(413)	(664)

Change in net interest income	$1,305	$(700)	$605	$(289)	$974	$685

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

General. We reported net losses of $754,000 and $2.2 million for the years ended December 31, 2015 and 2014, respectively. Results of operations in 2015 and 2014 included the following items:

•	Pre-tax income of $780,000 from the sale of our Rhode Island branches in 2014;

•	Pre-tax income of $780,000 from the sale of investment securities in 2014;

•	Pre-tax expense of $543,000 in 2015 and $463,000 in 2014 attributable to a defined benefit plan that was settled in July 2015;

•	Pre-tax expense of $611,000 in 2015 associated with the pending acquisition of First Eastern Bankshares Corporation; and

•	Pre-tax income of $285,000 in 2015 due to death benefits received on bank-owned life insurance, net of payments made on a split dollar life insurance agreement.

Exclusive of these items, we would have reported income before income taxes of $7,000 in 2015 and a loss before income taxes of $175,000 in 2014. In 2014, we also recorded a 100% deferred tax valuation allowance of $3.0 million which led to the net loss for the year.

Interest and Dividend Income. Interest and dividend income increased $678,000, or 5.7%, to $12.5 million in 2015 compared to $11.8 million in 2014. This increase was entirely due to the growth in the average balances of loans between years of $49.4 million as the average yield on loans declined 33 basis points to 3.87% in 2015 from 4.20% in 2014. The reduction in yield is a consequence of the continuation of the lower interest rate environment as well as competitive pressures. The overall increase in interest and dividend income was also adversely affected by a $497,000 reduction in interest income due to the $18.8 million decline in the average balances of investment securities, which results from our gradual de-emphasis of investment securities as a source of interest income.

Interest Expense. Interest expense increased $53,000, or 4.1%, to $1.4 million in 2015 compared to $1.3 million in 2014. This increase was entirely due to the increased utilization of FHLB advances as a funding source as the average balances of such advances increased by $16.2 million in 2015. The cost of FHLB advances declined 21 basis points to 0.51% in 2015 from 0.72% in 2014. Both interest expense and the cost of funds on deposits were virtually unchanged in 2015 as compared to the prior year.

Net Interest Income. Net interest income increased $625,000, or 6.0%, to $11.1 million in 2015 compared to $10.5 million in 2014. This improvement resulted from the growth in average interest-earning assets of $26.1 million, partially offset by a decline in the net interest margin of 7 basis points to 3.21% in 2015 from 3.28% in 2014. The growth in interest-earnings assets reflects the $36.1 million growth in net loans during 2015.

Provision for Loan Losses. During 2015, we reduced our allowance for loan losses by recording a credit of $137,000 compared to a provision for loan losses of $120,000 in 2014. This credit was primarily due to the $7.2 million reduction in impaired loans during 2015. This reduction was attributable not only to loan charge-offs, but also the pay-off and pay-downs of impaired loans. The general component of the allowance for loan losses remained largely unchanged in 2015 as the impact on the allowance caused by increases in loan balances was substantially offset by improvements in qualitative factors. The allowance for loan losses at December 31, 2015 was 1.12% compared to 1.40% at December 31, 2014.

Net Gain on Sale of Mortgage Loans. The net gain on sale of mortgage loans increased $1.2 million, or 84.8%, to $2.6 million in 2015 compared to $1.4 million in 2014. During 2015, we sold $105.3 million of residential mortgage loans compared to $62.0 million in 2014. The increase in loan originations was positively affected by the prevailing low interest rate environment in 2015 and by our focus on increasing the origination of purchase money mortgages which increased by 37% in 2015. The overall origination volume of such mortgages is less volatile than the origination volume associated with rate-sensitive loan refinancing transactions. Purchase money mortgages comprised 55% and 60% of residential mortgage loan originations in 2015 and 2014, respectively.

Other Non-interest Income. Other non-interest income includes depositor service fees, mortgage servicing income, securities gains, losses and impairment write-downs, increases in the cash surrender value of BOLI policies and other smaller income items. During 2015, such income decreased $1.4 million, or 35.3%, to $2.5 million compared to $3.9 million in 2014. The principal causes of this decline were a reduction in net securities gains of $787,000 and a gain on the sale of our Rhode Island branches of $780,000 recognized in 2014. Depositor service fees decreased $96,000 in 2015 due principally to a reduction in overdraft fees while mortgage servicing income decreased $117,000 in 2015 due to higher loan prepayments. Offsetting these items was a gain of $402,000 due to death benefits received on a BOLI policy.

Non-interest Expense. Non-interest expenses increased $2.5 million, or 16.9%, to $17.2 million in 2015 compared to $14.7 million in 2014. This increase was principally due to higher salaries and employee benefits of $995,000, higher occupancy and equipment expenses of $160,000 due to the adverse winter conditions experienced in the Boston area in 2015, higher data processing costs of $160,000 due to additional service offerings and customer utilization of alternative delivery channels, higher professional fees of $859,000, and higher other non-interest expenses of $200,000 due to $117,000 in expense on a split dollar life insurance arrangement for a deceased former officer and a $120,000 increase in net loan collection costs due to a $200,000 recovery of such costs in 2014.

The increase in salaries in employee benefits of $995,000, or 12.0%, in 2015 was due to higher net commission expense of $394,000 directly related to the improvement in mortgage loan origination volume during the year, $213,000 in employee compensation, $121,000 in severance pay and $106,000 in contributions to the 401(k) plan.

The increase of $859,000, or 113.9%, in professional fees was principally due to $611,000 of costs incurred in connection with the pending acquisition of First Eastern Bankshares Corporation. We also experienced an increase in both internal and external audit and regulatory examination costs totaling $316,000. External audit costs increased by $146,000 due primarily to re-audits of prior year financial statements triggered by an independence issue which we experienced with our prior auditing firm that was resolved with the re-audits performed by our current independent public accounting firm. Internal audit costs increased due to an expansion in the overall scope of the work performed, while regulatory examination costs increased in 2015 due to a credit in the prior year resulting from an over-accrual for such costs in 2013.

Income Tax Expense (Benefit). In 2014, we recognized a 100% deferred tax valuation allowance of $3.0 million which gave rise to nearly all of the total income tax provision for the year of $3.1 million. In 2015, we continued to maintain the valuation allowance for all of our deferred tax assets. During 2015, a tax benefit of $108,000 was recognized in operations. This amount included a $117,000 deferred tax benefit due to the reclassification of actuarial losses on the defined benefit plan that was terminated and settled in 2015. This deferred tax benefit was fully offset by a deferred tax provision included in other comprehensive income.

Management of Market Risk

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk, market risk and liquidity risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are recorded at fair value. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Other risks that we face are operational risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes conservative loan-to-value ratios and guarantees of construction and commercial real estate loans by parties with substantial net worth. The Bank utilizes an eight-grade internal loan rating system for commercial real estate, construction, commercial and industrial loans. On an annual basis, or more often if needed, the Bank formally reviews the ratings on all commercial real estate, construction and commercial loans. In addition, during each calendar year, we engage an outside loan review firm to perform a thorough review of our commercial loan portfolio. This review involves analyzing adversely classified loans and loans more than 30 days past due, in each case with outstanding balances in excess of $50,000; new loans of significant size (typically $250,000 and above); a sampling of performing relationships with balances of $250,000 and above; delinquency trends; and loan collateral valuation, in order to assess the accuracy of our internal loan rating systems and to identify deviations from the loan policy. In 2015, 73% of the aggregate principal balance of our commercial loan portfolio was reviewed. Management uses the results of these reviews as part of its annual review process.

When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. Management makes initial contact with the borrower when the loan becomes 16 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made, and a plan of collection is pursued for each individual loan. A particular plan of collection may lead to foreclosure, the timing of which depends on the prospects for the borrower bringing the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances, as well as the sale of the nonperforming loans. Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 30 days.

Our collection procedure for commercial loans includes sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with the borrower once a loan becomes five days past due. If collection activity is unsuccessful after 90 days, we may refer the matter to our legal counsel for further collection efforts and we may charge-off the loan. All loans delinquent 30 days and over are reported monthly at the board of directors meeting.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes originating shorter-term commercial real estate loans and adjustable-rate loans for retention in our loan portfolio, promoting core deposit products and time deposits, adjusting the maturities of borrowings and adjusting the investment portfolio mix and duration. We also manage interest rate risk by selling virtually all newly originated conforming fixed rate residential mortgage loans in the secondary market. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments except for interest rate lock agreements with borrowers and forward loan sale commitments with investors both in connection with our mortgage banking activities.

We have an asset/liability management committee to communicate, coordinate and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model which is provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. The comparative scenarios assume an immediate parallel shifts in the yield curve in increments of 100 basis point (bp) rate movements. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. We also estimate the impact over a two year time horizon. The following table shows the estimated impact on net interest income for the one-year period beginning December 31, 2015 resulting from potential changes in interest rates. The model is run at least quarterly showing shocks from +300bp to -100bp, as we believe a decline of greater than -100bp is currently improbable. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+300	$10,654	(7.6%)
+200	10,975	(4.8%)
+100	11,261	(2.4%)
Level	11,534	—
-100	11,306	(2.0%)

(1)	The calculated changes assume an immediate shock of the static yield curve.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. The tables also do not measure the changes in credit and liquidity risk that may occur as a result of changes in general interest rates. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our economic value of equity and will differ from actual results.

Economic Value of Equity Analysis. In order to monitor and manage interest rate risk, we also use the net present value of equity at risk, or NPV, methodology. This methodology calculates the difference between the present value of expected cash flows from assets and liabilities. As with the net interest income analysis discussed above, the model is run at least quarterly showing shocks at +300bp and -100bp, because a decline of greater than -100bp is currently improbable. The board of directors and management review the methodology’s measurements on a quarterly basis.

The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements. Results of the modeling are used to provide a measure of the degree of volatility interest rate movements may influence our earnings. Modeling the sensitivity of earnings to interest rate risk is decidedly reliant on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management’s best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. Assumptions are supported with annual back testing of the model to actual market rate shifts.

The table below sets forth, as of December 31, 2015, the estimated changes in the net present value of equity that would result from the designated changes in the United States Treasury yield curve under an instantaneous parallel shift for Randolph Savings Bank. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in EVE		EVE as Percentage of Economic Value of Assets(3)
Changes in Interest Rates (basis points)(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio	Changes in Basis Points
	(Dollars in thousands)
+300	$37,180	$(5,495)	(12.9)%	10.62%	(59)
+200	39,286	(3,389)	(7.9)%	10.92%	(29)
+100	41,387	(1,288)	(3.0)%	11.18%	(3)
0	42,675	—	—	11.21%	—
-100	39,451	(3,224)	(7.6)%	10.14%	(107)

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE, or Economic Value of Equity at Risk, measures Randolph Savings Bank’s exposure to equity due to changes in a forecast interest rate environment.
(3)	EVE Ratio represents EVE divided by the economic value of assets which should translate into built in stability for future earnings.

The table above indicates that at December 31, 2015, in the event of an instantaneous parallel 100 basis points decrease in interest rates, we would experience a 107 basis points decrease in net portfolio value. In the event of an instantaneous 300 basis point increase in interest rates, we would experience a 59 basis points decrease in net portfolio value.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates. We believe that our level of interest rate risk is acceptable using this approach.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources. Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

Management regularly adjusts our investments in liquid assets based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our interest-rate risk and investment policies.

Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash used in operating activities was $2.2 million and $59,000 for the years ended December 31, 2015 and 2014, respectively. Net cash used in investing activities, which consists primarily of disbursements for portfolio loan originations and loan purchases, the purchase of securities and certificates of deposit, offset by principal collections on loans, proceeds from the sale of securities, proceeds from maturing securities, sales of other real estate owned, and pay downs on mortgage-backed securities, was $23.2 million and $57.8 million for the years ended December 31, 2015 and 2014, respectively. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and Federal Home Loan Bank of Boston advances, was $25.3 million and $22.8 million for the years ended December 31, 2015 and 2014, respectively.

At December 31, 2015, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital of $32.1 million, or 8.3% of adjusted total assets, which is above the required level of $19.2 million, or 5.00% of adjusted total assets, and total risk-based capital of $35.1 million, or 14.4% of risk-weighted assets, which is above the required level of $24.3 million, or 10.00% of risk-weighted assets.

We believe that our recent asset growth has been constrained by our regulatory capital levels. The net proceeds of the offering and the completion of the merger will increase our regulatory capital levels and allow us to grow our assets more quickly than would have otherwise been the case. See “Historical and Pro Forma Regulatory Capital Compliance.” At December 31, 2015, Randolph Savings Bank’s regulatory limit on loans-to-one borrower was $6.4 million. See “Business of Randolph Bancorp, Inc. and Randolph Savings Bank – Lending Activities – Loans-to-One Borrower Limit.” As a result of the offering and the merger, our regulatory loans-to-one borrower limit will increase to $12.4 million (assuming the sale of common stock at the midpoint of the offering range) and we expect to increase our internal loans-to-one borrower limit. These increases will allow us to grow our loan portfolio more quickly.

At December 31, 2015, we had outstanding commitments to originate loans of $10.2 million, unadvanced funds on loans of $5.6 million and unused lines of credit of $43.6 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2015 totaled $44.0 million. Management expects, based on historical experience, that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank of Boston advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense. Available borrowing capacity at December 31, 2015 was $70.9 million under the blanket pledge agreement with Federal Home Loan Bank of Boston. We also have a $4.2 million available line of credit with Federal Home Loan Bank of Boston and a $3.5 million available line of credit with a correspondent bank at December 31, 2015.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 13 to our Consolidated Financial Statements located elsewhere in this prospectus.

For the years ended December 31, 2015 and 2014, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF RANDOLPH BANCORP, INC. AND RANDOLPH SAVINGS BANK

Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is a newly formed Massachusetts corporation that will become the stock holding company of Randolph Savings Bank upon completion of the conversion. Randolph Bancorp, Inc. has not engaged in any business to date. Following completion of the conversion, Randolph Bancorp Inc.’s business activities will be the ownership of the outstanding capital stock of Randolph Savings Bank and management of the investment of offering proceeds retained from the conversion. In the future, Randolph Bancorp Inc. may pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Randolph Savings Bank. Other than the acquisition of First Eastern Bankshares Corporation, there are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of Randolph Bancorp, Inc.’s activities at the present time.

Randolph Bancorp, Inc.’s cash flows will depend upon earnings from the investment of the portion of net proceeds retained from the offering and any dividends received from Randolph Savings Bank. Initially, Randolph Bancorp, Inc. will not own or lease any property, but instead use the premises, equipment and other property of Randolph Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Randolph Bancorp, Inc. and Randolph Savings Bank will enter into upon completion of the conversion. In addition, Randolph Bancorp, Inc. and Randolph Savings Bank will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Code. At the present time, Randolph Bancorp, Inc. intends to employ only persons who are officers of Randolph Savings Bank to serve as its officers and will use the support staff of Randolph Savings Bank from time to time. These persons will not be separately compensated by Randolph Bancorp, Inc. Randolph Bancorp, Inc. may hire its own employees, as appropriate, in the future.

Randolph Savings Bank

Randolph Savings Bank is a Massachusetts-chartered savings bank headquartered in Stoughton, Massachusetts with its main office in Randolph, Massachusetts. We were organized in 1851 and reorganized into the mutual holding company structure in 2002. Randolph Savings Bank is currently the wholly-owned subsidiary of Randolph Bancorp, a Massachusetts mutual holding company. We provide financial services to individuals, families and small to mid-size businesses through our five full-service banking offices located in Norfolk County, Massachusetts and two lending offices located in each of Bristol County and Norfolk County, Massachusetts.

Randolph Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, home equity loans and lines of credit, commercial and industrial loans, construction loans, consumer loans and investment securities. We offer a full range of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and IRAs.

Acquisition of First Eastern Bankshares Corporation

After the conversion and offering, upon receipt of all required regulatory approvals, Randolph Bancorp, Inc. and Randolph Savings Bank expect to acquire First Eastern Bankshares Corporation and its wholly-owned subsidiary, First Federal Savings Bank of Boston, by merging First Eastern Bankshares Corporation with and into Randolph Bancorp, Inc. and First Federal Savings Bank of Boston with and into Randolph Savings Bank. Approximately $14.0 million of offering proceeds will be used to fund the merger.

First Eastern Bankshares Corporation is a savings and loan holding company and the holding company for First Federal Savings Bank of Boston, a federal savings association headquartered in Boston, Massachusetts. First Eastern’s principal asset is 100% of the outstanding capital stock of First Federal, its sole banking subsidiary and only direct subsidiary. First Federal’s primary business is the origination and sale of residential mortgage loans in the secondary market and offering a variety of insured deposit accounts and using such deposits as well as borrowings to originate portfolio loans, primarily residential mortgage and construction loans, to its customers. At December 31, 2015, First Eastern Bankshares Corporation had total assets of approximately $66.1 million, net loans of $33.4 million, total deposits of $34.8 million and total stockholder’s equity of $14.1 million. During the year ended December 31, 2015, First Eastern originated $422.3 million in residential mortgage loans for sale in the secondary market.

As a result of the acquisition of First Eastern Bankshares Corporation, we will increase our one- to four-family residential mortgage loans by approximately $17.8 million. We expect the merger to allow us to significantly grow our mortgage business while also adding depth to our team of mortgage professionals. The merger will also expand our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and one loan production office in New Hampshire.

Pursuant to the merger agreement, we have entered into an agreement with Peter J. Fraser, President and Chief Operating Officer of First Federal Savings Bank of Boston, to become a Senior Vice President at Randolph Savings Bank and President of Randolph Savings Bank’s First Eastern Mortgage division effective upon completion of the merger. In addition, we have also entered into agreements with Chris A. Kreidermacher and Kellie J. Lally, Executive Vice-President/Chief Financial Officer and Vice-President/Internal Auditor of First Federal Savings Bank of Boston, respectively, to occupy officer level positions at Randolph Savings Bank effective upon the completion of the merger. See “Executive and Director Compensation.”

If, for any reason, the acquisition of First Eastern Bankshares Corporation cannot be completed, our board of directors intends to proceed with the conversion. If for any reason the conversion cannot be completed, we will not proceed with the acquisition of First Eastern Bankshares Corporation.

Market Area

Our primary deposit-taking market is Norfolk County, Massachusetts and our primary lending market is more broadly based in Bristol, Essex, Middlesex, Norfolk, Plymouth and Suffolk counties in Massachusetts and Kent, Newport, Providence and Washington counties in Rhode Island. We intend to expand our lending operations, particularly residential mortgage and commercial real estate lending, in eastern Massachusetts and Rhode Island, so we will continue to be affected by economic conditions in these areas. Upon completion of the acquisition of First Eastern Bankshares Corporation, we will also operate a loan production office in southern New Hampshire in order to expand our mortgage banking business in that area.

Due to its proximity to Boston, our market area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several investment and financial services companies. The greater Boston metropolitan area also has many life science and high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, residential construction, office buildings, shopping centers, and other commercial properties in our market area. Communities within our market area include many older residential commuter towns, which function partially as business and service centers. Although our current operations are not focused in Boston, we are affected by economic conditions in Boston because our loan portfolio includes a number of loans that are secured by real estate or that have borrowers located in Boston. In addition, a number of our customers who reside in our market area are employed in Boston, the operations of our commercial and industrial loan customers depend in part on sales of products and services to individuals or other businesses located in Boston, and a number of our non-owner occupied residential loan customers have properties in Boston as well as elsewhere in our market area.

Population and household data indicate that the market within a 20 minute drive time from any of our current branch locations is a mix of urban and suburban markets with a large commuter population. Norfolk County is the wealthiest county in the state of Massachusetts and is characterized by a high concentration of white collar professionals who work in the Boston MSA. According to ESRI, our combined market had total population of 906,881 and total households of 325,215 as of December 31, 2015. The annual population growth rate within our market has increased from 0.15% from 2000 to 2010 to 0.43% from 2010 to 2015 and is expected to increase to 0.65% for 2015 to 2020. In addition, 38,403 businesses that employ 475,014 people operate within our combined market. Income measures show that our market area is a relatively affluent market. The 2015 median household income within our market was $68,967 (compared to $53,217 for the United States as a whole) and the 2015 median home value was $381,430 (compared to $200,006 for the United States as whole). The May 2015 unemployment rates for Norfolk County was 3.9%, below the comparable unemployment rates for the U.S. and Massachusetts.

Competition

We face intense competition in making loans and attracting deposits. Our most direct competition for deposits has historically come from the banking institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and mutual funds. At June 30, 2015, which is the most recent date for which data is available from the FDIC, we held 1.32% of the deposits in Norfolk County, which was the 18th largest market share out of 47 financial institutions with offices in Norfolk County. Many of the banks owned by large national and regional holding companies and other community-based banks that operate in our primary market area are larger than we are and, therefore, may have greater resources or offer a broader range of products and services.

Our competition for loans comes from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from nondepository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies. Competition in mortgage banking comes from traditional mortgage competitors within our market area as well as larger, nationally active mortgage originators such as Quicken Loans.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet, and made it possible for nondepository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Business Strategy

Our business strategy includes the following key elements:

Leveraging Our Infrastructure. In 2013, the board of directors of Randolph Savings Bank began the process of transforming the Bank into a full service community bank. James P. McDonough was hired as our new President and Chief Executive Officer in May 2013. Mr. McDonough and the board of directors hired a new management team, adding officers who, collectively, have well over 100 years of experience in areas such as retail banking and operations, marketing, commercial real estate and commercial and industrial lending and underwriting, finance, human resources and information technology. Since 2013, five other executive officers have been hired, including our Senior Vice President, Retail Banking and Corporate Marketing; Senior Vice President, Senior Commercial Loan Officer; Senior Vice President, Human Resources; Vice President and Chief Information Officer; Executive Vice President and Chief Financial Officer. In addition, our Senior Vice President, Residential Lending and Senior Vice President, Finance and Risk Management have been promoted from previous positions within the organization. We also added two new directors with extensive experience in the banking industry, specifically commercial lending and credit, and on public company boards of directors. We believe that our new management team has positioned us well for future growth and diversification of our products and services.

With the new management team in place, in 2014, the board of directors adopted a new strategic plan focused on investing in our people, our facilities and our systems and technology to lay the foundation for future growth and profitability. After a comprehensive review of alternative strategic initiatives, the board of directors determined that the Bank should focus on building our core competencies and historical strengths to deliver enhanced products and services which are of greatest relevance to customers in it markets. We have reformed our credit process and begun the process of updating our branch network and modernizing our technology platform to improve the customer experience. We believe that the additional capital from the offering will allow us to complete these upgrades and leverage our improved infrastructure to foster increased growth and profitability. Planned technology investments range from infrastructure investments (including a new phone system) and risk mitigation technology to customer experience enhancements across all delivery channels. The estimated initial investments are expected to cost $1.0 million and will be made during the period from 2016 to 2020.

One goal of better leveraging our infrastructure is the improvement of our efficiency ratio. We believe that the net proceeds of the offering will provide the additional capital necessary to grow our assets and increase our loan origination capabilities, both organically and through acquisitions (such as the pending acquisition of First Eastern Bankshares Corporation). We also believe that our current management team has the experience to oversee such growth without the need to add additional senior-level personnel. Through the acquisition of First Eastern Bankshares Corporation, we plan to achieve additional efficiencies through consolidation of systems and processes. In this regard, in March 2016 we entered into a new long-term agreement with our existing core processor which is expected to result in annual savings in noninterest expenses of approximately $600,000. These measures should allow us to grow our assets and revenues faster than we grow our expenses, thereby improving our efficiency ratio in the future.

Further Expand Mortgage Banking. We plan to continue to grow our one-to four-family residential lending and mortgage banking operations. In 2015 and 2014, as part of our strategy to focus a greater proportion of our interest-earning assets on loans, we grew our residential mortgage loans (first mortgages and home equity loans and lines of credit) by $22.2 million and $35.5 million, respectively. In addition, we increased our originations of one-to four-family residential mortgage loans for sale in the secondary mortgage market by $43.2 million to $105.8 million in 2015 over 2014 levels, including a 37% increase in purchase money mortgage originations. We intend to continue to grow our mortgage banking business by hiring in 2016 an additional residential loan officer, as well as additional support staff in this area. In addition, we have entered into the merger agreement to acquire First Eastern Bankshares Corporation and its wholly-owned subsidiary, First Federal Savings Bank of Boston. We expect the merger to allow us to significantly grow our mortgage business while also adding depth to our team of mortgage professionals. In 2015, First Federal Savings Bank of Boston originated $422.3 million in one-to four-family residential mortgage loans. The merger will also expand our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and one loan production office in New Hampshire. See “Acquisition of First Eastern Bankshares Corporation” for a description of the merger.

Emphasize Commercial Lending. We plan to emphasize and grow our commercial real estate, construction, and commercial and industrial lending platforms and loan portfolios. As part of our 2014 strategic plan, we added personnel who are experienced in originating and servicing commercial real estate loans. In 2015, we began to focus on significantly increasing our commercial real estate and commercial and industrial lending, consistent with the safe and sound underwriting practices that our new management team has established. Our commercial real estate and construction loans increased $12.1 million, or 17.2%, during 2015 and $8.6 million, or 13.8%, in 2014. As we continue to grow our commercial real estate loan portfolio, we intend to emphasize growth in commercial and industrial lending. We have hired an additional commercial loan officer in 2016, who will focus on growing our commercial and industrial loan portfolio. We view the growth of our commercial real estate loans and commercial and industrial loans as a means of diversifying and increasing our interest income and establishing relationships with local businesses, which offer a recurring and potentially broader source of fee income and deposits than traditional one- to four-family residential real estate lending.

Continuing to Improve Our Asset Quality. We emphasize a disciplined credit culture based on our market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers. Over the last few years, we have hired an experienced credit officer, reformed our credit processes and divested our lower quality commercial real estate loans. As a result of these efforts, total nonperforming assets have decreased from $6.1 million at December 31, 2011 to $2.6 million at December 31, 2015 and nonperforming assets as a percentage of total assets have decreased from 1.60% to 0.67% over the same period. As we seek to further diversify our loan portfolio, we intend to maintain strict, quality-oriented loan underwriting and credit monitoring processes.

Increase Core Funding. We intend to fund our growth and fuel our profitability by attracting and retaining core deposit relationships. Deposits increased $14.7 million, or 5.0%, to $309.2 million at December 31, 2015 from $294.5 million at December 31, 2014. This increase occurred in non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts, which increased $14.0 million, or 6.6%, while term certificate accounts increased $763,000, or 0.9%. We believe that our increased focus on commercial lending, infrastructure improvements and improved delivery channels will help attract lower cost commercial deposits. To better seize this opportunity, we intend to hire a business development officer focused on attracting commercial checking accounts. We also plan to utilize more aggressive certificate of deposit and money market account pricing to attract additional core deposits. We will also invest in retail branch sales and service training, cross selling initiatives with targeted incentive plans that will allow us to broaden customer relationships and improve our core deposit retention.

Improve Our Delivery Channels. In 2014, as part of our strategic plan, we began the process of refreshing all of our branch locations and implementing technology upgrades. A significant investment has been made to improve and increase the channels by which our customers may conduct transactions and business with the Bank. We have made improvements to our online and mobile capabilities for consumer and business banking. These enhancements include the addition of mobile banking and remote deposit capture capabilities. We continue to make targeted investments to improve online account opening and provide users with additional capabilities. The offering proceeds will allow us to complete our planned technology upgrades and to focus on growth. We intend to expand our footprint in order to attract new retail and commercial customers. In this regard, we intend to open our newly constructed Stoughton office in the fourth quarter of 2016 and to add an additional new branch office in contiguous markets in each of 2017 and 2018. Consistent with our focus on improving the customer experience, all new and existing branch locations will be completely technology-enabled. The acquisition of First Eastern will complement our branch strategy by expanding our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and a loan production office in New Hampshire. We believe that our expanded footprint, refreshed locations and upgraded technology platform will significantly improve the experience of our customers, enhance our ability to attract commercial customers, and meet our goals of both increasing the number of households that we serve and the number of core deposit and loan products used by these households.

Growth Through Acquisitions. As conditions permit, we may further expand our branch network through acquisitions of additional branches, banks or financial services companies. We intend to pursue expansion opportunities in areas in or adjacent to our existing market area in locations that maximize growth opportunities or with companies that add complementary products to our existing business. Our pending acquisition of First Eastern is an example of our strategy of being opportunistic to enhance our products and services.

Remain a Community-Oriented Institution. We were organized in 1851 and have been operating continuously in and around the Randolph, Massachusetts since that time. We have trained our employees to focus on high quality service in order to maintain and build a loyal customer base. We believe that the establishment and funding of the foundation will further promote our relationships and exposure in our market area through our support of charitable organizations operating in our local community now and in the future.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential mortgage loans, commercial real estate loans, home equity loans and lines of credit, construction loans, commercial and industrial loans and consumer loans, predominantly in our core market area in eastern Massachusetts and Rhode Island. As discussed above, we expect the merger to allow us to significantly grow our mortgage business.

Loan Portfolio. The following table sets forth the composition of our loan portfolio at the dates indicated:

	At December 31,
	2015		2014		2013		2012		2011
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$166,483	57.99%	$152,063	60.48%	$123,126	59.47%	$93,843	51.47%	$93,136	50.99%
Commercial	74,911	26.09%	68,380	27.20%	61,994	29.94%	68,909	37.80%	74,072	40.55%
Home equity loans and lines of credit	33,259	11.58%	25,475	10.13%	18,881	9.12%	15,195	8.33%	11,771	6.44%
Construction	7,807	2.72%	2,189	0.87%	—	—	235	0.13%	—	—
Commercial and industrial loans	2,040	0.71%	2,161	0.86%	2,302	1.11%	3,275	1.80%	2,825	1.55%
Consumer loans	2,602	0.91%	1,148	0.46%	755	0.36%	850	0.47%	858	0.47%

	287,102	100.00%	251,416	100.00%	207,058	100.00%	182,307	100.00%	182,662	100.00%

Deferred loan origination costs and fees, net	1,288		1,136		745		629		468
Allowance for loan losses	(3,239)		(3,544)		(3,829)		(3,530)		(3,761)

Loans, net	$285,151		$249,008		$203,974		$179,406		$179,369

Loan Maturities. The following table sets forth the scheduled contractual amortization of Randolph Savings Bank’s loan portfolio at December 31, 2015. Loans having no schedule of repayments or no stated maturity are reported as being in greater than five years. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude net deferred loan costs and fees. The following table also sets forth the rate structure of loans scheduled to mature after one year.

	December 31, 2015
(In thousands)	One-to Four- Family Residential Real Estate	Commercial Real Estate	Home Equity Loans and Lines of Credit	Construction	Commercial and Industrial	Consumer	Total Loans
Amounts due in:
One year or less	$9,038	$4,789	$933	$7,173	$351	$256	$22,540
After one year through five years	26,982	33,835	3,252	634	812	1,538	67,053
Beyond five years	130,463	36,287	29,074	—	877	808	197,509

Total	$166,483	$74,911	$33,259	$7,807	$2,040	$2,602	$287,102

Interest rate terms on amounts due after one year:
Fixed rate	$70,803	$33,993	$3,192	$—	$449	$2,345	$110,782
Adjustable rate	86,642	36,129	29,134	634	1,240	1	153,780

Total	$157,445	$70,122	$32,326	$634	$1,689	$2,346	$264,562

Residential Mortgage Loans. We offer mortgage loans to enable borrowers to purchase homes or refinance loans on existing homes, most of which serve as the primary residence of the owner. Excluding loans maturing in one year or less, at December 31, 2015, residential mortgage loans were $157.4 million, or 54.8% of total loans, and consisted of $70.8 million and $86.6 million of fixed-rate and adjustable rate loans, respectively. Non-owner occupied residential loans were $29.7 million, or 10.3% of total loans.

We offer fixed-rate and adjustable-rate residential mortgage loans with terms up to 30 years. Generally, our fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and are originated with the intention to sell. Our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from three to seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a specified percentage above the one year Constant Maturity Treasury rate or the London Interbank Offered Rate (LIBOR). Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate caps range from 5.0% to 6.0% over the initial interest rate of the loan.

Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While residential mortgage loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Additionally, our current practice is generally to (1) sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans, and (2) hold in our portfolio nonconforming loans, shorter-term fixed-rate loans and adjustable-rate loans. Generally, conforming fixed-rate loans are sold to third parties with servicing either retained or released. Our portfolio lending generally consists of conforming and non-conforming adjustable-rate loans for owner-occupied and investor properties with loan-to-value ratios of up to 80%. We generally do not originate “interest only” mortgage loans on one- to four-family residential properties nor do we offer loans that provide for negative amortization of principal such as “option ARM” loans where the borrower can pay less than the interest owed on their loan. Additionally, we do not offer “subprime” loans (loans that are made with low down payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies or borrowers with questionable repayment capacity) or “Alt-A” loans (loans to borrowers having less than full documentation).

We will make loans with loan-to-value ratios up to 100% for some government insured loans; however, we generally require private mortgage insurance for residential loans secured by a first mortgage with a loan-to-value ratio over 80%. We generally require all properties securing mortgage loans to be appraised by a licensed real estate appraiser. We generally require title insurance on all first mortgage loans. Exceptions to these lending policies are based on an evaluation of credit risk related to the borrower and the size of the loan. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In an effort to provide financing for first-time buyers, we offer adjustable- and fixed-rate loans to qualified individuals and originate the loans using more flexible underwriting guidelines, loan conditions and reduced closing costs.

Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Real Estate Loans. At December 31, 2015, commercial real estate loans were $74.9 million, or 26.1% of total loans.

We originate fixed- and adjustable-rate commercial real estate loans for terms generally up to ten years, though on an exception basis commercial real estate loans will be granted with terms up to 20 years. Excluding loans maturing in one year or less, commercial real estate loans consisted of $34.0 million of fixed-rate loans and $36.1 million of adjustable rate loans at December 31, 2015. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years and generally are adjusted to a rate equal to a specified percentage above the corresponding Federal Home Loan Bank of Boston Classic borrowing rate. Most of our adjustable-rate commercial real estate loans adjust every five years and amortize over a 25 year term. Loan amounts do not generally exceed 75% of the property’s appraised value at the time the loan is originated but may be made up to 80% of appraised value on an exception basis.

We currently focus our commercial real estate origination efforts on small- and mid-size owner occupants and investors in our market area seeking loans between $500,000 and $5.0 million. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, warehouses, retail facilities and apartment buildings. In addition to originating these loans, we also participate in commercial real estate loans with other financial institutions located primarily in Massachusetts.

At December 31, 2015, the average loan balance of our outstanding commercial real estate loans was $624,000 and our largest commercial real estate loan was $4.1 million. This loan was performing in accordance with its original terms at December 31, 2015.

Loans secured by commercial real estate, including multi-family real estate, generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, where applicable, to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history, profitability, global cash flow of the borrower, guarantor and all related entities and the value of the underlying property. We require an environmental risk assessment for commercial real estate loans.

Home Equity Loans and Lines of Credit. We offer home equity loans and lines of credit, which are secured by one-to four-family residences. At December 31, 2015, home equity loans and lines of credit were $33.3 million, or 11.6% of total loans. Home equity lines of credit have monthly adjustable rates of interest with 15-year draws which are then amortized over 10 years. These loans are indexed to the prime rate and generally are subject to an interest rate floor. Our home equity loans generally have a fixed interest rate. We offer home equity loans and lines of credit with cumulative loan-to-value ratios generally up to 80%, when taking into account both the balance of the home equity loans and first mortgage loan. Any home equity loan or line of credit made with a loan to value ratio exceeding 80% is made as a policy exception.

The procedures for underwriting home equity loans and lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount. The procedures for underwriting residential mortgage loans apply equally to home equity loans and lines of credit.

Construction Loans. At December 31, 2015, construction loans were $7.8 million, or 2.7% of total loans compared to $2.1 million, or 0.87% of total loans, at December 31, 2014. The growth in our construction loan portfolio reflects, in part, the addition of one commercial real estate and construction loan officer and one residential construction loan officer in 2014. The construction loan portfolio is expected to continue to increase in 2016. Due to the recent growth of our construction loans, many of our construction loans can be considered unseasoned. We originate construction loans only in our market area of eastern Massachusetts and Rhode Island. We primarily originate construction loans to contractors and builders, and to individuals, to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including small industrial buildings and retail and office buildings. Our construction loans generally are floating-rate, interest-only loans that provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan may be paid in full or converted to a permanent mortgage loan. Construction loans generally can be made with a maximum loan to value ratio of 75% of appraised market value for commercial construction and 80% of appraised market value for owner occupied residential construction loans estimated upon completion of the project. Before making a commitment to fund a residential construction loan, we generally require an appraisal of the property by an independent licensed appraiser. Our construction loans do not provide for interest payments to be funded by interest reserves.

Our loan policy dictates a minimum equity contribution by the borrower of 10-30% depending on the loan type and an end loan-to-value ratio not greater than 75% for commercial construction loans and 80% for owner occupied residential construction loans. All borrowers are underwritten and evaluated for creditworthiness based on past experience, debt service ability, net worth analysis including available liquidity, and other credit factors. We generally require personal guarantees on all construction loans. Advances are only made following an inspection of the property confirming completion of the required progress on the project and an update to the title completed by a bank approved attorney. For owner occupied residential construction loans, loan to value ratios of greater than 80% may be approved when credit enhancements or mortgage insurance is in place.

A portion of our loans for the construction of residential properties are for residences being built that have not been sold prior to commencement of construction. At December 31, 2015, our construction loan portfolio consisted of $940,000 in loans that were secured by residential real estate which has not been pre-sold, $3.8 million in loans that were secured by owner-occupied residential real estate, and $3.1 million in loans that were secured by owner-occupied commercial real estate loan projects.

At December 31, 2015, our largest outstanding construction loan was for a full service automotive center amounting to $2.1 million. This project is secured by a first mortgage on the underlying real estate and all business assets of the borrower. This relationship was performing according to its original repayment terms at December 31, 2015.

Construction financing is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial and Industrial Loans. We make commercial and industrial loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses. At December 31, 2015, commercial and industrial loans were $2.0 million, or 0.7% of total loans. Commercial lending products include term and time loans and revolving lines of credit. Commercial and industrial loans and lines of credit are made with either variable or fixed rates of interest. Variable rates are based on the prime rate as published in The Wall Street Journal, plus a margin. Fixed-rate business loans are generally indexed to a corresponding Federal Home Loan Bank of Boston Classic rate, plus a margin. Commercial and industrial loans typically have shorter maturity terms and higher interest spreads than real estate loans, but generally involve more credit risk because of the type and nature of the collateral. We are focusing our efforts on small- to medium-sized, privately held companies with local or regional businesses that operate in our market area. In addition, commercial and industrial loans are generally made only to existing customers having a business or individual deposit account and new borrowers are expected to establish appropriate deposit relationships with us if not already a depositor.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, primarily accounts receivable, inventory and equipment. Generally, loans are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial and industrial loans are generally made in amounts of up to 50% to 80% of the value of the collateral securing the loan.

At December 31, 2015, our largest commercial and industrial loan was a $490,000 loan and our largest commercial line of credit was $335,000, of which $199,000 was outstanding at December 31, 2015. These loans are secured by all business assets of the respective borrowers and were performing according to their original terms at December 31, 2015.

Commercial and industrial loans also involve a greater degree of risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. We originate automobile loans, loans secured by passbook or certificate accounts, unsecured personal loans and overdraft loans. We also purchase unsecured personal loans originated by a third party lender based on specific credit criteria established by us carrying an average balance of $6,000 per loan and an average FICO score of 756. At December 31, 2015, total purchased unsecured personal loans totaled $1.2 million, while the entire consumer portfolio totaled $2.6 million or 0.91% of total loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. The underwriting standards for measuring the creditworthiness of the borrowers on purchased loan pools are greatly enhanced. Those borrowers are typically not within our defined trade area and therefore our familiarity with them and their markets is not as robust. We evaluate these underwriting standards on annual basis.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations, Purchases and Sales. The primary source of loan originations are our in-house loan originators, advertising and referrals from customers. We occasionally purchase commercial real estate loans or participation interests in commercial real estate loans and from time to time we may purchase whole residential mortgage loans from other banks.

Additionally, our current practice is generally (1) to sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans and (2) to hold in our portfolio nonconforming loans, shorter-term fixed-rate loans, adjustable-rate residential mortgage loans and, to a lesser extent, longer-term fixed-rate loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Loans are sold to third parties with servicing either retained or released. In addition, we sell participation interests in commercial real estate loans to local financial institutions, primarily the portion of loans that exceed our borrowing limits or are in an amount that is considered prudent to manage our credit risk.

Loan Originations. The following table sets forth our loan originations (excluding loans originated for sale in the secondary market), purchases and principal repayment activities during the periods indicated.

	Years Ended December 31,
(In thousands)	2015	2014	2013
Total loans at beginning of period	$251,416	$207,058	$182,307

Loan originations:
Real estate loans:
One- to four-family residential	44,942	38,698	47,137
Commercial	19,381	23,913	9,980
Home equity loans and lines of credit	14,523	14,406	11,372
Construction	10,014	2,130	772

Total real estate	88,860	79,147	69,261
Commercial and industrial loans	768	772	215
Consumer loans	826	681	182

Total loan originations	90,454	80,600	69,658

Loan purchases:
Real estate loans:
One- to four-family residential	—	8,846	—
Commercial	—	—	—
Home equity loans and lines of credit	—	—	—
Construction	—	—	—

Total real estate	—	8,846	—
Commercial and industrial loans	—	—	—
Consumer loans	1,446	—	—

Total loan purchases	1,446	8,846	—

Other:
Principal repayments	(38,227)	(32,181)	(36,736)
Unadvanced funds on originations	(17,987)	(12,303)	(7,873)
Transfers to other real estate owned	—	(604)	(298)

Total other	(56,214)	(45,088)	(44,907)

Net loan activity	35,686	44,358	24,751

Total loans at end of period	$287,102	$251,416	$207,058

We also originate one-to-four-family residential mortgage loans for sale in the secondary mortgage market. During the years ended December 31, 2015, 2014 and 2013, the Bank originated $105.8 million, $62.6 million and $84.3 million of such loans, respectively.

Loan Participations. We look to form relationships with other financial institutions and mitigate risk of our lending activities by participating either as the lead bank or as a participant in various loan transactions. We independently underwrite each loan using underwriting practices that generally do not differ from loans that we originate.

At December 31, 2015, the outstanding balances of loan participations purchased totaled $156,000 and loan participations sold totaled $7.3 million.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory underwriting standards and loan origination procedures established by our board of directors and management. Our board of directors has granted loan approval authority to certain executive officers. Loans in excess of any officer’s individual authority and up to the “in-house limit” established by the board of directors must be approved by the loan committee, which is comprised of five independent members of our board of directors. Loans in excess of the “in-house limit” must be approved by the board of directors. The loan committee of the board of directors reviews all residential portfolio loan, commercial real estate loan, home equity loan and line of credit, construction loan and commercial and industrial loan requests greater than $1,000,000. All mortgage and commercial real estate loans to any single borrower that exceed our $3.2 million “in-house limit” must be approved by the board of directors. The president and chief executive officer is authorized to grant lending authority to officers and other employees in individual amounts up to $500,000. Delegation of such authority is made after due consideration of the individual’s lending experience, past performance and his or her area of responsibility.

Loans-to-One Borrower Limit. The maximum amount that Randolph Savings Bank may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of Randolph Savings Bank’s capital, which is defined under Massachusetts law as the sum of Randolph Savings Bank’s capital stock, surplus account and undivided profits. At December 31, 2015, Randolph Savings Bank’s regulatory limit on loans-to-one borrower was $6.4 million. At that date, our largest lending relationship totaled $5.0 million and was secured by commercial real estate properties. The underlying loans making up this lending relationship were performing in accordance with its original repayment terms at December 31, 2015. As a result of the offering, our regulatory loans-to-one borrower limit will increase, and we expect to increase our internal loans-to-one borrower limit.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Mortgage Banking Activities

We originate residential mortgage loans both for our portfolio and for sale into the secondary market. We generally underwrite our fixed-rate residential mortgage loans to conform to Fannie Mae and Freddie Mac standards. Approximately 80% of the fixed-rate residential real estate loans that we originate are sold into the secondary market. We generally hold originated adjustable-rate residential mortgage loans (ARMs) and non-conforming fixed-rate mortgage loans in our loan portfolio. We determine whether the loans will be held for investment or held for sale at the time of commitment. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs or fixed-rate mortgages as part of our asset/liability management function. Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $317.2 million and $289.4 million at December 31, 2015 and 2014, respectively. Net gains or losses recognized upon the sale of loans is included in noninterest income. For the years ended December 31, 2015 and 2014, the Bank sold $105.3 million and $62.0 million of fixed rate residential mortgage loans on the secondary market, which resulted in a net gain on sale of loans of $2.6 million and $1.4 million, respectively.

To date, we have generally retained servicing on the loans we sell into the secondary market. After completion of the acquisition of First Eastern Mortgage Corporation, we may sell a larger portion of the servicing on residential loans that we originate but intend to continue servicing residential mortgage loans originated to customers in our market area. Interest rates affect the amount and timing of origination and servicing fees because consumer demand for new mortgages and the level of refinancing activity are sensitive to changes in mortgage interest rates. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and may also lead to an increase in mortgage servicing income, a component of noninterest income, depending on the level of new loans added to the servicing portfolio and prepayments. Given the time it takes for consumer behavior to fully react to interest rate changes, as well as the time required for processing a new application, providing the commitment and selling the loan, interest rate changes will affect origination and servicing fees with a lag. The amount and timing of the impact on origination and servicing fees will depend on the magnitude, speed and duration of the change in interest rates.

Mortgage servicing rights are recognized as separate assets at fair value when rights are acquired through purchase or through sale of financial assets. We capitalize mortgage servicing rights at their fair value upon sale of the related loans.

Capitalized servicing rights are amortized into mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. We measure impairment of our servicing rights on a disaggregate basis based on the predominant risk characteristics of the portfolio and discounts the asset’s estimated future cash flows using a current market rate. We have determined the predominant risk characteristics to be prepayment risk and interest-rate risk. The fair value of the existing mortgage servicing rights as of December 31, 2015 and 2014 exceeded book value. To determine the fair value of mortgage servicing rights, we estimate the expected future net servicing revenue based on common industry assumptions, as well as on our historical experience.

An analysis of mortgage servicing rights for the years ended December 31, 2015 and 2014 is as follows:

(In thousands)	2015	2014
Balance, beginning of year	$2,445	$2,344
Capitalized rights	642	452
Amortization	(486)	(353)
Change in valuation allowance	(34)	2

Balance, end of year	$2,567	$2,445

Fair value, end of year	$2,981	$2,577

Changes in interest rates influence a variety of significant assumptions included in the periodic valuation of mortgage servicing rights, including prepayment speeds, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements. A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of mortgage servicing rights. This reduction in fair value causes a charge to mortgage servicing income. Conversely, an increase in interest rates generally increases the estimated fair value of mortgage servicing rights, which would result in the recognition of income. Mortgage servicing income, net of amortization and changes in the valuation allowance, for the years ended December 31, 2015 and 2014 was $234,000 and $351,000, respectively.

Asset Quality

Nonperforming Assets. We consider foreclosed assets, loans that are maintained on a nonaccrual basis and loans that are past 90 days or more and still accruing to be nonperforming assets. Loans are generally placed on nonaccrual status when they are classified as impaired or when they become 90 days or more past due. Loans are classified as impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. At the time a loan is placed on nonaccrual status, the accrual of interest ceases and interest income previously accrued on such loans is reversed against current period interest income. Payments received on a nonaccrual loan are first applied to the outstanding principal balance when collectability of principal is in doubt.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until it is sold. When property is acquired, it is recorded at fair market value less costs to sell at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

Troubled debt restructurings occur when we grant borrowers concessions that we would not otherwise grant but for economic or legal reasons pertaining to the borrower’s financial difficulties. We may modify the terms of loans to lower interest rates (which may be at below market rates) or to provide for temporary interest-only terms, or to forgive or defer the payment of interest. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. We generally do not forgive principal on loans. Once the borrower has demonstrated sustained performance with the modified terms, the loan may be upgraded from its classified and/or nonperforming status. Any loan categorized as troubled debt restructurings will continue to retain that designation through the life of the loan.

The following table provides information with respect to our nonperforming assets, including troubled debt restructurings, at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

	At December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$2,022	$2,434	$2,797	$2,171	$3,031
Commercial	—	892	2,815	3,232	584
Home equity loans and lines of credit	30	81	—	176	48
Construction	—	—	—	—	—
Commercial and industrial loans	16	17	35	—	—
Consumer loans	—	—	—	—	—

Total nonaccrual loans	2,068	3,424	5,647	5,579	3,663
Other real estate owned:
One- to four-family residential	—	—	130	270	—
Commercial	500	600	—	—	2,471

Total other real estate owned	500	600	130	270	2,471

Total nonperforming assets	$2,568	$4,024	$5,777	$5,849	$6,134

Performing troubled debt restructurings	$4,172	$10,115	$10,437	$13,152	$17,586

Total nonperforming loans to total loans(1)	0.72%	1.36%	2.72%	3.05%	2.00%
Total nonperforming assets to total assets	0.67%	1.12%	1.55%	1.51%	1.60%

(1)	Total loans exclude loans held for sale but include net deferred loan costs and fees.

Interest income that would have been recorded for the year ended December 31, 2015, had nonaccruing loans been current according to their original terms amounted to $8,000. Income related to nonaccrual loans included in interest income for the year ended December 31, 2015, amounted to $6,000.

Total nonperforming loans decreased from December 31, 2014 to December 31, 2015, primarily due to loan repayments.

Classified Loans. Federal regulations require us to review and classify assets on a regular basis. In addition, the FDIC and the Massachusetts Commissioner of Banks have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. When management classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established. If management classifies an asset as loss, an amount equal to 100% of the portion of the asset classified loss is charged to the allowance for loan losses. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving our close attention. We utilize a seven grade internal loan rating system for commercial real estate, construction and commercial and industrial loans. See note 4 to the consolidated financial statements.

The following table shows the aggregate amounts of our regulatory classified loans, consisting of commercial real estate, construction and commercial and industrial loans, at the dates indicated.

	At December 31,
(In thousands)	2015	2014	2013
Classified loans:
Substandard	$283	$4,511	$7,453
Doubtful	—	—	—
Loss	—	—	—

Total classified loans	$283	$4,511	$7,453

Special mention	$1,145	$1,130	$9,304

None of the special mention loans at December 31, 2015 were on nonaccrual.

Other than as disclosed in the above tables, there are no other loans where management has information indicating that there is serious doubt about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At December 31,
	2015			2014			2013			2012			2011
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
Real estate loans:
One- to four-family residential	$403	$133	$46	$7	$—	$105	$814	$—	$119	$451	$710	$736	$695	$164	$1,258
Commercial	—	—	—	—	—	387	112	1,059	1,992	—	309	2,364	—	933	—
Home equity loans and lines of credit	—	247	—	287	—	50	—	—	—	—	—	176	102	—	48
Construction	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—	35	50	—	—	—	—	22	—	—
Consumer loans	—	—	—	—	—	—	80	—	—	—	—	—	—	—	—

Total	$403	$380	$46	$294	$—	$542	$1,041	$1,109	$2,111	$451	$1,019	$3,276	$819	$1,097	$1,306

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a regular basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a general component related to the remainder of the loan portfolio and (2) an allocated component related to impaired loans. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

General Component. The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by our loan segments. Management uses a rolling average of historical losses based on a trailing 48 month period, a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; national and local economic trends and conditions, regulatory and legal factors; and risk rating concentrations.

Allocated Component. The allocated component of the allowance for loan losses relates to loans that are individually evaluated and determined to be impaired. Residential real estate, commercial, commercial real estate and construction loans are evaluated for impairment on a loan-by-loan basis. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer loans or second mortgages and home equity loans and lines of credit for impairment disclosures, unless such loans are 90 days or more past due or subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructurings are initially classified as impaired.

We identify loans that may need to be charged-off as a loss by reviewing all impaired loans and related loss analyses. Loan losses are charged against the allowance when we believe the uncollectibility of the loan balance is confirmed. A borrower’s inability to make payments under the terms of the loan and a shortfall in collateral value would generally result in our charging off the loan to the extent of the loss deemed to be confirmed.

At December 31, 2015, our allowance for loan losses was $3.2 million, or 1.12% of total loans and 156.6% of nonperforming loans. At December 31, 2014, our allowance for loan losses was $3.5 million, or 1.40% of total loans and 103.5% of nonperforming loans. Nonperforming loans at December 31, 2015 were $2.1 million, or 0.7% of total loans, compared to $3.4 million, or 1.4% of total loans, at December 31, 2014 and $5.6 million, or 2.7% of total loans, at December 31, 2013. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses which may be realized in the future or that additional provisions for loan losses will not be required.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the FDIC and the Massachusetts Commissioner of Banks, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2015			2014			2013			2012			2011
(Dollars in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans

Real estate loans:
One- to four-family residential	$1,076	33.22%	57.99%	$1,368	38.60%	60.48%	$1,490	38.91%	59.47%	$1,138	32.25%	51.47%	$991	26.36%	50.99%
Commercial	1,367	42.20	26.09	1,539	43.43	27.20	1,841	48.08	29.94	1,956	55.41	37.80	2,383	63.36	40.55
Home equity loans and lines of credit	512	15.81	11.58	488	13.77	10.13	396	10.34	9.12	332	9.41	8.33	275	7.31	6.44
Construction	159	4.91	2.72	60	1.69	0.87	1	0.03	—	8	0.23	0.13	—	—	—
Commercial and industrial loans	72	2.22	0.71	51	1.44	0.86	82	2.14	1.11	78	2.21	1.80	90	2.39	1.55
Consumer loans	53	1.64	0.91	38	1.07	0.46	19	0.50	0.36	18	0.51	0.47	22	0.58	0.47

Total	$3,239	100.00%	100.00%	$3,544	100.00%	100.00%	$3,829	100.00%	100.00%	$3,530	100.00%	100.00%	$3,761	100.00%	100.00%

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	For the Year Ended December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Allowance at beginning of period	$3,544	$3,829	$3,530	$3,761	$3,962
Provision (credit) for loan losses	(137)	120	1,911	390	775
Charge offs:
Real estate loans:
One- to four-family residential	(128)	(108)	(142)	(704)	(123)
Commercial	(35)	(228)	(1,442)	—	(764)
Home equity loans and lines of credit	—	—	(46)	(35)	(128)
Construction	—	—	—	—	—
Commercial and industrial loans	—	(85)	(27)	—	(23)
Consumer loans	(40)	(32)	(31)	(21)	—

Total charge-offs	(203)	(453)	(1,688)	(760)	(1,038)

Recoveries:
Real estate loans:
One- to four-family residential	17	5	8	54	—
Commercial	—	5	58	70	59
Home equity loans and lines of credit	—	—	—	—	—
Construction	—	—	—	—	—
Commercial and industrial loans	3	16	—	—	—
Consumer loans	15	22	10	15	3

Total recoveries	35	48	76	139	62

Net (charge-offs) recoveries	(168)	(405)	(1,612)	(621)	(976)

Allowance at end of period	$3,239	$3,544	$3,829	$3,530	$3,761

Total loans outstanding(1)	$288,390	$252,552	$207,803	$182,936	$183,130
Average loans outstanding	$271,337	$221,907	$194,361	$181,670	$187,385
Allowance for loan losses as a percent of total loans outstanding(1)	1.12%	1.40%	1.84%	1.93%	2.05%
Net loans charged off as a percent of average loans outstanding	0.06%	0.18%	0.83%	0.34%	0.52%
Allowance for loan losses to nonperforming loans	156.62%	103.50%	67.81%	63.27%	102.68%

(1)	Total loans exclude loans held for sale but include net deferred loan costs and fees.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our president and chief executive officer and our chief financial officer. All investment transactions are reviewed at the next regularly scheduled meeting of the board of directors. We classify all of our securities as available-for-sale.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Boston, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at December 31, 2015. While not derivative securities, mortgage loan commitments and forward sale loan commitments are accounted for as derivative financial instruments. See “—Mortgage Banking.”

Investment Securities. The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(In thousands)
Securities available-for-sale:
Debt securities:
U.S. Government- sponsored enterprises	$6,886	$7,033	$12,301	$12,418	$9,949	$9,872
Corporate	4,250	4,280	4,311	4,387	13,753	13,735
Municipals	15,327	15,775	16,592	17,101	17,527	17,754
Residential mortgage-backed securities:
U.S. Government-sponsored enterprises	19,742	20,028	26,051	26,623	30,891	30,942
U.S. Government-guaranteed	7,276	7,326	5,952	5,982	8,808	8,817
Commercial mortgage-backed securities:
U.S. Government guaranteed	7,355	7,280	8,192	8,074	12,096	11,398
Marketable equity securities:
Common stocks	—	—	2,643	2,734	3,909	4,789
Mutual funds	545	545	588	556	588	546

Total securities available-for-sale	$61,381	$62,267	$76,630	$77,875	$97,521	$97,853

We classify all of our securities as available-for-sale. We do not engage in securities trading or derivatives activities in carrying out our investment strategies.

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2015. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available-for-sale:
Debt securities:
U.S. Government-sponsored enterprises	$1,000	2.13%	$4,549	2.35%	$1,337	3.00%	$—	—	$6,886	2.49%
Corporates	601	2.74%	3,146	2.98%	503	2.91%	—	—	4,250	2.88%
Municipals(1)	1,417	2.28%	7,407	2.63%	6,502	2.84%	—	—	15,326	2.58%
Residential mortgage-backed securities:
U.S. Government-sponsored enterprises	2,558	2.86%	6,872	2.81%	8,767	2.59%	1,546	2.48%	19,743	2.69%
U.S. Government-guaranteed	741	2.74%	2,576	2.74%	2,412	2.74%	1,547	2.75%	7,276	2.74%
Commercial mortgage-backed securities:
U.S. Government-guaranteed	—	—	—	—	7,355	2.24%	—	—	7,355	2.24%
Marketable equity securities(2)	—	—		—	—	—	545	2.98%	545	2.98%

Total securities available-for-sale	$6,317	2.55%	$24,550	2.70%	$26,876	2.72%	$3,638	2.74%	$61,381	2.61%

(1)	Yields for municipal investments are not presented on a tax equivalent basis.
(2)	Investments in marketable equity securities have no stated maturity and, accordingly, are presented herein with other investments maturing in more than 10 years.

U.S. Government and Agency Obligations. At December 31, 2015, we had U.S. government and agency securities totaling $7.0 million, which constituted 11.3% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Corporate Debt Securities. At December 31, 2015, we had corporate debt securities totaling $4.3 million, which constituted 6.9% of our securities portfolio. All of our corporate debt securities are investment grade and have maturities not in excess of 10 years. These securities generally provide slightly higher yields than U.S. government and agency securities and mortgage-backed securities.

Municipal Securities. At December 31, 2015, we had municipal securities totaling $15.8 million, which constituted 25.3% of our securities portfolio. All of our current municipal securities are issued by municipalities in our market area and have maturities not in excess of 10 years. These securities generally provide slightly higher yields than U.S. government and agency securities and mortgage-backed securities, but are not as liquid as other investments, so we typically maintain investments in municipal securities, to the extent appropriate, for generating returns in our investment portfolio.

Mortgage-Backed Securities. At December 31, 2015, we had residential mortgage-backed securities totaling $27.4 million, which constituted 43.9% of our securities portfolio, and commercial mortgage-backed securities totaling $7.3 million, which constituted 11.7% of our securities portfolio. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Residential mortgage-backed securities typically are collateralized by pools of one- to four-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. Commercial mortgage-backed securities typically are collateralized by pools of commercial mortgage loans. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Randolph Savings Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a U.S. government agency, the Small Business Administration or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential and commercial mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential and commercial mortgage-backed securities may be used to collateralize our borrowings. Investments in residential and commercial mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Other Securities. We held common stock of the Federal Home Loan Bank of Boston in connection with our borrowing activities totaling $2.7 million at December 31, 2015. The Federal Home Loan Bank of Boston common stock is carried at cost. We may be required to purchase additional Federal Home Loan Bank of Boston stock if we increase borrowings in the future.

We also own common stock in the Savings Bank Life Insurance Company of Massachusetts, or SBLI, totaling $504,000 at December 31, 2015, which is carried at cost.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable. At December 31, 2015, our balance in bank-owned life insurance totaled $9.6 million and was issued by six insurance companies, all of which were rated A- or better by A.M. Best Company.

Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within our market area by sales efforts of our commercial loan and retail officers, advertising and through our website. We offer a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. From time to time we have utilized brokered deposits as part of our funding sources to fund loan growth. Brokered deposits are a more volatile source of funding than core deposits and do not increase our deposit franchise. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings, which could increase our cost of funds and negatively impact our interest rate spread, financial condition and results of operation. At December 31, 2015, we did not have any brokered deposits.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing on a weekly basis. Our deposit pricing strategy has generally been to offer competitive rates and to offer periodically special rates in order to attract deposits of a specific type or term.

Business Banking and Cash Management Services. We also offer a variety of deposit accounts designed for businesses operating in our market area. Our business banking deposit products include a commercial checking account and checking accounts specifically designed for small businesses. We also offer remote deposit capture products for business customers to meet their online banking needs. Additionally, we offer money market accounts for businesses. We are seeking to increase our commercial deposits through expansion of our commercial loan portfolio and the resulting increase in our base of commercial customers.

Deposits. The following table sets forth the average balances and weighted average rates of our deposit products at the dates indicated.

	For the Year Ended December 31,
	2015			2014			2013
(Dollars in thousands)	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Non-interest bearing demand	$32,515	11%	—	$30,230	10%	—	$28,965	9%	—
NOW	44,587	15%	0.19%	43,682	15%	0.10%	45,109	13%	0.11%
Money market deposits	53,245	17%	0.42%	39,181	13%	0.26%	38,283	12%	0.24%
Regular and other savings	91,458	30%	0.13%	92,743	32%	0.10%	104,349	32%	0.12%
Term certificates	81,925	27%	0.93%	88,413	30%	1.07%	109,522	34%	1.42%

Total	$303,730	100.00%	0.39%	$294,249	100.00%	0.40%	$326,228	100.00%	0.56%

The following table sets forth our term certificates classified by interest rate as of the dates indicated.

	At December 31,
(Dollars in thousands)	2015	2014	2013
0.00% - 1.00%	$42,242	$48,892	$47,257
1.01 - 2.00%	37,757	27,251	27,229
2.01 - 3.00%	3,392	4,213	24,809
3.01 - 4.00%	—	2,272	6,266
4.01 - 5.00%	—	—	110

Total	$83,391	$82,628	$105,671

The following table sets forth the amount and maturities of our term certificates by interest rate at December 31, 2015.

	Amount Due
	Less than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years to Four Years	More than Four Years	Total	% of Total Certificate Accounts
(Dollars in thousands)
0.00 - 1.00%	$32,452	$8,296	$1,090	$404	$—	$42,242	51%
1.01 - 2.00%	8,833	12,314	7,205	4,989	4,416	37,757	45%
2.01 - 3.00%	2,702	—	—	224	466	3,392	4%

Total	$43,987	$20,610	$8,295	$5,617	$4,882	$83,391	100%

As of December 31, 2015, the aggregate amount of our term certificates in amounts greater than or equal to $100,000 was approximately $19.6 million. The following table sets forth the maturity of these certificates as of December 31, 2015.

(In thousands) Maturity Period	Amount
Three months or less	$4,302
Over three through six months	2,654
Over six through twelve months	8,550
Over twelve months	4,137

Total	$19,643

Borrowings. We may utilize advances from the Federal Home Loan Bank of Boston to supplement our supply of investable funds. The Federal Home Loan Bank of Boston functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Boston and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank of Boston’s assessment of the institution’s creditworthiness. At December 31, 2015 and December 31, 2014, we had $34.9 million and $24.1 million in outstanding advances from the Federal Home Loan Bank of Boston, respectively. At December 31, 2015 and December 31, 2014, based on available collateral and our ownership of Federal Home Loan Bank of Boston stock, and based upon our internal policy, we had access to additional Federal Home Loan Bank of Boston advances of up to $70.9 million and $66.2 million, respectively. We also have a $4.2 million available line of credit with Federal Home Loan Bank of Boston and a $3.5 million available line of credit with a correspondent bank at December 31, 2015. We had no overnight advances with Federal Home Loan Bank of Boston on these dates. All of our borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on residential real estate.

The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or for the Year Ended December 31,
(Dollars in thousands)	2015	2014	2013
FHLB Advances:
Balance outstanding at end of period	$34,914	$24,079	$9,771
Average amount outstanding during the period	$32,569	$16,344	$13,349
Maximum outstanding at any month end	$47,374	$26,589	$23,521
Weighted average interest rate during the period	0.51%	0.72%	1.10%
Weighted average interest rate at end of period	0.66%	0.42%	0.81%

Properties

The following table sets forth information with respect to our banking and other offices, including the expiration date of leases with respect to leased facilities.

Office Name	Leased or Owned	Year Acquired or Leased	Month of Lease Expiration
50 South Franklin Street Holbrook, MA 02343	Owned	September 1, 1997	N/A

129 North Main Street Randolph, MA 02368	Owned	May 1, 1976	N/A

1125 North Main Street Randolph, MA 02368	Owned	November 10, 2000	N/A

15 Pleasant Street Stoughton, MA 02072	Owned	October 1, 1958	N/A

87 Sharon Street Stoughton, MA 02072	Leased	March 9, 1995	March 31, 2020

999 South Washington Street North Attleboro, MA 02760	Leased	March 1, 2014	February 28, 2017

10 Cabot Place Stoughton, MA 02072	Leased(1)	January 21, 2016	January 20, 2019

(1)	Corporate office had been owned by the Randolph Savings Bank prior to a sale/leaseback transaction which occurred in January 2016.

Personnel

As of December 31, 2015, we had 85 full-time and 17 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Subsidiaries

Randolph Savings Bank has five wholly-owned subsidiaries. Cabot Security Corporation is a Massachusetts securities corporation formed to hold certain of our investment securities for tax purposes. Randolph Investment Company, Inc., Randolph Investment II Company, Inc. and Randolph Investment III Company, Inc. are Massachusetts corporations formed to hold certain real estate owned. Randolph Holding RI II, LLC is a Rhode Island limited liability company formed to hold the lease on our former Cranston, Rhode Island property.

Legal Proceedings

We are not currently a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST EASTERN BANKSHARES CORPORATION

This section is intended to help potential investors understand the financial performance of First Eastern Bankshares Corporation and its subsidiary through a discussion of the factors affecting its financial condition at December 31, 2015 and December 31, 2014, and its results of operations for the years ended December 31, 2015 and 2014. This section should be read in conjunction with the consolidated financial statements of First Eastern Bankshares Corporation and notes thereto that appear elsewhere in this prospectus. For the purpose of this section, the terms “we,” “our,” and “us” refer to First Eastern Bankshares Corporation and First Federal Savings Bank of Boston unless the context indicates another meaning.

We principally engage in the retail mortgage banking business, which includes origination, secondary marketing and servicing of residential mortgage loans. We provide mortgage financing to borrowers for purchase money and refinance transactions for one-to-four-family residential properties. Our primary lending area includes Massachusetts, New Hampshire, Rhode Island, Connecticut, New York and, to a lesser extent, Maine, Vermont and Florida. In addition to our corporate headquarters and retail bank location, our mortgage division has seven loan production offices in Massachusetts and one in New Hampshire. It is important to note that, although these areas are the current areas of concentration, we enjoy the benefit of a Federal banking charter which allows us to lend anywhere in the United States.

To support our mortgage banking activity, our strategy consists of attracting deposits from the general public through our retail banking office located in downtown Boston, Massachusetts and investing those deposits, along with borrowings, in loans secured by first lien mortgages on residential properties located in our market area. We have concentrated our activities on serving the borrowing needs of local homebuyers and builders in our market area by originating both fixed-rate and adjustable-rate one-to-four-family residential loans, construction loans and, to a lesser extent, consumer loans.

We employ loan officers that are full-time and part-time employees. Loan officers are principally responsible for developing new business opportunities and relationships with borrowers and referral partners. These employees are trained on the various loan products that are offered by us to best serve the borrower’s needs.

We are currently structured as a retail origination channel that acts as a mortgage banker delivering loans to Freddie Mac and Fannie Mae, on a servicing retained basis and sell to Massachusetts Housing Finance Agency and other national aggregators on a servicing released basis. Our menu of mortgage origination products and services gives us the flexibility to meet the needs of the borrower in a highly competitive mortgage market.

We have a servicing portfolio that primarily consists of first lien one-to-four-family residential mortgage loans. These loans are serviced for investors such as Freddie Mac, Fannie Mae and, to a lesser extent, the Connecticut Housing Finance Agency. This latter arrangement has afforded us the ability to maintain exceptional customer service, contact and retention of many customers we have served over the years.

Our results of operations depend primarily on noninterest income from our mortgage banking activities, namely, gains on sales of mortgage loans, loan serving income and gains on sale of mortgage servicing rights, as well as net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. Our interest-earning assets consist primarily of residential mortgage loans as well as residential and commercial construction loans. Interest-bearing liabilities consist primarily of deposit accounts and borrowings from the Federal Home Loan Bank of Boston, or FHLB.

Critical Accounting Policies

Certain of our accounting policies are important to the presentation of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as either additional information becomes available or circumstances change. The allowance for loan losses is allocated to loan types using historical loss experience applied to the loan portfolio (general component), an analysis of certain individual loans for impairment (specific component) and an analysis of uncertainties that could affect management’s estimate of probable loss (unallocated component). Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 3 to our consolidated financial statements included in this prospectus.

Comparison of Financial Condition at December 31, 2015 and 2014

Total Assets. Total assets decreased $1.1 million, or 1.6%, to $66.1 million at December 31, 2015 from $67.2 million at December 31, 2014. The decrease in total assets reflects a $4.1 million decrease in loans receivable, net, a $780,000 decrease in foreclosed real estate, and a $1.0 million decrease in other assets, partially offset by a $4.7 million increase in mortgage loans held for sale and a $1.0 million increase in mortgage servicing rights. The reduction in loans receivable, net was concentrated in our construction loan portfolio, which decreased by $4.1 million. The decrease in construction loans was offset by an increase of $4.7 million in our loans held for sale. This shift in assets reflected the growth in originations of one-to-four-family residential mortgage loans with a slowdown in the residential construction lending area.

Net Loans. Net loans decreased $4.1 million, or 11.0%, to $33.4 million at December 31, 2015 from $37.5 million at December 31, 2014. This reduction occurred primarily in the construction loans which decreased $4.1 million, or 20.3%, during 2015. The decrease was primarily attributable to the year starting with some severe weather conditions that set back new construction projects, as well as delaying several projects that were already in the pipeline.

Mortgage Loans Held for Sale. We are actively involved in the secondary mortgage market and designate the majority of our residential first mortgage loan production for sale. Total originations of one-to-four-family residential mortgage loans for sale in the secondary mortgage market were $422.3 million in 2015 and $287.0 million in 2014. The increase in loan originations was positively affected by the prevailing low interest rate environment in 2015 and by our focus on increasing the origination of purchase money mortgages which increased by 24.8% in 2015. The overall origination volume of such mortgages is less volatile than the origination volume associated with rate-sensitive loan refinancing transactions. Purchase money mortgages comprised 55% and 65% of residential mortgage loan originations in 2015 and 2014, respectively. At December 31, 2015, loans held for sale, which consists of closed residential first mortgage loans which we have committed to sell to investors, totaled $17.2 million compared to $12.5 million at December 31, 2014.

Other Assets. Other assets decreased $1.0 million to $1.1 million at December 31, 2015 from $2.2 million at December 31, 2014. At December 31, 2014, a $1.0 million receivable from the sale of servicing rights was included in other assets. The $1.0 million was collected during 2015. During 2015, we did not sell any servicing rights and therefore there was no outstanding receivable.

Mortgage Servicing Rights. We retain the servicing rights for a majority of the loans we originate and sell. We do separately sell mortgage servicing rights in the market from time to time though there were no such sales in 2015. As a result of the increase in loan originations in 2015, mortgage servicing rights increased $1.0 million, or 33.5%, to $4.1 million at December 31, 2015 compared to $3.1 million at December 31, 2014.

Deposits. Deposits decreased $4.3 million, or 11.1%, to $34.8 million at December 31, 2015 from $39.1 million at December 31, 2014. This decrease occurred primarily in term certificates, which decreased $3.0 million, or 19.2%. The reduction in term certificates included a decrease of $1.3 million in brokered deposits. The decrease in term certificates was replaced by short-term FHLB advances.

FHLB Advances. FHLB advances increased $3.0 million, or 23.3%, to $15.9 million at December 31, 2015 from $12.9 million at December 31, 2014. We increased our borrowings using overnight advances to fund increased loan originations.

Stockholder’s Equity. Stockholder’s equity increased $260,000, or 1.9%, to $14.1 million at December 31, 2015 from $13.8 million at December 31, 2014. This increase resulted from the net income for 2015 of $1.3 million less dividends paid to stockholder of $1.0 million.

Analysis of Net Interest Income

Net interest income represents the difference between income we earn on our interest-earning assets and the expense we pay on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made during the periods presented. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Year Ended December 31,
	2015			2014			2013
	(Dollars in thousands)
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Loans(1)	$54,942	$2,229	4.06%	$44,969	$1,880	4.18%	$52,106	$2,051	3.94%
Short-term investments and other interest-earning deposits	1,445	29	2.01%	2,701	18	0.67%	1,707	5	0.29%

Total interest-earning assets	56,387	2,258	4.00%	47,670	1,898	3.98%	53,813	2,056	3.82%

Noninterest-earning assets	8,656			9,308			12,420

Total assets	$65,043			$56,978			$66,233

Interest-bearing liabilities:
NOW and checking accounts	$3,214	10	0.31%	$3,295	10	0.30%	$3,339	10	0.30%
Savings accounts	2,297	6	0.26%	2,428	6	0.25%	2,346	6	0.26%
Money market accounts	7,493	59	0.79%	7,733	60	0.78%	7,194	55	0.76%
Certificates of deposit	16,670	128	0.77%	10,816	111	1.03%	12,021	113	0.94%

Total interest-bearing deposits	29,674	203	0.68%	24,272	187	0.77%	24,900	184	0.74%
Federal Home Loan Bank advances	10,280	82	0.80%	8,118	111	1.37%	12,698	164	1.29%

Total interest-bearing liabilities	39,954	285	0.71%	32,390	298	0.92%	37,598	348	0.93%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	11,238			11,066			14,469
Other noninterest-bearing liabilities	1,037			938			1,407

Total liabilities	52,229			44,394			53,474
Stockholder’s equity	12,814			12,584			12,759

Total liabilities and stockholder’s equity	$65,043			$56,978			$66,233

Net interest income		$1,973			$1,600			$1,708

Interest rate spread(2)			3.29%			3.06%			2.89%
Net interest-earning assets(3)	$16,433			$15,280			$16,215

Net interest margin(4)			3.50%			3.36%			3.17%
Ratio of interest-earning assets to interest-bearing liabilities	141.13%			147.18%			143.13%

(1)	Includes loans held for sale as well as nonaccruing loan balances and interest received on such loans.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2015 v. 2014			Year Ended December 31, 2014 v. 2013
	Increase (Decrease) Due to Changes in		Total Increase (Decrease)	Increase (Decrease) Due to Changes in		Total Increase (Decrease)
(In thousands)	Volume	Rate		Volume	Rate
Interest-earning assets:
Loans	$405	$(56)	$349	$(291)	$120	$(171)
Short-term investments and other interest-earning deposits	(12)	23	11	—	13	13

Total interest-earning assets	393	(33)	360	(291)	133	(158)

Interest-bearing liabilities:
NOW and checking accounts	—	—	—	—	—	—
Savings accounts	—	—	—	—	—	—
Money market accounts	(3)	2	(1)	5	—	5
Certificates of deposit	50	(33)	17	(12)	10	(2)

Total interest-bearing deposits	47	(31)	16	(7)	10	3
Federal Home Loan Bank advances	27	(56)	(29)	(63)	10	(53)

Total interest-bearing liabilities	74	(87)	(13)	(70)	20	(50)

Change in net interest income	$319	$54	$373	$(221)	$113	$(108)

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

Net Income. Net income for the year ended December 31, 2015 increased $809,000, or 173.4%, to $1.3 million from $466,000 for the year ended December 31, 2014. The increase in net income reflects increases in net interest income and gains on sale of mortgage loans during 2015 compared to 2014, partially offset by a decrease in gains on the sale of mortgage servicing rights and an increase in noninterest expense in 2015 over 2014 levels.

Interest Income. Interest income increased $360,000, or 19.0%, to $2.3 million in 2015 compared to $1.9 million in 2014. This increase was primarily due to the increase in the average balance of loans held for sale of $6.4 million, or 55.2%, in 2015 compared to 2014 which generated additional interest income of $237,000. The increase in the average balance of loans held for sale is a consequence of the increase in origination of one-to-four-family residential mortgage loans for sale in the secondary market. During the years ended December 31, 2015 and 2014, we originated $422.3 million and $287.0 million of such loans, respectively.

Interest Expense. Interest expense decreased $13,000, or 4.2%, to $285,000 in 2015 compared to $298,000 in 2014. This decrease was due to lower rates paid on deposits and FHLB advances, which declined 9 basis points and 57 basis points, respectively, in 2015 from 2014.

Net Interest Income. Net interest income increased $373,000, or 23.3%, to $2.0 million in 2015 compared to $1.6 million in 2014. This improvement resulted from a $349,000 increase in interest on loans, which reflects a $10.0 million increase in the average balance of loans outstanding, partially offset by a 12 basis point decline in the average yield on loans to 4.06% in 2015 from 4.18% in 2014.

Gain on Sales of Mortgage Loans. The gain on sales of mortgage loans increased $3.2 million, or 43.9%, to $10.5 million in 2015 compared to $7.3 million in 2014. During 2015, we sold $417.6 million of residential mortgage loans compared to $289.7 million in 2014. The increase in loan originations was positively affected by the prevailing low interest rate environment in 2015 and by our focus on increasing the origination of purchase money mortgages which increased by 24.8% in 2015. The overall origination volume of such mortgages is less volatile than the origination volume associated with rate-sensitive loan refinancing transactions. Purchase money mortgages comprised 55% and 65% of residential mortgage loan originations in 2015 and 2014, respectively. Also, part of the increase in the loan origination volume was contributed to the addition of newly hired loan originators towards the end of 2014 and during 2015. This is consistent with the overall strategy to recruit and hire qualified mortgage loan originators that are looking to build and grow their business network with a company that is committed to support their efforts.

Gain on Sale of Servicing Rights. During 2015, we did not sell any servicing rights. During 2014, we sold the servicing rights to mortgage loans that had an unpaid principal balance of $371.0 million. The gain from this sale was $853,000. These loans were previously originated by us and sold to the secondary market with the servicing rights retained. As part of our business model, we periodically sell servicing rights depending on the prevailing interest rate environment.

Noninterest Expense. Noninterest expense increased $1.6 million, or 16.4%, to $11.7 million in 2015 compared to $10.1 million in 2014. This increase was principally due to higher salaries and employee benefits of $1.5 million and higher professional fees of $160,000. The increase in salaries in employee benefits of $1.5 million, or 20.1%, in 2015 compared to 2014 was primarily due to higher net commission expense of $1.3 million directly related to the improvement in mortgage loan origination volume during the year. The higher professional fees of $160,000 were due to the expenses associated with our pending merger with Randolph Bancorp.

Taxes. State income taxes increased $10,000 in 2015 compared to 2014. Effective January 1, 2004, we elected to be treated as an S corporation under the Internal Revenue Code of 1986, as amended and are no longer liable for federal income taxes.

Management of Market Risk

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk, market risk and liquidity risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest income and gains on the sale of loans as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are recorded at fair value and mortgage servicing rights. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Other risks that we face are operational risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes conservative loan-to-value ratios and guarantees of construction loans by parties with substantial net worth. In addition, periodically, we engage an outside loan review firm to perform a thorough review of our construction loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends and loan collateral valuation in order to identify impaired loans.

When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. Management makes initial contact with the borrower when the loan becomes 17 days past due. If payment is not then received by the 31st day of delinquency, additional letters and phone calls generally are made, and a plan of collection is pursued for each individual loan. A particular plan of collection may lead to foreclosure, the timing of which depends on the prospects for the borrower bringing the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances, as well as the sale of the nonperforming loans. Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 60 days.

Interest Rate Risk Management. Interest rate risk exists in both our mortgage banking and in our community banking operations. The principal interest rate risk in our mortgage banking operations is attributable to the interest rate lock commitments we make in connection with loan originations. These commitments require us to originate a loan at a specific interest rate upon successful completion of an underwriting process. The fair value of these commitments changes based on changes in market interest rates for loans of a similar duration. In order to mitigate this risk, we also enter into forward loan sale commitments with investors. These commitments require us to sell specifically identified loans to an investor at a pre-

determined price. We do not match all of our interest rate lock commitments to forward loan sale commitments due to the expectation that not all interest rate lock commitments will result in a completed loan. We manage this risk on a daily basis and have policy limits on our exposure to unmatched commitments.

In our community banking operations, we manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our primary strategy is to sell newly originated conforming and non-conforming fixed-rate and adjustable rate residential mortgage loans in the secondary market. We also originate construction loans which generally have terms of one year or less in order to manage interest rate risk. Depending on market conditions, loans are typically made for retention in our portfolio due to either circumstances that may limit their salability in the secondary market but which do not adversely affect their credit worthiness, or adjustable-rate loans to manage interest rate risk. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model which is provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. The comparative scenarios assume immediate parallel shifts in the yield curve in increments of 100 basis point rate movements. A basis point equals one-hundredth of one percent and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis points increase in the “Change in Interest Rates” column below. We also estimate the impact over a two year time horizon. The following table shows the estimated impact on net interest income for the one-year period beginning December 31, 2015 resulting from potential changes in interest rates. The model is run at least quarterly showing shocks from +300bp to -100bp, as we believe a decline of greater than -100bp is currently improbable. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level (basis points)
	(Dollars in thousands)
+300	$1,702	32
+200	1,694	24
+100	1,685	15
Level	1,670	—
-100	1,659	(11)

(1)	The calculated changes assume an immediate shock of the static yield curve.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. The tables also do not measure the changes in credit and liquidity risk that may occur as a result of changes in general interest rates. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our economic value of equity and will differ from actual results.

Economic Value of Equity Analysis. In order to monitor and manage interest rate risk, we also use the net present value of equity at risk, or NPV, methodology. This methodology calculates the difference between the present value of expected cash flows from assets and liabilities. As with the net interest income analysis described above, the model is run at least quarterly showing shocks at +300bp and -100bp, because a decline of greater than -100bp is currently improbable. The board of directors and management review the methodology’s measurements on a quarterly basis.

The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements. Results of the modeling are used to provide a measure of the degree of volatility interest rate movements may influence our earnings. Modeling the sensitivity of earnings to interest rate risk is decidedly reliant on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management’s best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. Assumptions are supported with annual back testing of the model to actual market rate shifts.

The table below sets forth, as of December 31, 2015, the estimated changes in the net present value of equity that would result from the designated changes in the United States Treasury yield curve under an instantaneous parallel shift for the First Federal Savings Bank of Boston. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in EVE		EVE as Percentage of Economic Value of Assets(3)
Changes in Interest Rates (basis points)(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio(3)	Changes in Basis Points
	(Dollars in thousands)
+300	$28,340	$7,341	35.0%	37.17%	769
+200	26,216	5,217	24.8%	35.02%	554
+100	23,817	2,818	13.4%	32.51%	303
0	20,999	—	—	29.48%	—
-100	17,936	(3,062)	(14.6)%	26.22%	(326)

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE, or Economic Value of Equity at Risk, measures the Bank’s exposure to equity due to changes in a forecast interest rate environment.
(3)	EVE Ratio represents EVE divided by the economic value of assets which should translate into built in stability for future earnings.

The table above indicates that at December 31, 2015, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would experience a 14.6% decrease in net portfolio value. In the event of an instantaneous 300 basis point increase in interest rates, we would experience a 35.0% increase in net portfolio value.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates. We believe that our level of interest rate risk is acceptable using this approach.

Liquidity and Capital Resources. Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of loan repayments and proceeds from the sale of loans and mortgage servicing rights. To a lesser extent, we rely on deposit inflows and borrowings from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, proceeds from the sale of loans and mortgage servicing rights and borrowed funds and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash used in operating activities was $3.5 million in 2015 while net cash provided by operations was $3.0 million in 2014. This change was primarily due to the increase in loans held for sale at December 31, 2015 as compared to the prior year-end. Net cash provided by (used in) investing activities, which consists primarily of disbursements for portfolio loan originations, offset by principal collections on loans, proceeds from the sale of mortgage servicing rights and proceeds from sales of other real estate owned was $4.9 million and $(4.4 million) in 2015 and 2014, respectively. Net cash provided by (used in) financing activities, consisting primarily of the activity in deposit accounts, Federal Home Loan Bank of Boston advances and dividends paid was $(2.2 million) and $1.5 million in 2015 and 2014, respectively.

At December 31, 2015, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital of $12.2 million, or 18.8% of adjusted total assets, which is above the required level of $3.2 million, or 5.00% of adjusted total assets, and total risk-based capital of $12.6 million, or 39.8% of risk-weighted assets, which is above the required level of $3.2 million, or 10.00% of risk-weighted assets.

At December 31, 2015, we had outstanding commitments to originate loans of $37.6 million and unadvanced funds on loans of $5.9 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2015 totaled $10.0 million of which $5.2 million are brokered deposits. Management expects, based on historical experience, that a portion of the maturing certificates of deposit will be renewed with new brokered deposits, if necessary, to fund the current loan origination commitments. However, we may utilize Federal Home Loan Bank of Boston advances, which may result in lower levels of interest expense. At December 31, 2015, we had additional borrowing capacity with the Federal Home Loan Bank of Boston of $5.5 million.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 10 to our consolidated financial statements located elsewhere in this prospectus.

For the years ended December 31, 2015 and 2014, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

There are no newly issued accounting standards that upon application are expected to have a material impact on our consolidated financial statements.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF FIRST EASTERN BANKSHARES CORPORATION

AND FIRST FEDERAL SAVINGS BANK OF BOSTON

For the purpose of this section, the terms “we,” “our,” and “us” refer to First Eastern Bankshares Corporation and First Federal Savings Bank of Boston unless the context indicates another meaning.

First Eastern Bankshares Corporation

First Eastern Bankshares Corporation is a Massachusetts corporation that is the stock holding company of First Federal Savings Bank of Boston. First Eastern Bankshares Corporation’s business activities are limited to the ownership of the outstanding capital stock of First Federal Savings Bank of Boston.

The executive and administrative office of First Eastern Bankshares Corporation is located at 100 Brickstone Square, Andover, MA 01810. Our telephone number at this address is (978) 749-3100.

First Federal Savings Bank of Boston

First Federal Savings Bank of Boston is a federal savings association headquartered in Boston, Massachusetts and organized in 1923. First Federal Savings Bank of Boston is currently the wholly-owned subsidiary of First Eastern Bankshares Corporation. On a consolidated basis, as of December 31, 2015, First Eastern Bankshares had total assets of $66.1 million, net loans of $33.4 million, total deposits of $34.8 million and total stockholder’s equity of $14.1 million. First Federal Savings Bank of Boston’s primary business is offering a variety of insured deposit accounts and using such deposits as well as borrowings to originate loans, primary residential mortgage loans, to its customers.

First Federal Savings Bank of Boston’s main banking office is located at 19 School Street, Boston, Massachusetts 02108. Our telephone number at this address is (617) 742-0570. Our website address is www.firsteastern.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Supervision and Regulation

First Federal Savings Bank of Boston is a federal stock savings association. First Federal’s deposits are insured up to applicable limits by the FDIC. First Federal is subject to extensive regulation by the Office of the Comptroller of the Currency, as its chartering agency and primary federal regulator, and by the FDIC as its deposit insurer. First Federal is required to file reports with, and is periodically examined by, the Office of the Comptroller of the Currency concerning its activities and financial condition. First Federal must also obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. First Federal must comply with consumer protection regulations issued by the Consumer Financial Protection Bureau, the “CFPB”. The Bank is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the 12 regional banks in the Federal Home Loan Bank System.

First Eastern Bankshares Corporation is a savings and loan holding company subject to examination and supervision by, and is required to file certain reports with, the Federal Reserve.

Market Area

First Federal Savings Bank of Boston’s primary lending area includes Massachusetts, New Hampshire, Rhode Island, Connecticut, New York and, to a lesser extent, Maine, Vermont and Florida.

Competition

First Eastern Bankshares Corporation faces significant competition for deposits and loans. Our most direct competition for deposits has historically come from the banking institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and mutual funds. At June 30, 2015, which is the most recent date for which data is available from the FDIC, we held 0.21% of the deposits in Essex County, which was the 34th largest market share out of 36 financial institutions with offices in Essex County. Many of the banks owned by large national and regional holding companies and other community-based banks that operate in our primary market area are larger than we are and, therefore, may have greater resources or offer a broader range of products and services.

Our competition for loans comes from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies. We also face competition from nationally active mortgage originators such as Quicken Loans.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential mortgage loans, residential construction loans, commercial construction loans and consumer loans throughout Massachusetts, New Hampshire, Rhode Island, Connecticut, New York and, to a lesser extent Maine, Vermont and Florida with ancillary activities in other states.

The following table sets forth the composition of our loan portfolio at the dates indicated:

	At December 31,
	2015		2014		2013
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$17,768	52.39%	$17,757	46.71%	$14,080	45.69%
Residential construction	16,835	49.65%	22,025	57.93%	17,741	57.57%
Commercial construction	5,238	15.45%	6,123	16.11%	5,862	19.02%
Less: Due borrowers on unadvanced loans	(5,935)	(17.50)%	(7,904)	(20.79)%	(6,892)	(22.36)%

Total real estate loans	33,906		38,001		30,791
Consumer loans	4	0.01%	16	0.04%	26	0.08%

Total loans	$33,910	100.00%	$38,017	100.00%	$30,817	100.00%

Deferred loan origination costs (fees), net	26		44		31
Allowance for loan losses	(563)		(572)		(640)

Loans, net	$33,373		$37,489		$30,208

The following table sets forth certain information at December 31, 2015 regarding scheduled contractual maturities during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude net deferred loan cost and fees. The following table also sets forth the rate structure of loans scheduled to mature after one year.

(In thousands)	One-to Four- Family Residential Real Estate	Residential Construction	Commercial Construction	Consumer	Total Loans
Amounts due in:
One year or less	$697	$16,835	$4,957	$4	$22,493
More than one to five years	2,757	—	43	—	2,800
More than five years	14,314	—	238	—	14,552

Total	$17,768	$16,835	$5,238	$4	$39,845

Interest rate terms on amounts due after one year:
Fixed rate	$12,372	$—	$—	$—	$12,372
Adjustable rate	4,699	—	281	—	4,980

Total	$17,071	$—	$281	$—	$17,352

Residential Mortgage (Portfolio) Loans. We offer residential mortgage loans to enable borrowers to purchase homes or refinance loans on existing homes, most of which serve as the primary residence of the owner. Excluding loans maturing in one year or less, at December 31, 2015, residential mortgage loans were $17.1 million, or 50.3% of total loans, and consisted of $12.4 million and $4.7 million of fixed-rate and adjustable rate loans, respectively. Non-owner occupied residential loans were $1.5 million, or 8% of total one- to four-family residential real estate loans.

We offer fixed-rate and adjustable-rate residential mortgage loans with terms up to 30 years. Generally, our fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and are originated with the intention to sell. Our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from three to ten years.

Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a specified percentage above the one year U.S. Treasury or the one year LIBOR index. Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate caps range from 5% to 6% over the initial interest rate of the loan.

Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While residential mortgage loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Additionally, our current practice is generally to (1) sell to the secondary market all newly originated residential mortgage loans, and (2) on some occasions hold in our portfolio shorter-term fixed-rate loans and adjustable-rate loans. Generally, conforming fixed-rate loans are sold to third parties with servicing either retained or released. Our portfolio lending generally consists of conforming and non-conforming adjustable-rate loans for owner-occupied and investor properties with loan-to-value ratios of up to 80%. We generally do not originate “interest only” mortgage loans on one- to four-family residential properties nor do we offer loans that provide for negative amortization of principal such as “option ARM” loans where the borrower can pay less than the interest owed on their loan. Additionally, we do not offer “subprime” loans (loans that are made with low down payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies or borrowers with questionable repayment capacity) or “Alt-A” loans (loans to borrowers having less than full documentation).

We will make loans with loan-to-value ratios up to 95% (97% for first time home buyers only); however, we generally require private mortgage insurance for residential loans secured by a first mortgage with a loan-to-value ratio over 80%. We require all properties securing mortgage loans to be appraised by a licensed real estate appraiser. We require title insurance on all first mortgage loans. Exceptions to these lending policies are based on an evaluation of credit risk related to the borrower and the size of the loan. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In an effort to provide financing for first-time buyers, we offer adjustable- and fixed-rate loans to qualified individuals and originate the loans using modified or expanded underwriting guidelines, and reduced closing costs.

Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Construction Loans. At December 31, 2015, construction loans, net of the unadvanced portion, were $16.1 million, or 47.6% of total loans. We primarily originate construction loans to individuals and to a lesser extent, contractors and builders, to finance the construction of residential dwellings. Our construction loans are both fixed and adjustable-rate, interest-only loans that provide for the payment of interest only during the construction phase, which is usually 9 to12 months. At the end of the construction phase, the loan may be paid in full or converted to a permanent mortgage loan. Construction loans made to individual borrowers can be made with a maximum loan to value ratio of up to 90% of the lesser of the appraised market value estimated upon completion or the combined acquisition plus construction costs of the project. Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. Our construction loans do not provide for interest payments to be funded by interest reserves.

Our loan policy dictates a minimum equity contribution by the borrower of 25% of the land acquisition cost and an end loan-to-value ratio generally not greater than 80%, and up to 90% on an exception basis. All borrowers are underwritten and evaluated for creditworthiness based on past experience, debt service ability, net worth analysis including available liquidity, and other credit factors. We generally require personal guarantees on all construction loans. Advances are only made following an inspection of the property confirming completion of the required progress on the project and an update to the title completed by a bank approved attorney.

Most of our loans for the construction of residential properties are for residences being built that have not been sold prior to commencement of construction. At December 31, 2015, our construction loan portfolio consisted of $4.6 million in loans that were secured by residential real estate which has not been pre-sold and $16.7 million in loans that were secured by owner-occupied residential real estate. At December 31, 2015, our largest outstanding construction loan relationship was for a single-family subdivision aggregating $1.2 million. This project is secured by a first mortgage on homes built. This relationship was performing according to its original repayment terms at December 31, 2015.

Construction financing is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Consumer Loans. We infrequently make secured and unsecured loans to individuals. At December 31, 2015, consumer loans were $4,000, or less than 1% of total loans.

Loan Originations, Purchases and Sales. The primary source of loan originations is our staff of loan originators, advertising, referrals from customers, real estate brokers and other professionals.

Additionally, our current practice is generally (1) to sell to the secondary market the significant majority of newly originated residential mortgage loans and (2) to on occasion hold in our portfolio shorter-term fixed-rate loans and adjustable-rate residential mortgage loans. Our decision to hold loans is based on prevailing market interest rate conditions and interest rate risk management. Loans are sold to third parties with servicing retained, in the case of conforming loans, or released, in the case of jumbo residential mortgage loans, FHA, VA and other nonconforming loans.

The following table sets forth our loan originations (excluding loans originated for sale in the secondary market), purchases, sales and principal repayment activities during the periods indicated.

	Years Ended December 31,
(In thousands)	2015	2014	2013
Total loans at beginning of period	$38,017	$30,820	$31,577

Loan originations:
Real estate loans:
One- to four-family residential	4	125	49
Residential construction	18,639	23,481	23,288
Commercial construction	5,034	6,190	4,605

Total real estate	23,677	29,796	27,942
Consumer loans:
Personal	13	18	26
Secured by savings accounts	1	14	6

Total loans originations	23,691	29,828	27,974

Loan purchases:
Real estate loans:
One- to four-family residential	813	734	1,195
Residential construction	—	—	—
Commercial construction	—	—	—

Total real estate	813	734	1,195
Consumer loans:
Personal	—	—	—
Secured by savings accounts	—	—	—

Total loans purchases	813	734	1,195

Other:
Principal repayments, net	(32,030)	(26,172)	(29,243)
Unadvanced funds on originations	1,969	(1,012)	(1,865)
Loans transferred from loans held for sale	1,479	4,662	1,182
Transfer to other real estate owned	(29)	(843)	—

Total other	(28,611)	(23,365)	(29,926)

Net increase (decrease)	(4,107)	7,197	(757)

Total loans at end of period	$33,910	$38,017	$30,820

We also originate one-to-four-family residential mortgage loans for sale in the secondary mortgage market. During the years ended December 31, 2015, 2014 and 2013, we originated $422.3 million, $287.0 million and $409.0 million of such loans, respectively.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory underwriting standards and loan origination procedures established by our board of directors and management. Our board of directors has granted loan approval authority to certain executive officers. Loans in excess of any officer’s individual authority and up to the “in-house limit” established by the board of directors and loans containing any exceptions to our loan policies must be approved by the executive committee, which is comprised of our chief executive officer and one independent members of our board of directors. All construction loans to any single borrower that exceed the in-house limit of $1.0 million must be approved by the executive committee and ratified by the board of directors. The president and vice president of underwriting are authorized to grant lending authority to other employees for loans that are made for sale to the secondary market and other third party investors. Delegation of such authority is made after due consideration of the individual’s lending experience, past performance and his or her area of responsibility. The authorized amounts are up to the standard conforming high balanced government-sponsored enterprise agency loan limits. Non-conforming loans are typically pre-approved by the third party investor before the loan is consummated.

Loans-to-One Borrower Limit. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 15% of the capital and surplus when the loans are not fully-secured by collateral having a market value at least equal to their face amount and an additional 10% of capital and surplus when the amounts over 15% are fully-secured at all times by a perfected security interest in readily marketable collateral. At December 31, 2015, our regulatory limit on loans-to-one borrower was $1.9 million. At that date, our largest lending relationship totaled $1.2 million and was secured by a single family home. This loan was performing in accordance with its original repayment terms at December 31, 2015.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Mortgage Banking Activities

We originate residential mortgage loans for sale into the secondary market. The majority of our residential first mortgage loans that we originate are underwritten to conform to the government-sponsored enterprise agencies Fannie Mae and Freddie Mac. These loans are then sold directly to the agencies with servicing retained. Other loans such as jumbo (nonconforming), FHA, Mass Housing and VA mortgage loans are generally sold as servicing released. Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $747.9 million and $780.7 million at December 31, 2015 and 2014, respectively. Net gains or losses recognized upon the sale of loans are included in noninterest income. For the years ended December 31, 2015 and 2014, we sold $417.6 million and $289.7 million of residential mortgage loans on the secondary market, which resulted in a net gain on sale of loans of $10.5 million and $7.3 million, respectively.

Interest rates affect the amount and timing of origination and servicing fees because consumer demand for new mortgages and the level of refinancing activity are sensitive to changes in mortgage interest rates. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and may also lead to an increase in mortgage servicing income, a component of noninterest income, depending on the level of new loans added to the servicing portfolio and prepayments. Given the time it takes for consumer behavior to fully react to interest rate changes, as well as the time required for processing a new application, providing the commitment and selling the loan, interest rate changes will affect origination and servicing fees with a lag. The amount and timing of the impact on origination and servicing fees will depend on the magnitude, speed and duration of the change in interest rates.

Mortgage servicing rights are recognized as separate assets at fair value when rights are acquired through sale of financial assets. We capitalize mortgage servicing rights at their fair value upon sale of the related loans. Capitalized servicing rights are amortized into mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. We measure impairment of our servicing rights on a disaggregate basis based on the predominant risk characteristics of the portfolio and discounts the asset’s estimated future cash flows using a current market rate. We have determined the predominant risk characteristics to be prepayment risk and interest-rate risk. The fair value of the existing mortgage servicing rights as of December 31, 2015 and 2014 exceeded book value. To determine the fair value of mortgage servicing rights, we estimate the expected future net servicing revenue based on common industry assumptions, as well as on our historical experience.

An analysis of mortgage servicing rights for the years ended December 31, 2015 and 2014 is as follows:

	2015	2014
Balance, beginning of year	$3,051,307	$5,367,422
Capitalized rights	2,536,235	1,840,208
Sales of servicing rights	—	(2,673,797)
Amortization	(1,513,723)	(1,482,526)

Balance, end of year	$4,073,819	$3,051,307

Fair value, end of year	$6,465,000	$5,042,000

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $747.9 million and $780.7 million at December 31, 2015 and 2014, respectively.

Asset Quality

Nonperforming Assets. We consider foreclosed assets, loans that are maintained on a nonaccrual basis and loans that are past 90 days or more and still accruing to be nonperforming assets. The recognition of income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become 90 days past due unless, in the opinion of management, the outstanding interest remains collectible and the loan is well secured. Past due status is determined based on contractual terms. Interest is subsequently recognized only as received until the loan is returned to accrual status. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated to management the ability to make payments of principal and interest as scheduled. Our practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, the depreciation of underlying collateral, the loan’s classification as a loss by regulatory examiners, or for other reasons.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until it is sold. When property is acquired it is recorded at its fair market value at the date of foreclosure less costs to sell, which becomes the property’s new basis. Any write-downs at time of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of fair value less cost to sell or the new cost basis. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of property exceeds its fair value. Gains and losses realized on the sale and any adjustment resulting from periodic re-evaluation of these assets are included in losses on and expenses of foreclosed real estate, net, as appropriate. The net costs of maintaining and operating these assets are expensed as incurred, while certain costs to improve such properties are capitalized.

Loans are designated as troubled debt restructures when a concession is made on credit as a result of financial difficulties of the borrower. Typically, such concessions consist of a reduction in interest rate to a below market rate, taking into account the credit quality of the note or a deferment of payments, principal or interest, which materially alters the Bank’s position or significantly extends the note’s maturity date, such that the present value of cash flows to be received is materially less than those contractually established at the loan’s origination. Restructured loans are included in the impaired loan category.

Losses on loans modified as troubled debt restructurings, if any, are charged against the allowance for loan losses when management believes the uncollectability of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses. Loans modified as troubled debt restructurings with payment defaults are considered in the general component of the allowance for loan losses for each of the specified loan classes.

The following table provides information with respect to our nonperforming assets, including troubled debt restructurings, at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

	At December 31,
(Dollars in thousands)	2015	2014	2013
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$607	$603	$848
Residential construction	—	—	—
Commercial construction	—	—	462
Consumer loans:
Personal	—	—	—
Serviced by savings accounts	—	—	—

Total nonaccrual loans	607	603	1,310

Other real estate owned:
One- to four-family residential	11	322	129
Commercial construction	—	469	—

Total other real estate owned	11	791	129

Total nonperforming assets	$618	$1,394	$1,439

Performing troubled debt restructurings	$863	$1,299	$1,327

Total nonperforming loans to total loans(1)	1.79%	1.58%	4.25%
Total nonperforming assets to total assets	0.94%	2.08%	2.20%

(1)	Loans include only portfolio loans and are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Interest income that would have been recorded for the year ended December 31, 2015, had nonaccruing loans been current according to their original terms amounted to $11,000. Income related to nonaccrual loans included in interest income for the year ended December 31, 2015, amounted to $11,000.

Total nonperforming loans decreased from December 31, 2014 to December 31, 2015, primarily due to the decline in other real estate owned as we were able to sell a large residential construction property in New York and a one-to-four-family residential property in Massachusetts during 2015.

Classified Loans. Federal regulations require us to review and classify assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. When management classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established. If management classifies an asset as loss, an amount equal to 100% of the portion of the asset classified loss is charged to the allowance for loan losses. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving our close attention. We utilize a seven grade internal loan rating system for one – to four-family residential real estate, construction and commercial loans. See Note 3 to the consolidated financial statements.

The following table shows the aggregate amounts of our regulatory classified loans at the dates indicated.

	At December 31,
(In thousands)	2015	2014	2013
Classified loans:
Substandard	$801	$603	$1,725
Doubtful	—	—	—
Loss	—	—	—

Total classified loans	$801	$603	$1,725

Special mention	$998	$1,160	$817

None of the special mention loans at December 31, 2015 were on nonaccrual.

Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Past Due 90 Days and Still Accruing	Loans on Non-Accrual
	(In thousands)
At December 31, 2015
Mortgage loans on real estate:
Residential real estate	$1,182	$—	$607	$1,788	$—	$607
Residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Consumer loans:
Personal loans	—	—	—	—	—	—
Savings secured	—	—	—	—	—	—

Total	$1,182	$—	$607	$1,788	$—	$607

At December 31, 2014
Mortgage loans on real estate:
Residential real estate	$859	$302	$603	$1,764	$—	$603
Residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Consumer loans:
Personal loans	—	—	—	—	—	—
Savings secured	—	—	—	—	—	—

Total	$859	$302	$603	$1,764	$—	$603

At December 31, 2013
Mortgage loans on real estate:
Residential real estate	$672	$—	$848	$1,520	$—	$848
Residential construction	—	—	—	—	—	—
Commercial construction	—	—	462	462	—	462
Consumer loans:
Personal loans	—	—	—	—	—	—
Savings secured	—	—	—	—	—	—

Total	$672	$—	$1,310	$1,982	$—	$1,310

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. We evaluate the need to establish allowances against losses on loans on a regular basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three basic components: (1) a general component related to non-classified loans based on historical loss experience, adjusted for qualitative factors stratified by loan segments; (2) a specific component related to impaired loans; and (3) an unallocated component. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

General Component. The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by our loan segments. Management utilizes a weighted rolling average of historical losses based on a time seven year time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; and national and local economic trends and conditions.

Specific Component. The specific component of the allowance for loan losses relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis by either the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. An allowance is established when the measured value of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructurings are initially classified as impaired.

We identify loans that may need to be charged-off as a loss by reviewing all impaired loans and related loss analyses. Loan losses are charged against the allowance when we believe the uncollectability of the loan balance is confirmed. A borrower’s inability to make payments under the terms of the loan and a shortfall in collateral value would generally result in our charging off the loan to the extent of the loss deemed to be confirmed.

Unallocated Component. The unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management’s estimate of probable loss. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

At December 31, 2015, our allowance for loan losses was $563,000, or 1.66% of total loans and 92.8% of nonperforming loans. At December 31, 2014, our allowance for loan losses was $572,000, or 1.50% of total loans and 94.9% of nonperforming loans. Nonperforming loans at December 31, 2015 were $607,000, or 1.8% of total loans, compared to $603,000, or 1.6% of total loans, at December 31, 2014 and $1.3 million, or 4.3% of total loans, at December 31, 2013. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses which may be realized in the future or that additional provisions for loan losses will not be required.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of the Comptroller of the Currency, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	For the Year Ended December 31,
(Dollars in thousands)	2015	2014	2013
Allowance at beginning of period	$572	$640	$656

Provision for loan losses	—	—	80

Charge offs:
Real estate loans:
One- to four-family residential	(25)	(25)	(96)
Residential construction	—	—	—
Commercial construction	—	(47)	—
Consumer loans:
Personal	—	—	—
Secured by savings accounts	—	—	—

Total charge-offs	(25)	(72)	(96)

Recoveries:
Real estate loans:
One- to four-family residential	16	—	—
Residential construction	—	—	—
Commercial construction	—	4	—
Consumer loans:
Personal	—	—	—
Secured by savings accounts	—	—	—

Total recoveries	16	4	—

Net charge-offs	(9)	(68)	(96)

Allowance at end of period	$563	$572	$640

Total loans outstanding(1)	$33,936	$38,060	$30,848
Average portfolio loans outstanding(1)	$36,905	$33,401	$30,977
Allowance for loan losses as a percent of total loans outstanding(1)	1.66%	1.50%	2.07%
Net loans charged off as a percent of average loans outstanding	0.02%	0.20%	0.31%
Allowance for loan losses to nonperforming loans	92.75%	94.86%	48.85%

(1)	Loans include only portfolio loans and are presented before allowance for loan losses, but include deferred loan origination costs (fees), net.

Investment Activities

General. We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Boston, certificates of deposit of federally insured institutions, investment grade corporate bonds, investment grade marketable debt securities and investment grade marketable equity securities. We had no such investments at December 31, 2015, 2014 and 2013. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at December 31, 2015.

Federal Home Loan Bank Stock. We held common stock of the Federal Home Loan Bank of Boston in connection with our borrowing activities totaling $931,000 at December 31, 2015. The Federal Home Loan Bank of Boston common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional Federal Home Loan Bank of Boston stock if we increase borrowings in the future.

Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within our market area by sales efforts of branch customer service representatives. We offer a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and term deposit certificates. From time to time we have utilized brokered deposits as part of our funding sources to fund loan growth. Brokered deposits are a more volatile source of funding than core deposits and do not increase our deposit franchise. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings, which could increase our cost of funds and negatively impact our interest rate spread, financial condition and results of operation. As of December 31, 2015, the aggregate amount of our brokered deposits was $5.2 million. The following table sets forth the maturity of these certificates as of December 31, 2015:

(In thousands)
Maturity Period	Amount
Three months or less	$1,744
Over three through six months	2,489
Over six through twelve months	987

Total	$5,220

Deposit account terms vary according to the minimum balance required the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing periodically. Our deposit pricing strategy has generally been to offer competitive rates and to offer periodically special rates in order to attract deposits of a specific type or term.

Deposit account balances at December 31, 2015, 2014 and 2013 are summarized as follows:

(In thousands)	2015	2014	2013
Demand deposit accounts	$10,418	$10,128	$13,595
NOW and checking accounts	2,873	2,894	2,906
Regular savings accounts	2,063	2,307	2,314
Money market deposit accounts	6,548	7,985	6,943
Official checks	229	156	69

Total non-certificate accounts	22,131	23,470	25,827
Certificate accounts (less than $250)	11,890	14,901	10,117
Certificate accounts (greater than $250)	759	757	506

Total certificate accounts	12,649	15,658	10,623

Total deposits	$34,780	$39,128	$36,450

The following table sets forth our term deposit certificates classified by interest rate as of the dates indicated.

	At December 31,
(Dollars in thousands)	2015	2014	2013
0.00% - 1.00%	$9,717	$12,464	$6,942
1.01 - 2.00%	2,426	2,348	2,745
2.01 - 3.00%	506	845	936
3.01 - 4.00%	—	—	—
4.01 - 5.00%	—	—	—

Total	$12,649	$15,657	$10,623

The following table sets forth the maturities of our certificates of deposit at December 31, 2015.

(In thousands)
Within one year	$10,034
Over one year to three years	2,355
Over three years	260

$12,649

As of December 31, 2015, 2014 and 2013, related party deposits amounted to $918,000, $1.9 million and $1.9 million, respectively.

As of December 31, 2015, the aggregate amount of our certificates of deposit in amounts greater than or equal to $100,000 was $9.5 million. The following table sets forth the maturity of these certificates as of December 31, 2015.

(In thousands)
Maturity Period	Amount
Three months or less	$2,804
Over three through six months	3,642
Over six through twelve months	1,479
Over twelve months	1,580

Total	$9,505

Borrowings. We may utilize advances from the Federal Home Loan Bank of Boston to supplement our supply of investable funds. The Federal Home Loan Bank of Boston functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Boston and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans, provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank of Boston’s assessment of the institution’s creditworthiness. At December 31, 2015 and December 31, 2014, we had $15.9 million and $12.9 million in outstanding advances from the Federal Home Loan Bank of Boston, respectively. At December 31, 2015 and December 31, 2014, based on available collateral and our ownership of Federal Home Loan Bank of Boston stock, and based upon our internal policy, we had access to additional Federal Home Loan Bank of Boston advances of up to $5.5 million and $4.3 million, respectively. All of our borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on certain whole first mortgage loans and capital stock in the Federal Home Loan Bank of Boston.

The following table sets forth information concerning balances and maturities on our borrowings at the dates and for the periods indicated.

Year ending December 31:	(In thousands)
2016	$13,511
2017	519
2018	364
2019	271
2020	1,186
Thereafter	32

$15,883

Properties

The following table sets forth information with respect to our office properties as of December 31, 2015. We believe that our current facilities are adequate to meet our current and foreseeable needs.

Office Name and Address	Leased or Owned	Year Acquired or Leased	Month of Lease Expiration	Square Footage	Net Book Value of Real Property
Banking Offices:
19 School Street Boston, MA 02108	Owned	1997	N/A	8,337	$1,301,000

Other Properties:
100 Brickstone Square, Andover, MA 01810	Leased	1991	August 2017	22,101	N/A

150 Wood Road, Suite 402 Braintree, MA 021084	Leased	2016	December 2017	1,500	N/A

20 Main Street Leominster, MA 01453	Leased	1993	Tenant at-will	1,446	N/A

130 Cedar Street Milford, MA 01757	Leased	2007	Tenant at-will	3,000	N/A

110 Elm Street Millbury, MA 01527	Leased	1996	Tenant at-will	460	N/A

225 Water Street, SuiteB-126 Plymouth, MA 02360	Leased	2015	September 2016	385	N/A

875 State Road Westport, MA 02790	Leased	2007	December 2018	2,850	N/A

167 South River Road, Unit 1 Bedford, NH 03110	Leased	2008	Tenant at-will	1,186	N/A

Personnel

As of December 31, 2015, we had 105 full-time and 13 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Subsidiaries

First Federal Savings Bank of Boston owns 100% of the following subsidiaries: First Eastern Mortgage Corporation, a Massachusetts corporation, which is inactive; Prime Title Services, Inc., a Massachusetts corporation that provides mortgage loan closing services, primarily to customers of First Federal Savings Bank of Boston; and First Realty Acquisition Corporation, a Massachusetts corporation that acquires, holds, manages, and disposes of real property acquired in satisfaction of debts previously contracted and held by First Federal Savings Bank of Boston.

Legal Proceedings

We are not currently a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

SUPERVISION AND REGULATION

General

Randolph Savings Bank is a Massachusetts stock savings bank and will be the wholly-owned subsidiary of Randolph Bancorp, Inc., a Massachusetts corporation, which will become a registered bank holding company upon the completion of the conversion. The Bank’s deposits are insured up to applicable limits by the FDIC and by the Depositors Insurance Fund established by Massachusetts General Laws for amounts in excess of the FDIC insurance limits. The Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency and state regulator, and by the FDIC, as its federal regulator and deposit insurer. The Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition. The Bank must also obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. The Bank must comply with consumer protection regulations issued by the CFPB. The Bank is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the 12 regional banks in the Federal Home Loan Bank System.

Upon completion of the conversion, as a bank holding company, Randolph Bancorp, Inc. will be subject to examination and supervision by, and is required to file certain reports with, the Federal Reserve. Randolph Bancorp, Inc. will also be subject to the rules and regulations of the SEC under the federal securities laws.

The federal and state regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of other creditors or shareholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve or the United States Congress, could have a material adverse impact on the financial condition and results of operations of Randolph Bancorp, Inc. and Randolph Savings Bank. As is further described below, the Dodd-Frank Act has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

Set forth below are certain material regulatory requirements that are applicable to Randolph Bancorp, Inc. and Randolph Savings Bank. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Randolph Bancorp, Inc. and Randolph Savings Bank.

Holding Company Regulation

General. After the conversion, Randolph Bancorp, Inc. will be a bank holding company within the meaning of the Bank Holding Company Act of 1956, or BHCA. As such, Randolph Bancorp, Inc. will be registered with the Federal Reserve and subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve has enforcement authority over Randolph Bancorp, Inc. Among other things, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to Randolph Bancorp, Inc.’s subsidiary insured depository institution.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities that the Federal Reserve had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto as of November 11, 1999. Some of the principal activities that the Federal Reserve had determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies. A bank holding company that is well-capitalized and well-managed within the meaning of applicable regulations and whose subsidiary depository institutions are well capitalized and well managed and meet certain additional requirements, may elect to become a “financial holding company.” Such an election allows a bank holding company to engage in a broader array of financial activities, including insurance and investment banking activities.

Acquisition of Control. The BHCA provides that no company may directly or indirectly acquire control of a bank without the prior approval of the Federal Reserve. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and a company has “control” of a bank or other company if the company owns, controls or holds with power to vote 25% or more of any class of voting stock of the bank or other company, controls in any manner the election of a majority of the directors of the bank or other company or if the Federal Reserve determines, after notice and opportunity for hearings that the Company has the power to exercise a controlling influence over the management or policies of the bank or other company. In addition, a bank holding company must obtain Federal Reserve approval prior to acquiring securities of a bank or bank holding company if, after such acquisition, the bank holding company would control more than 5% of any class of voting stock of the bank or bank holding company.

In evaluating applications by bank holding companies to acquire depository institutions, the Federal Reserve must consider, among other things, the financial and managerial resources and future prospects of the company and institutions involved, the convenience and needs of the community, the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system, and competitive factors. The Federal Reserve may not approve a transaction that would result in a monopoly and may not approve a transaction that would substantially lessen competition in any banking market unless it finds that the anticompetitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In addition to the approval of the Federal Reserve, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

Under the Federal Change in Bank Control Act, no person, directly or indirectly or acting in concert with one or more other persons, may acquire control of an insured depository institution or a depository institution holding company unless the appropriate federal banking agency has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve is the appropriate federal banking agency with respect to an acquisition of control of a bank holding company. Acquisitions subject to approval under the BHCA are exempt from the prior notice requirement. Control, as defined under the Change in Bank Control Act and as implemented by the Federal Reserve with respect to bank holding companies, means the power to directly or indirectly direct the management or policies of a bank holding company or to vote 25% or more of any class of voting securities of the bank holding company. Acquisition of more than 10% of any class of a bank holding company’s voting stock is subject to a rebuttable presumption of control by the Federal Reserve if the bank holding company has registered securities under section 12 of the Exchange Act or if no other person will own, control or hold the power to vote a greater percentage of that class of voting stock immediately after the acquisition. There are also rebuttable presumptions in the regulations concerning whether a group is “acting in concert”, including presumed concerted action among members of an “immediate family.” Accordingly, the filing of a notice with the Federal Reserve would be required before any person or group of persons acting in concert could acquire 10% or more of the common stock of Randolph Bancorp, Inc., unless the person or group of persons files a rebuttal of control that is accepted by the Federal Reserve.

The Federal Reserve may prohibit a proposed acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

Capital. When it reaches $1 billion in total consolidated assets, Randolph Bancorp, Inc. will be subject to the Federal Reserve’s capital adequacy regulations for bank holding companies (on a consolidated basis). These capital standards have historically been similar to, though less stringent than, those of the FDIC for Randolph Savings Bank. Subject to certain exceptions, including an exception for bank holding companies with less than $1 billion of assets, the Dodd-Frank Act, required the Federal Reserve to establish, for all bank holding companies, minimum consolidated capital requirements that are as stringent as those required for insured depository institutions. Under regulations enacted by the Federal Reserve and generally effective January 1, 2015, all such bank holding companies are subject to regulatory capital requirements that are the same as or more stringent than the capital requirements applicable to Randolph Savings Bank. These capital requirements include provisions that, when applicable, might limit the ability of Randolph Bancorp, Inc. to pay dividends to its shareholders or repurchase its shares. See “—Federal Banking Regulation—Capital Requirements.” Randolph Bancorp, Inc. has conducted a pro forma analysis of the application of these new capital requirements as of December 31, 2015, assuming the merger and offering are completed, and has determined that it will not be subject to the new capital requirements as its total assets will remain below $1 billion.

Source of Strength. Federal Reserve policy requires bank holding companies to act as a source of financial and managerial strength to their depository institution subsidiaries. The Dodd-Frank Act codified the requirement that holding companies act as a source of financial strength. As a result, Randolph Bancorp, Inc. will be expected to commit resources to support Randolph Savings Bank, including at times when Randolph Bancorp, Inc. may not be in a financial position to provide such resources.

Dividends. The Federal Reserve has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The policy statement also states that a bank holding company should inform and consult with the Federal Reserve supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Randolph Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions. In addition, the ability of Randolph Bancorp to pay dividends may be restricted if Randolph Savings Bank becomes undercapitalized.

Massachusetts Holding Company Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register and file reports with the Massachusetts Commissioner of Banks; and (iii) is subject to examination by the Massachusetts Commissioner of Banks. Recent legislation enacted in Massachusetts provides an exemption from the requirement to obtain Board of Bank Incorporation approval for certain transactions involving a merger or consolidation subject to approval by the Massachusetts Commissioner of Banks. In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

Federal Banking Regulation

Business Activities. Under federal law, all state-chartered FDIC-insured banks, including savings banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered savings banks which had previously done so may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Such grandfathered authority may be terminated under certain circumstances including a change in charter or a determination by the FDIC that such investments pose a safety and soundness risk.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Capital Requirements. The FDIC currently requires federally insured state-chartered banks that are not members of the Federal Reserve System, or state non-member banks, to meet minimum capital standards: a 4.5% Tier 1 common equity to risk-weighted assets ratio, a 6% Tier 1 equity to risk weighted assets ratio, an 8% total capital to risk-weighted assets ratio and a leverage ratio of 4%. Additionally, subject to a transition schedule beginning in 2016, the FDIC’s capital rules require Randolph Savings Bank to establish a capital conservation buffer of Tier I common equity in an amount above the minimum risk-based capital requirements for “adequately capitalized” institutions equal to 2.5% of total risk weighted assets, or face restrictions on the ability to pay dividends, pay discretionary bonuses, and to engage in share repurchases. If Randolph

Bancorp, Inc. becomes subject to the Federal Reserve’s capital adequacy rules for bank holding companies, then Randolph Bancorp, Inc. would also become subject to a similar capital conservation buffer requirement that could restrict its ability to pay dividends, pay discretionary bonuses and/or engage in share repurchases. The capital conservation buffer is required to be fully implemented by January 1, 2019. Under the capital rules, risk-based capital ratios are calculated by dividing Common Equity Tier 1, Tier 1 and total risk-based capital, respectively, by risk-weighted assets. On- and off-balance exposures are assigned to various risk-weight categories based primarily on relative risk.

Under the FDIC’s rules, an FDIC supervised institution such as Randolph Savings Bank is considered “well capitalized” if it (i) has a total risk-based capital ratio of 10.0% or greater; (ii) a Tier 1 risk-based capital ratio of 8.0% or greater; (iii) a common Tier 1 equity ratio of at least 6.5% or greater, (iv) a leverage capital ratio of 5.0% or greater; and (iv) is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. The Bank is currently considered “well capitalized” under this standard.

Dividends. A state non-member bank may not make a capital distribution that would reduce its regulatory capital below the amount required by the FDIC’s regulatory capital regulations or for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, Randolph Savings Bank’s ability to pay dividends will be limited if Randolph Savings Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of Randolph Bancorp, Inc. to pay dividends to its shareholders. See “—Capital Requirements.”

Community Reinvestment Act and Fair Lending Laws. All institutions have a responsibility under the Community Reinvestment Act, or the CRA, and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a state non-member bank, the FDIC is required to assess the institution’s record of compliance with the CRA. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. An institution’s failure to comply with the provisions of the CRA could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The CRA requires all institutions insured by the FDIC to publicly disclose their rating. The Bank received a “Satisfactory” CRA rating in its most recent federal examination.

Massachusetts has its own statutory counterpart to the CRA that is applicable to Randolph Savings Bank. The Massachusetts version is generally similar to the CRA but uses a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. The Bank’s most recent rating under Massachusetts law was “Satisfactory.”

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, is controlled by or is under common control with an insured depository institution such as Randolph Savings Bank; however, a subsidiary of a bank that engages in bank permissible activities is generally not treated as an affiliate. Randolph Bancorp will be an affiliate of Randolph Savings Bank because of its control of Randolph Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. Transactions with affiliates also must be consistent with safe and sound banking practices, generally not involve the purchase of low-quality assets and be on terms that are as favorable to the insured depository institution as comparable transactions with non-affiliates.

The Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Randolph Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Randolph Savings Bank’s loan committee or board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The FDIC has extensive enforcement responsibility over state non-member banks and has authority to bring enforcement actions against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action by the FDIC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance. The FDIC also has the authority to terminate deposit insurance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well-capitalized and well-managed bank holding companies to acquire banks in any state, subject to Federal Reserve approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, pursuant to the Dodd-Frank Act, banks are now permitted to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for banks chartered by the host state.

Prompt Corrective Action Regulations. The FDIC is required by law to take supervisory action against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital.

An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a Tier 1 leverage ratio of less than 4% is considered to be “undercapitalized.” An institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3% or a Tier 1 leverage ratio of less than 3.0% is considered to be “significantly undercapitalized.” An institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, a receiver or conservator must be appointed for an institution that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the FDIC within 45 days of the date that an institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of an institution that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the institution’s assets at the time it was deemed to be undercapitalized by the FDIC or the amount necessary to restore the institution to adequately capitalized status. This guarantee remains in place until the FDIC notifies the institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The FDIC may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured depository institutions such as Randolph Savings Bank. Deposit accounts in Randolph Savings Bank are insured by the FDIC up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, small institutions (generally, those with less than $10 billion of assets) are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates. Assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. Assessment rates (inclusive of possible adjustments) currently range from 2.5 to 45 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The FDIC’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

In addition to the FDIC assessments, the Financing Corporation, or FICO, is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. As of September 30, 2015, the annualized FICO assessment was equal to 0.600 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Randolph Savings Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. State non-member banks are prohibited, subject to certain exceptions, from extending credit or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Reserve System. Federal Reserve regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Bank’s required reserves can be in the form of vault cash and, if vault cash does not fully satisfy the required reserves, in the form of a balance maintained with the Federal Reserve Bank of Boston. The Federal Reserve regulations currently require that reserves be maintained against aggregate transaction accounts except for transaction accounts up to $14.5 million, which are exempt. Transaction accounts greater than $14.5 million up to $103.6 million have a reserve requirement of 3%, and those greater than $103.6 million have a reserve requirement of approximately $2.67 million plus 10% of the amount over $103.6 million. The Federal Reserve generally makes annual adjustments to the tiered reserves. The Bank is in compliance with these requirements.

Federal Home Loan Bank System. The Bank is a member of the Federal Home Loan Bank of Boston, which is one of the 12 regional Federal Home Loan Banks comprising the Federal Home Loan Bank System. Each Federal Home Loan Bank serves as a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank, Randolph Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2015, Randolph Savings Bank was in compliance with this requirement. Based on redemption provisions of the Federal Home Loan Bank, the stock has no quoted market value and is carried at cost. The Bank reviews for impairment based on the ultimate recoverability of the cost basis of the Federal Home Loan Bank stock. As of December 31, 2015, no impairment has been recognized.

At its discretion, the Federal Home Loan Bank may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the Federal Home Loan Bank of Boston suspended and did not pay dividends in 2009 and 2010. However, the Federal Home Loan Bank resumed payment of quarterly dividends in 2011 equal to an annual yield of 0.30% and continued to pay quarterly dividends in 2012 equal to an annual yield of 0.50%

and in 2013 equal to an annual yield of 0.38%. In 2014 and 2015,the Federal Home Loan Bank of Boston paid quarterly dividends with an annual yield of 1.49% and 2.54%, respectively. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank stock held by Randolph Savings Bank.

Massachusetts Banking Laws and Supervision

General. As a Massachusetts stock savings bank, Randolph Savings Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, and payment of dividends. In addition, Randolph Savings Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be sanctioned. The Massachusetts Commissioner of Banks may suspend or remove directors or officers of a bank who have violated the law, conducted a bank’s business in a manner that is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties. In addition, the Massachusetts Commissioner of Banks has the authority to appoint a receiver or conservator if it is determined that the bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances.

Lending Activities. A Massachusetts savings bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made in accordance with applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

Insurance Sales. A Massachusetts savings bank may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. The Bank does not sell or refer insurance products, and has not sought approval for insurance sales activities.

Dividends. A Massachusetts savings bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

Parity Authority. A Massachusetts bank may, after providing 30 days’ prior notice to the Massachusetts Commissioner of Banks, exercise any power and engage in any activity that has been authorized for national banks, federal savings associations or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal law and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Loans-to-One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of the bank’s capital stock, surplus and undivided profits.

Loans to a Bank’s Insiders. Massachusetts banking law prohibits any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except to the extent permitted by federal law.

Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on Randolph Savings Bank’s investment activities. See “—Federal Banking Regulation—Business Activities.”

Regulatory Enforcement Authority. Any Massachusetts savings bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Massachusetts Commissioner of Banks also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Randolph Savings Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Depositors Insurance Fund. All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, which insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Assessment rates are based on the institution’s risk category, similar to the method currently used to determine assessments by the FDIC discussed above under “—Federal Banking Regulation—Insurance of Deposit Accounts.”

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Massachusetts has additional statutes and regulations that are similar to certain of the federal provisions discussed below.

Other Regulations

Interest and other charges collected or contracted for by Randolph Savings Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act, which requires financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, which prohibits discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, which governs the use and provision of information to credit reporting agencies;

•	Biggert-Waters Flood Insurance Reform Act of 2012, which mandates flood insurance for mortgage loans secured by residential real estate in certain areas; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the CFPB issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. The Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

The operations of Randolph Savings Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Truth in Savings Act, which governs the disclosure of terms and conditions regarding interest and fees related to deposit accounts;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	USA PATRIOT Act, which requires depository institutions to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Federal Securities Laws

Our common stock will be registered with the SEC under the Exchange Act. As a result of the registration, we will be subject to the period reporting, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

MANAGEMENT OF RANDOLPH BANCORP, INC. AND RANDOLPH SAVINGS BANK

Shared Management Structure

Each of the directors of Randolph Bancorp, Inc. is also a director of Randolph Savings Bank. Additionally, each executive officer of Randolph Bancorp, Inc. is an executive officer of Randolph Savings Bank. We expect that Randolph Bancorp, Inc. and Randolph Savings Bank will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Directors

The following table provides information regarding our directors as of April 30, 2016:

Name	Age	Position(s)	Director Since
Louis J. Trubiano	65	Director and Chairman	2007
Paul R. Donovan	69	Director	2013
Daniel M. Joyce	61	Director	2012
James P. McDonough	65	Director, President and Chief Executive Officer	2013
John J. O’Connor, III	69	Director	2013
Richard A. Phillips, Sr.	70	Director	2007
Richard C. Pierce, Esq.	63	Director	1995
Kenneth K. Quigley, Jr., Esq.	58	Director	2013
James G. Welch	68	Director	2011
Janis E. Wentzell	69	Director	1999

The following includes a brief biography for each of our directors. The biography of each director also includes information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that such member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Louis J. Trubiano. Mr. Trubiano has served as the president of Louis & Company, Inc., a marketing and advertising agency, since 1991. In that capacity, he has provided consulting and advertising services to many community banks. He also serves on the board of regional nonprofit organizations, including Christmas in the City. Mr. Trubiano is a past chair of the South Shore Chamber of Commerce. Among other reasons, Mr. Trubiano is qualified to serve on our board of directors because of his understanding of the strategic marketing environment as it relates to community banks.

Paul R. Donovan. Mr. Donovan has served as a Vice President at Goldman Sachs since January 2015. Prior to that, he served as the chief information officer at Investor Lending Solutions and as an information technology consultant. Mr. Donovan also serves on the IT Transformation Advisory Board of the New York Life Insurance Company. Mr. Donovan’s expertise in information technology provides us with a unique perspective and business insights.

Daniel M. Joyce. Mr. Joyce is the chief executive officer and a director of Moors & Cabot, Inc., where he has served in a variety of roles since 1996. Prior to joining Moors & Cabot, Mr. Joyce served in a variety of executive and managerial capacities with Fidelity Investments, Hambrecht & Quist Capital Management LLC, and Dean Witter Reynolds. Mr. Joyce also served on the Board of Governors of the Boston Stock Exchange. Mr. Joyce is qualified to serve on our board of directors because of his knowledge of the financial industry and his management skills.

James P. McDonough. Mr. McDonough has served as our President and Chief Executive Officer since May 2013. From 2006 to 2012, Mr. McDonough served as Chancellor and Chief Financial Officer of the Archdiocese of Boston. Previously, Mr. McDonough spent 28 years at Abington Savings Bank, Abington, MA, including 12 years as President and Chief Executive Officer. Mr. McDonough is a past chair of the South Shore Chamber of Commerce.

John J. O’Connor, III. Mr. O’Connor served as the chair, president and chief executive officer at The Community Bank, Brockton, Massachusetts, from 2010 to January 2013 and is currently retired. Between 1999 and 2009, Mr. O’Connor served as the chair, president and chief executive officer at South Coastal Bank. From 1995 to 1998, Mr. O’Connor served as a regional president at Citizens Bank of Massachusetts. Mr. O’Connor is a past chair of the South Shore Chamber of Commerce. Mr. O’Connor’s extensive experience in the banking industry, specifically commercial lending and credit, qualifies him to serve on our board of directors.

Richard A. Phillips, Sr. Mr. Phillips has been an owner of the Stoughton Town Spa Inc., a local restaurant, for 40 years. As a long time business operator, Mr. Phillips has valuable insight into the small business sector of our market area and economic conditions affecting the communities which we serve.

Richard C. Pierce, Esq. Mr. Pierce founded Housing Management Resources. Inc., a nationwide property management company specializing in affordable housing, in November 2001. Since then, he has served as the president and chief executive officer. He also serves on the board of Housing Management Resources, Inc. and Sage Housing, Inc. Mr. Pierce’s experience in property development, management, financing and permitting offers valuable insights into the real estate mortgage market which is a significant sector of our business.

Kenneth K. Quigley, Jr., Esq. Mr. Quigley has served as President of Curry College, a private, four-year, liberal arts-based institution located in Milton, Massachusetts, since 1996. Mr. Quigley has also served as an independent director on the Boards of companies listed on both the New York Stock Exchange and NASDAQ, including the former Hibernia Savings Bank and Central Bancorp, Inc. Mr. Quigley is a past chair of the South Shore Chamber of Commerce. We believe Mr. Quigley is qualified to serve on our board of directors based upon his prior board experience from his former directorships and his strong commitment to the local community.

James G. Welch. Mr. Welch has served as a consultant and business advisor in connection with various general business matters since 2011. From 1980 to 2011, Mr. Welch served as a shareholder and principal at Blum Shapiro & Company, P.C., a regional accounting firm serving privately owned businesses, non-profit organizations and high net-worth individuals. He has also served on a number of boards including South Shore YMCA and Verc/Sixt Car Rentals. Mr. Welch is a past chair of the South Shore Chamber of Commerce. During his career, Mr. Welch developed expertise in corporate governance, financial reporting and internal controls, which is relevant to our audit committee and the corporate governance committee.

Janis E. Wentzell. Ms. Wentzell is the president of A Storage Solution, Inc., a self-storage facility founded by her in 1986. She also works as the president and owner of Autocraft, Inc., where Ms. Wentzell developed and operated automatic sales and service facilities since 1978. Ms. Wentzell has also managed a portfolio of residential and commercial properties from 1978 to present. Ms. Wentzell’s knowledge in the real estate market in communities in which we operate positions her to provide valuable input to our corporate strategy.

Executive Officers

The following table provides information regarding our executive officers who are not directors, as of April 30, 2016. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Name	Age	Position(s)
Michael K. Devlin	65	Executive Vice President & Chief Financial Officer
Martie M. Dwyer	54	Senior Vice President, Senior Commercial Loan Officer
Ryan J. Kirwin	42	Senior Vice President, Residential Lending
Richard D. Olson, Jr.	48	Senior Vice President, Retail Banking & Corporate Marketing
Donna L. Thaxter	55	Senior Vice President, Human Resources
Thomas A. Foresta	41	Vice President & Chief Information Officer

The following includes a brief biography for each of our executive officers.

Michael K. Devlin. Mr. Devlin has served as our Executive Vice President and Chief Financial Officer since November 2015. From March 2015 to October 2015, he served as our Vice President of Finance. Mr. Devlin served as a financial consultant from October 2013 to March 2015 and as a partner at Grant Thornton LLP from November 2004 to September 2013. He previously served as the Chief Financial Officer of Central Bancorp, Inc. and as a partner at Arthur Andersen LLP for 11 years.

Martie M. Dwyer. Ms. Dwyer has served as our Senior Vice President, Senior Commercial Loan Officer since June 2013. Previously, Ms. Dwyer was the senior vice president, senior commercial lender/retail director at the Community Bank between 2011 and 2013. Prior to that, she served as the executive vice president, retail director, at Admirals Bank from 2009 to 2011. She also serves on the board of Dove, Inc.

Ryan J. Kirwin. Mr. Kirwin served as our Vice President, Residential Lending Sales between September 2008 and September 2013, and has served as our Senior Vice President, Residential Lending since September 2013. He manages and oversees all aspects of the origination and sale of residential loans.

Richard D. Olson, Jr. Mr. Olson has served as our Senior Vice President, Retail Banking & Corporate Marketing since October 2013. Prior to that, Mr. Olson worked as the senior relationship manager for financial institutions at Federal Reserve Bank of Boston from May 2013 to October 2013. Before that, he was the senior vice president, director of consumer and small business banking at Northway Financial Inc. from December 2007 to May 2013. He also spent 18 years in various retail banking, marketing and operations positions at Bank of Boston and Bank of America.

Donna L. Thaxter. Ms. Thaxter has served as our Senior Vice President, Human Resources since June 2014. From June 2002 to June 2013, she was the owner and principal consultant for DLT and Associates, a consulting firm specializing in training and development, leadership coaching and development and general consulting relating to human resources and employee development issues.

Thomas A. Foresta. Mr. Foresta has served as our Vice President and Chief Information Officer since December 2013. Mr. Foresta served as the Chief Information Officer at Dean Bank from 2007 to November 2013, Vice President and Director of Information Systems at Capital Crossing Bank from 2005 to 2007 and in senior positions at Citizens Bank and Abington Savings Bank from 1998 to 2005.

Board Composition

Our articles of organization provide that the size of our board of directors will be determined from time to by resolution of our board of directors. Our articles of organization also provides that no director shall serve after attaining age 75 or generally after completing seven terms except for the limited situations as set forth in the articles of organization. Our board of directors currently consists of 10 directors.

Our articles of organization provide for a classified board of directors consisting of three classes of directors. We currently have three directors in Class I, three directors in Class II and four directors in Class III, each serving a staggered three-year term. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our directors are divided among the three classes as follows:

•	Class I directors will be Mr. McDonough, Mr. Pierce and Ms. Wentzell, and their term will expire at the annual meeting of shareholders to be held in 2017;

•	Class II directors will be Mr. Joyce, Mr. Phillips and Mr. Trubiano, and their terms will expire at the annual meeting of shareholders to be held in 2018; and

•	Class III directors will be Mr. Donovan, Mr. O’Connor, Mr. Quigley and Mr. Welch, and their terms will expire at the annual meeting of shareholders to be held in 2019.

The classification of our board of directors may have the effect of delaying or preventing changes in control of our company. We expect that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Independence of the Board of Directors and Board Committees

The Nasdaq listing rules require that independent directors compose a majority of a listed company’s board of directors. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the Nasdaq listing rules, a member of a compensation committee of a listed company may not (other than in his or her capacity as a member of the compensation committee, the board of directors or any other board committee) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family and other relationships, including those relationships described under the section of this prospectus entitled “Transactions with Related Parties,” our board of directors determined that each of our directors, with the exception of Mr. McDonough, is “independent” under the Nasdaq listing rules. Mr. McDonough is not considered independent because he currently serves as our president and chief executive officer. Our board of directors also determined that each member of the audit and corporate governance committees satisfies the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making these determinations on the independence of our directors, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence.

Board Leadership Structure and the Role of the Board in Risk Oversight

Board Leadership Structure. Although our bylaws do not require that we separate the chairman of the board and chief executive officer positions, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board recognizes that depending on the circumstances, other leadership models, such as combining the role of chairman of the board with the role of chief executive officer, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function, as discussed below, has not affected its leadership structure.

Our independent directors meet alone in executive session at least twice per year and more often as needed. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.

Role of the Board in Risk Oversight. The board of directors is actively involved in oversight of risks that could affect Randolph Bancorp, Inc. including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. This oversight is conducted in part through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. The board of directors satisfies this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within Randolph Bancorp, Inc. as well as through internal and external audits. Risks relating to the direct operations of Randolph Savings Bank are further overseen by the board of directors of Randolph Savings Bank, who are the same individuals who serve on the board of directors of Randolph Bancorp, Inc. Further, the board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

Committees of the Board

Our board of directors has a standing audit committee, corporate governance committee and executive committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee. The audit committee is responsible for assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The members of the audit committee are Messrs. Donovan, Joyce, Quigley, Trubiano and Welch, with Mr. Joyce serving as chair. Each member of the audit committee qualifies as an independent director under the corporate governance standards of the Nasdaq listing rules and the independence requirements of the Exchange Act. Our board of directors has determined that Mr. Joyce, Mr. Quigley, and Mr. Welch each qualifies as an “audit committee financial expert” as such term is currently defined under SEC rules. The audit committee has adopted a written charter that satisfies the applicable standards of the SEC and the NASDAQ listing rules, which upon completion of this offering we will post on our website.

Corporate Governance Committee. The corporate governance committee serves the function of both the nominating and corporate governance committee and the compensation committee. The corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the structure and composition of our board and the board committees. In addition, the corporate governance committee is responsible for developing and recommending to our board corporate governance guidelines applicable to us and advising our board on corporate governance matters.

The corporate governance committee approves the compensation objectives for the company, approves the compensation of the chief executive officer and approves or recommends to our board of directors for approval the compensation for other executives. The corporate governance committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

The members of the corporate governance committee are Messrs. Joyce, O’Connor, Quigley, Trubiano and Welch, with Mr. Welch serving as chair. Each member of the corporate governance committee is a “non-employee director” under the Exchange Act and an “outside director” as defined by Section 162(m) of the Code, and each is an independent director as defined by the Nasdaq listing rules. The corporate governance committee has adopted a written charter that satisfies the applicable standards of the Nasdaq Listing Rules, which upon completion of this offering we will post on our website.

Executive Committee. The executive committee generally has the authority to exercise the power of the full board of directors during intervals between meetings of the board. The members of the executive committee are Messrs. Joyce, McDonough, O’Connor, Quigley, Trubiano and Welch, with Mr. Trubiano serving as chair.

Our board of directors may establish other committees from time to time.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors including those officers responsible for financial reporting. Upon completion of this offering, we will post the code of business conduct and ethics on our website. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table. The following table sets forth information regarding compensation awarded to, earned by or paid to our Chief Executive Officer and the two most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2015. Each of these individuals is referred to as a “named executive officer”.

Summary Compensation Table
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation(1) ($)	Total ($)
James P. McDonough, President and Chief Executive Officer	2015	355,100	—	—	25,896	380,996
Martie M. Dwyer, Senior Vice President and Senior Commercial Loan Officer	2015	185,400	17,000	—	13,410	215,810
Richard D. Olson, Jr., Senior Vice President, Retail Banking and Corporate Marketing	2015	175,100	21,000	—	12,998	208,998

(1)	The table below shows the components of this column for 2015:

Name	Auto Allowance	401(k) Employer Contributions
James P. McDonough	$15,000	$10,896
Martie M. Dwyer	$6,000	$7,410
Richard D. Olson, Jr.	$6,000	$6,999

Employment Arrangements

Since March 2013, Randolph Savings Bank has been a party to an employment arrangement with James P. McDonough, President and Chief Executive Officer, which provides for an annual salary, currently $355,100, subject to adjustment in accordance with Randolph Savings Bank’s customary salary review practices. The employment arrangement provides for Mr. McDonough’s participation in benefits and discretionary bonuses on generally the same terms as those available to similarly situated employees. It also provides for six weeks of paid vacation, reimbursement of reasonable travel, entertainment and other business expenses, and a monthly car allowance. Mr. McDonough’s employment with Randolph Savings Bank is on an “at-will” basis; however, in the event his employment is terminated without cause or he resigns for good reason, he will be eligible for 12 months of salary continuation following his termination, subject to his providing a release of claims and complying with a non-solicitation and non-disclosure agreement.

Randolph Savings Bank is a party to employment letters with each of Martie M. Dwyer, Senior Vice President and Senior Commercial Loan Officer, Richard D. Olson, Jr., Senior Vice President, Retail Banking and Corporate Marketing, and Donna L. Thaxter, Senior Vice President, Human Resources. Each employment letter provides, among other things, that upon the executive’s termination by Randolph Savings Bank other than for cause, or by the individual for good reason, Randolph Savings Bank will pay the executive an amount equal to one times his or her highest Base Salary in effect during the 12 months immediately prior to the termination date. Ms. Dwyer, Mr. Olson and Ms. Thaxter each has agreed that each of their respective employment letters will be terminated with no further force and effect from and after the date each enters into a change in control agreement as described below.

Change in Control Agreements

In connection with the conversion, Randolph Bancorp, Inc. and Randolph Savings Bank will enter into: (1) two-year change in control agreements with each of Michael K. Devlin, Executive Vice President and Chief Financial Officer; Martie M. Dwyer, Senior Vice President and Senior Commercial Loan Officer; Ryan J. Kirwin, Senior Vice President, Residential Lending; Richard D. Olson, Jr., Senior Vice President, Retail Banking and Corporate Marketing; and Donna L. Thaxter, Senior Vice President, Human Resources; and (2) a one-year change in control agreement with Thomas A. Foresta, Vice President and Chief Information Officer. The agreements for all six officers are substantially similar, and provide that if, within 24 months after the effective date of a change in control of Randolph Bancorp, Inc. or Randolph Savings Bank (as defined in the agreements), the executive is involuntarily terminated other than for cause, disability or death, or voluntarily resigns for “good reason,” the executive will be entitled to a payment equal to two times (in the case of Messrs. Devlin, Kirwin and Olson and Mss. Dwyer and Thaxter) or one times (in the case of Mr. Foresta) the sum of (i) the executive’s annual base salary in effect immediately prior to the terminating event (or the executive’s annual base salary in effect immediately prior to the change in control, if higher) and (ii) the executive’s average annual bonus over the three fiscal years immediately prior to the change in control, payable in one lump-sum payment on the date of termination. Any payments required under the agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

Agreements with Officers of First Eastern Bankshares Corporation

Pursuant to the merger agreement, we have entered into an agreement with each of Peter J. Fraser, President and Chief Operating Officer of First Federal Savings Bank of Boston, Chris A. Kreidermacher, Executive Vice-President and Chief Financial Officer of First Federal, and Kellie J. Lally, Vice-President/Internal Auditor of First Federal to become senior officers of Randolph Savings Bank effective upon the completion of the merger.

Pursuant to his agreement, Mr. Fraser will become a Senior Vice President of Randolph Savings Bank and President of its First Eastern Mortgage division, effective upon the completion of the merger. The agreement provides for base compensation at an annual rate equal to at least $200,000. Mr. Fraser is also entitled to receive an annual bonus payment based on the achievement of certain profitability metrics, to receive a monthly car allowance and also to participate in those employee benefit plans as specified in the merger agreement. Mr. Fraser’s agreement provides that, in the event his employment is terminated by us for any reason other than for death, disability or “cause” (as defined in his agreement) or Mr. Fraser resigns for “good reason” (as defined in his agreement) prior to the fifth anniversary of the completion of the merger, he will be entitled to receive an amount equal to two times the sum of (i) his then-current annual base salary and (ii) the average of his two most recent bonus awards, as adjusted if termination occurs prior to the grant of two such bonuses. Any such severance payment to Mr. Fraser is subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor. Additionally, should Randolph Bancorp convert from a mutual form of organization to a stock form of organization, and if in connection with such conversion we offer a change in control agreement to at least one senior officer, then Mr. Fraser will also be entitled to receive a change in control agreement that provides for severance pay subject to his continued employment with us. If Mr. Fraser qualifies both for regular severance pay, as described above, as well as change in control severance benefits, he may elect only one severance payment, but not both. Mr. Fraser is also bound by certain confidentiality and nondisclosure terms and restrictive covenants, including non-competition and non-solicitation provisions, as provided in the agreement, which apply during the term of Mr. Fraser’s employment as well as for one year after any potential termination.

Pursuant to her agreement, Ms. Lally will become a senior officer with Randolph Savings Bank effective upon the completion of the merger. The agreement provides for base compensation at an annual rate equal to her base salary rate as an employee of First Federal. Ms. Lally is also entitled to receive an annual bonus payment under the terms of any annual short-term incentive plan that is in place for other members of the management team of Randolph Savings Bank, as well as to participate in those employee benefit plans as specified in the merger agreement. Ms. Lally’s agreement provides that, in the event her employment is terminated by us for any reason other than for death, disability or “cause” (as defined in her agreement) or Ms. Lally resigns for “good reason” (as defined in her agreement) prior to the fifth anniversary of the completion of the merger, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, she will be entitled to receive an amount equal to her then-current annual base salary. Ms. Lally is also bound by certain confidentiality and nondisclosure terms, as provided in the agreement, that apply during the term of Ms. Lally’s employment as well as after any potential termination.

Pursuant to his agreement, Mr. Kreidermacher will become a senior officer with Randolph Savings Bank effective upon the completion of the merger through at least the first anniversary of the completion of the merger, at which time the possibility of his continued future employment will be considered. The agreement provides for base compensation at an annual rate equal to his base salary rate as an employee of First Federal. Mr. Kreidermacher is also entitled to receive an annual bonus payment under the terms of any annual short-term incentive plan that is in place for other members of the management team of Randolph Savings Bank, as well as to participate in those employee benefit plans as specified in the merger agreement. Mr. Kreidermacher’s agreement provides that if he and Randolph Savings Bank do not agree on mutually satisfactory terms for his continued employment before the first anniversary of the completion of the merger, then Mr. Kreidermacher may resign or be terminated without “cause” (as defined his agreement) as of such date. In the event of such resignation or termination without cause, Mr. Kreidermacher will be entitled to receive an amount equal to his then-current annual base salary. Alternatively, if Mr. Kreidermacher is terminated by us for any reason other than for death, disability or cause or if he resigns for “good reason” (as defined in his agreement) prior to the first anniversary of the completion of the merger, he will be entitled to receive an amount equal to his then-current annual base salary. If Mr. Kreidermacher qualifies for both types of severance benefits, he may elect only one severance payment, but not both. In each case, such severance payment is subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor. Mr. Kreidermacher is also bound by certain confidentiality and nondisclosure terms, as provided in the agreement, that apply during the term of Mr. Kreidermacher’s employment as well as after any potential termination.

Benefit Plans

401(k) Plan. Randolph Savings Bank currently maintains the Randolph Savings Bank 401(k) Plan, which is a tax qualified profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the “401(k) Plan”). Generally, employees who have attained age 21 are eligible to participate in the 401(k) Plan, and make salary deferral contributions and share in Bank contributions to the 401(k) Plan.

A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax and after-tax basis, subject to the limitations imposed by the Code. For 2015, the pre-tax deferral contribution limit is $18,000. A participant over age 50 may contribute, on a pre-tax basis, an additional $6,000 to the 401(k) Plan. Generally, a participant will become vested in his or her share of Bank matching contributions and discretionary nonelective contributions under a four-year (25% per year) vesting schedule. A participant is always 100% vested in his or her salary deferral and other Bank contributions.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59 1⁄2 (while employed with the Bank), death, disability or termination of employment, and elect for the distribution to be paid in a lump sum.

Employee Stock Ownership Plan. In connection with the conversion, Randolph Savings Bank plans to adopt an employee stock ownership plan, or ESOP, for eligible employees who have attained age 21 and have completed one year of service.

It is anticipated that Randolph Savings Bank will engage an independent third party trustee to purchase, on behalf of the ESOP, that number of shares equal to 8.0% of the sum of the number of shares of common stock sold in the offering and contributed to the charitable foundation. It is anticipated that the ESOP will fund its purchase in the offering through a loan from the Randolph Bancorp, Inc. (the “ESOP Loan”). The ESOP Loan will equal 100% of the aggregate purchase price of the common stock. The ESOP Loan will be repaid principally from the Bank’s contributions to the ESOP and dividends paid, if any, on shares of unallocated common stock held by the ESOP over the anticipated 25-year term of the loan. The interest rate for the ESOP Loan is expected to be the prevailing prime rate.

Shares purchased by the ESOP with the proceeds of the ESOP Loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants in accordance with their employee compensation, on a pro rata basis.

Participants will vest in the benefits allocated under the ESOP upon completion of three years of service. A participant will also become fully vested at retirement, upon death or disability or upon termination of the ESOP. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining ESOP participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the ESOP as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants’ accounts.

The ESOP must meet certain requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended. Randolph Savings Bank intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the ESOP.

Director Compensation

Director Fees. During the fiscal year ended December 31, 2015, the chairman of the board of directors received an annual base retainer of $36,000; the chairman of the audit committee, corporate governance committee and loan committee each received an annual base retainer of $30,000; and each other non-employee director received an annual base retainer of $24,000. No fees were paid for board or committee meetings attended. However, $500 and $250 were deducted from the annual base retainer for each board and committee meeting missed, respectively. No changes to director fees are contemplated in 2016.

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2015, for their service on our board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	All Other Compensation ($)	Total ($)
Louis J. Trubiano	34,500	—	34,500
Roy A. Conrad(2)	24,000	—	24,000
Paul R. Donovan	24,000	—	24,000
Daniel M. Joyce	28,250	—	28,250
John J. O’Connor, III	29,750	—	29,750
Richard A. Phillips, Sr.	22,000	—	22,000
Richard C. Pierce, Esq.	27,225	—	27,225
Kenneth K. Quigley, Jr., Esq.	23,500	—	23,500
James G. Welch	29,500	—	29,500
Janis E. Wentzell	24,000	—	24,000

(1)	Includes retainer payments, meeting fees and committee and/or chair fees earned during the fiscal year, whether such fees were paid currently or deferred. Fees earned or paid also include fees for service on the committees of Randolph Savings Bank.
(2)	Mr. Conrad passed away in April of 2016. The board of directors thanks him for his 35 years of distinguished service to Randolph Savings Bank.

Supplemental Retirement Plan. Randolph Savings Bank maintains a supplemental retirement plan for the benefit of directors and key executives selected by the board of directors. Mr. Pierce and Ms. Wentzell are currently the only active participants in the plan. The plan is an unfunded, non-qualified plan which is intended to qualify as a “top hat” plan for ERISA purposes.

Upon a participant’s early or normal retirement, he or she will receive a benefit payable in annual installments for his or her lifetime. If a participant terminates prior to attaining 10 years of service on the Board, then, upon such termination of service, all benefits under the plan will be forfeited.

If a participant is terminated by Randolph Savings Bank without cause or voluntarily resigns for good reason after attaining 10 years of service but prior to his or her early retirement date, then Randolph Savings Bank will distribute the participant’s accrued liability retirement account in accordance with his or her irrevocable distribution election. If a participant is terminated by Randolph Savings Bank without cause or voluntarily resigns for good reason after attaining 10 years of service and after his or her early retirement date, then the participant will be fully vested in his or her retirement benefits, which benefits will be paid in accordance with his or her irrevocable distribution election. If a participant’s service terminates due to disability, then Randolph Savings Bank will distribute the participant’s accrued liability retirement account in accordance with his or her irrevocable distribution election. If a participant’s service is terminated voluntarily or involuntarily, other than for cause, subsequent to a change in control (as defined in the plan), then the participant will receive benefits under the plan as if he or she had remained in service through his or her normal retirement date, which benefits will be paid in accordance with his or her irrevocable distribution election. If any payment under the plan is subject to an excise tax under Section 4999 of the Internal Revenue Code, Randolph Savings Bank has agreed to provide additional compensation to the affected participant in order to fully compensate him or her for the amount of the excise tax.

If a participant dies while actively in service with Randolph Savings Bank, but prior to attaining the early retirement date and having served on the Board for 10 years, then Randolph Savings Bank will distribute the participant’s accrued liability retirement account in accordance with his or her irrevocable distribution election. If a participant dies while actively in service with Randolph Savings Bank, but after his or her early retirement date or normal retirement date, then the participant will be fully vested in his or her retirement benefits, which benefits will be paid in accordance with his or her irrevocable distribution election.

Future Stock-Based Benefit Plan

Following the offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and awards of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares sold in the offering, including shares contributed to the charitable foundation. These limitations will not apply if the plans are implemented more than one year after the conversion.

The stock-based benefit plan will not be established sooner than six months after the offering and, if adopted within one year after the offering, would require the approval by shareholders owning two-thirds of the outstanding shares of common stock of Randolph Bancorp, Inc. If the stock-based benefit plan is established after one year after the offering, it would require the approval of our shareholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the offering:

•	Options and restricted stock awards must vest at a rate not to exceed 20% per year, except in the case of death, disability, or change in control;

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan; and

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan.

If the stock-based benefit plan is adopted more than one year but less than three years following the offering, the rights must vest on an equal installment basis over a period of not less than three years following establishment of the stock-based benefit plan. In addition, any stock-based benefit plan established or maintained, as applicable, during the three years following the close of the conversion will include provisions that comport with additional requirements, including the following:

•	the duration of rights granted under the stock-based benefit plan must be limited, and in no event shall the exercise period exceed 10 years;

•	the exercise price of stock rights shall not be less than the fair market value of the stock at the time that the rights are granted;

•	rights under the plan must be exercised or expire within a reasonable time after termination or separation as an active officer, employee, or director; and

•	stock-based benefit plan must contain a provision allowing our primary federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights.

We do not intend to present the stock-based benefit plan for shareholder approval before the first anniversary of the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of Randolph Bancorp, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Minimum 150,880 Shares	Midpoint 177,500 Shares	Maximum 204,130 Shares	Maximum, as Adjusted 234,750 Shares
(In thousands, except share price information)
$ 8.00	$1,207,040	$1,420,000	$1,633,040	$1,878,000
10.00	1,508,800	1,775,000	2,041,300	2,347,500
12.00	1,810,560	2,130,000	2,449,560	2,817,000
14.00	2,112,320	2,485,000	2,857,820	3,286,500

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of Randolph Bancorp, Inc. at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The

Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Minimum 377,196 Shares	Midpoint 443,760 Shares	Maximum 510,324 Shares	Maximum, as Adjusted 586,873 Shares
(In thousands, except exercise price and fair value information)
$ 8.00	$2.24	$844,919	$994,022	$1,143,126	$1,314,596
10.00	2.80	1,056,149	1,242,528	1,428,907	1,643,244
12.00	3.36	1,267,379	1,491,034	1,714,689	1,971,893
14.00	3.92	1,478,608	1,739,539	2,000,470	2,300,542

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of transactions, since January 1, 2012, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under “Executive and Director Compensation.”

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans to our executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by The Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Randolph Savings Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The aggregate amount of our loans to our directors and their related entities was $32,000, $57,000, and $659,000 at December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, these loans were performing according to their original terms.

Other Transactions. Since the beginning of our last fiscal year, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers, including their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and executive officers have indicated their intention to subscribe in the offering for an aggregate of 291,000 shares of common stock, equal to 6.56% of the number of shares of common stock to be sold in the offering and contributed to our charitable foundation at the midpoint of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares(1)	Aggregate Purchase Price	Percent at Midpoint of Offering Range
Directors:
Paul R. Donovan	15,000	$150,000	*
Daniel M. Joyce	30,000	$300,000	*
James P. McDonough	50,000	$500,000	1.16%
John J. O’Connor, III	2,000	$20,000	*
Richard A. Phillips, Sr.	50,000	$500,000	1.16%
Richard C. Pierce, Esq.	7,000	$70,000	*
Kenneth K. Quigley, Jr., Esq.	25,000	$250,000	*
Louis J. Trubiano	25,000	$250,000	*
James G. Welch	2,000	$20,000	*
Janis E. Wentzell	10,000	$100,000	*
Executive Officers Who Are Not Directors:
Michael K. Devlin	10,000	$100,000	*
Martie M. Dwyer	20,000	$200,000	*
Thomas A. Foresta	25,000	$250,000	*
Ryan J. Kirwin	5,000	$50,000	*
Richard D. Olson, Jr.	10,000	$100,000	*
Donna L. Thaxter	5,000	$50,000	*

All Directors and Executive Officers as a Group	291,000	$2,910,000	6.56%

*	Less than 1%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth in the table above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

ACQUISITION OF FIRST EASTERN BANKSHARES CORPORATION

On September 1, 2015, we entered into the merger agreement with First Eastern Bankshares Corporation and Richard F. Kalagher, the sole shareholder of First Eastern Bankshares Corporation. The following is a brief summary of the significant provisions of the merger agreement. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the merger agreement carefully and in its entirety.

Legal Steps of the Proposed Transaction

The merger agreement provides for the merger of First Eastern Bankshares Corporation with and into Randolph Bancorp, Inc. The surviving corporation in the merger will be Randolph Bancorp, Inc. It is anticipated that First Federal Savings Bank of Boston, First Eastern Bankshares Corporation’s wholly owned subsidiary, will merge with and into Randolph Savings Bank, with Randolph Savings Bank continuing as the surviving bank, contemporaneously with the merger.

In order to effectuate the acquisition of First Eastern Bankshares Corporation, Randolph Bancorp is converting from the mutual to stock form of organization, and Randolph Bancorp, Inc. is offering shares of its common stock for sale in the offering. We currently expect to complete the merger simultaneously with the conversion and the offering. If, for any reason, the merger cannot be completed, our board of directors intends to proceed with the conversion. If for any reason the conversion cannot be completed, we will not proceed with the merger. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals. Randolph Bancorp has filed applications with the FDIC and the Massachusetts Division of Banks and has filed a notification with the Federal Reserve in connection with the merger. Under the merger agreement, in the event that any governmental authority communicates with Randolph Bancorp or its representatives in any fashion regarding the conversion, the merger, or the regulatory approvals required for the merger or the conversion, Randolph Bancorp will, within three business days after such communication, provide First Eastern Bankshares Corporation and its counsel with a copy of any written communication or a summary of any oral communication.

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of the parties. The merger will become effective upon the filing of articles of merger with the Secretary of Commonwealth of the Commonwealth of Massachusetts.

Assuming Randolph Bancorp, Inc. receives sufficient subscriptions to complete the offering and all required regulatory approvals, it is expected the offering and merger will be consummated in July 2016.

Reasons for the Merger

Our board of directors believes that the merger will facilitate a primary component of our business strategy – to invest in our residential lending division. The merger will allow us to significantly grow our mortgage business while also adding depth to our talented team of mortgage professionals. The merger will also expand our footprint to include a branch office in downtown Boston, seven loan production offices in Massachusetts and one loan production office in New Hampshire. We view the merger as a natural extension of the markets we currently serve and believe that the expanded footprint of the combined company will provide greater convenience to existing customers of both institutions who live or work in eastern Massachusetts. As a result of the merger, we will expand the range of products and services provided to the customers of First Federal Savings Bank of Boston, including access to additional branches, expanded products, and technology enabled services, while customers of Randolph Savings Bank will have access to an additional branch location and ATM in downtown Boston.

Merger Consideration

In the merger, shareholders of First Eastern Bankshares Corporation will receive aggregate merger consideration of approximately $14.0 million, without interest, in cash, subject to certain adjustment set forth in the merger agreement.

Boards of Directors of the Surviving Corporation

Upon completion of the merger, the directors of Randolph Bancorp immediately prior to the effectiveness of the merger shall be the directors of the surviving corporation, each of whom shall serve in accordance with the articles of organization and bylaws of the surviving corporation.

Interest of Certain Persons in the Merger

As described below, certain of First Eastern Bankshares Corporation’s officers and directors have interests in the merger that are in addition to, or different from, the interests of First Eastern Bankshares Corporation’s shareholders generally. First Eastern Bankshares Corporation’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Treatment of First Eastern Bankshares Corporation Equity Awards. There are no outstanding options to purchase First Eastern Bankshares Corporation common stock or other outstanding equity awards (including, without limitation, any restricted stock awards) to any director, officer, employee or consultant of First Eastern Bankshares Corporation or any of First Eastern Bankshares Corporation’s subsidiaries.

New Agreements with Randolph Savings Bank. Pursuant to the merger agreement, we have entered into an agreement with Peter J. Fraser, President and Chief Operating Officer of First Federal Savings Bank of Boston, to become a Senior Vice President at Randolph Savings Bank and President of Randolph Savings Bank’s First Eastern Mortgage division effective upon completion of the merger. In addition, we have also entered into agreements with Chris A. Kreidermacher and Kellie J. Lally, Executive Vice-President/Chief Financial Officer and Vice-President/Internal Auditor of First Federal Savings Bank of Boston, respectively, to occupy management-level positions at Randolph Savings Bank effective upon the completion of the merger. For a description of these agreements, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Proposed Change in Control Agreements.”

Conditions to the Merger

The obligations of First Eastern Bankshares Corporation, Richard F. Kalagher and Randolph Bancorp to consummate the merger are subject to the fulfillment of the following conditions:

•	Randolph Bancorp and First Eastern Bankshares Corporation having obtained all regulatory approvals required to consummate the transactions provided for in the merger agreement, and all related statutory waiting periods having expired; and

•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the consummation of the transactions provided for in the merger agreement.

In addition, the obligation of Randolph Bancorp to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	each of the representations and warranties of First Eastern Bankshares Corporation and Richard F. Kalagher contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date;

•	each and all of the agreements and covenants of First Eastern Bankshares Corporation and Richard F. Kalagher to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

•	Randolph Bancorp having received a properly executed certificate from each of First Eastern Bankshares Corporation and Richard F. Kalagher that it is a U.S. person in compliance with Treasury Regulations Section 1.1445-2(b)(2);

•	Randolph Bancorp having received a certificate from the president and chief financial officer of First Eastern Bankshares Corporation with respect to compliance with the foregoing conditions;

•	all consents or approvals of (i) all persons (other than governmental authorities) required for the continued use and occupation of any leased real estate that are required in order to prevent a breach of, or default under, or a termination of any right of, or any right of acceleration of any liability under, any of the leases shall have been obtained, and (ii) the Fannie Mae, Freddie Mac, the Federal Housing Administration, the United States Department of Veterans Affairs and the Massachusetts Housing Finance Agency, to the extent required for Randolph Savings Bank to continue to act as a seller/servicer following the consummation of the merger, shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval set forth in subsection (i) or (ii) above (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the future operation by First Eastern Bankshares Corporation of its business or (y) is the result of a failure of Randolph Savings Bank to be approved as a seller/servicer for such investors for reasons unrelated to the operation of the business of First Eastern Bankshares Corporation or First Federal Savings Bank of Boston prior to the effective time of the merger;

•	each of Peter J. Fraser, President and Chief Operating Officer of First Federal Savings Bank of Boston, Chris A. Kreidermacher, Executive Vice-President and Chief Financial Officer of First Federal Savings Bank of Boston and Kellie J. Lally, Vice-President and Internal Auditor of First Federal Savings Bank of Boston having entered into an agreement to become an officer of Randolph Savings Bank effective upon the completion of the merger;

•	at the effective time of the merger, First Federal Savings Bank of Boston’s employment of a required percentage of certain key employees; and

•	the consolidated shareholder’s equity of First Eastern Bankshares Corporation having a value equal to or greater than $12,750,000 subject to certain adjustment set forth in the merger agreement.

The obligations of First Eastern Bankshares Corporation and Richard F. Kalagher to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•	each of the representations and warranties of Randolph Bancorp contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date;

•	each and all of the agreements and covenants of Randolph Bancorp to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

•	Randolph Savings Bank having executed and delivered the agreements with the officers of First Federal Savings Bank of Boston set forth above; and

•	First Eastern Bankshares Corporation and Richard F. Kalagher having received a certificate from the chief executive officer and chief financial officer of Randolph Bancorp with respect to compliance with the foregoing conditions.

“Material adverse effect” when used in reference to First Eastern Bankshares Corporation or Randolph Bancorp, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (1) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of First Eastern Bankshares Corporation or Randolph Bancorp, taken as a whole, or (2) would reasonably be expected to prevent First Eastern Bankshares Corporation or Randolph Bancorp from performing its obligations under the merger agreement or consummating the transactions provided for in the merger agreement; however, material adverse effect does not include the impact of:

•	any fact, change, event, development, effect or circumstance arising after the date of the merger agreement affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on First Eastern Bankshares Corporation or Randolph Bancorp, taken as a whole);

•	any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting after the date of the merger agreement, which affects generally entities such as First Eastern Bankshares Corporation or Randolph Bancorp, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on First Eastern Bankshares Corporation or Randolph Bancorp, taken as a whole);

•	actions and omissions of First Eastern Bankshares Corporation or Randolph Bancorp taken with the prior written consent of the other party in furtherance of the transactions provided for in the merger agreement or otherwise permitted to be taken by First Eastern Bankshares Corporation or Randolph Bancorp under the merger agreement;

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions provided for in the merger agreement;

•	any failure by First Eastern Bankshares Corporation or Randolph Bancorp to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period; and

•	changes in the value of the securities or loans reflected on the books of Randolph Bancorp, or any change in the value of the deposits or borrowings, of First Eastern Bankshares Corporation or Randolph Bancorp, or any of its subsidiaries, resulting from a change in the interest rates generally.

Termination

The merger agreement may be terminated and the merger and the transactions provided for in the merger agreement abandoned as follows:

•	by mutual written consent of the parties;

•	by any party if the merger is not consummated by October 31, 2016, except to the extent that the failure of the merger to be consummated shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth herein;

•	by a non-breaching party if there occurs a breach of any representation, warranty, covenant, or other agreement contained in the merger agreement that is not cured before the earlier of 30 days following written notice of such breach or October 31, 2016;

•	Regulatory approval of the merger has not been obtained; or

•	by First Eastern Bankshares Corporation or Richard F. Kalagher, if (i) Randolph Bancorp withdraws its applications to governmental authorities seeking the regulatory approval or non-objection required for the conversion, (ii) the regulatory approval or non-objection required for the conversion have been denied by final nonappealable action of governmental authorities, (iii) Randolph Bancorp fails to actively pursue the regulatory approval or non-objection required for the conversion or the completion of the conversion, (iv) Randolph Bancorp abandons its pursuit of the completion of the conversion, or (v) Randolph Bancorp fails to receive sufficient orders for stock in the subscription, community and/or syndicated community or firm commitment offerings to complete the conversion.

The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party. In addition, if the merger agreement is terminated for any reason described above other than for a breach of any representation, warranty, covenant, or other agreement contained in the merger agreement that is not cured in time, Randolph Bancorp will pay to First Eastern Bankshares Corporation an amount equal to $100,000.

No Solicitation

First Eastern Bankshares Corporation agrees not to release any third party from the confidentiality provisions of any agreement to which First Eastern Bankshares Corporation is a party.

First Eastern Bankshares Corporation and Richard F. Kalagher have each agreed that it will not, and will not permit any of its respective directors, officers, employees, advisors, representatives, or agents (which we refer to as First Eastern Bankshares Corporation’s representatives) to, directly or indirectly:

•	participate in discussions, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of First Eastern Bankshares Corporation (other than the sale of loans, servicing rights (as permitted by the merger agreement) or investment securities in the ordinary course of business) or any capital stock of First Eastern Bankshares Corporation other than the transactions contemplated by the merger agreement (each such transaction, an “acquisition transaction”);

•	facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an acquisition transaction;

•	furnish or cause to be furnished, to any person, any confidential information concerning the business, operations, properties or assets of First Eastern Bankshares Corporation in connection with an acquisition transaction (other than the sale of loans or servicing rights in the ordinary course of business); or

•	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

Indemnification

Under the merger agreement, Randolph Bancorp has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of First Eastern Bankshares Corporation or any of its subsidiaries, as provided in the articles of incorporation and bylaws of First Eastern Bankshares Corporation, similar governing documents of any First Eastern Bankshares Corporation subsidiary or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger will survive the merger.

Conduct of Business Pending the Merger

Under the merger agreement, First Eastern Bankshares Corporation has agreed that, until the effective time of the merger or the termination of the merger agreement, and except as expressly permitted by the merger agreement or with the prior written consent of Randolph Bancorp, which consent shall not be unreasonably withheld, First Eastern Bankshares Corporation will not, and will cause each of its subsidiaries not to:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•	fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees (including but not limited to mortgage loan originators) and business associates;

•	take any action that would reasonably be expected to adversely affect the ability of either First Eastern Bankshares Corporation or Randolph Bancorp to obtain any necessary regulatory approval required to complete the transactions provided for in the merger agreement or adversely affect First Eastern Bankshares Corporation’s ability to perform any of its material obligations under the merger agreement;

•	issue, sell or otherwise permit to become outstanding any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock options or stock based awards outstanding or authorized to be granted on the date of the merger agreement;

•	accelerate the vesting of any existing stock options or other equity rights except pursuant to the merger agreement;

•	effect a split, dividend, recapitalization or reclassification of its capital stock;

•	grant or approve any preemptive or similar rights with respect to any shares of First Eastern Bankshares Corporation common stock;

•	directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

•	make, declare or pay any dividend or other distribution on its capital stock other than:

•	dividends paid by wholly-owned subsidiaries to First Eastern Bankshares Corporation or any other wholly-owned subsidiary of First Eastern Bankshares Corporation;

•	a dividend to Richard F. Kalagher in the amount equal to the net income, of First Eastern Bankshares Corporation and its wholly-owned subsidiaries for the period beginning on July 1, 2015 and ending on the month-end prior to the effective time of the merger adjusted, under certain conditions, to include any gains on the sale of mortgage servicing rights realized in the period from the last day of the month prior to the closing date of the merger through the closing date of the merger;

•	enter into or amend any employment, severance or similar arrangement with any director, officer, employee or consultant, grant any salary or wage increase, increase any mortgage loan originator commission rates, increase any employee benefit, or make any bonus or incentive payments except for such increases in compensation (excluding mortgage loan commissions) not to exceed, in the aggregate, five percent (5%) of the amounts paid to employees during 2015, or, individually, ten percent (10%) of the amount paid to the employee during 2015, as may be required by law, to satisfy existing contractual obligations and payments to be made under certain bonus agreements set forth in the merger agreement;

•	enter into, establish, adopt, or amend any benefit plans or any agreement, arrangement, plan or policy between First Eastern Bankshares Corporation and any of its directors, officers or employees, except as required by law, to satisfy contractual obligations or for certain bonus agreements set forth in the merger agreement;

•	hire any member of senior management or other key employee, elect to any office any person who is not a member of First Eastern Bankshares Corporation’s management team as of the date of the merger agreement or elect to the First Eastern Bankshares Corporation board of directors any person who is not a member of the First Eastern Bankshares Corporation board of directors as of the date of the merger agreement, except for the hiring of at-will employees having a title of manager or lower at an annual rate of salary not to exceed $80,000 in the ordinary course of business;

•

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of First Eastern Bankshares Corporation’s assets, deposits, business or properties except (i) the sale, transfer or pledge of loans, in the ordinary course of business consistent with past practice and (ii) other transactions in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to First Eastern Bankshares Corporation and its subsidiaries taken as a whole. For the avoidance of doubt, between July 1, 2015 and the closing, First Eastern Bankshares Corporation may sell mortgage servicing rights for loans with an unpaid principal balance at the time of closing of such sale of no more than $250,000,000 and such sale or sales shall be deemed in the ordinary course of business consistent with past practice and permissible under the relevant section of the merger agreement;

•	amend its articles of organization or bylaws, except with respect to the amendment and restatement of the bylaws of First Federal Savings Bank of Boston following notice to Randolph Bancorp and compliance with applicable law;

•	acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice and in accordance with the merger agreement;

•	except as set forth in the disclosure schedule to the merger agreement, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $100,000 in the aggregate;

•	enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

•	settle any litigation, which settlement involves payment by First Eastern Bankshares Corporation or any of its subsidiaries of any amount that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of First Eastern Bankshares Corporation or any of its subsidiaries after the effective time of the merger, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

•	enter into any new material line of business;

•	change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	file any application or make any contract with respect to branching or site location or branching or site relocation;

•	enter into any derivative transactions, except for borrower rate locks and forward loan sale commitments entered into in the ordinary course of business;

•	incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, brokered deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice);

•	prepay any indebtedness or other similar arrangements so as to cause First Eastern Bankshares Corporation or any of its subsidiaries to incur any prepayment penalty;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment of a type or in an amount not in accordance with First Eastern Bankshares Corporation’s investment policy or any other debt security other than in accordance with First Eastern Bankshares Corporation’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with First Eastern Bankshares Corporation’s investment policy;

•	make, increase or purchase any loan if, as a result of such action, the total commitment to the borrower and the borrower’s affiliates would equal or exceed $1,000,000;

•	make, increase or purchase any fixed-rate loan with pricing below market rate;

•	renegotiate, extend or modify any existing loan by First Federal Savings Bank of Boston in an amount equal to or greater than $500,000;

•	renew or increase any existing loan by First Federal Savings Bank of Boston or purchase any loan in an amount equal to or greater than $500,000;

•	invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

•	foreclose on or take a deed or title to any real estate in the name of First Eastern Bankshares Corporation or any of its subsidiaries other than single-family residential properties without first conducting a Phase I environmental assessment of the property, or foreclose or take a deed or title to any real estate in the name of First Eastern Bankshares Corporation or any of its subsidiaries if such environmental assessment indicates the presence of a “Recognized Environmental Condition” (as such term is customarily used in Phase I environmental assessments);

•	change its accounting principles, practices or methods other than as may be required by changes in laws or regulations or by generally accepted accounting principles;

•	make or change any material (affecting or relating to more than $50,000 or more of taxable income) tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, surrender any material right to claim a refund of taxes, consent to any material extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	change its loan policies or procedures except as required by a governmental authority; or

•	agree or commit to do any of these prohibited activities.

In addition, First Eastern Bankshares Corporation and Richard F. Kalagher have agreed that, except as permitted by the merger agreement or otherwise consented to by Randolph Bancorp in writing, First Eastern Bankshares Corporation will not, and will cause each of its respective subsidiaries not to, and Richard F. Kalagher will not:

•	take any action that is intended or is reasonably likely to result in (a) any of its respective representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, (b) any of the conditions to the merger set forth in the merger agreement not being satisfied or (c) a material violation of any provision of the merger agreement; or

•	take any action that would adversely affect the ability of Randolph Bancorp to obtain the regulatory approvals.

Randolph Bancorp has agreed that, except as permitted by the merger agreement or otherwise consented to by First Eastern Bankshares Corporation in writing, it will not, and will cause each of its respective subsidiaries not to:

•	take any action that would adversely affect the ability of Randolph Bancorp to obtain the regulatory approvals; or

•	take any action that is intended or is reasonably likely to result in any of its respective representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger or any of the conditions to the merger set forth in the merger agreement not being satisfied.

The agreements relating to the conduct of First Eastern Bankshares Corporation’s and Randolph Bancorp’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article VI of the merger agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Employee Benefits

Under the terms of the merger agreement, Randolph Bancorp will provide (or cause to be provided by its subsidiaries) the employees of First Eastern Bankshares Corporation and any of its subsidiaries who remain employed at the effective time of the merger with at least the types and levels of substantially similar employee benefits as those provided to similarly-situated employees of Randolph Bancorp or its subsidiaries. Randolph Bancorp also has the right in its sole discretion to terminate, merge, continue or modify any of First Eastern Bankshares Corporation’s employee benefit plans, so long as such actions do not discriminate against First Eastern Bankshares Corporation’s employees relative to similarly situated employees of Randolph Bancorp or its subsidiaries. Randolph Bancorp will:

•

subject to the merger agreement, use commercially reasonable efforts to treat, and cause its subsidiaries and the applicable employee benefit plans, programs or arrangements of its subsidiaries to treat, the service of the First Eastern Bankshares Corporation employees with First Eastern Bankshares Corporation or any of its subsidiaries as service rendered to Randolph Bancorp or any of its subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan for any purposes under any post-termination/retiree welfare benefit plan, or for purposes of any equity based compensation or benefits) attributable to any period before the effective time, provided that service and other amounts will not be credited to the extent the crediting of such service or other amounts would result in the duplication of benefits;

•	continue to offer qualified beneficiaries currently receiving health coverage under COBRA pursuant to the benefit plans of First Eastern Bankshares Corporation or its subsidiaries such coverage or similar coverage under the group health plans of Randolph Bancorp or its subsidiaries until such qualified beneficiary ceases to be eligible for COBRA coverage;

•	subject to the terms of Randolph Bancorp’s employee plans, take commercially reasonable efforts to provide each employee with credit for their prior service for eligibility and vesting purposes in Randolph Bancorp’s 401(k) plan;

•	give or cause each continuing First Eastern Bankshares Corporation employee credit, for purposes of the vacation, sick leave and/or other paid leave benefit programs of Randolph Bancorp or its Subsidiaries, for such First Eastern Bankshares Corporation employee’ accrued and unpaid vacation, sick time and/or paid leave balance with First Eastern Bankshares Corporation as of the effective time of the merger to the extent those liabilities are fully reflected in the records of First Eastern Bankshares Corporation or its subsidiaries;

•	use commercially reasonable efforts to cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a preexisting condition under First Eastern Bankshares Corporation’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all First Eastern Bankshares Corporation employees; and

•	use or cause its subsidiaries to use commercially reasonable efforts to cause its insurance providers to honor under such plans any deductible, co-payment or out-of-pocket expenses incurred by First Eastern Bankshares Corporation employees and their covered dependents during the portion of the plan year prior to the relevant benefit plan determination date.

In addition, Randolph Bancorp has agreed to allocate an aggregate amount of $200,000 among certain of First Eastern Bankshares Corporation’s loan originators and other employees to be distributed as retention bonus to such employees.

Employees of First Eastern Bankshares Corporation and any of its subsidiaries who remain employed as of the effective time of the merger, and who are not otherwise party to an employment agreement, change in control agreement or other separation agreement that provides a benefit upon a termination of employment, that are terminated by First Eastern Bankshares Corporation or its subsidiaries or by Randolph Bancorp or its subsidiaries following the effective time of merger for a reason other than cause within 12 months subsequent to the effective time or resigns for good reason (as defined in the merger agreement) will, subject to such person signing a release agreement, be entitled to severance benefits to be paid by Randolph Bancorp or its subsidiaries pursuant to Randolph Bancorp’s current severance practice, but in no event shall such severance benefits be less than two weeks of base salary, commissions, or wages for each full or partial year of employment with First Eastern Bankshares Corporation or its subsidiaries, with a minimum of four weeks of base salary or wages and a maximum of 26 weeks of base salary or wages. For purposes of this section, “cause” for termination shall have the same meaning as “just cause” for termination of employment under Massachusetts common law.

Other Covenants

The merger agreement also contains covenants relating to all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that Randolph Bancorp, First Eastern Bankshares Corporation and Richard F. Kalagher made solely to each other as of specific dates. Some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Randolph Bancorp and First Eastern Bankshares Corporation rather than establishing matters as facts.

The merger agreement contains reciprocal representations and warranties of Randolph Bancorp and First Eastern Bankshares Corporation relating to: due organization, existence, good standing and corporate authority; corporate power; corporate authority; no violation or breach of certain organizational documents, agreements and governmental orders; compliance with laws; litigation; financial reports and regulatory reports; regulatory capitalization; Community Reinvestment Act, anti-money laundering and customer information security compliance; and brokers.

The merger agreement contains additional representations and warranties by First Eastern Bankshares Corporation relating to: subsidiaries; capitalization; absence of certain changes; tax and tax returns; employee benefit programs; labor matters; insurance; environmental matters; intellectual property; personal data and privacy requirements; material agreements and defaults; property and leases; loans and nonperforming and classified assets; investment securities; investment management and trust activities; deposit insurance; derivative transactions; repurchase agreements; transactions with affiliates; and settlement services.

In addition, the merger agreement contains representations and warranties by Richard F. Kalagher relating to: authority; company ownership; non-contravention; Regulatory approvals; litigation and other regulatory actions; and brokers.

The merger agreement also contains additional representations and warranties by Randolph Bancorp and its subsidiaries relating to approvals and the sufficiency of funds to complete the merger.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III, IV and V of the merger agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Expenses

Each party will pay all fees and expenses it incurs in connection with negotiating, preparing and executing the merger agreement and the consummation of the transactions contemplated by the merger agreement.

Amendments

Randolph Bancorp and First Eastern Bankshares Corporation may amend the merger agreement by executing a written amendment approved by the boards of directors of Randolph Bancorp and First Eastern Bankshares Corporation.

Regulatory Approvals Required for the Merger

Merger Approvals. Before Randolph Bancorp, Richard F. Kalagher and First Eastern Bankshares Corporation may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators.

Federal Reserve. Randolph Bancorp’s acquisition of indirect control of 100% of the outstanding shares of First Federal Savings Bank of Boston is subject to approval by the Federal Reserve under Section 4(j) of the BHCA.

The Federal Deposit Insurance Corporation. The merger of First Federal Savings Bank of Boston with and into Randolph Savings Bank is subject to approval by the FDIC, under Section 18(c) of the Federal Deposit Insurance Act, as amended, also known as the “Bank Merger Act.” Under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the institutions involved in a merger transaction, the convenience and needs of the communities to be served, the effectiveness of each insured depository institution involved in the transaction in combating money laundering activities, and the risk of the proposed transaction to the stability of the United States banking or financial system. The FDIC also considers the performance of the applicant and the other depository institution involved in a business combination in helping to meet community credit needs, including low-and moderate-income neighborhoods, when evaluating an application under the Bank Merger Act.

Under the Community Reinvestment Act of 1977 (“CRA”), the FDIC must take into account the record of performance of Randolph Savings Bank and First Federal Savings Bank of Boston in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Randolph Savings Bank received a “Satisfactory” CRA rating on its most recent CRA performance evaluation prepared by the FDIC on April 21, 2014, and has a history of having obtained the “Satisfactory” rating for at least seven exam cycles since 1993. As Randolph Savings Bank has continued to grow, it has been able to adjust and sustain this level of CRA performance. First Federal Savings Bank of Boston received an “Outstanding” CRA rating on its most recent CRA performance evaluation prepared by the OCC on February 28, 2010.

In addition, the merger of First Federal Savings Bank of Boston with and into Randolph Savings Bank may not be completed prior to expiration of a 15 to 30 day period following FDIC approval of the merger, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Randolph Bancorp and First Eastern Bankshares Corporation believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks or if any proceeding is instituted or challenge is made, as to the result of the challenge.

The Massachusetts Division of Banks. The merger of First Federal Savings Bank of Boston with and into Randolph Savings Bank is subject to approval by the Massachusetts Commissioner of Banks of the Commonwealth of Massachusetts under Chapter 167I, § 3 of the Massachusetts General Laws (“MGL”). MGL Chapter 167I, § 3 provides the Massachusetts Commissioner of Banks with the legal authority to approve the merger. The Massachusetts Commissioner of Bank’s findings with respect to the foregoing are based on a determination as to whether or not competition among banking institutions would be unreasonably affected, and whether or not public convenience and advantage will be promoted. In making such a determination, the Massachusetts Commissioner of Banks must consider, but is not limited to considering, a showing of net new benefits. The term “net new benefits,” as defined in MGL Chapter 167I, § 3, means “initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the continuing institution’s Community Reinvestment Act assessment area and such other matters as the Massachusetts Commissioner of Banks may deem necessary or advisable.” Under Massachusetts law, the merger of First Federal Savings Bank of Boston with and into Randolph Savings Bank may not be completed until Randolph Savings Bank has made “arrangements satisfactory” to the Depositors Insurance Fund, which is the excess deposit insurer for Massachusetts savings banks. Randolph Bancorp has received a copy of a letter from the Depositors Insurance Fund addressed to the Massachusetts Commissioner of Banks in which the Depositors Insurance Fund has confirmed that Randolph Savings Bank has made such arrangements. In addition, Massachusetts law generally requires a company, such as Randolph Bancorp, that owns or controls 25% or more of the voting stock of a banking institution to obtain the approval of the Massachusetts Board of Bank Incorporation before acquiring control of 25% or more of the voting securities of another banking institution and, thereby, becoming a bank holding company for purposes of Massachusetts law. However, this requirement does not apply to the acquisition of a banking institution by a company that would become a bank holding company if the banking institution being acquired is merged simultaneously with the acquisition, is not operated by the acquiring company as a separate institution, and the transaction is subject to approval by the Massachusetts Commissioner of Banks under Massachusetts law. A company that is entitled to this relief must comply with a provision of Massachusetts law under which nine tenths of one percent of the assets being acquired in Massachusetts must be made available for call by the Massachusetts Housing Partnership Fund for ten years for the purpose of financing housing for low to moderate income persons. The Massachusetts Commissioner of Banks may not approve a transaction subject to this requirement until the Massachusetts Commissioner of Banks has received confirmation from the Massachusetts Housing Partnership Fund that “satisfactory arrangements” have been made. Randolph Bancorp has requested that the Massachusetts Commissioner of Banks confirm that the acquisition by Randolph Bancorp of First Federal Savings Bank of Boston will not be subject to the prior approval of the Board of Bank Incorporation on the basis that First Federal Savings Bank of Boston will be merged with and into Randolph Savings Bank contemporaneously with the acquisition of First Federal Savings Bank of Boston by Randolph Bancorp, Randolph Bancorp will not operate First Federal Savings Bank of Boston as a separate institution, and the merger of First Federal Savings Bank of Boston with and into Randolph Savings Bank is subject to the prior approval of the Massachusetts Commissioner of Banks. Randolph Bancorp has received a copy of a letter from the Massachusetts Housing Partnership Fund to the Massachusetts Commissioner of Banks confirming that Randolph Bancorp has made such arrangements.

Randolph Bancorp and First Eastern Bankshares Corporation have filed all applications and notices and will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority.

Offering Approvals. The board of trustees and the corporators of Randolph Bancorp (MHC) have approved the plan of conversion and the establishment and funding of the charitable foundation. We are conducting the conversion and offering under the terms of the plan of conversion. The Massachusetts Commissioner of Banks has approved the plan of conversion and Randolph Bancorp’s application to convert to stock form, and has authorized us to commence the offering. The final approval of the Massachusetts Commissioner of Banks and the Federal Reserve is required before we can consummate the conversion and the offering, and issue shares of common stock.

We must also receive and accept orders for at least the minimum number of shares of common stock offered for sale in order to complete the conversion.

If, for any reason, the merger cannot be completed, our board of directors intends to proceed with the conversion and the offering. If we cannot complete the offering, we will not proceed with the merger.

THE CONVERSION; PLAN OF DISTRIBUTION

General

The board of trustees of Randolph Bancorp (MHC) adopted a plan of conversion on January 26, 2016. The plan of conversion has also been approved by the board of directors of Randolph Savings Bank and by the corporators of Randolph Bancorp (MHC). Pursuant to the plan of conversion, Randolph Bancorp (MHC) will convert from a Massachusetts-chartered mutual holding company to a Massachusetts corporation, Randolph Bancorp, Inc. Randolph Bancorp, Inc. will contribute at least 50% of the net proceeds of the offering to Randolph Savings Bank. In connection with the conversion and offering, we also intend to establish and fund a charitable foundation, The Randolph Savings Bank Charitable Foundation. When the conversion is completed, all of the capital stock of Randolph Savings Bank will be owned by Randolph Bancorp, Inc. and all of the common stock of Randolph Bancorp, Inc. will be owned by public shareholders including our employee stock ownership plan and our new charitable foundation.

After contributing 50% of the net proceeds of the offering to Randolph Savings Bank, funding the merger consideration, funding a loan to the employee stock ownership plan and funding the cash component of the contribution to the charitable foundation, we intend to retain between $156,000 and $5.4 million of the net proceeds of the offering, or $8.4 million if the offering range is increased by 15%. The conversion will be consummated only upon the sale of at least 3,655,000 shares of our common stock offered (not including shares that we will contribute to our charitable foundation) pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders, our tax-qualified employee plans, including our employee stock ownership plan, and to employees, officers, directors, trustees and corporators of Randolph Savings Bank and Randolph Bancorp (MHC) who are not eligible account holders. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons, and trusts of natural persons, residing in the Massachusetts municipalities of Abington, Attleboro, Avon, Braintree, Brockton, Canton, Easton, Foxboro, Holbrook, Mansfield, Milton, North Attleboro, Norton, Plainville, Quincy, Randolph, Sharon, Stoughton and Weymouth and the Rhode Island municipalities of Central Falls, Cranston, Cumberland, East Greenwich, East Providence, Jamestown, Johnston, Lincoln, Middletown, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Smithfield, Warwick, West Warwick and Woonsocket. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public in a syndicated community offering, or, in a separate firm commitment underwritten public offering. See “—Syndicated Community Offering or Firm Commitment Underwritten Offering.”

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Massachusetts Commissioner of Banks. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Randolph Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of Randolph Savings Bank. The plan of conversion is also filed as an exhibit to Randolph Bancorp (MHC)’s application to convert from mutual to stock form of which this prospectus is a part. Randolph Bancorp (MHC)’s application for conversion may be inspected, without charge, at the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be inspected at the public reference facilities of the Securities and Exchange Commission. The registration statement is also available online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for the conversion and the offering are to:

•	Support future growth and profitability through, among other things, branch expansion and increased lending;

•	Compete more effectively in the financial services marketplace by diversifying products and services offered to customers;

•	Fund the acquisition of First Eastern Bankshares Corporation;

•	Facilitate future mergers and acquisitions;

•	Make capital investments in facilities and technology;

•	Increase philanthropic endeavors to the communities served by Randolph Savings Bank through the formation and funding of a charitable foundation to support charitable activities within the communities that it serves and will serve in the future;

•	Offer depositors, employees, officers, directors, trustees and corporators an opportunity to purchase an equity ownership interest in Randolph Bancorp, Inc.; and

•	Attract and retain qualified directors, management and employees through stock-based compensation plans.

In the public stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current structure prevents us from offering shares of common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new public holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Other than the acquisition of First Eastern Bankshares Corporation, we have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have considered, and will continue to consider other potential acquisitions as opportunities arise.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The board of trustees and the corporators of Randolph Bancorp (MHC) have approved the plan of conversion and the establishment and funding of the charitable foundation. We are conducting the conversion and offering under the terms of the plan of conversion. The Massachusetts Commissioner of Banks has approved the plan of conversion and Randolph Bancorp’s application to convert to stock form, and has authorized us to commence the offering. The final approval of the Massachusetts Commissioner of Banks and the Federal Reserve is required before we can consummate the conversion and the offering, and issue shares of common stock.

We must also receive and accept orders for at least the minimum number of shares of common stock offered for sale in order to complete the conversion.

If, for any reason, the merger cannot be completed, our board of directors intends to proceed with the conversion and the offering. If we cannot complete the offering, we will not proceed with the merger.

The Corporators

The board of corporators of Randolph Bancorp (MHC) will cease to exist upon consummation of the mutual-to-stock conversion of Randolph Bancorp (MHC).

Effects of Conversion

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation and the Federal Reserve. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Randolph Savings Bank and Randolph Bancorp (MHC) at the time of the conversion will be the directors of Randolph Savings Bank and of Randolph Bancorp, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Randolph Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of Federal Deposit Insurance Corporation limits by the excess insurer of savings bank deposits, the Depositors Insurance Fund. Depositors will continue to hold their existing certificates of deposit, statement savings and other evidences of their accounts.

Effect on Loans. No loan outstanding from Randolph Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Tax Effects. We will receive an opinion of our counsel or tax advisor with regard to federal and Massachusetts income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or Massachusetts income tax purposes to Randolph Savings Bank, Randolph Bancorp, Inc. and Randolph Bancorp (MHC) or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Randolph Savings Bank has both a deposit account in Randolph Savings Bank and a corresponding pro rata ownership interest in the net worth of Randolph Bancorp (MHC) based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Randolph Bancorp (MHC) and Randolph Savings Bank. Any depositor who opens a deposit account at Randolph Savings Bank obtains such pro rata ownership interest in Randolph Bancorp (MHC) without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives deposited funds but nothing for his or her ownership interest in the net worth of Randolph Bancorp (MHC), which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which is realizable only in the unlikely event that Randolph Bancorp (MHC) and Randolph Savings Bank are liquidated. If this were to occur, the Randolph Savings Bank depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Randolph Bancorp (MHC) after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, however, the depositors of Randolph Savings Bank will receive rights in a liquidation account established by Randolph Bancorp, Inc. (and in a parallel liquidation account established in Randolph Savings Bank) which will represent the amount of Randolph Bancorp (MHC)’s total equity as of the date of the latest statement of financial condition included in this prospectus. Randolph Bancorp, Inc. and Randolph Savings Bank shall hold the liquidation accounts for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain deposits in Randolph Savings Bank after the conversion. The liquidation account is designed to provide payments to depositors of their liquidation interests, if any, in the event of a liquidation of Randolph Bancorp, Inc. and Randolph Savings Bank. For further information, see “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and Massachusetts regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and subsequent updates to the appraisal, RP Financial, LC. will receive a fee of $55,000, and will be reimbursed for its expenses up to $10,000. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	the impact of the acquisition of First Eastern Bankshares Corporation by Randolph Bancorp, Inc.;

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the contribution of cash and shares to the charitable foundation.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering (including shares contributed to the charitable foundation) by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of as of February 12, 2016, the market value of the shares to be issued in the offering (including shares to be contributed to the charitable foundation) ranged from $37.7 million to $51.0 million, with a midpoint of $44.4 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale will be equal to the aggregate offering price of the shares divided by the price per share. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 3,655,000 shares to 4,945,000 shares. If the market conditions so warrant, the market value of the shares can be increased to a maximum, as adjusted, market value of $58.7 million and the number of shares offered for sale increased to a maximum, as adjusted, of 5,686,750 shares.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 11 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The appraisal peer group consists of the companies listed in the table below, all of which are traded on the NASDAQ Stock Market. Asset sizes are as of December 31, 2015.

Financial Institution	Ticker	City	State	Total Assets
				(in millions)
Bay Bancorp, Inc.	BYBK	Columbia	MD	$491
Chicopee Bancorp, Inc.	CBNK	Chicopee	MA	$679
Coastway Bancorp, Inc.	CWAY	Warwick	RI	$528
Georgetown Bancorp, Inc.	GTWN	Georgetown	MA	$296
Hamilton Bancorp, Inc.	HBK	Towson	MD	$368
Melrose Bancorp, Inc.	MELR	Melrose	MA	$224
Pathfinder Bancorp, Inc.	PBHC	Oswego	NY	$623
Prudential Bancorp, Inc.	PBIP	Philadelphia	PA	$523
Severn Bancorp, Inc.	SVBI	Annapolis	MD	$762
Wellesley Bancorp, Inc.	WEBK	Wellesley	MA	$621
WVS Financial Corp.	WVFC	Pittsburgh	PA	$330

The following table presents a summary of selected pricing ratios for Randolph Bancorp and the peer group companies identified by RP Financial, LC. Price-to-earnings multiples are shown on a “core” earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. Randolph Bancorp’s pricing ratios are based on earnings for the twelve months ended December 31, 2015, book value as of December 31, 2015 and tangible book value as of December 31, 2015 and the peer group’s pricing ratios are based on earnings for the twelve months ended December 31, 2015 and book value as of December 31, 2015. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 22.35% on a price-to-book value basis, a discount of 22.46% on a price-to-tangible book value basis. Randolph Bancorp’s price-to-core earnings multiple at the maximum of the offering range indicated a premium of 444.18% compared to the median pricing of the peer group. In evaluating the meaningfulness of the Price/Core Earnings measure, RP Financial, LC. noted in its appraisal report that two of the 11 peer group companies reported losses and did not have a meaningful earnings multiple. Additionally, three of the Peer Group companies had comparatively low earnings and as a result, reported core P/E multiples above 35 times which RP Financial, LC. considered to be not highly meaningful for valuation purposes. Additionally, Randolph Bancorp’s earnings were low, even after incorporating the pro forma earnings contribution of the First Eastern Bankshares Corporation merger. All of the foregoing considerations tended to diminish the usefulness of the core P/E multiple as an indicator of Randolph Bancorp’s pro forma market value.

	Price-to-core earnings multiple(1)	Price-to- book value ratio	Price-to- tangible book value ratio
Randolph Bancorp, Inc. (pro forma)
Maximum, as adjusted	175.83x	72.57%	72.94%
Maximum	143.36x	68.63%	69.01%
Midpoint	118.28x	64.56%	64.94%
Minimum	95.58x	59.77%	60.13%
Valuation of peer group companies using stock prices as of February 12, 2015
Averages	21.68x	90.80%	92.86%
Medians	20.70x	88.38%	88.94%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis for the twelve months ended December 31, 2015 for Randolph Bancorp, Inc. and on a trailing twelve month basis for the twelve months ended December 31, 2015 for the peer group companies.

Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board of directors draw any conclusions regarding how the historical data reflected above may affect Randolph Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Randolph Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Randolph Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Randolph Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range, including shares to be contributed to the charitable foundation, may be increased by up to 15%, or up to $58.7 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range of shares to be sold in the offering to up to 5,686,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $58.7 million and a corresponding increase in the offering of shares to be sold to more than 5,686,750 shares, or a decrease in the minimum of the valuation range to less than $37.8 million and a corresponding decrease in the offering range of shares to be sold to fewer than 3,655,000 shares, in each case not including shares that will be contributed to the charitable foundation, then we will promptly return with interest at our statement savings rate all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Massachusetts Commissioner of Banks, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Massachusetts Commissioner of Banks in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Massachusetts Commissioner of Banks for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Randolph Savings Bank, with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 25,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2014. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our officers, directors, trustees, and corporators, or any of their associates, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2014.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit as of the close of business on June 30, 2015 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2015. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: Tax-Qualified Plans. Our tax-qualified employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the conversion and the offering in order to fund all or a portion of the plan.

Priority 4: Employees, Officers, Directors, Trustees and Corporators. Each employee, officer, director, trustee and corporator of Randolph Savings Bank and Randolph Bancorp (MHC) at the time of the offering who is not eligible in the first priority category shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to 25,000 shares; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors, trustees, corporators and their associates in the conversion shall be limited to 30% of the total number of shares of common stock issued in the conversion (including shares purchased by employees, officers, directors, trustees and corporators under this priority and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). Subscriptions of officers, directors, trustees and corporators are also subject to an additional overall purchase limitation. See “—Additional Limitations on Common Stock Purchases.” In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern time, on June 15, 2016, unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 3,655,000 shares within 45 days after the expiration date and the Massachusetts Commissioner of Banks and the Federal Reserve have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond July 29, 2016 is granted by the Massachusetts Commissioner of Banks, we will resolicit subscribers, giving them an opportunity to confirm, change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond January 26, 2018, which is twenty four months after the board of trustees of Randolph Bancorp (MHC) adopted the plan of conversion.

Persons in Non-Qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Restrictions on Transferability of Subscription Rights. Subscription rights are non-transferable. See “—Restrictions on Transfer of Subscription Rights and Shares” below for more information.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions in the subscription offering, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons, and trusts of natural persons, residing in our local community, consisting of the Massachusetts municipalities of Abington, Attleboro, Avon, Braintree, Brockton, Canton, Easton, Foxboro, Holbrook, Mansfield, Milton, North Attleboro, Norton, Plainville, Quincy, Randolph, Sharon, Stoughton and Weymouth and the Rhode Island municipalities of Central Falls, Cranston, Cumberland, East Greenwich, East Providence, Jamestown, Johnston, Lincoln, Middletown, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Smithfield, Warwick, West Warwick and Woonsocket.

Subscribers in the community offering may purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of subscribers, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons, and trusts of natural persons, residing in the municipalities listed above, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons, and trusts of natural persons, residing in the municipalities listed above, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person, and thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the municipalities listed above, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond July 29, 2016. If an extension beyond July 29, 2016 is granted by the Massachusetts Commissioner of Banks and the Federal Reserve, we will cancel stock orders accepted in the community offering and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit persons whose orders we accept in the community offering, giving them an opportunity to place a new order. These extensions may not go beyond January 26, 2018, which is twenty four months after the board of trustees of Randolph Bancorp (MHC) adopted the plan of conversion.

Syndicated Community Offering or Firm Commitment Underwritten Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering or firm commitment underwritten offering is held, Keefe, Bruyette & Woods will serve as sole book-running manager. In the event that shares of common stock are sold in a syndicated community or firm commitment underwritten offering, we will pay fees of 6.00% of the aggregate amount of common stock sold in the syndicated community or firm commitment underwritten offering to Keefe, Bruyette & Woods and any other broker-dealers included in the syndicated community or firm commitment underwritten offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Randolph Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Randolph Savings Bank or wire transfers). See “The Conversion; Plan of Distribution— Procedure for Purchasing Shares in Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings. Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date. Customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the debit date.

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with Keefe, Bruyette & Woods and Randolph Bancorp (MHC), Randolph Savings Bank and Randolph Bancorp, Inc. until immediately prior to the completion of the firm commitment underwritten offering. At that time, Keefe, Bruyette & Woods and any other broker-dealers included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Keefe, Bruyette & Woods and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot effect a syndicated community offering or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Massachusetts Commissioner of Banks, the Federal Reserve and the Financial Industry Regulatory Authority, or FINRA, must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock in the offering;

•	No person or entity together with any associate or group of persons acting in concert may purchase more than 50,000 shares ($500,000) of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering including shares contributed to the charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by the officers, trustees, directors and corporators of Randolph Bancorp and Randolph Savings Bank and their associates, in the aggregate, may not exceed 30% of the shares issued in the offering (including shares contributed to the charitable foundation); and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our board of directors, with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve and without further approval of our corporators, may decrease or increase the purchase limitations; provided that the purchase limitations (i) may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion, and (ii), in the case of our tax-qualified employee plans, may not be increased to more than 10% of the shares offered for sale. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1) to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities;

(3) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities;

(4) in the event that there is an oversubscription by our employees, officers, directors, trustees and corporators in the fourth priority of the subscription offering, to fill unfulfilled subscriptions of these subscribers on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order; and

(5) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons, and trusts of natural persons, residing in the Massachusetts municipalities of Abington, Attleboro, Avon, Braintree, Brockton, Canton, Easton, Foxboro, Holbrook, Mansfield, Milton, North Attleboro, Norton, Plainville, Quincy, Randolph, Sharon, Stoughton and Weymouth and the Rhode Island municipalities of Central Falls, Cranston, Cumberland, East Greenwich, East Providence, Jamestown, Johnston, Lincoln, Middletown, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Smithfield, Warwick, West Warwick and Woonsocket.

The term “associate” of a person means:

(1) any corporation or organization, other than Randolph Bancorp (MHC), Randolph Savings Bank or Randolph Bancorp, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial shareholder or more of any class of equity securities;

(2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3) any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a trustee, director or officer of Randolph Bancorp (MHC), Randolph Savings Bank or Randolph Bancorp, Inc.

The following relatives of directors and officers will be considered “associates” of these individuals regardless of whether they share a household with the director or officer: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. This also includes adoptive relationships.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock.

The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Massachusetts Commissioner of Banks. Persons who have the same address, whether or not related, will be deemed to be acting in concert unless otherwise determined by us. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by our directors and certain officers of Randolph Savings Bank and except as described below. Any purchases made by any associate of Randolph Savings Bank or Randolph Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Randolph Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with FINRA, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our offering, including developing and assisting in implementing a market strategy for the offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Keefe, Bruyette & Woods and us.

For these services, Keefe, Bruyette & Woods will receive a management fee of $30,000, all of which has been paid as of the date of this prospectus, and a success fee equal to 1.00% of the aggregate purchase price of Common Stock sold in the subscription and the community offering (net of insider purchases and shares purchased by our employee stock ownership plan). In the event that we must resolicit subscribers, and Keefe, Bruyette & Woods is required to provide significant services, we will pay Keefe, Bruyette & Woods additional compensation for such services, in an amount not to exceed $25,000. The management fee will be credited against the success fee.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription and community offering may be offered for sale to the general public in a syndicated community offering or firm commitment offering. In the event that shares of common stock are sold in a syndicated community offering, we will pay fees of 6.00% of the aggregate amount of common stock sold in the syndicated community offering to Keefe, Bruyette & Woods and any other broker-dealers included in the syndicated community offering. We will also reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to the maximum of $10,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $100,000. In the event of unusual circumstances or delays or a re-solicitation in connection with the Offering, Keefe, Bruyette & Woods will be reimbursed for its additional out-of-pocket expenses up to a maximum of $10,000, and up to an additional $15,000 for additional fees and expenses of their counsel. If the plan of conversion is terminated or if Keefe, Bruyette & Woods’ engagement is terminated in accordance with the provisions of the agency agreement, Keefe, Bruyette & Woods will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts. In the event that Keefe, Bruyette & Woods sells shares of common stock through a group of broker-dealers in a firm commitment underwritten offering, the underwriting discount will not exceed 6.00% of the aggregate amount of common stock sold in the firm commitment underwritten offering to the sole book-running manager, and any other broker-dealers included in the firm commitment underwritten offering. All fees payable with respect to a firm commitment underwritten offering will be in addition to fees payable with respect to the subscription offering and community offering.

We have also engaged Keefe, Bruyette & Woods to act as our conversion agent in connection with the offering. In its role as conversion agent, Keefe, Bruyette & Woods will, among other things:

•	consolidate accounts and develop a central file;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of offering materials;

•	process stock order forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock ownership statements; and

•	advise us on interest and refund calculations.

For these services, Keefe, Bruyette & Woods will receive a fee of $27,000. We will also reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its acting as conversion agent. Keefe, Bruyette & Woods has agreed that our reimbursement obligation will not exceed $30,000, except in the event of unusual circumstances, delays or a re-solicitation in which case our reimbursement obligation will not exceed $40,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods’ engagement is terminated in accordance with the provisions of the agreement, for its services as our conversion agent Keefe, Bruyette & Woods will be entitled only to its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our conversion agent and performance of services as our conversion agent.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Randolph Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule

3a4-1 under the Exchange Act and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern time, on June 15, 2016, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond July 29, 2016 would require the Massachusetts Commissioner of Banks’ and the Federal Reserve’s approval. If an extension beyond July 29, 2016 is granted by the Massachusetts Commissioner of Banks and the Federal Reserve, we will cancel all stock orders and return subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, giving them an opportunity to place new orders. We will notify these persons of the extension of time and of their ability to place a new stock order for a specified period of time. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock with interest at our statement savings rate. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve.

To ensure that each purchaser receives a prospectus at least 48 hours before June 15, 2016, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Randolph Savings Bank and will earn interest at our statement savings rate from the date the order form is processed.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our statement savings rate from the date the order was processed.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription and community offering, you must complete an original order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 2:00 p.m., Eastern Time, on June 15, 2016. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by overnight courier to the indicated address on the order form or by hand delivery to Randolph Savings Bank located at 10 Cabot Place, Stoughton, Massachusetts. Please do not mail stock order forms to Randolph Savings Bank. We will not accept stock order forms at any other branch offices. Once tendered, an order form cannot be modified or revoked without our consent. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Massachusetts Commissioner of Banks and the Federal Reserve.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Randolph Savings Bank, Randolph Bancorp, the FDIC, the federal government or the Depositors Insurance Fund, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1) personal check, bank check or money order, payable to Randolph Bancorp, Inc.; or

(2) authorization of withdrawal from the types of Randolph Savings Bank deposit accounts permitted on the order form.

Appropriate means for designating withdrawals from deposit accounts at Randolph Savings Bank are provided on the order form. The funds designated for withdrawal from a Randolph Savings Bank deposit account must be available in the account(s) at the time the order form is received. A hold will be placed on these designated deposit account funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our statement savings rate subsequent to the withdrawal.

In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Randolph Savings Bank and will earn interest at our statement savings rate from the date payment is processed until the offering is completed or terminated.

You may not remit cash, Randolph Savings Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Randolph Bancorp, Inc.). Additionally, you may not designate a direct withdrawal from Randolph Savings Bank accounts with check-writing privileges. Please provide a check instead. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account. In the event we resolicit subscribers who ordered the maximum amount, as described above in “—Additional Limitations on Common Stock Purchases,” those purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not be accepted.

Once your executed stock order form is received, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by July 29, 2016. In such event, unless an extension is approved by the Massachusetts Commissioner of Banks and the Federal Reserve, stock orders will be cancelled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly, with interest at 0.10% per annum. Additionally, all deposit account withdrawal authorizations will be cancelled. If an extension is granted, we will resolicit subscribers for a specified period of time, as described under “—Subscription Offering and Subscription Rights.”

Regulations prohibit Randolph Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Randolph Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Randolph Savings Bank’s retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use funds that are currently in a Randolph Savings Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock

Information Center for guidance as soon as possible, preferably at least two weeks prior to June 15, 2016 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registrations unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the conversion or the offering, please call our Stock Information Center at 1-877-821-5783, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Randolph Bancorp (MHC) is liquidated prior to the conversion, all claims of creditors of Randolph Bancorp (MHC) would be paid first. Thereafter, if there were any assets of Randolph Bancorp (MHC) remaining, these assets would first be distributed to depositors of Randolph Savings Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Randolph Bancorp (MHC), after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Randolph Bancorp, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Randolph Bancorp (MHC)’s total equity as of the date of the latest statement of financial condition included in this prospectus. The plan of conversion also provides for the establishment of a parallel bank liquidation account in Randolph Savings Bank to support the Randolph Bancorp, Inc. liquidation account.

In the unlikely event that Randolph Bancorp, Inc. and Randolph Savings Bank were to liquidate after the conversion, all claims of creditors, including those of Randolph Savings Bank depositors, would be paid first. However, except with respect to the liquidation account established by Randolph Bancorp, Inc. a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest.

Depositors generally would not have an interest in the value of the assets of Randolph Savings Bank or Randolph Bancorp, Inc. above that amount.

The liquidation account established by Randolph Bancorp, Inc. is designed to provide payments to depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Randolph Bancorp (MHC)) in the event of a liquidation of Randolph Bancorp, Inc. and Randolph Savings Bank or of Randolph Savings Bank by itself. Specifically, in the unlikely event that Randolph Bancorp, Inc. and Randolph Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of Randolph Savings Bank depositors, would be paid first, followed by distribution to Eligible Account Holders and Supplemental Eligible Account Holders of their interests in the liquidation account maintained by Randolph Bancorp, Inc. In a complete liquidation of both entities, or of Randolph Savings Bank by itself, when Randolph Bancorp, Inc. has insufficient assets to fund the distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders and Randolph Savings Bank has positive net worth, Randolph Savings Bank shall make a distribution to fund Randolph Bancorp, Inc.’s remaining obligations under the liquidation account. If Randolph Bancorp, Inc. is sold or liquidated apart from a sale or liquidation of Randolph Savings Bank, then the Randolph Bancorp, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the bank liquidation account, subject to the same rights and terms as the liquidation account at Randolph Bancorp, Inc.

Pursuant to the plan of conversion, upon the written request of the applicable bank regulators Randolph Bancorp, Inc. shall, or upon the prior written approval of the applicable bank regulators, if necessary, Randolph Bancorp, Inc. may, at any time after two years from the completion of the conversion, transfer the Randolph Bancorp, Inc. liquidation account to Randolph Savings Bank, at which time the Randolph Bancorp, Inc. liquidation account shall be assumed by Randolph Savings Bank. Also, under the rules and regulations of the Massachusetts Commissioner of Banks, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Randolph Bancorp, Inc. or Randolph Savings Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Randolph Savings Bank on December 31, 2014 or June 30, 2015 equal to the proportion that the balance of each Eligible Account Holder’s or Supplemental Eligible Account Holder’s deposit accounts on December 31, 2014 and June 30, 2015 bears to the balance of all Eligible Account Holder and Supplemental Eligible Account Holder deposit accounts in Randolph Savings Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2014 or June 30, 2015 or any other December 31 annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to shareholders.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director, trustee, corporator or officer of Randolph Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of such director, trustee, corporator or officer. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Randolph Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Massachusetts Commissioner of Banks. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve) or tax qualified employee stock benefit plans. In addition, under Massachusetts regulations, we may not repurchase shares of our common stock during the first three years following the completion of the offering except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

MATERIAL INCOME TAX CONSEQUENCES

Completion of the conversion is subject to the prior receipt of an opinion of counsel with respect to federal and Massachusetts tax consequences of the conversion to Randolph Bancorp (MHC), Randolph Bancorp, Inc., Randolph Savings Bank and Eligible Account Holders and Supplemental Eligible Account Holders. We have received an opinion of counsel Goodwin Procter LLP as to the federal and Massachusetts tax consequences of the conversion. Unlike private letter rulings, opinions of counsel are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Randolph Bancorp (MHC), Randolph Bancorp, Inc., Randolph Savings Bank, or Eligible Account Holders or Supplemental Eligible Account Holders would prevail in a judicial proceeding.

Goodwin Procter LLP has issued an opinion to Randolph Bancorp (MHC), Randolph Bancorp, Inc., and Randolph Savings Bank that (i) the conversion will constitute a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended; (ii) for federal income and Massachusetts corporate excise and personal income tax purposes, neither Randolph Savings Bank, Randolph Bancorp (MHC), nor the Randolph Bancorp, Inc. will recognize any gain or loss as a result of the conversion, and (iii) provided the subscription rights have no value at the time of receipt, the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize income, gain or loss for federal income or Massachusetts corporate excise or personal income tax purposes in connection with the conversion or the receipt of subscription rights.

The tax opinion with respect to the Eligible Account Holders and Supplemental Eligible Account Holders is based on the position that subscription rights to be received by Eligible Account Holders and Supplemental Eligible Account Holders do not have any economic value at the time of distribution. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have value, receipt of these rights could result in taxable gain to the Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to their value. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have value.

We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Randolph Bancorp, Inc.’s registration statement.

OUR CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, we intend to establish a new charitable foundation, The Randolph Savings Bank Charitable Foundation, in connection with the conversion. The foundation will be established as a non-stock, nonprofit corporation and will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that our charitable foundation will enhance the long-term value of Randolph Savings Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the charitable foundation.

Purpose of our Charitable Foundation

In connection with the closing of the offering, we intend to contribute to our charitable foundation a total of 3.2% of the shares of our common stock sold in the offering and the remainder in cash so that the aggregate contribution will equal 4% of the gross proceeds of the offering. The purpose of our charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and will operate in the future and to enable our communities to share in our long-term growth. Our charitable foundation will be dedicated to community activities and the promotion of charitable causes. Our charitable foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.

Funding our charitable foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because our charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, our charitable foundation will maintain close ties with Randolph Savings Bank, thereby forming a partnership within the communities in which the Bank operates.

Structure of our Charitable Foundation

Our charitable foundation will be incorporated under Massachusetts law as a non-stock, nonprofit corporation. The articles of organization of our charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The articles of organization will further provide that no part of the net earnings of our charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

Our charitable foundation will be governed by a board of directors, initially consisting of a majority of individuals that are directors of Randolph Bancorp, Inc. and Randolph Savings Bank. We will also select one additional person to serve on our charitable foundation’s board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. For five years after the offering, one seat on our charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on our charitable foundation’s board of directors will be reserved for one of the Bank’s directors. Except as described below in “—Regulatory Requirements Imposed on our Charitable Foundation,” on an annual basis, directors of our charitable foundation will elect the board to serve for one-year terms.

The board of directors of our charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of our charitable foundation will at all times be bound by their fiduciary duty to advance our charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which our charitable foundation is established. The directors of our charitable foundation also will be responsible for directing the activities of our charitable foundation, including the management and voting of the shares of our common stock held by our charitable foundation. However, as required by applicable regulations, all shares of our common stock held by our charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

Our charitable foundation’s initial place of business will be located at our corporate headquarters. The board of directors of our charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve governing transactions between Randolph Savings Bank and our charitable foundation.

Capital for our charitable foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Code, our charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code and should be classified as a private foundation. Our charitable foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as our charitable foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

Randolph Bancorp and Randolph Savings Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our shareholders of the contribution of shares of common stock to our charitable foundation.

We believe that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Code to carry the excess contribution over the five-year period following the contribution to our charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to our charitable foundation. In such event, our contribution to our charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to our charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. Our charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Our charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on our Charitable Foundation

The Foundation will operate in accordance with the following conditions:

•	the Federal Reserve and the Massachusetts Commissioner of Banks may examine our charitable foundation at the charitable foundation’s expense;

•	our charitable foundation must comply with all supervisory directives imposed by the Federal Reserve or the Massachusetts Commissioner of Banks;

•	our charitable foundation must provide annually to the Federal Reserve and the Massachusetts Commissioner of Banks a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	our charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	our charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Code; and

•	our charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

Within six months of completing the offering, our charitable foundation must submit to the Federal Reserve a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of organization.

RESTRICTIONS ON ACQUISITION OF RANDOLPH BANCORP, INC.

General

The plan of conversion provides for Randolph Bancorp (MHC) to convert from mutual form to Randolph Bancorp, Inc. a stock holding company which will own 100% of the stock of Randolph Savings Bank. See the section of this prospectus entitled “The Conversion; Plan of Distribution—General.” Provisions in Randolph Bancorp, Inc.’s articles of organization and bylaws and in its benefit plans and agreements entered into in connection with the conversion, together with provisions of the Massachusetts General Laws and governing regulatory restrictions, may have anti-takeover effects.

The following discussion is a general summary of the material provisions of Massachusetts law, Randolph Bancorp, Inc.’s articles of organization and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Randolph Bancorp, Inc.’s articles of organization and bylaws are included as part of Randolph Bancorp, Inc.’s application for conversion filed with the Federal Reserve and Randolph Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Articles of Organization and Bylaws of Randolph Bancorp, Inc.

Randolph Bancorp, Inc.’s articles of organization and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Randolph Bancorp, Inc. more difficult. The following description is a summary of the provisions of the articles of organization and bylaws. See the section of this prospectus entitled “Where You Can Find Additional Information” as to how to review a copy of these documents.

Classified Board. Randolph Bancorp, Inc.’s articles of organization provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of Randolph Bancorp, Inc.’s board. Randolph Bancorp, Inc.’s articles of organization provide that the size of the board of directors may be increased or decreased only by a majority vote of the board.

Vacancies; Removal. The articles of organization provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The articles of organization also provide that a director may only be removed for cause by the affirmative vote of either a majority of the authorized board of directors of Randolph Bancorp or a majority of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of the shares of Randolph Bancorp could remove the entire board, with or without cause, and replace it with persons of such holders’ choice.

Elimination of Cumulative Voting. The articles of organization prohibit cumulative voting for the election of directors. No cumulative voting means that the directors, officers and employees of Randolph Savings Bank and the former trustees, officers and employees of Randolph Bancorp (MHC) may have the power to elect all directors of Randolph Bancorp, Inc. to be elected at that meeting. This could prevent public shareholder representation on Randolph Bancorp, Inc.’s board.

Meetings of Shareholders. The articles of organization also provides that any action required or permitted to be taken by the shareholders of Randolph Bancorp, Inc. may be taken only at an annual or special meeting or by unanimous written consent of all shareholders entitled to vote on the action in lieu of a meeting.

Restrictions on Call of Special Meetings. The articles of organization provide that a special meeting of shareholders may be called by the board of directors of Randolph Bancorp, Inc., the chairman of the board of directors, the president, or by the secretary or any other officer upon written application, by shareholders holding at least two-thirds of the capital stock entitled to vote at the meeting.

Advance Notice. The articles of organization and bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Authorization of Preferred Stock. The articles of organization authorize 1,000,000 shares of serial preferred stock, no par value per share. Randolph Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Randolph Bancorp, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Randolph Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendment to Articles of Organization and Bylaws. The articles of organization may be amended by the affirmative vote of two-thirds of the total votes eligible to be cast by shareholders, voting together as a single class; provided, however, that if at least two-thirds of the directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to cast by shareholder, voting together as a single class.

The bylaws may be amended by the affirmative vote of at least two-thirds of the outstanding shares of each class eligible to be cast by shareholders, voting together as a single class; provided, however, that if at least two-thirds of the directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to cast by shareholder, voting together as a single class. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

Anti-Takeover Effects of Randolph Bancorp’s Articles of Organization, Bylaws and Benefit Plans Adopted in the Conversion

The provisions described above are intended to reduce Randolph Bancorp, Inc.’s vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its board of directors. The provisions of the employment and change in control agreements, severance pay plan, supplemental executive retirement plan, benefit restoration plan, directors’ deferred compensation plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Randolph Savings Bank and Randolph Bancorp, Inc. in the event of a takeover. See the section of this prospectus entitled “Executive and Director Compensation— Proposed Change in Control Agreements,” and “—Future Stock-Based Benefit Plan(s).”

Randolph Bancorp, Inc.’s board of directors believes that the provisions of the articles of organization, bylaws and benefit plans to be established are in the best interests of Randolph Bancorp, Inc. and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Randolph Bancorp, Inc. and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Randolph Bancorp, Inc. and that otherwise is in the best interests of all shareholders.

Regulatory Restrictions

For additional information, see the section of this prospectus entitled “Supervision and Regulation–Acquisition of Control.”

DESCRIPTION OF CAPITAL STOCK OF RANDOLPH BANCORP, INC.

General

Randolph Bancorp, Inc. is authorized to issue 15,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. Randolph Bancorp, Inc. currently expects to issue in the offering up to 5,868,726 shares of common stock including shares issued to our charitable foundation. Randolph Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of Randolph Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.

The shares of common stock of Randolph Bancorp, Inc. will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Randolph Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Randolph Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Randolph Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Randolph Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Randolph Bancorp, Inc. will have exclusive voting rights in Randolph Bancorp, Inc. except to the extent preferred stock with voting rights is subsequently issued. They will elect Randolph Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Massachusetts law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Randolph Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit during the three-year period following the offering and conversion; thereafter, shares of common stock in excess of the 10% limit will be entitled to cast 1/100th of a vote per share. If Randolph Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of organization require a two-thirds shareholder vote in certain circumstances.

As a stock savings bank, corporate powers and control of Randolph Savings Bank are vested in its board of directors, who elect the officers of Randolph Savings Bank and who fill any vacancies on the board of directors. Voting rights of Randolph Savings Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which will be Randolph Bancorp, Inc., Inc. Shares of Randolph Savings Bank’s stock will be voted at the direction of Randolph Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of Randolph Bancorp, Inc. will not have direct control of Randolph Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Randolph Savings Bank, Randolph Bancorp, Inc., as the holder of 100% of the Bank’s capital stock, would be entitled to receive all assets of the Bank available for distribution, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders. In the event of liquidation, dissolution or winding up of Randolph Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Randolph Bancorp, Inc. available for distribution, and eligible account holders and supplemental eligible account holders will be treated as surrendering their rights to the Randolph Bancorp, Inc. liquidation account and receiving an equivalent interest in Randolph Savings Bank liquidation account. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Randolph Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock cannot be redeemed.

Fully Paid and Nonassessable. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be fully paid and non-assessable.

Preferred Stock

None of the shares of Randolph Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

NASDAQ Global Market

We have applied to have our common stock approved for listing on the NASDAQ Global Market under the trading symbol “RNDB.”

LEGAL AND TAX MATTERS

The validity of the shares of our common stock to be issued in the offering and the federal and Massachusetts income tax consequences of the conversion will be passed upon for Randolph Savings Bank and Randolph Bancorp, Inc. by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters relating to the offering will be passed upon for Keefe, Bruyette & Woods by Luse Gorman, PC, Washington, DC.

EXPERTS

The consolidated financial statements of Randolph Bancorp and Subsidiary as of December 31, 2015 and 2014 and for the years then ended have been included in this prospectus and in the registration statement in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Eastern Bankshares Corporation and Subsidiary as of December 31, 2015 and 2014 and for the years then ended have been included in this prospectus and in the registration statement in reliance upon the report of Marcum LLP, independent public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to Randolph Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

An application for approval of the conversion has been filed with the Massachusetts Commissioner of Banks and the Federal Reserve. This prospectus omits certain information contained in the applications. The application for conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Boston, at 617-973-3059.

Our plan of conversion is available, upon request, at each of our branch offices.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://www.randolphsavings.com/. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Randolph Bancorp and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Randolph Bancorp

Stoughton, Massachusetts

We have audited the accompanying consolidated balance sheets of Randolph Bancorp and subsidiary as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the audit and independence standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Randolph Bancorp and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey

March 4, 2016

Randolph Bancorp and Subsidiary

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands)

	2015	2014
Assets
Cash and due from banks	$2,721	$3,274
Interest-bearing deposits	1,925	1,929

Total cash and cash equivalents	4,646	5,203
Certificates of deposit	4,675	2,715
Securities available for sale, at fair value	62,267	77,875
Loans held for sale	2,870	2,341
Loans, net of allowance for loan losses of $3,239 in 2015 and $3,544 in 2014	285,151	249,008
Federal Home Loan Bank stock, at cost	2,728	1,803
Accrued interest receivable	1,065	1,008
Mortgage servicing rights	2,567	2,445
Premises and equipment, net	2,891	4,213
Bank-owned life insurance	9,620	10,210
Foreclosed real estate	500	600
Other assets	4,183	2,019

Total assets	$383,163	$359,440

Liabilities and Equity
Deposits:
Non-interest bearing	$37,968	$37,278
Interest bearing	271,227	257,184

Total deposits	309,195	294,462
Federal Home Loan Bank advances	34,914	24,079
Mortgagors’ escrow accounts	1,445	1,338
Post-employment benefit obligations	3,294	3,611
Other liabilities	1,856	2,294

Total liabilities	350,704	325,784

Commitments and contingencies (Notes 6 and 13)
Equity:
Retained earnings	32,198	32,952
Accumulated other comprehensive income, net of tax	261	704

Total equity	32,459	33,656

Total liabilities and equity	$383,163	$359,440

The accompanying notes are an integral part of these consolidated financial statements.

Randolph Bancorp and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Interest and dividend income:
Loans	$10,488	$9,320
Securities-taxable	1,512	1,956
Securities-tax exempt	409	462
Interest-bearing deposits and certificates of deposit	73	66

Total interest and dividend income	12,482	11,804

Interest expense:
Deposits	1,188	1,185
Federal Home Loan Bank advances	168	118

Total interest expense	1,356	1,303

Net interest income	11,126	10,501
Provision (credit) for loan losses	(137)	120

Net interest income after provision (credit) for loan losses	11,263	10,381

Non-interest income:
Customer service fees	1,572	1,668
Net gain on sales of mortgage loans	2,567	1,389
Mortgage servicing	234	351
Gain (loss) on sales of securities and impairment write-downs, net	(7)	780
Increase in cash surrender value of life insurance	236	245
Gain on sale of branches	—	780
Other	469	44

Total non-interest income	5,071	5,257

Non-interest expenses:
Salaries and employee benefits	9,270	8,275
Occupancy and equipment	1,725	1,565
Data processing	1,089	929
Professional fees	1,613	754
Marketing	382	365
Foreclosed real estate, net	123	27
FDIC insurance	297	304
Other	2,697	2,497

Total non-interest expenses	17,196	14,716

Income (loss) before income taxes	(862)	922
Income tax expense (benefit)	(108)	3,089

Net loss	$(754)	$(2,167)

The accompanying notes are an integral part of these consolidated financial statements.

Randolph Bancorp and Subsidiary

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Net loss	$(754)	$(2,167)

Other comprehensive income (loss):
Securities available for sale:
Unrealized holding gains (losses)	(366)	1,693
Reclassification adjustment for impairment write-downs and net (gains) losses realized in income (1)	7	(780)

Net unrealized gains (losses)	(359)	913
Related tax effects	—	(310)

Net-of-tax amount	(359)	603

Post-retirement benefit plans:
Defined benefit pension plan:
Reclassification adjustment for actuarial (gains) losses recognized (2)	344	(15)
Losses arising during the year	—	(518)

	344	(533)

Supplemental retirement plan:
Reclassification adjustments:
Actuarial losses (3)	21	11
Prior service cost recognized (3)	29	29
Actuarial losses arising during the year	(361)	(96)

	(311)	(56)

Net change in post-retirement benefit plans	33	(589)
Related tax effects	(117)	200

Net-of-tax amount	(84)	(389)

Total other comprehensive income (loss)	(443)	214

Comprehensive loss	$(1,197)	$(1,953)

(1)	Amounts are included in gain (loss) on sales of securities and impairment write-downs in the consolidated statements of operations. Income tax (expense) benefit associated with these gains (losses) for the years ended December 31, 2015 and 2014 was $0 and ($265,000), respectively.
(2)	Amounts are included in salaries and employee benefits expense in the consolidated statements of operations. Income tax benefit (expense) associated with these expenses for the years ended December 31, 2015 and 2014 was $117,000 and $(5,000), respectively.
(3)	Amounts are included in other non-interest expenses in the consolidated statements of operations. Income tax benefit associated with these expenses for the years ended December 31, 2015 and 2014 was $0 and $14,000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Randolph Bancorp and Subsidiary

Consolidated Statements of Changes in Equity

Years Ended December 31, 2015 and 2014

(In thousands)

	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
	(In thousands)
Balance at January 1, 2014	$35,119	$490	$35,609
Net loss	(2,167)	—	(2,167)
Other comprehensive income	—	214	214

Balance at December 31, 2014	32,952	704	33,656
Net loss	(754)	—	(754)
Other comprehensive loss	—	(443)	(443)

Balance at December 31, 2015	$32,198	$261	$32,459

The accompanying notes are an integral part of these consolidated financial statements.

Randolph Bancorp and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Cash flows from operating activities:
Net loss	$(754)	$(2,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision (credit) for loan losses	(137)	120
Loans originated for sale	(105,834)	(62,606)
Principal balance of loans sold	105,305	61,991
Net amortization of securities	220	234
Net change in deferred loan costs and fees	(152)	(391)
Net (gain) loss on sales of securities and impairment write-downs	7	(782)
Depreciation and amortization	631	622
Impairment write-down on foreclosed real estate	100	—
Gain on sale of branches	—	(780)
Gain on life insurance settlement, net	(293)	—
Deferred tax expense (benefit)	(117)	3,109
Increase in cash surrender value of life insurance	(236)	(245)
Net increase in mortgage servicing rights	(122)	(101)
Other, net	(1,244)	937

Net cash used in operating activities	(2,626)	(59)

Cash flows from investing activities:
Net cash paid on branch sale	—	(31,940)
Purchases of certificates of deposit	(1,960)	(735)
Securities available for sale:
Sales	2,990	33,421
Calls/maturities	5,727	2,329
Purchases	(549)	(19,823)
Principal payments on mortgage-backed securities	6,854	5,510
Loan originations, net of principal repayments	(34,408)	(37,061)
Loans purchased	(1,446)	(8,846)
Purchases of Federal Home Loan Bank stock	(925)	(32)
Proceeds from sale of foreclosed real estate	—	134
Proceeds from life insurance settlement, net	927	—
Purchases of premises and equipment, net	(406)	(729)

Net cash used in investing activities	(23,196)	(57,772)

Cash flows from financing activities:
Net increase in deposits	14,733	8,446
Proceeds from Federal Home Loan Bank advances	31,401	41,900
Repayments of Federal Home Loan Bank advances	(20,566)	(27,592)
Net increase in mortgagors’ escrow accounts	107	41
Deferred stock conversion costs	(410)	—

Net cash provided by financing activities	25,265	22,795

Net change in cash and cash equivalents	(557)	(35,036)
Cash and cash equivalents at beginning of year	5,203	40,239

Cash and cash equivalents at end of year	$4,646	$5,203

Supplemental cash flow information:
Interest paid on deposits and borrowed funds	$1,348	$1,298
Income tax refunds	—	133
Loans transferred to foreclosed real estate	—	604
Premises transferred to assets held for sale	1,098	—
In connection with branch sale:
Assets sold, excluding cash	—	2,507
Liabilities transferred	—	35,227

The accompanying notes are an integral part of these consolidated financial statements.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Randolph Bancorp, a Massachusetts-chartered mutual holding company (the “Bancorp”) and its wholly-owned subsidiary, Randolph Savings Bank (the “Bank”) (collectively referred to herein as the “Company”). Bancorp has no assets or activities other than its 100% ownership of the Bank and an intercompany bank account. All intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

The Company provides a variety of financial services to individuals and small businesses through its seven offices in Massachusetts. The Company’s primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

Prior to the sale of two branch offices in March 2014, the Company also provided its products and services to customers in Rhode Island. See Note 2 for additional information.

The Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage on all deposits up to $250,000 per depositor. As an FDIC insured institution, the Bank is subject to supervision, examination and regulation by the FDIC. Additionally, as a Massachusetts chartered savings bank, the Bank’s depositors are also insured by the Depositors Insurance Fund (“DIF”), a private industry-sponsored insurance company. The DIF insures bank deposits in excess of the FDIC insurance limits.

Use of estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses, post-retirement benefit obligations and deferred tax assets.

Cash and cash equivalents

Cash equivalents include amounts due from banks, federal funds sold on a daily basis and interest-bearing deposits with original maturities of ninety days or less.

Certificates of deposit

Certificates of deposit have original maturities ranging from one to five years and are carried at cost.

Fair value hierarchy

The Company groups its assets and liabilities that are measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets and liabilities. Valuations are obtained from readily available pricing sources.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include those for which the value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Transfers between levels are recognized at the end of a reporting period, if applicable.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities

All securities are classified as available for sale and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

Purchase premiums and discounts are recognized in interest income using the level yield method over the terms of the securities. Anticipated prepayments on mortgage-backed securities are used in applying this method. Gains and losses on the sale of securities are recorded on the trade date and are determined using the weighted average cost method for mutual funds and the specific identification method for other securities.

Each reporting period, the Company evaluates all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other than temporary (“OTTI”).

OTTI is required to be recognized (1) if the Company intends to sell the security; (2) if it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the decline in fair value is recognized as OTTI through earnings. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes.

Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLBB”), is required to maintain an investment in capital stock of the FHLBB. Based on redemption provisions of the FHLBB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLBB may declare dividends on the stock. The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLBB stock. As of December 31, 2015 and 2014, no impairment has been recognized.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Fair value is based on commitments in effect from investors or prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

The Company grants residential real estate, commercial real estate, construction, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in eastern Massachusetts and Rhode Island. The ability of the Company’s debtors to honor their contracts is affected by real estate values and general economic conditions in these markets.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred loan origination fees and costs. Interest income is accrued on the unpaid principal balance. Certain direct loan origination costs and purchase premiums, net of origination fees, are deferred and recognized in interest income using the level yield method without anticipating prepayments.

Interest is not accrued on loans which are ninety days or more past due, or when, in the judgment of management, the collectibility of the principal or interest becomes doubtful. Past due status is based on contractual terms of the loan. Interest income previously accrued on such loans is reversed against current period earnings. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured, generally exhibited through a six-month payment stream.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as either additional information becomes available or circumstances change. The allowance for loan losses is allocated to loan types using both a formula-based approach applied to groups of loans (general component) and an analysis of certain individual loans for impairment (allocated component).

General component

The general component of the allowance for loan losses covers loans that are collectively evaluated for impairment and is based on historical loss experience adjusted for qualitative factors stratified by the Company’s loan segments. Management uses a rolling average of historical losses based on a trailing 48 month time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is supplemented by the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; national and local economic trends and conditions, regulatory and legal factors; and risk rating concentrations.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential 1-4 family real estate – The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant loans that would be classified as subprime upon origination. All loans in this segment are collateralized by 1-4 family owner, and non-owner-occupied, residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Second mortgages and home equity lines of credit (HELOC) – Loans in this segment are primarily secured by second-position liens, and the Company may or may not also have a first-position lien. Regardless of which creditor is in first position, the Company does not originate loans with a combined loan-to-value ratio greater than 80 percent. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial real estate – Loans in this segment consist of owner-occupied and non-owner-occupied property throughout Massachusetts and Rhode Island. The underlying cash flows generated by the operating entities of owner-occupied real estate support the associated debt. Rental cash flows, for which management obtains periodic rent rolls, support the debt associated with non-owner-occupied real estate and can be negatively impacted by increased vacancy rates.

Construction – Loans in this segment primarily include real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial and Industrial – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer – Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Allocated component

The allocated component of the allowance for loan losses relates to loans that are individually classified as impaired. Residential real estate, commercial and industrial, commercial real estate and construction loans are identified as being impaired they are evaluated for impairment on a loan-by-loan basis. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans or second mortgages and HELOCs for impairment disclosures, unless such loans are 90 days past due or are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are classified as impaired.

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at their cash surrender value net of charges or other amounts that are probable at settlement. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are reflected in non-interest income in the consolidated statements of operations and are not subject to income taxes, unless such policies are surrendered prior to the death of the insured individuals.

Mortgage servicing rights

The Company services mortgage loans for others. Mortgage servicing rights are recognized as separate assets at fair value when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized into mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income, using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Changes in the valuation allowance, if any, are reported in mortgage servicing income.

Derivative financial instruments

Derivative loan commitments

Mortgage loan commitments qualify as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value, including servicing values, on the consolidated balance sheets in other assets and other liabilities with changes in fair value recorded in the net gain on sale of mortgage loans. In estimating fair value, the Company assigns a probability to a loan commitment based on historical experience. Changes in the fair values of the loan commitments are recognized based on changes in the fair value of the underlying mortgage loan due to interest rate changes, changes in the probability the derivative loan commitment will be exercised, and the passage of time.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative financial instruments (concluded)

Forward loan sale commitments

The Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Forward loan sale commitments are accounted for as derivative instruments, and are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in fair value recorded in the net gain on sale of mortgage loans. Fair values for forward loan sale commitments are based on changes in the fair values of the underlying loans.

Premises and equipment

Land is carried at cost. Buildings, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Premises and equipment held for sale are stated at the lower of amortized cost or fair value less costs to sell.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan. In order to be eligible for sales treatment, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties, and no loan holder can have the right to pledge or exchange the entire loan.

In certain cases, the Company may have an obligation to repurchase mortgage loans sold to third parties and to refund fees to the purchaser if a payment default or prepayment occurs, in each case within a prescribed time period not exceeding four months after the sale date, or in the case of a violation of its representations and warranties under the provisions of its loan sale agreements. The Company evaluates its obligations under these provisions and recognizes a liability for the fair value of its recourse obligations. At December 31, 2015 and 2014, the Company determined that it had no liability in connection with the recourse provisions of its loan sale agreements.

Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations, changes in the valuation allowance and any direct write-downs are included in foreclosed real estate expense.

Defined benefit pension and supplemental retirement plans

The Company accounts for its defined benefit pension (terminated in 2015) and supplemental retirement plans using an actuarial model that allocates pension costs over the service period of participants in the plans. The Company accounts for the over-funded or under-funded status of each plan as an asset or liability in its consolidated balance sheets and recognizes changes in the funded status in the year in which the changes occur through other comprehensive income or loss.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising costs

Advertising costs are expensed as incurred.

Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon available evidence including historical and projected taxable income, that some or all of the deferred tax assets will not be realized.

A tax position is recognized as a benefit if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company does not have any uncertain tax positions at December 31, 2015 and 2014 which require accrual or disclosure. The Company records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2015 and 2014.

Comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities are reported as a separate component of equity, such items, along with net income (loss), are components of comprehensive income (loss).

The components of accumulated other comprehensive income, included in total equity, are as follows:

	December 31,
	2015	2014
	(In thousands)
Securities available for sale:
Net unrealized gain	$886	$1,245
Tax effect	(423)	(423)

Net-of-tax amount	463	822

Post-retirement benefit plans:
Unrecognized net actuarial gain (loss):
Defined benefit pension plan	—	(344)
Supplemental retirement plan	(743)	(402)
Unrecognized net prior service credit:
Supplemental retirement plan	598	568

	(145)	(178)
Tax effect	(57)	60

Net-of-tax amount	(202)	(118)

Accumulated other comprehensive income	$261	$704

As the Company completed the termination of its defined benefit plan in 2015, the unrecognized net actuarial loss of $344,000 at December 31, 2014 was expensed in 2015. In 2016, the Company expects to recognize a credit of $25,000 in prior service costs and $38,000 in net actuarial losses as a component of net periodic pension cost for the supplemental retirement plan. These amounts are included in accumulated other comprehensive income at December 31, 2015. Prior service costs and net actuarial gains and losses are amortized to periodic pension cost over varying periods based on the plan participants to whom they relate.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Segment reporting

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Discrete financial information is not available other than on a company-wide basis. Therefore, Company management has determined there to be a single segment for financial reporting purposes.

Business combinations

We account for business combinations under the acquisition method of accounting. The application of this method of accounting requires the use of significant estimates and assumptions in the determination of the fair value of tangible and identified intangible assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets from those that are recorded as goodwill. Our estimates of the fair values of assets acquired and liabilities assumed are based upon assumptions that we believe to be reasonable, and whenever necessary, include assistance from independent third-party appraisal and valuation firms. Costs incurred to consummate a business combination are expensed as incurred.

Recent accounting pronouncements

There are no newly issued accounting standards that upon application are expected to have a material impact on the Company’s consolidated financial statements.

2.	SALE OF BRANCHES

In November 2013, the Bank entered into a Purchase and Assumption Agreement with another bank, which operates throughout Rhode Island. Under the terms of the agreement, in March 2014, the acquiring bank purchased the assets and assumed the liabilities of the Bank’s two Rhode Island branches. Assets included: (i) owned real property; (ii) personal property; (iii) branch lease and branch lease security deposit; (iv) loans agreed upon, plus accrued interest; (v) cash on hand; (vi) negative deposits and the advance lines; and (vii) records specified in the agreement. The assumed liabilities included: (i) deposits, including deposits in IRA and Keogh accounts; and (ii) liabilities for taxes of, or relating to, the assets, the assumed liabilities or the business or operation of the branches.

The purchase price for the transaction included a 4.0% premium for all core deposit liabilities assumed; the aggregate net book value of all of the branches’ assets other than cash on hand; accrued interest with respect to acquired loans; and the actual amount of cash on hand as of the closing date. The actual core deposit premium paid upon the close of the transaction was $756,000.

The aggregate book value of the assets and liabilities transferred was as follows:

(In thousands)
Premises and equipment, net	$2,154
Loans, including accrued interest	369
Other	(16)

2,507
Deposit liabilities	35,227

Liabilities in excess of assets transferred	32,720
Amount paid to acquirer (including cash on hand in branches)	31,940

Gain on sale	$780

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

3.	SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale, including gross unrealized gains and losses, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2015
Debt securities:
U.S. Government-sponsored enterprises	$6,886	$159	$(12)	$7,033
Corporate	4,250	78	(48)	4,280
Municipal	15,327	472	(24)	15,775
Residential mortgage-backed securities:
U.S. Government-sponsored enterprises	19,742	406	(120)	20,028
U.S. Government-guaranteed	7,276	50	—	7,326
Commercial mortgage-backed securities:
U.S. Government-guaranteed	7,355	33	(108)	7,280

Total debt securities	60,836	1,198	(312)	61,722

Mutual fund	545	—	—	545

Total securities available for sale	$61,381	$1,198	$(312)	$62,267

December 31, 2014
Debt securities:
U.S. Government-sponsored enterprises	$12,301	$206	$(89)	$12,418
Corporate	4,311	109	(33)	4,387
Municipal	16,592	558	(49)	17,101
Residential mortgage-backed securities:
U.S. Government-sponsored enterprises	26,051	674	(102)	26,623
U.S. Government-guaranteed	5,952	30	—	5,982
Commercial mortgage-backed securities:
U.S. Government-guaranteed	8,192	18	(136)	8,074

Total debt securities	73,399	1,595	(409)	74,585

Marketable equity securities:
Common stocks	2,643	203	(112)	2,734
Mutual fund	588	—	(32)	556

Total marketable equity securities	3,231	203	(144)	3,290

Total securities available for sale	$76,630	$1,798	$(553)	$77,875

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SECURITIES AVAILABLE FOR SALE (continued)

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2015 are presented below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Within 1 year	$3,018	$3,027
After 1 year through 5 years	15,102	15,457
After 5 years through 10 years	8,343	8,604

	26,463	27,088
Mortgage-backed securities	34,373	34,634

	$60,836	$61,722

Obligations of U.S. Government-sponsored enterprises consist primarily of securities issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association.

For the years ended December 31, 2015 and 2014, proceeds from sales of securities available for sale amounted to $2,990,000 and $33,421,000, respectively. Gross realized gains amounted to $570,000 and $1,375,000, respectively, and gross realized losses amounted to $249,000 and $595,000, respectively.

At December 31, 2015 and 2014, investment securities having a fair value of $3,988,000 and $4,270,000, respectively, were pledged as collateral for certain deposits and FHLBB borrowings.

There were no individual holdings of investment securities at December 31, 2015 and 2014, other than holdings of the U.S. Government and its agencies, that exceeded 10% of the Company’s equity as of such dates.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

SECURITIES AVAILABLE FOR SALE (concluded)

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2015
Debt securities:
U.S. Government-sponsored enterprises	$—	$—	$(12)	$1,989
Corporate	—	—	(48)	2,088
Municipal	—	—	(24)	2,185
Residential mortgage-backed securities:
U.S. Government-sponsored	—	—	(120)	5,994
Commercial mortgage-backed securities:
U.S. Government-guaranteed	—	—	(108)	5,062

Total debt securities	$—	$—	$(312)	$17,318

December 31, 2014
Debt securities:
U.S. Government-sponsored enterprises	$—	$—	$(89)	$3,911
Corporate	—	—	(33)	2,160
Municipal	—	—	(49)	2,972
Residential mortgage-backed securities:
U.S. Government-sponsored	—	—	(102)	6,962
U.S. Government-guaranteed	—	—
Commercial mortgage-backed securities:
U.S. Government-guaranteed	—	—	(136)	5,584

Total debt securities	—	—	(409)	21,589

Marketable equity securities:
Common stocks	(70)	573	(42)	419
Mutual fund	—	—	(32)	556

Total marketable equity securities	(70)	573	(74)	975

	$(70)	$573	$(483)	$22,564

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

For the year ended December 31, 2015, the Company recognized OTTI write-downs of $328,000 on marketable equity securities that management either intended to sell (and later sold), or deemed an impairment to exist based on the severity and duration of the unrealized loss.

At December 31, 2015, 29 debt securities have unrealized losses with aggregate depreciation of 1.8% from the Company’s amortized cost basis. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of these investments. Therefore, it is expected that the bonds would not be settled at a price less than the par value of the investment. Because the Company does not intend to sell any debt securities and it is more likely than not that the Company will not be required to sell any debt securities before recovery of its amortized cost basis, it does not consider these investments to be other-than-temporarily impaired at December 31, 2015.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

4.	LOANS

A summary of the loan portfolio at year end is as follows:

	2015	2014
	(In thousands)
Mortgage loans on real estate:
Residential real estate:
1-4 family	$166,483	$152,063
Home equity loans and lines of credit	33,259	25,475
Commercial	74,911	68,380
Construction	7,807	2,189

	282,460	248,107
Commercial and industrial	2,040	2,161
Consumer	2,602	1,148

Total loans	287,102	251,416
Allowance for loan losses	(3,239)	(3,544)
Net deferred loan costs and fees, and purchase premiums	1,288	1,136

	$285,151	$249,008

The Company has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included in the Company’s accompanying consolidated balance sheets. The Company and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2015 and 2014, the Company was servicing loans for participants aggregating $7,347,000 and $5,616,000, respectively.

The following table summarizes the changes in loans to directors, executive officers and their affiliates for the years ended December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Balance at beginning of the year	$57	$659
New loans	—	2
Repayments	(25)	(233)
Reduction due to director changes	—	(371)

Balance at end of year	$32	$57

All loans with related parties were performing at December 31, 2015.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

LOANS (continued)

The following table presents activity in the allowance for loan losses, by loan category, for the years ended December 31, 2015 and 2014 and allocation of the allowance to each category as of December 31, 2015 and 2014:

	Residential 1-4 Family	Second Mortgages and HELOC	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total
	(In thousands)
Allowance for loan losses
Balance at January 1, 2014	$1,490	$396	$1,841	$1	$82	$19	$3,829
Provision (credit) for loan losses	(19)	92	(79)	59	38	29	120
Loans charged-off	(108)	—	(228)	—	(85)	(32)	(453)
Recoveries	5	—	5	—	16	22	48

Balance at December 31, 2014	1,368	488	1,539	60	51	38	3,544
Provision (credit) for loan losses	(181)	24	(137)	99	18	40	(137)
Loans charged-off	(128)	—	(35)	—	—	(40)	(203)
Recoveries	17	—	—	—	3	15	35

Balance at December 31, 2015	$1,076	$512	$1,367	$159	$72	$53	$3,239

December 31, 2015
Allowance for impaired loans	$254	$2	$28	$—	$—	$—	$284
Allowance for non-impaired loans	822	510	1,374	159	37	53	2,955

Total allowance for loan losses	$1,076	$512	$1,402	$159	$37	$53	$3,239

Impaired loans	$4,961	$277	$1,449	$—	$16	$—	$6,703
Non-impaired loans	161,522	32,982	73,462	7,807	2,024	2,602	280,399

Total loans	$166,483	$33,259	$74,911	$7,807	$2,040	$2,602	$287,102

December 31, 2014
Allowance for impaired loans	$487	$5	$162	$—	$—	$—	$654
Allowance for non-impaired loans	881	483	1,377	60	51	38	2,890

Total allowance for loan losses	$1,368	$488	$1,539	$60	$51	$38	$3,544

Impaired loans	$6,041	$135	$7,711	$—	$17	$—	$13,904
Non-impaired loans	146,022	25,340	60,669	2,189	2,144	1,148	237,512

Total loans	$152,063	$25,475	$68,380	$2,189	$2,161	$1,148	$251,416

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

LOANS (continued)

The following table presents past due and non-accrual loans, by loan category, at December 31, 2015 and 2014:

	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Non-accrual Loans
	(In thousands)
December 31, 2015
Residential 1-4 family	$403	$133	$46	$582	$2,022
Home equity loans and lines of credit	—	247	—	247	30
Commercial and industrial	—	—	—	—	16
Consumer	—	—	—	—	—

Total	$403	$380	$46	$829	$2,068

December 31, 2014
Residential 1-4 family	$7	$—	$105	$112	$2,434
Home equity loans and lines of credit	287	—	50	337	81
Commercial and industrial	—	—	387	387	892
Consumer	—	—	—	—	17

Total	$294	$—	$542	$836	$3,424

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

LOANS (continued)

At December 31, 2015 and 2014, there were no loans past due 90 days or more and still accruing interest.

Further information pertaining to impaired loans, which includes both non-accrual loans and troubled debt restructurings, follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
December 31, 2015
Impaired loans without a valuation allowance:
Residential 1-4 family	$874	$874	$—
Home equity loans and lines of credit	247	247	—
Commercial real estate	422	422	—
Commercial and industrial	16	16	—

Total	1,559	1,559	—

Impaired loans with a valuation allowance:
Residential 1-4 family	4,088	4,088	254
Home equity loans and lines of credit	30	30	2
Commercial real estate	1,026	1,026	28

Total	5,144	5,144	284

Total impaired loans	$6,703	$6,703	$284

December 31, 2014
Impaired loans without a valuation allowance:
Residential 1-4 family	$461	$461	$—
Home equity loans and lines of credit	50	50	—
Commercial real estate	1,114	1,114	—
Commercial and industrial	17	17	—

Total	1,642	1,642	—

Impaired loans with a valuation allowance:
Residential 1-4 family	5,580	5,580	487
Home equity loans and lines of credit	85	85	5
Commercial real estate	6,597	6,597	162

Total	12,262	12,262	654

Total impaired loans	$13,904	$13,904	$654

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

LOANS (continued)

Information related to the average balances of impaired loans and the interest income recognized on such loans, follows:

	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(In thousands)
Year Ended December 31, 2015
Residential 1-4 family	$5,981	$239	$92
Home equity loans and lines of credit	71	3	1
Commercial real estate	5,219	309	45
Commercial and industrial	17	1	1

Total	$11,288	$552	$139

Year Ended December 31, 2014
Residential 1-4 family	$6,000	$245	$86
Home equity loans and lines of credit	86	4	4
Commercial real estate	9,033	418	33
Commercial and industrial	44	1	1

Total	$15,163	$668	$124

No additional funds are committed to be advanced in connection with impaired loans.

Troubled Debt Restructurings

The Company periodically grants concessions to borrowers experiencing financial difficulties.

At December 31, 2015, the Company had 19 residential real estate loans and 5 commercial real estate loans aggregating $4,898,000 and $1,233,000, respectively, which were subject to troubled debt restructuring agreements.

At December 31, 2014, the Company had 27 residential real estate loans and 11 commercial real estate loans aggregating $5,928,000 and $7,118,000, respectively, which were subject to troubled debt restructuring agreements.

As of December 31, 2015 and 2014, $6,131,000 and $10,115,000, respectively, in troubled debt restructurings were performing in accordance with the terms of the modified loan agreements.

The Company’s troubled debt restructurings consist primarily of interest rate concessions for periods of three months to thirty years for residential real estate loans, and for periods up to one year for commercial real estate loans. In 2015, the Company modified 2 loans meeting the criteria of a troubled debt restructuring having a loan balance of $434,000 with rate reductions ranging from 1% to 3%. In 2014, such modifications of 5 loans were completed having a loan balance of $1,552,000 with rate reductions ranging from 1% to 3%.

Management performs a discounted cash flow calculation to determine the amount of impairment reserve required on each of the troubled debt restructurings. Any reserve required is recorded as part of the allowance for loan losses.

During the years ended December 31, 2015 and 2014, there were no troubled debt restructurings that defaulted (over 30 days past due) within twelve months of the restructure date.

Credit Quality Information

The Company utilizes an eight-grade internal loan rating system for commercial real estate, construction and commercial loans, as follows:

Loans rated 1 – 3A are considered “pass” rated loans with low to average risk.

Loans rated 4 are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5 are considered “substandard” and are inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

4.	LOANS (concluded)

Loans rated 6 are considered “doubtful” and have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7 are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans. Annually, the Company engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following table presents the Company’s loans by risk rating at December 31, 2015 and 2014:

	December 31, 2015			December 31, 2014
	Commercial Real Estate	Construction	Commercial and Industrial	Commercial Real Estate	Construction	Commercial and Industrial
	(In thousands)
Loans rated 1 - 3A	$73,517	$7,807	$2,006	$62,761	$2,189	$2,139
Loans rated 4	1,145	—	—	1,130	—	—
Loans rated 5	249	—	34	4,489	—	22

	$74,911	$7,807	$2,040	$68,380	$2,189	$2,161

For consumer loans, residential real estate loans, second mortgages and HELOCs, the Company utilizes delinquency reports as the primary credit quality indicator.

5.	LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $317,162,000 and $289,408,000 at December 31, 2015 and 2014, respectively.

The following table summarizes the activity in the Company’s mortgage servicing rights for the indicated periods:

	Years Ended December 31,
	2015	2014
	(In thousands)
Mortgage servicing rights:
Balance at beginning of year	$2,445	$2,346
Additions	642	452
Amortization	(486)	(353)

Balance at end of year	2,601	2,445

Valuation allowances:
Balance at beginning of year	—	2
Provision (credit)	34	(2)

Balance at end of year	34	—

Mortgage servicing rights, net	$2,567	$2,445

Fair value of mortgage servicing rights	$2,981	$2,577

For the years ended December 31, 2015 and 2014, the fair value of servicing rights was determined using a discount rate of 10%, and projected annual prepayment speeds ranging from 6% to 39% for 2015 and 6% to 41% for 2014.

The predominant risk inherent in the valuation of mortgage servicing rights relates to changes in loan prepayments. Such changes are generally attributable to shifts in prevailing mortgage interest rates. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

LOAN SERVICING (concluded)

likelihood of prepayment increases, the fair value of our mortgage servicing rights can decrease. Each quarter we evaluate the fair value of our mortgage servicing rights, and any reduction in fair value below book value reduces earnings in the period in which the decrease occurs.

Contractually specified servicing fees for the years ended December 31, 2015 and 2014 amounted to $754,000 and $703,000, respectively, and are included in mortgage servicing income.

During the year ended December 31, 2015, the Company resolved a request from FNMA to refund certain fees paid under the recourse provisions of the loan sale agreements. Fees totaling $66,000 were refunded and recognized as a reduction of the gain on sale of mortgage loans.

6.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment is as follows:

	December 31,		Estimated Useful Life
	2015	2014
	(In thousands)		(In years)
Land	$1,176	$1,382	NA
Buildings and leasehold improvements	3,670	5,514	5 to 50
Equipment	3,375	3,027	3 to 5

	8,221	9,923
Less accumulated depreciation and amortization	(5,330)	(5,710)

	$2,891	$4,213

Total depreciation and amortization expense for the years ended December 31, 2015 and 2014 amounted to $631,000 and $622,000, respectively.

In December 2015, the Company entered into a sale/leaseback agreement for its corporate office building at which time the net book value of the property, amounting to $1,098,000, was reclassified to assets held for sale included in other assets in the accompanying consolidated balance sheet as of December 31, 2015. The leaseback period is for three years. In January 2016, the sale of the building was completed at which time the Company recognized an insignificant gain after considering all selling costs.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2015, including the lease for the corporate office building, future minimum rent commitments are as follows:

Year Ending December 31,	Amount
(In thousands)
2016	$295
2017	253
2018	243
2019	81
2020	16
Thereafter	—

$888

The leases contain options to extend for periods of three to five years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2015 and 2014 amounted to $160,000 and $134,000, respectively.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

7.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	December 31,
	2015	2014
	(In thousands)
Demand deposits	$36,429	$37,278
NOW accounts	48,158	37,472
Money market deposits	46,527	49,529
Regular and other savings	94,690	87,555

Total non-certificate accounts	225,804	211,834

Term certificates less than $250,000	75,853	76,120
Term certificates of $250,000 or more	7,538	6,508

Total certificate accounts	83,391	82,628

	$309,195	$294,462

The Company had no brokered deposits at December 31, 2015 and 2014.

A summary of term certificates by maturity is as follows:

	December 31, 2015		December 31, 2014
Maturing during:	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
2015	$—	—%	$47,881	0.83%
2016	43,987	0.74	18,339	1.14
2017	20,610	1.01	6,237	1.07
2018	8,295	1.13	6,989	1.12
2019	5,617	1.36	3,182	1.45
2020	4,882	1.68	—	—

	$83,391	0.94%	$82,628	0.96%

8.	BORROWINGS

A summary of borrowings from the FHLBB at December 31, 2015 and 2014 is as follows:

	2015		2014
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Fixed-rate advances maturing:
2015*	$—	—%	$19,956	0.29%
2016*	23,176	0.52	1,684	1.02
2017*	7,238	0.83	439	0.97
2018	4,500	1.06	2,000	1.08

	$34,914	0.66%	$24,079	0.42%

*	Includes amortizing advances which require monthly principal and interest payments.

Advances from the FHLBB are secured by a blanket pledge agreement on the Bank’s qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property. Available borrowing capacity at December 31, 2015 was $70,939,000. At December 31, 2015, the Bank was in compliance with the FHLBB collateral requirements.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

BORROWINGS (concluded)

The Bank also has a $4,195,000 available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank’s total assets. At December 31, 2015 and 2014, there were no advances outstanding.

The Bank also has a $3,500,000 available line of credit with a correspondent bank. No advances were outstanding at December 31, 2015 and 2014.

9.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows (in thousands):

	Years Ended December 31,
	2015	2014
Current tax expense (benefit):
Federal	$—	$(30)
State	9	10

Total current tax expense (benefit)	9	(20)

Deferred tax expense (benefit):
Federal	(676)	46
State	29	62

	(647)	108
Change in valuation allowance	530	3,001

Total deferred tax expense (benefit)	(117)	3,109

Total tax expense (benefit)	$(108)	$3,089

The reasons for the differences between the statutory federal income tax expense (benefit) and the actual tax expense (benefit) are summarized as follows (in thousands):

	Years Ended December 31,
	2015	2014
Statutory federal tax at 34%	$(293)	$313
Increase (decrease) resulting from:
State taxes, net of federal tax effect	25	48
Bank-owned life insurance	(217)	(83)
Tax exempt income	(139)	(157)
Dividends received deduction	(26)	(44)
Change in valuation allowance	530	3,001
Other, net	12	11

Total tax expense (benefit)	$(108)	$3,089

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

INCOME TAXES (continued)

The components of the net deferred tax asset are as follows (in thousands):

	December 31,
	2015	2014
Deferred tax assets:
Federal	$5,311	$4,693
State	677	679

	5,988	5,372
Valuation allowance	(3,898)	(3,368)

	2,090	2,004

Deferred tax liabilities:
Federal	(1,720)	(1,660)
State	(370)	(344)

	(2,090)	(2,004)

Net deferred tax asset	$—	$—

The tax effects of items giving rise to deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2015	2014
Employee benefit plans	$1,177	$1,442
Allowance for loan losses	1,294	1,415
Funded status of post-retirement benefits	(56)	60
Net unrealized gain on securities available for sale	(423)	(423)
Alternative minimum tax credit	462	462
Depreciation and amortization	86	(99)
Net deferred loan origination costs	(474)	(406)
Mortgage servicing rights	(1,025)	(977)
Net operating loss carryover	2,571	1,848
Charitable contribution carryover	84	62
Merger expenses	244	—
Other, net	(42)	(16)

	3,898	3,368
Valuation allowance on deferred tax assets	(3,898)	(3,368)

Net deferred tax asset	$—	$—

At December 31, 2015, the Company has a federal net operating loss carryover of $7,563,000, of which $4,745,000 expires on December 31, 2033, $690,000 expires on December 31, 2034 and $2,128,000 expires on December 31, 2035.

The Company has a charitable contribution carryover of $203,000 which expires in varying amounts in the years 2016 through 2020.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

INCOME TAXES (concluded)

A summary of the change in net deferred tax assets is as follows (in thousands):

	Years Ended December 31,
	2015	2014
Balance at beginning of year	$—	$3,219
Deferred tax benefit (provision)	117	(3,109)
Deferred tax effect of net unrealized gain (loss) on securities available for sale	—	(310)
Deferred tax effect of post-retirement benefit plans	(117)	200

Balance at end of year	$—	$—

The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company assesses the realizability of its deferred tax assets by (1) reviewing taxable income in allowable federal carry-back periods, and (2) assessing the likelihood of the Company generating federal and state taxable income, as applicable, in future periods in amounts sufficient to offset the deferred tax items in the periods they are expected to reverse.

In performing its year-end 2014 assessment of available evidence for purposes of determining whether it was more likely than not that some portion or all of deferred tax assets would be realized, management determined that a valuation allowance for all of its deferred tax assets was warranted. This determination was based on the Company’s NOL carryforward position, its current period operating results exclusive of non-recurring items and its expectations for the upcoming year. In performing its year-end 2015 assessment, management concluded that no significant changes in the key factors had occurred and that a valuation allowance for all deferred tax assets should be maintained.

The federal income tax reserve for loan losses at the Company’s base year amounted to $2,033,000. If any portion of the reserve is used for purposes other than to absorb the losses for which it was established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Company intends to use the reserve only to absorb loan losses, a deferred income tax liability of $812,000 has not been provided.

The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended December 31, 2012 through 2015. The years open to examination by state taxing authorities vary by jurisdiction; no years prior to 2012 are open.

10.	ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING

ACTIVITIES

Derivative Loan Commitments

Mortgage loan commitments qualify as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. The Company enters into commitments to fund residential mortgage loans at specified rates and times in the future, with the intention that these loans will subsequently be sold in the secondary market.

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to an increase in mortgage interest rates. If interest rates increase, the value of these loan commitments decreases. Conversely, if interest rates decrease, the value of these loan commitments increases. The notional amount of derivative loan commitments was $5,292,000 and $4,423,000 at December 31, 2015 and 2014, respectively. The fair value of such commitments was an asset of $93,000 and $69,000, respectively, and is included in other assets in the consolidated balance sheets.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING (concluded)

ACTIVITIES (concluded)

Forward Loan Sale Commitments

The Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

With a “mandatory delivery” contract, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price on or before a specified date. If the Company fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay a “pair-off” fee, based on then-current market prices, to the investor to compensate the investor for the shortfall.

With a “best efforts” contract, the Company commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the seller for an individual loan is specified prior to the loan being funded (e.g., on the same day the lender commits to lend funds to a potential borrower).

The Company expects that these forward loan sale commitments will experience changes in fair value opposite to the change in fair value of derivative loan commitments. The notional amount of undesignated forward loan sale commitments was $7,371,000 and $6,925,000 at December 31, 2015 and 2014, respectively. The fair value of such commitments was a net asset of $14,000 and $46,000 at December 31, 2015 and 2014, respectively, included in other assets in the consolidated balance sheets.

11.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

Banks and bank holding companies are subject to various regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective actions regulations, involve qualitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgement by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Capital amounts and ratios for December 31, 2014 are calculated using Basel I rules. Management believes as of December 31, 2015, Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

Quantitative measures established by regulation to ensure capital adequacy require the Bancorp and Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital to risk weighted assets Tier 1 capital to average assets and common equity Tier 1 capital (all as defined). Management believes, as of December 31, 2015 and 2014, that the Bancorp and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2015, the most recent notification from the Federal Deposit Insurance Corporation (“FDIC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

The Bank’s actual and minimum capital amounts and ratios are presented in the following table.

					Minimum
					To Be Well
			For Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2015
Total capital (to risk weighted assets)	$35,142	14.4%	$19,465	8.0%	$24,331	10.0%
Tier 1 capital (to risk weighted assets)	32,098	13.2	14,599	6.0	19,465	8.0
Common equity Tier 1 capital (to risk weighted assets)	32,098	13.2	10,949	4.5	15,815	6.5
Tier 1 capital (to average assets)	32,098	8.3	15,382	4.0	19,228	5.0
December 31, 2014
Total capital (to risk weighted assets)	$35,387	16.8%	$16,864	8.0%	$21,080	10.0%
Tier 1 capital (to risk weighted assets)	32,726	15.5	8,432	4.0	12,648	6.0
Tier 1 capital (to average assets)	32,726	9.3	14,157	4.0	17,696	5.0

Regulatory capital ratios for Bancorp were substantially the same as those of the Bank as of December 31, 2015 and 2014.

12.	PENSION AND OTHER POST-RETIREMENT PLANS

Defined benefit plan

The Company provided basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association’s (SBERA) Pension Plan. As of January 1, 2006, the Company froze new participation in the plan and, as of June 30, 2012, the Company curtailed the plan to eliminate future benefit accruals under the plan. The Company’s Board of Directors voted to terminate the plan effective in March 2014 and settlement of the plan occurred in July 2015.

Information pertaining to the activity in the plan for the years ended December 31, 2015 and 2014 is as follows:

	2015	2014
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$3,197	$5,719
Actual return on plan assets	—	2
Settlement payments	(3,644)	(2,378)
Benefits paid	(107)	(146)
Employer contributions	554	—

Fair value of plan assets at end of year	—	3,197

Change in benefit obligation:
Benefit obligation at beginning of year	3,552	5,078
Interest cost	71	248
Actuarial loss	128	750
Settlement payments	(3,644)	(2,378)
Benefits paid	(107)	(146)

Benefit obligation at end of year	—	3,552

Funded status and accrued pension cost at year end	$—	$(355)

Accumulated benefit obligation at year end	$—	$3,552

At December 31, 2014, the discount rate used to determine the benefit obligation was 3.25% .

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

PENSION AND OTHER POST-RETIREMENT PLANS (continued)

Defined benefit plan (concluded)

Net periodic pension cost, included in salaries and employee benefits expense, for the years ended December 31, 2015 and 2014 consists of the following:

	2015	2014
	(In thousands)
Interest cost	$71	$248
Expected return on plan assets	—	—
Amortization of net actuarial (gain) loss	344	(15)
Settlement loss	128	230

	$543	$463

For the years ended December 31, 2015 and 2014, the assumptions used to determine net periodic pension cost are as follows:

	2015	2014
Discount rate	3.25%	5.00%
Expected return on plan assets	—	—

As a result of the November 2013 decision by the Board of Directors to terminate the plan, the assets of the plan were reallocated in January 2014 to preserve, as best as possible, the then fair value of such assets. To do so, all plan assets were placed in money market funds. As a result, the actual yield on these funds in 2015 and 2014 was nominal and the expected rate of return on plan assets was 0%.

Supplemental retirement agreements

The Company has entered into supplemental retirement agreements with certain officers and directors that provide for supplemental benefits commencing with retirement. The present value of future benefits payable is accrued over the terms of employment or anticipated term of each participating director’s position, as applicable, taking into consideration the vesting provisions in the agreements.

At December 31, 2015 and 2014, the accrued benefits related to the agreements amounted to $700,000 and $747,000, respectively. Total expense, included in non-interest expenses, related to these supplemental agreements amounted to $55,000 and $58,000 for the years ended December 31, 2015 and 2014, respectively.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

PENSION AND OTHER POST-RETIREMENT PLANS (continued)

Supplemental retirement plan

The Company has a master supplemental retirement plan (“Plan”) which covers certain officers and directors of the Company. In 2015 and 2014, the only active participants in the Plan were directors. Information pertaining to activity in the Plan follows:

	Years Ended December 31,
	2015	2014
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	201	201
Benefits paid	(201)	(201)

Fair value of plan assets at end of year	—	—

Change in benefit obligation:
Benefit obligation at beginning of year	1,862	1,862
Service cost	11	15
Interest cost	72	90
Actuarial loss	361	96
Benefits paid	(201)	(201)

Benefit obligation at end of year	2,105	1,862

Unfunded status and accrued supplemental pension cost at year end	$(2,105)	$(1,862)

Accumulated benefit obligation at year end	$2,105	$1,862

The assumptions used to determine the benefit obligation are as follows:

	December 31,
	2015	2014
Discount rate	3.35%	4.00%
Annual inflation factor	1.00%	1.00%

Net periodic pension cost, included in other non-interest expenses, attributable to the Plan for the years ended December 31, 2015 and 2014, consists of the following:

	2015	2014
	(In thousands)
Service cost	$11	$15
Interest cost	72	90
Amortization of net actuarial loss	21	11
Amortization of prior service cost	29	29

	$133	$145

The following assumptions were used to determine the net periodic pension cost for the years ended December 31, 2015 and 2014:

	2015	2014
Discount rate	4.00%	5.00%
Annual inflation factor	1.00%	1.00%

The Company expects to contribute $216,000 to the Plan for the year ending December 31, 2016.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

PENSION AND OTHER POST-RETIREMENT PLANS (concluded)

Supplemental retirement plan (concluded)

Estimated future benefit payments, which reflect expected future services, as appropriate, are as follows:

Years Ending December 31,	Amount
(In thousands)
2016	$216
2017	216
2018	216
2019	216
2020	216
2021-2025	1,129

Endorsement split-dollar life insurance arrangements

The Company is the sole owner of life insurance policies pertaining to certain of the Company’s directors and executives. The Company has entered into agreements with these directors and executives whereby the Company will pay to the directors’ and executives’ estates or beneficiaries a portion of the death benefit that the Company will receive as beneficiary of such policies. Expense associated with this post-retirement benefit for the years ended December 31, 2015 and 2014 amounted to $143,000 and $53,000, respectively. At December 31, 2015 and 2014, the accrued benefits related to the split-dollar arrangements amounted to $489,000 and $648,000, respectively.

During the year ended December 31, 2015, a former company executive having a split dollar life insurance agreement passed away. Included in other non-interest income and other non-interest expense is $402,000 and $117,000, respectively, resulting from the settlement of the underlying life insurance policies and acceleration of the benefits due under the agreement.

401(k) Plan

The Company has a 401(k) Plan whereby each employee reaching the age of 21 automatically becomes a participant in the plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. Effective in 2013, all employees who have worked for one year or 1,000 hours are eligible for an automatic employer contribution of 3% of employees’ compensation, which includes no vesting period. Effective in 2015, all employees became eligible to receive employer contributions upon hire. The Company also matches 50% of the first 2% of an eligible employee’s contributions, allowing for a total employer contribution of 4% of employees’ compensation. Matching contributions vest over a four year service period. In addition, a profit sharing provision allows for an additional discretionary contribution by the Company upon approval of the Board of Directors. For the years ended December 31, 2015 and 2014, expenses attributable to the plan amounted to $282,000 and $176,000, respectively.

13.	OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

Loan commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of market, credit and interest rate risk which are not recognized in the consolidated financial statements.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

OTHER COMMITMENTS AND CONTINGENCIES (concluded)

Loan commitments (concluded)

At December 31, 2015 and 2014, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2015	2014
	(In thousands)
Commitments to originate loans	$10,173	$14,127
Unused lines and letters of credit	34,434	30,388
Unadvanced funds on construction loans	5,568	815
Overdraft lines of credit	9,148	8,628

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The majority of these financial instruments are collateralized by real estate.

Other contingencies

We are not currently a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

14.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of fair value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

The following methods and assumptions were used by the Company in estimating fair value disclosures:

Cash and cash equivalents – The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Certificates of deposit – Certificates of deposit are carried at cost. These assets are measured at fair value in level 2 based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

Securities – All fair value measurements are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

Federal Home Loan Bank stock – It is not practical to determine the fair value of FHLB stock due to restrictions on its transferability.

Loans held for sale – Fair values are based on commitments in effect from investors or prevailing market prices.

Loans – For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (concluded)

market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Mortgage servicing rights – Fair value is based on a valuation model that calculates the present value of estimated future net servicing income, using various assumptions related to fees, discount rates and prepayment speeds.

Deposit liabilities – The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate term certificates are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

FHLBB advances – The fair values of the Company’s FHLBB advances are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Accrued interest – The carrying amounts of accrued interest approximate fair value.

On-balance-sheet derivatives Fair values of forward loan sale commitments and derivative loan commitments are based on fair values of the underlying mortgage loans and, for derivative loan commitments, fair values also include the value of servicing, deferred origination fees/costs and the probability of such commitments being exercised. Significant management judgment and estimation is required in determining these fair value measurements.

Off-balance sheet credit-related instruments – Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments are not material.

Assets and liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis are summarized below. There were no liabilities measured at fair value on a recurring basis at December 31, 2015.

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2015
Assets:
Securities available for sale:
Debt securities	$—	$61,722	$—	$61,722
Mutual fund	—	545	—	545
Derivative loan commitments	—	—	93	93
Forward loan sale commitments	—	—	14	14

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2014
Assets:
Securities available for sale:
Debt securities	$—	$74,585	$—	$74,585
Common stock	2,734	—	—	2,734
Mutual fund	—	556	—	556
Derivative loan commitments	—	—	69	69
Forward loan sale commitments	—	—	6	6
Liabilities:
Forward loan sale commitments	—	—	8	8

There were no transfers between levels for assets and liabilities recorded at fair value on a recurring basis during 2015 or 2014.

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Assets and liabilities measured at fair value on a recurring basis (concluded)

Fair value changes in derivative loan commitments and forward loan sale commitments to sell residential mortgages subsequent to inception are estimated using anticipated market prices based on pricing indications provided from third parties. Consideration is given to pull-through rates derived from the Bank’s internal data which were estimated at 90% in 2015 and 2014. Derivative loan commitments include the non-refundable costs of origination the loan based on the Company’s internal cost analysis that is not observable. The fair value measurement of these financial instruments is subject to the inherent sensitivity of the unobservable inputs used. The fair value of derivative loan commitments and forward loan sale commitments to sell using mandatory deliverable contracts are considered to be Level 3 assets.

The table below presents, for the years ended December 31, 2015 and 2014, the changes to Level 3 assets and liabilities, consisting of derivative loan commitments and forward loan sale commitments, that are measured on a recurring basis. There were no transfers between levels during the period presented.

	2015	2014
Balance at the beginning of year	$67	$89
Gains on new commitments during the period	107	67
Reclassification of realized gains on settled commitments	(67)	(89)

Balance at the end of the year	$107	$67

Assets measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain other assets on a non-recurring basis in accordance with U.S. generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related assets as of December 31, 2015 and 2014. The gains and losses represent the amounts recorded during 2015 and 2014 on the assets held at year-end. There are no liabilities measured at fair value on a non-recurring basis.

				Year Ended
	December 31, 2015			December 31, 2015
	Level 1	Level 2	Level 3	Total Gains (Losses)
	(In thousands)
Loans held for sale	$—	$2,870	$—	$—
Collateral dependent impaired loans	—	—	552	—
Foreclosed real estate	—	—	500	(100)
Mortgage servicing rights	—	2,567	—	(34)

	$—	$5,437	$1,052	$(134)

	December 31, 2014			Year Ended December 31, 2014
	Level 1	Level 2	Level 3	Total Gains (Losses)
	(In thousands)
Loans held for sale	$—	$2,341	$—	$—
Collateral dependent impaired loans	—	—	88	(5)
Foreclosed real estate	—	—	600	(228)
Mortgage servicing rights	—	2,445	—	—

	$—	$4,786	$688	$(233)

Gains or losses applicable to impaired loans are based on the appraised value of the underlying collateral, discounted as necessary due to management’s estimates of charges in market conditions, less estimated selling costs, and are not recorded directly to current earnings but rather as a component in determining the allowance for loan losses. The property in foreclosed real estate was adjusted to fair value based on an appraisal that utilized prices in observed

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Assets measured at fair value on a non-recurring basis (concluded)

transactions involving similar assets or estimated sales price less costs to sell. This appraised value was adjusted by management to recognize the unobservable inputs for specific characteristics of this property. Losses recognized represent amounts charged off to the allowance for loan losses upon transfer from loans and subsequent write-downs charged to earnings. This fair value measurement is subject to the inherent sensitivity of the unobservable inputs used.

The following table shows the significant unobservable inputs used in the non-recurring fair value measurements of Level 3 assets:

Measurements	Asset (Liability) Fair Value	Valuation Technique	Unobservable Inputs	Discount Applied
	(In thousands)
December 31, 2015

Forclosed real estate	$500	Discounted appraisals	Collateral discounts	32%

Collateral dependent impaired loans	552	Discounted appraisals	Collateral discounts	0%

December 31, 2014

Forclosed real estate	$600	Discounted appraisals	Collateral discounts	19%

Collateral dependent impaired loans	88	Discounted appraisals	Collateral discounts	28%

Gains or losses applicable to mortgage servicing rights are based on a valuation model that calculates the present value of estimated future net servicing income, using various assumptions related to fees, discount rates and prepayment speeds.

Summary of fair values of financial instruments

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are presented below. Certain financial instruments and all non-financial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying fair value of the Company. This table excludes financial instruments for which the carrying amount approximates fair value. Financial assets for which the fair value approximates carrying value include cash and cash equivalents, certificates of deposit and accrued interest receivable. Financial liabilities for which the fair value approximates carrying value include mortgagor’s escrow accounts and accrued interest payable.

	December 31, 2015
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Certificates of deposit	$4,675	$4,711	$—	$4,711	$—
Securities available for sale	62,267	62,267	—	62,267	—
Loans held for sale	2,870	2,931	—	2,931	—
Loans, net	285,151	283,542	—	—	283,542
Derivative assets	107	107	—	107	—
Financial liabilities:
Deposits	$309,195	$309,076	$—	$309,076	$—
FHLBB advances	34,914	34,971	—	34,971	—

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (continued)

FAIR VALUE OF ASSETS AND LIABILITIES (concluded)

Summary of fair values of financial instruments (concluded)

	December 31, 2014
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Certificates of deposit	$2,715	$2,715	$—	$2,715	$—
Securities available for sale	77,875	77,875	2,734	75,141	—
Loans held for sale	2,341	2,399	—	2,399	—
Loans, net	249,008	247,721	—	—	247,721
Derivative assets	75	75	—	75	—
Financial liabilities:
Deposits	$294,462	$294,741	$—	$294,741	$—
FHLBB advances	24,079	—	—	24,014	—
Derivative liabilities	8	8	—	8	—

15.	OTHER EXPENSES

Included in other non-interest expenses in 2015 and 2014 are certain items exceeding 1% of the Company’s total interest and non-interest income as follows:

	2015	2014
	(In thousands)
Software amortization and maintenance	$358	$395
Debit card expense	326	289
Directors fees	267	285
Internet and data charges	181	198
Supplemental retirement plans	187	195

16.	SUBSEQUENT EVENTS

Pending Acquisition

On September 1, 2015, Bancorp entered into a merger agreement with First Eastern Bankshares Corporation (“First Eastern”), parent company of First Federal Savings Bank of Boston (“First Federal”), pursuant to which First Eastern will merge with and into Bancorp in a transaction to be accounted for as a business combination. As part of this transaction, First Federal will merge with and into the Bank. Based in Andover, Massachusetts, First Eastern had $66.1 million in total assets and $52.0 million in total liabilities as of December 31, 2015, and through First Federal, operates eight loan production offices throughout eastern Massachusetts and a branch banking office providing traditional banking services in Boston, Massachusetts. Under the terms of the merger agreement, Bancorp expects to pay the shareholder of First Eastern approximately $14.0 million.

On February 5, 2016, the merger agreement was amended to, among other things, extend the date by which the transaction must be completed to October 31, 2016.The transaction is subject to closing conditions including receipt of regulatory approvals. The merger is currently expected to be consummated shortly after completion of the stock offering discussed below. The Company incurred $611,000 in merger related expenses during the year ended December 31, 2015 in connection with this transaction. As prescribed by Accounting Standards Codification 805-10-25-23, such costs were expensed as incurred and are classified with professional fees in the accompanying consolidated statements of operations.

Plan of Conversion

On January 26, 2016, the Board of Trustees of Bancorp and Board of Directors of the Bank jointly adopted a Plan of Conversion under which Bancorp would convert from a mutual holding company to a stock holding company. The conversion to a stock holding company is subject to approval by the corporators of Bancorp including a majority of the independent corporators, and various regulatory agencies, including the Board of Governors of the Federal Reserve

Randolph Bancorp and Subsidiary

Notes to Consolidated Financial Statements (concluded)

SUBSEQUENT EVENTS (concluded)

Plan of Conversion (concluded)

System and the Commissioner of Banks of the Commonwealth of Massachusetts. The plan of conversion also includes the filing of a registration statement with the U.S. Securities and Exchange Commission. If all such approvals are obtained, Bancorp will issue and sell shares of its common stock in a subscription offering to eligible depositors of the Bank, tax-qualified benefit plans established by the Bank or Bancorp (including an employee stock ownership plan being established in connection with the conversion), and other eligible subscribers and, if necessary, in a community offering to the public. The stock offering is expected to be completed in the third quarter of 2016.

The cost of conversion and issuing the capital stock is being deferred and will be deducted from the proceeds of the offering. In the event the conversion and offering are not completed, all deferred costs will be charged to operations. At December 31, 2015, the Company had incurred $410,000 in conversion costs, which are included in other assets in the accompanying consolidated balance sheet at December 31, 2015.

As part of the Plan of Conversion, the stock holding company plans to establish a charitable foundation to be funded with a combination of cash and holding company stock equal to 4% of the gross proceeds of the stock sold in the offering.

At the time of conversion, the stock holding company and the Bank will be required to restrict their net worth by establishing liquidation accounts (collectively, the “liquidation account”) for the benefit of eligible account holders who continue to maintain deposit accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent eligible depositors reduce their qualifying deposits and cannot be increased thereafter with additional deposits. In the event of a complete liquidation of the Bank, and only in such event, each eligible account holder would be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held.

The stock holding company and the Bank may not declare or pay dividends if those dividends would cause regulatory capital to be reduced below applicable capital requirements or the amount required to be maintained in the liquidation account.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors

First Eastern Bankshares Corporation and Subsidiary

We have audited the accompanying consolidated financial statements of First Eastern Bankshares Corporation (the “Corporation”) and Subsidiary, which comprise the consolidated statements of financial condition as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of the internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Eastern Bankshares Corporation and Subsidiary at December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP

Boston, MA

March 4, 2016

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2015 AND 2014

	2015	2014
Assets
Cash and due from banks	$6,747,750	$7,509,446
Mortgage loans held for sale	17,243,384	12,505,719
Loans receivable, net	33,373,242	37,488,592
Accrued interest receivable	130,363	120,402
Premises and equipment, net	1,622,337	1,758,012
Foreclosed real estate	11,378	791,247
Stock in Federal Home Loan Bank, at cost	930,700	987,400
Mortgage servicing rights	4,073,819	3,051,307
Goodwill, net	789,208	789,208
Other assets	1,143,500	2,160,682

Total Assets	$66,065,681	$67,162,015

Liabilities and Stockholder’s Equity
Liabilities
Deposits	$34,780,305	$39,127,921
Advances and borrowings from Federal Home Loan Bank	15,882,806	12,886,388
Borrowers’ escrow accounts	446,342	275,501
Deferred income taxes	22,000	52,000
Accrued expenses and other liabilities	844,230	990,175

Total Liabilities	51,975,683	53,331,985
Stockholder’s Equity
Common stock, $1 par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	667	667
Additional paid-in capital	196,000	196,000
Retained earnings	13,893,331	13,633,363

Total Stockholder’s Equity	14,089,998	13,830,030

Total Liabilities and Stockholder’s Equity	$66,065,681	$67,162,015

The accompanying notes are an integral part of these consolidated financial statements.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
Interest Income
Loans receivable	$2,229,210	$1,879,756
Short-term investments and other interest bearing deposits	29,357	18,393

Total Interest Income	2,258,567	1,898,149
Interest Expense
Deposits	202,959	186,632
Borrowed funds	82,208	110,951

Total Interest Expense	285,167	297,583

Net Interest Income	1,973,400	1,600,566
Noninterest Income
Loan servicing fees	380,623	649,904
Gain on sales of mortgage loans	10,494,512	7,291,274
Gain on sales of servicing rights	—	853,431
Other operating income	143,904	130,364

Total Noninterest Income	11,019,039	8,924,973

Noninterest Expense
Compensation and fringe benefits	8,667,096	7,214,115
Occupancy and equipment	1,609,488	1,617,390
Losses on and expenses of foreclosed real estate, net	10,648	28,839
Other operating expenses	1,420,239	1,198,898

Total Noninterest Expense	11,707,471	10,059,242

Income Before Income Taxes	1,284,968	466,297
State Income Taxes
Current	40,000	1,000
Deferred	(30,000)	(1,000)

	10,000	—

Net Income	$1,274,968	$466,297

The accompanying notes are an integral part of these consolidated financial statements.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholder’s Equity
Balances, December 31, 2013	$667	$196,000	$13,475,304	$13,671,971
Net income	—	—	466,297	466,297
Dividends paid	—	—	(308,238)	(308,238)

Balances, December 31, 2014	667	196,000	13,633,363	13,830,030
Net income	—	—	1,274,968	1,274,968
Dividends paid	—	—	(1,015,000)	(1,015,000)

Balances, December 31, 2015	$667	$196,000	$13,893,331	$14,089,998

The accompanying notes are an integral part of these consolidated financial statements.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
Cash Flows from Operating Activities
Net income	$1,274,968	$466,297

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	186,828	206,246
Amortization of mortgage servicing rights	1,513,723	1,482,526
Gain on sale of servicing rights	—	(853,431)
Gain on sales and adjustments to foreclosed real estate	11,206	22,950
Deferred income taxes	(30,000)	(1,000)
Mortgage loans originated for sale	(422,288,941)	(286,973,515)
Proceeds from sale of mortgage loans	428,045,788	297,037,997
Gain on sale of mortgage loans	(10,494,512)	(7,291,274)
(Increase) decrease in:
Accrued interest receivable	(9,961)	(19,151)
Mortgage servicing rights	(2,536,235)	(1,930,163)
Other assets	1,017,182	971,998
Decrease in:
Accrued expenses and other liabilities	(145,945)	(131,455)

Total adjustments	(4,730,867)	2,521,728

Net Cash (Used in) Provided by Operating Activities	(3,455,899)	2,988,025

Cash Flows from Investing Activities
Net decrease (increase) in loans	4,074,472	(8,080,383)
Purchases of premises and equipment	(51,153)	(81,284)
Capital additions to foreclosed real estate	(53,352)	—
Proceeds from sales of foreclosed real estate	862,893	114,884
Proceeds from sales of servicing rights	—	3,617,183
Redemption of Federal Home Loan Bank stock	56,700	36,900
Decrease in due from shareholder	—	8,238

Net Cash Provided by (Used in) Investing Activities	4,889,560	(4,384,462)

The accompanying notes are an integral part of these consolidated financial statements.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
Cash Flows from Financing Activities
Net (decrease) increase in deposits	$(4,347,616)	$2,676,785
Net increase in short term advances from Federal Home Loan Bank	3,500,000	1,500,000
Borrowings from Federal Home Loan Bank	—	213,000
Payments on advances from the Federal Home Loan Bank	(503,582)	(2,475,458)
Net increase (decrease) in borrowers’ escrow accounts	170,841	(69,143)
Dividends paid	(1,015,000)	(308,238)

Net Cash (Used in) Provided by Financing Activities	(2,195,357)	1,536,946

Net (Decrease) Increase in Cash and Cash Equivalents	(761,696)	140,509
Cash and Cash Equivalents, Beginning of Year	7,509,446	7,368,937

Cash and Cash Equivalents, End of Year	$6,747,750	$7,509,446

Supplemental Disclosures
Cash paid during the year for interest	$283,023	$304,355

Cash paid during the year for income taxes	$23,793	$2,514

Loans transferred to foreclosed real estate during the year	$40,878	$799,964

The accompanying notes are an integral part of these consolidated financial statements.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of First Eastern Bankshares Corporation (the “Corporation”), its wholly owned subsidiary, First Federal Savings Bank of Boston (the “Bank”), and its wholly-owned subsidiaries, First Realty Acquisition Corporation and Prime Title Services, Inc. In September 2011, the Bank’s subsidiary, First Eastern Mortgage Corporation was merged into and became a division of the Bank. All significant intercompany transactions and balances are eliminated in consolidation.

NATURE OF OPERATIONS AND SEGMENT REPORTING

The Corporation provides a variety of financial services to individuals and small businesses in Eastern Massachusetts. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential and construction mortgages, and small business and consumer loans. First Eastern Mortgage, a division of the Bank, provides mortgage banking services.

METHOD OF ACCOUNTING

The consolidated financial statements are prepared on the accrual basis of accounting for all significant items of income and expense.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary, based on changes in local economic conditions.

In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

STATEMENTS OF CASH FLOWS

For purposes of the consolidated statements of cash flows, the Corporation considers all cash, amounts due from depository institutions, and federal funds sold to be cash and cash equivalents.

LOANS RECEIVABLE

Lending activities are conducted throughout Massachusetts, New Hampshire, Rhode Island, Connecticut, New York and Florida with ancillary activity in other states. The Corporation grants single-family and multi-family residential loans, commercial real estate loans, commercial loans and consumer loans. In addition, the Corporation grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Corporation are collateralized by real estate. The ability and willingness of borrowers to

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE (CONTINUED)

honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrower’s geographic areas and the general economy.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, generally are reported at their outstanding unpaid principal balances reduced by any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the loan yield using the interest method.

The recognition of income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become ninety days past due unless, in the opinion of management, the outstanding interest remains collectible and the loan is well secured. Past due status is determined based on contractual terms. Interest is subsequently recognized only as received until the loan is returned to accrual status. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated to management the ability to make payments of principal and interest as scheduled. The Corporation’s practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, the depreciation of underlying collateral, the loan’s classification as a loss by regulatory examiners, or for other reasons.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is based on two basic principles of accounting: (i) FASB ASC 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC 310, Receivables, which requires that losses on impaired loans be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and or the loan’s value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Corporation has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

The Corporation’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower’s business plan through the loan term, identifying and monitoring primary and alternative sources of repayment and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.

The Corporation’s allowance for loan losses has three basic components: general, specific and unallocated components, as further described below. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

General reserves:

The general component of the allowance for loan losses covers non-classified loans and is based on historical loss experience, adjusted for qualitative factors, stratified by the following loan segments: residential real estate, residential construction, and commercial construction. Management utilizes a weighted rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. The historical loss factor is adjusted for the following qualitative factors: trends in delinquencies; trends in volume and terms of loans, effects of changes in risk selection and underwriting standards and other changes in lending policies; and national and local economic trends and conditions. There were no changes in the Corporation’s policies or methodology pertaining to the general component of the allowance for loan losses during 2015.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential and home equity mortgages – The Corporation generally does not generate loans with a loan-to-value ratio greater than 80 percent, unless private mortgage insurance is obtained, and does not grant subprime loans. All loans in these segments are collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Residential and commercial construction loans – Loans in this segment primarily include real estate development loans for which payment is derived from sale of the property, as well as construction projects in which the property will ultimately be used by the borrower. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Consumer loans – Loans in this segment may be secured or unsecured and repayment is dependent on the credit quality of the individual borrower.

Specific Reserves:

The specific component of the allowance for loan losses relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis by either the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. An allowance is established when the measured value of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

The Corporation periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession that the Corporation would not otherwise consider is made because the borrower is experiencing financial difficulty, the modification is considered a troubled debt restructuring (TDR). All TDRs are initially classified as impaired.

Unallocated reserves:

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable loss. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation follows FASB ASC 815, Accounting for Derivative Financial Instruments and Hedging Activities. This statement requires that all derivatives be recognized as assets or liabilities in the statement of financial condition and measured at fair value.

In conjunction with the Corporation’s mortgage banking activities, the Corporation enters into rate-lock agreements with individual borrowers and forward loan sale commitments. The rate-lock agreements with individual borrowers require the Corporation to originate a loan at a specific interest rate upon completion of various underwriting requirements. The investor loan sale commitments require the Corporation to sell specifically identified loans to an investor at a predetermined price. The Corporation enters into forward loan sale commitments to mitigate the interest rate risk associated with rate-lock agreements which have not been committed to an individual investor. The gain or loss on any derivative instrument not designated as a hedge is currently recognized in earnings.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or fair value, based upon commitments from institutional investors to purchase such loans and prevailing market conditions. Net unrealized losses are recognized in a valuation allowance by charges to income.

In certain cases, the Corporation may have an obligation to repurchase certain mortgage loans sold to third parties and to refund certain fees to the purchaser if a payment default or prepayment occurs, in each case within a prescribed time period after the date of sale which does not exceed 120 days. Accounting guidance requires a guarantor to recognize, at inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee. The Corporation considers loans sold with recourse to be guarantees. Currently, the Corporation does not have any loans with recourse.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed based on straight-line and accelerated methods over the estimated useful lives of the respective assets.

MORTGAGE SERVICING RIGHTS

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of originated loans. Under the servicing assets and liabilities accounting principles guidance in FASB ASC 860-50, servicing rights resulting from the sale of originated loans by the Corporation are initially measured at fair value at the date of transfer. The Corporation subsequently measures each class of servicing asset using the amortization method. Under this amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights. Fair values are estimated using the discounted cash flows based on current market rates.

GOODWILL, NET

In connection with the acquisition of First Federal Savings Bank of Boston on March 23, 1988, costs allocated to this purchase in excess of market value (goodwill) have been capitalized. For the years ended December 31, 2001 and prior, the Corporation amortized this goodwill on a straight-line method, over a twenty year period.

In accordance with ASC Topic 350, goodwill and intangible assets with indefinite useful lives are not amortized, but are instead tested for impairment at least annually or as circumstances indicate their value may no longer be recoverable. The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. The first step

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL, NET (CONTINUED)

compares the fair value of the reporting unit to its carrying value. If the carrying value exceeds the fair value, there is a potential impairment and step two must be performed. The second step compares the carrying value of the reporting unit’s goodwill to its implied fair value (i.e. fair value of the reporting unit less the fair value of the unit’s assets and liabilities, including identifiable intangible assets).

Pursuant to recent authoritative accounting guidance, the Corporation has an option to elect to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If the Corporation determines that it is more likely than not that its fair value is not less than its carrying amount, then the two-step goodwill impairment test is not required to be performed.

The Corporation elected the qualitative approach and assessed factors such as economic conditions, industry and market environment, overall financial performance and various other specific events. Based on this assessment, the Corporation determined that it is more likely than not that the fair value of the reporting unit is not less than its carrying value. As a result of this evaluation, the Corporation determined that goodwill was not impaired at December 31, 2015.

FORECLOSED REAL ESTATE AND OTHER REAL ESTATE OWNED

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at fair value less costs to sell, which becomes the property’s new basis. Any write-downs at time of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of fair value less cost to sell or the new cost basis. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of property exceeds its fair value. Gains and losses realized on the sale and any adjustment resulting from periodic re-evaluation of these assets are included in losses on and expenses of foreclosed real estate, net, as appropriate. The net costs of maintaining and operating these assets are expensed as incurred, while certain costs to improve such properties are capitalized.

FEDERAL HOME LOAN BANK STOCK

The Corporation, as a member of the Federal Home Loan Bank of Boston (FHLB), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock. At December 31, 2015 and 2014, no impairment has been recognized.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

During the normal course of business, the Corporation may transfer a portion of a financial asset, for example, a participation loan or government guaranteed portion of a loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing.

In order to meet the criteria for a participating interest, all cash flows from the loans must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transfer other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Effective January 1, 2004, the Corporation elected, with the consent of its stockholder, to be treated as an “S” Corporation under the Internal Revenue Code. As such, the Corporation is no longer liable for federal income taxes. State income taxes, which the Corporation continues to be liable for, are included in the consolidated financial statements.

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in related deferred tax assets and liabilities.

The Corporation recognizes and measures its unrecognized tax positions in accordance with FASB ASC 740, Income Taxes. Under that guidance, the Corporation assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax positions is adjusted when new information is available, or when an event occurs that requires a change. The Corporation’s policy is to analyze its tax positions for all open years. The Corporation has not identified any uncertain tax positions requiring accrual or disclosure at December 31, 2015 and 2014. Interest and penalties, if any, associated with uncertain tax positions are classified as additional income tax expense, in the statements of income. The Corporation’s income tax returns are subject to review and examination by federal and state taxing authorities; however, there are currently no examinations for any tax periods in progress. Management of the Corporation believes it is no longer subject to examination for years prior to 2012.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2014 consolidated financial statements in order to conform to the presentation used in the 2015 consolidated financial statements.

SUBSEQUENT EVENTS

The Corporation has evaluated subsequent events through March 4, 2016, which is the date the consolidated financial statements were available to be issued.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 2—LOANS RECEIVABLE

Loans receivable at December 31 are summarized as follows:

	2015	2014
Mortgage loans on real estate:
Residential real estate	$17,768,486	$17,757,180
Residential construction	16,835,133	22,025,449
Commercial construction	5,238,015	6,122,926

	39,841,634	45,905,555
Less:
Due borrowers on unadvanced loans	(5,934,964)	(7,904,153)

Total mortgage loans	33,906,670	38,001,402

Consumer loans:
Personal	3,070	5,108
Loans secured by savings accounts	713	10,862

Total other loans	3,783	15,970

Total loans	33,910,453	38,017,372
Allowance for loan losses	(562,835)	(572,164)
Net deferred loan origination fees and costs	25,624	43,384

	$33,373,242	$37,488,592

NOTE 3—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the year ended December 31, 2015 is as follows:

	Residential Real Estate	Residential Construction	Commercial Construction	Personal Loans	Savings Secured	Unallocated	Total
Allowance for Loan Losses:
Balance at December 31, 2014	$293,510	$125,545	$72,905	$—	$—	$80,204	$572,164
Provision for losses	20,213	(29,585)	(25,897)	—	—	35,269	—
Loans charged off	(25,000)	—	—	—	—	—	(25,000)
Recoveries	15,671	—	—	—	—	—	15,671

Balance at December 31, 2015	$304,394	$95,960	$47,008	$—	$—	$115,473	$562,835

Ending balance: individually evaluated for impairment	$106,879	$—	$—	$—	$—	$—	$106,879

Ending balance: collectively evaluated for impairment	$197,515	$95,960	$47,008	$—	$—	$115,473	$455,956

Loans receivable:
Individually evaluated for impairment	$1,526,355	$73,883	$—	$—	$—	$—	$1,600,238
Collectively evaluated for impairment	16,242,131	16,761,250	5,238,015	3,070	713	—	38,245,179

Balance at December 31, 2015	$17,768,486	$16,835,133	$5,238,015	$3,070	$713	$—	$39,845,417

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 3—ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Activity in the allowance for loan losses for the year ended December 31, 2014 is as follows:

	Residential Real Estate	Residential Construction	Commercial Construction	Personal Loans	Savings Secured	Unallocated	Total
Allowance for Loan Losses:
Balance at December 31, 2013	$336,119	$109,996	$162,100	$—	$—	$31,617	$639,832
Provision for losses	(17,609)	15,549	(46,527)	—	—	48,587	—
Loans charged off	(25,000)	—	(47,000)	—	—	—	(72,000)
Recoveries	—	—	4,332	—	—	—	4,332

Balance at December 31, 2014	$293,510	$125,545	$72,905	$—	$—	$80,204	$572,164

Ending balance: individually evaluated for impairment	$106,879	$—	$—	$—	$—	$—	$106,879

Ending balance: collectively evaluated for impairment	$186,631	$125,545	$72,905	$—	$—	$80,204	$465,285

Loans receivable:
Individually evaluated for impairment	$1,552,348	$—	$501,604	$—	$—	$—	$2,053,952
Collectively evaluated for impairment	16,204,832	22,025,449	5,621,322	5,108	10,862	—	43,867,573

Balance at December 31, 2014	$17,757,180	$22,025,449	$6,122,926	$5,108	$10,862	$—	$45,921,525

CREDIT QUALITY INFORMATION

The Corporation utilizes a six grade internal loan rating system for commercial real estate and commercial loans as follows:

Loans rated 1-3: Loans in this category are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are closely being monitored by management. If not corrected or mitigated, the weakness may expose the Corporation to an increased risk of loss.

Loans rated 5: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or of the pledged collateral. There is a distinct possibility that the Corporation will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered as “doubtful”. Loans classified as doubtful have all the weaknesses inherent to those classified as substandard with the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

The following table presents the Corporation’s loans by risk rating at December 31, 2015 and 2014:

	Risk Rating	Residential Real Estate	Residential Construction	Commercial Construction
December 31, 2015
Category:
Pass	1-3	$15,969,784	$16,835,133	$5,238,015
Special mention	4	997,798	—	—
Substandard	5	800,904	—	—
Doubtful	6	—	—	—

Total		$17,768,486	$16,835,133	$5,238,015

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 3—ALLOWANCE FOR LOAN LOSSES (CONTINUED)

CREDIT QUALITY INFORMATION (CONTINUED)

	Risk Rating	Residential Real Estate	Residential Construction	Commercial Construction
December 31, 2014
Category:
Pass	1-3	$15,994,952	$22,025,449	$5,814,602
Special mention	4	1,159,695	—	308,324
Substandard	5	602,533	—	—
Doubtful	6	—	—	—

Total		$17,757,180	$22,025,449	$6,122,926

The Corporation does not assign risk ratings to consumer loans unless they are contractually past 90 days past due or more or where legal action has commenced against the borrower. Those loans not assigned a rating are considered “pass”.

On an annual basis, or more often if needed, the Corporation formally reviews the ratings on all commercial construction loans. Annually, the Corporation engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following tables are a summary of past due loans as of December 31, 2015 and 2014:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Past Due 90 Days and Still Accruing	Loans on Non-Accrual
December 31, 2015
Mortgage loans on real estate:
Residential real estate	$1,182,124	$—	$606,534	$1,788,658	$—	$606,534
Residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Other loans:
Personal loans	—	—	—	—	—	—
Savings secured	—	—	—	—	—	—

Total	$1,182,124	$—	$606,534	$1,788,658	$—	$606,534

December 31, 2014
Mortgage loans on real estate:
Residential real estate	$858,562	$301,632	$602,533	$1,762,727	$—	$602,533
Residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Other loans:
Personal loans	—	—	—	—	—	—
Savings secured	—	—	—	—	—	—

Total	$858,562	$301,632	$602,533	$1,762,727	$—	$602,533

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 3—ALLOWANCE FOR LOAN LOSSES (CONTINUED)

CREDIT QUALITY INFORMATION (CONTINUED)

The following is a summary of impaired loans as of December 31, 2015 and 2014:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
Impaired loans without a valuation allowance:
Residential real estate	$484,442	$484,442	$—	$473,818	$20,439
Residential construction	—	—	—	—	—
Commercial construction	73,883	73,883	—	79,886	4,197
Personal loans	—	—	—	—	—
Savings secured	—	—	—	—	—

Total	558,325	558,325	—	553,704	24,636

Impaired loans with a valuation allowance:
Residential real estate	1,041,913	1,041,913	106,879	1,050,954	39,540
Residential construction	—	—	—	—	—
Commercial construction	—	—	—	—	—
Personal loans	—	—	—	—	—
Savings secured	—	—	—	—	—

Total	1,041,913	1,041,913	106,879	1,050,954	39,540

Total impaired loans	$1,600,238	$1,600,238	$106,879	$1,604,658	$64,176

December 31, 2014
Impaired loans without a valuation allowance:
Residential real estate	$492,353	$492,353	$—	$497,284	$16,823
Residential construction	—	—	—	—	—
Commercial construction	501,604	501,604	—	511,989	24,595
Personal loans	—	—	—	—	—
Savings secured	—	—	—	—	—

Total	993,957	993,957	—	1,009,273	41,418

Impaired loans with a valuation allowance:
Residential real estate	1,059,995	1,059,995	106,879	1,069,493	45,435
Residential construction	—	—	—	—	—
Commercial construction
Personal loans	—	—	—	—	—
Savings secured	—	—	—	—	—

Total	1,059,995	1,059,995	106,879	1,069,493	45,435

Total impaired loans	$2,053,952	$2,053,952	$106,879	$2,078,766	$86,853

No additional funds are committed to be advanced in connection with impaired loans.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 3—ALLOWANCE FOR LOAN LOSSES (CONTINUED)

CREDIT QUALITY INFORMATION (CONTINUED)

The following table provides information on loans modified as TDRs during the years ended December 31, 2015 and 2014:

	Number of Contracts	Pre-Modification Balance	Post-Modification Balance
2015
Residential Mortgages	2	$252,668	$252,668

2014
Residential Mortgages	—	$—	$—

The following table provides information on how loans were modified as TDRs during the years ended December 31, 2015 and 2014:

	2015	2014
Combination of adjusted interest rate, maturity extension	$108,347	$—
Maturity extension	144,321	—

	$252,668	$—

As of December 31, 2015, there were no loans modified as a TDR within the previous twelve months for which there was a subsequent default.

Loans are designated as troubled debt restructures when a concession is made on credit as a result of financial difficulties of the borrower. Typically, such concessions consist of a reduction in interest rate to a below market rate, taking into account the credit quality of the note or a deferment of payments, principal or interest, which materially alters the Corporation’s position or significantly extends the note’s maturity date, such that the present value of cash flows to be received is materially less than those contractually established at the loan’s origination. Restructured loans are included in the impaired loan category.

Losses on loans modified as TDRs, if any, are charged against the allowance for loan losses when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses. Loans modified as TDRs with payment defaults are considered in the general component of the allowance for loan losses for each of the Corporation’s loan classes.

NOTE 4—LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $747,938,434 and $780,707,897 at December 31, 2015 and 2014, respectively.

The Corporation measures impairment of its servicing rights on a disaggregate basis based on the predominant risk characteristics of the portfolio and discounts the asset’s estimated future cash flows using a current market rate. The Corporation has determined the predominant risk characteristics to be prepayment risk and interest-rate risk. The fair value of the existing mortgage servicing rights as of December 31, 2015 and 2014 exceeded its book value and did not require a valuation allowance to be established. To determine the fair value of mortgage servicing rights, the Corporation estimates the expected future net servicing revenue based on common industry assumptions, as well as on the Corporation’s historical experience.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 4—LOAN SERVICING (CONTINUED)

An analysis of mortgage servicing rights for the years ended December 31 is as follows:

	2015	2014
Balance, beginning of year	$3,051,307	$5,367,422
Capitalized rights	2,536,235	1,840,208
Sales of servicing rights	—	(2,673,797)
Amortization	(1,513,723)	(1,482,526)

Balance, end of year	$4,073,819	$3,051,307

Fair value, end of year	$6,465,000	$5,042,000

NOTE 5—ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, consists of the following:

	2015	2014
Loans receivable	$122,363	$116,214
Other	8,000	3,687

	$130,363	$119,901

NOTE 6—PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

	2015	2014
Land	$1,000,000	$1,000,000
Building and improvements	3,432,245	3,428,745
Office equipment	1,619,536	1,574,173
Furniture and fixtures	381,451	379,163
Motor vehicles	147,017	147,017
Leasehold improvements	160,148	160,148

	6,740,397	6,689,246
Less accumulated depreciation and amortization	(5,118,060)	(4,931,234)

	$1,622,337	$1,758,012

Depreciation and amortization expense, for the years ended December 31, 2015 and 2014 amounted to $186,828 and $206,246 respectively.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 7—DEPOSITS

Deposit account balances at December 31, are summarized as follows:

	2015	2014
Demand deposit accounts	$10,417,762	$10,127,799
NOW and checking accounts	2,873,057	2,894,244
Regular savings accounts	2,062,724	2,307,445
Money market deposit accounts	6,548,378	7,985,206
Official checks	229,410	155,903

Total non-certificate accounts	22,131,331	23,470,597
Certificate accounts (less than $250,000)	11,889,590	14,900,643
Certificate accounts (greater than $250,000)	759,384	756,681

	12,648,974	15,657,324

	$34,780,305	$39,127,921

At December 31, 2015, scheduled maturities of certificates of deposit are as follows:

Within one year	$10,033,232
Over one year to three years	2,355,338
Over three years	260,404

$12,648,974

As of December 31, 2015 and 2014, related party deposits amounted to $918,000 and $1,894,072, respectively.

NOTE 8—ADVANCES AND BORROWINGS FROM FEDERAL HOME LOAN BANK

At December 31, 2015, the Corporation had outstanding advances from the Federal Home Loan Bank of Boston amounting to $15,882,806, which mature at various dates through 2021 and bear interest at rates ranging from .51% to 2.05%. These advances may be prepaid at any time subject to a prepayment fee.

Principal maturities under these advances are as follows:

Year ending December 31:
2016	$13,511,209
2017	519,137
2018	363,500
2019	270,489
2020	1,186,236
Thereafter	32,235

$15,882,806

The Corporation is a member of the Federal Home Loan Bank of Boston (FHLB). As part of the Corporation’s borrowing arrangement with the FHLB, the Bank is required to purchase FHLB stock in an amount determined on the basis of the Corporation’s residential mortgage loans and its borrowings from the FHLB. This stock, which is restricted, is redeemable at par and earns dividends declared at the discretion of the FHLB.

The Corporation has a variable rate overnight line of credit of $2,000,000 with the Federal Home Loan Bank of Boston. No borrowings were outstanding at December 31, 2015 and 2014.

All borrowings from the Federal Home Loan Bank of Boston are secured by certain unencumbered mortgage loans. In addition, the Corporation’s stock in the Federal Home Loan Bank is pledged to secure borrowings.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 9—INCOME TAXES

The Corporation and its subsidiaries are included in a consolidated federal income tax return. For state purposes, the Corporation and its subsidiaries file either combined or separate state income tax returns, depending on the requirements of the states in which the Corporation does business.

Income tax expense for the years ended December 31, is summarized as follows:

	2015	2014
Current:
State	$40,000	$1,000

Total current	40,000	1,000

Deferred:
State	(30,000)	(1,000)

Total deferred	(30,000)	(1,000)

Total income tax expense	$10,000	$—

The components of the net deferred tax liability at December 31 are summarized as follows:

	2015	2014
Total deferred tax asset for deductible temporary differences	$29,714	$27,460
Total deferred tax liability for taxable temporary differences	51,714	79,460

Net deferred tax liability	$(22,000)	$(52,000)

The tax effects of significant temporary differences at December 31 are summarized as follows:

	2015	2014
Deferred tax assets:
Book allowance for estimated loan losses	$20,825	$21,170
Book versus tax basis of loans held for sale	8,889	6,290

	$29,714	$27,460

Deferred tax liabilities:
Book versus tax method of sale of servicing rights	$—	$9,079
Book versus tax basis of premises and equipment	44,751	63,415
Other	6,963	6,966

	$51,714	$79,460

NOTE 10—COMMITMENTS AND CONTINGENT LIABILITIES

The Corporation enters into financial agreements in the normal course of business that have off-balance sheet risks. These arrangements are used to meet the financing needs of its customers and to limit its own exposure to fluctuating market conditions. These financial agreements include commitments to originate loans, unused commercial and home equity lines of credit, unadvanced portions of construction loans and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 10—COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Financial instruments with off-balance-sheet risk at December 31 are as follows:

	2015	2014
Commitments to originate loans	$37,622,383	$25,170,174
Commitments to sell loans	39,084,428	27,741,476
Unadvanced portion of home equity lines of credit	15,000	12,381
Unadvanced portions of constructions loans	5,934,964	7,904,153
Unadvanced portion of overdraft lines of credit	5,130	3,392

	$82,661,905	$60,831,576

The Corporation’s exposure to credit loss in the event of nonperformance by the other party of these financial agreements is represented by the contractual amount of those commitments. These financial instruments are agreements to lend to a customer provided there are no violations of any conditions established in the contract. In addition, the agreements generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Corporation upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Commercial letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Corporation uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis.

The Corporation may be subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate outcome of the claims and litigation, if any will not have a material adverse effect on the Corporation’s financial position.

NOTE 11—REGULATORY MATTERS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Corporation’s and the Bank’s consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines involving quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I, and Common Equity Tier I capital (as defined) to risk weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2015 and 2014, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

In 2014, the Federal Deposit Insurance Corporation adopted final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by the Bank. The rules include a new Common Equity Tier I capital to risk-weighted assets minimum ratio of 4.5%; raise the minimum ratio of Tier I capital to risk-weighted assets from 4.0% to 6.0%;

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 11—REGULATORY MATTERS (CONTINUED)

require a minimum ratio of Total capital to risk-weighted assets of 8.0%; and require a minimum Tier I to total average assets ratio of 4.0%. A new capital conservation buffer, comprised of common equity Tier I capital, is also established above the minimum regulatory capital requirements. This capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increases each subsequent year by an additional 0.625% until reaching its final level of 2.5% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the final rules.

The phase-in period for the final rules began for the Bank on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule and should be fully phased-in by January 1, 2019. Management believes that the Bank’s capital levels will remain characterized as “well-capitalized” under the new rules.

As of September 30, 2015, the most recent examination from the Office of the Comptroller of the Currency, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage capital ratios as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The following table sets forth the Corporation’s and the Bank’s various regulatory capital categories at December 31, 2015 and 2014:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2015:
Total capital (to risk weighted assets)
Consolidated	$12,605,000	39.8%	$2,534,240	8%	$3,167,800	≥	10%
Bank	12,338,000	39.2%	2,520,080	8%	3,150,100	≥	10%
Tier 1 capital (to risk weighted assets)
Consolidated	12,194,000	38.5%	1,900,680	6%	2,534,240	≥	8%
Bank	11,927,000	37.9%	1,890,060	6%	2,520,080	≥	8%
Tier 1 capital (to total average assets)
Consolidated	12,194,000	18.8%	2,597,520	4%	3,246,900	≥	5%
Bank	11,927,000	18.4%	2,590,440	4%	3,238,050	≥	5%
Common equity Tier I Capital (to risk weighted assets)
Consolidated	12,194,000	18.8%	1,425,510	4.5%	2,059,070	≥	6.5%
Bank	11,927,000	18.4%	1,417,545	4.5%	2,047,565	≥	6.5%
As of December 31, 2014:
Total capital (to risk weighted assets)
Consolidated	$13,495,000	37.1%	$2,908,240	8%	$3,635,300	≥	10%
Bank	13,040,000	36.1%	2,888,240	8%	3,610,300	≥	10%
Tier 1 capital (to risk weighted assets)
Consolidated	13,042,000	35.9%	1,454,120	4%	2,181,180	≥	6%
Bank	12,587,000	34.9%	1,444,120	4%	2,166,180	≥	6%
Tier 1 capital (to total average assets)
Consolidated	13,042,000	19.7%	2,650,760	4%	3,313,450	≥	5%
Bank	12,587,000	19.1%	2,640,760	4%	3,300,950	≥	5%

NOTE 12—LEASE COMMITMENTS

The Corporation is obligated under several lease agreements for office space which expire at various dates through December, 2018. Some of the leases require additional payments for real estate taxes and operating expenses.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 12—LEASE COMMITMENTS (CONTINUED)

The following is a schedule by years of future minimum rental payments required under these operating leases as of December 31, 2015:

Year ending December 31:
2016	$409,206
2017	293,610
2018	48,600

Total minimum payments required	$751,416

Rent expense amounted to $591,712 and $611,733 for the years ended December 31, 2015 and 2014, respectively.

NOTE 13—EMPLOYEE BENEFIT PLANS

The Corporation and its subsidiaries sponsor a 401(k) savings plan in which substantially all employees may participate. Eligible employees may contribute up to 60% of their salary, subject to certain limitations. The employer’s annual contribution will be the lesser of half the employees’ contribution up to 5% of annual salary or $1,250. Employer contributions to the plan amounted to $94,783 and $60,068 for the years ended December 31, 2015 and 2014, respectively.

NOTE 14—RELATED PARTY TRANSACTIONS

The Corporation and subsidiaries paid appraisal fees of approximately $519,000 and $397,000 during the years ended December 31, 2015 and 2014, respectively, to a corporation whose majority stockholder is also the sole stockholder of the Corporation. A substantial portion of these fees were reimbursed by borrowers at the time of loan closing. At December 31, 2015 and 2014, loans receivable from directors and officers amounted to $0.

NOTE 15—FAIR VALUE MEASUREMENTS

DETERMINATION OF FAIR VALUE

FASB ASC 825, Financial Instruments, permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Corporation commitment. Subsequent changes must be recorded in earnings.

FASB ASC 820, Fair Value Measurement, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 15—FAIR VALUE MEASUREMENTS (CONTINUED)

FAIR VALUE HIERARCHY

This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below.

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A NON-RECURRING BASIS

The Corporation may be required, from time to time, to measure certain other assets and liabilities on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual asset at December 31, 2015 and 2014. The loss represents the amount of write-down recorded during 2015 and 2014 on the assets at December 31, 2015 and 2014, respectively.

Carrying values of assets and liabilities measured on a nonrecurring basis at December 31, 2015 and 2014 are as follows:

		Fair Value Measurements Using:			Total Losses
	Carrying Value	Level 1	Level 2	Level 3
December 31, 2015
Mortgage loans held for sale	$17,243,384	$—	$17,243,384	$—	$—
Impaired loans	307,873	—	—	307,873	—
Mortgage servicing rights	4,073,819	—	4,073,819	—	—
Foreclosed real estate	11,378	—	11,378	—	(18,294)

	$21,636,454	$—	$21,328,581	$307,873	$(18,294)

December 31, 2014
Mortgage loans held for sale	$12,505,719	$—	$12,505,719	$—	$—
Impaired loans	770,268	—	—	770,268	—
Mortgage servicing rights	3,051,307	—	3,051,307	—	—
Foreclosed real estate	791,247	—	791,247	—	(1,198)

	$17,118,541	$—	$16,348,273	$770,268	$(1,198)

A description of the valuation techniques applied to the Corporation’s major categories of assets and liabilities measured at fair value on a non-recurring basis follows:

Mortgage loans held for sale – Mortgage loans held for sale are evaluated to determine they are carried at the lower of cost or fair value. The fair value is based on market prices for similar assets. For this reason, mortgage loans held for sale are categorized as Level 2 assets.

FIRST EASTERN BANKSHARES CORPORATION

AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 15—FAIR VALUE MEASUREMENTS (CONTINUED)

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A NON-RECURRING BASIS (CONTINUED)

Impaired loans – Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Market value is measured based on the value of the collateral securing these loans and are classified as Level 3 in the fair value hierarchy. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Corporation. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the property.

Mortgage Servicing Rights: Mortgage serving rights are carried at the lower of cost or market and are periodically evaluated for impairment using a valuation model that calculates the present value of net servicing income, using various assumptions related to fees, discount rates and prepayment speeds.

Foreclosed Real Estate: The amount of foreclosed real estate represents properties acquired through foreclosure carried at estimated fair value (based on appraisal) less estimated costs to sell. Appraised values are typically based on a blend of (a) an income approach using unobservable cash flows to measure fair value, and (b) a market approach using observable market comparables. These appraised values may be discounted based on management’s historical knowledge, expertise, or changes in market conditions from the time of valuation.

NOTE 16—SUBSEQUENT EVENTS

On September 1, 2015, the Corporation entered into a merger agreement with Randolph Bancorp, pursuant to which the Corporation will merge with and into Randolph Bancorp in a transaction to be accounted for as a business combination. As part of this transaction, the Bank will merge with and into Randolph Savings Bank, a wholly-owned subsidiary of Randolph Bancorp.

On February 5, 2016, the merger agreement was amended to, among other things, extend the date by which the transaction must be completed to October 31, 2016. The transaction is subject to closing conditions including receipt of regulatory approvals. The merger is currently expected to be consummated in the third quarter of 2016.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Randolph Bancorp, Inc. or Randolph Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Randolph Bancorp, Inc. or Randolph Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 4,945,000 Shares

(Subject to Increase to up to 5,686,750 Shares)

(Holding Company for Randolph Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

May 13, 2016

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until June 14, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.